Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of March 1, 2024

among

ASIF Funding II, LLC,
as Borrower,

Ares Strategic Income Fund,
as Parent and Servicer,

the Lenders Referred to Herein,

The Bank of Nova Scotia,
as Administrative Agent,

U.S. Bank Trust Company, National Association,
as Collateral Agent and Collateral Administrator,

and

U.S. Bank National Association,
as Custodian and Document Custodian

TABLE OF CONTENTS
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SCHEDULES AND EXHIBITS

Schedule A	-	S&P Industry Classifications
Schedule B	-	S&P Equivalent Diversity Score Calculation
Schedule C	-	S&P Recovery Rate Tables
Schedule D	-	Approved Appraisal Firms
Schedule E	-	List of Competitors
Schedule F	-	Commitment Schedule

Exhibit A	-	Form of Loan Note
Exhibit B	-	Form of Assignment and Assumption Agreement
Exhibit C	-	Scope of Collateral Report
Exhibit D	-	[Reserved]
Exhibit E	-	Scope of Asset-Level Reporting to Lenders
Exhibit F	-	Form of Retention Letter
Exhibit G	-	[Reserved]
Exhibit H	-	Form of Required Loan Document Request
Exhibit I	-	Form of Notice of Funding
Exhibit J	-	Form of NRSRO Certificate
Exhibit K-1	-	Form of U.S. Tax Compliance Certificate (Foreign Lenders That are Not Partnerships)
Exhibit K-2	-	Form of U.S. Tax Compliance Certificate (Foreign Participants That are Not Partnerships)
Exhibit K-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participants That are Partnerships)
Exhibit K-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lenders That are Partnerships)

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of March 1, 2024, is entered into by and among ASIF FUNDING II, LLC, a limited liability company organized under the law of the State of Delaware, as Borrower, ARES STRATEGIC INCOME FUND, a Delaware statutory trust, as Parent and Servicer, the Lenders party hereto from time to time, THE BANK OF NOVA SCOTIA, as Administrative Agent, U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent and Collateral Administrator, and U.S. BANK NATIONAL ASSOCIATION, as Custodian and Document Custodian.

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Revolving Lenders make Revolving Loans, on a revolving basis and the Term Lenders make Term Loans, respectively, in each case, to the Borrower on the terms and subject to the conditions set forth in this Agreement, and each Lender is willing to make Loans to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the proceeds of the Loans made by the Lenders to the Borrower shall be used by the Borrower to acquire Collateral Loans and as otherwise specified in Section 5.17, all in accordance with the terms hereof.

NOW, THEREFORE, the parties hereto hereby agree as follows:

GRANTING CLAUSE

To secure the due and punctual payment and performance of all Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms thereof, the Borrower hereby Grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of the Borrower's right, title and interest in and to the following, whether now owned or hereafter acquired (collectively, the "Pledged Collateral"):

(a) all Collateral Loans, all other loans and securities of the Borrower whether or not such loans and securities constitute Collateral Loans, all Related Contracts and Collections with respect thereto, all collateral security granted under any Related Contracts, and all interests in any of the foregoing, whether now or hereafter existing;

(b) (i) the Custodial Account and all Collateral which is delivered to the Collateral Agent pursuant to the terms hereof and all payments thereon or with respect thereto, (ii) each of the other Covered Accounts and (iii) Eligible Investments or other investments (whether or not such investments constitute Eligible Investments) acquired with funds on deposit in the Covered Accounts, and all income or distributions from the investment of funds in the Covered Accounts;

(c) cash, Money, securities, reserves and other property now or at any time in the possession of the Borrower or which is delivered to or received by the Collateral Agent or its bailee, agent or custodian by the Borrower or on behalf of the Borrower (including, without limitation, all Eligible Investments and other investments with respect to any Collateral or proceeds thereof);

(d) all liens, security interests, property or assets securing or otherwise relating to any Collateral Loan, Eligible Investment, other investment, Collateral or any Related Contract (collectively, "Related Property");

(e) the Interest Hedge Agreements;

(f) the Contribution Agreement;

(g) the Collateral Administration Agreement;

(h) the Account Control Agreement;

(i) all other accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights, documents, equipment, goods, inventory and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(j) all other accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and all other tangible and intangible personal property whatsoever of the Borrower and all other agreements of the Borrower; and

(k) all products, proceeds, rents and profits of any of the foregoing, all substitutions therefor and all additions and accretions thereto (whether the same now exist or arise or are acquired), including, without limitation, proceeds of insurance policies insuring any or all of the foregoing, any indemnity or warranty payable by reason of loss or damage to or otherwise in respect of any of the foregoing or any guaranty.

Except as set forth in the Priority of Payments, the Loans are secured by the foregoing Grant equally and ratably without prejudice, priority or distinction between any Loan and any other Loan by reason of difference in time of borrowing or otherwise. The Grant is made to secure, in accordance with the priorities set forth in the Priority of Payments, the payment of all amounts due on the Loans in accordance with their terms, the payment by the Borrower of all other sums payable under this Agreement and the other Loan Documents and compliance with the provisions of this Agreement and the other Loan Documents, all as provided herein.

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

"17g-5 Address" has the meaning specified in the Collateral Administration Agreement.

"17g-5 Information" has the meaning set forth in Section 14.1(a).

"17g-5 Website" means a password-protected website, which shall initially be located at www.17g5.com, or such other address as the Borrower may provide to the Collateral Agent, the Collateral Administrator, the Servicer, the Administrative Agent and S&P.

"Account Control Agreement" means the Account Control Agreement among the Borrower, as debtor, the Collateral Agent on behalf of the Secured Parties, as secured party, and U.S. Bank National Association, as Custodian and Securities Intermediary, dated on or about the date hereof.

"Adjusted Break-even Default Rate" means the rate equal to (a)(i) the Break-even Default Rate multiplied by (ii)(x) the Target Initial Par Amount divided by (y) Total Capitalization plus the S&P CDO Monitor Cash Adjustment plus (b)(i)(x) Total Capitalization plus the S&P CDO Monitor Cash Adjustment minus (y) the Target Initial Par Amount divided by (ii)(x) Total Capitalization plus the S&P CDO Monitor Cash Adjustment multiplied by (y) 1 minus the S&P Weighted Average Recovery Rate.

"Administrative Agent" means Scotiabank, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

"Administrative Agent Fee" means the fee payable to the Administrative Agent in accordance with the Administrative Agent Fee Letter.

"Administrative Agent Fee Letter" means the fee letter, dated as of March 1, 2024, among the Administrative Agent, the Servicer and the Borrower.

"Administrative Expenses" means, without duplication, fees, reasonable and documented out-of-pocket expenses (including indemnities) and other amounts due or accrued, including fees of counsel, agents and experts, and disbursements with respect to any Monthly Payment Date and any other date fixed for payment of such amounts (including, with respect to any Monthly Payment Date, any such amounts that were due and not paid on any prior Monthly Payment Date) and payable in the following order by the Borrower to:

(a) first, the Collateral Agent in respect of the Collateral Agent Fee and any fees owed to the Custodian, the Collateral Administrator, the Securities Intermediary and the Document Custodian (if any) and any other capacity under the Loan Documents, and for the payment or reimbursement of other reasonable and documented Administrative Expenses and disbursements incurred and payable hereunder to the Collateral Agent, the Collateral Administrator, the Custodian, the Securities Intermediary and the Document Custodian under any Loan Documents, in accordance with the provisions of this Agreement;

(b) second, (i) the Administrative Agent in respect of the Administrative Agent Fee and for the reimbursement of reasonable and documented out-of-pocket expenses and disbursements incurred and payable hereunder by the Administrative Agent or the Lenders in accordance with the provisions of this Agreement and any other amounts payable under the Administrative Agent Fee Letter and (ii) Scotiabank in respect of any amounts payable under the Upfront Lender Fee Letter;

(c) third, on a pro rata basis, the following amounts (excluding indemnities) to the following parties:

(i) first, to the Servicer for the reimbursement of reasonable and documented expenses and disbursements incurred by the Servicer in accordance with the provisions of this Agreement, including any appraisal fees and any other out-of-pocket expenses incurred in connection with the Collateral Loans and payable to third parties and including any amounts payable by the Servicer in connection with any advances made to protect or preserve rights against an Obligor or to indemnify an agent or representative for lenders pursuant to any Related Contracts (but excluding any Services

Fee), and second, to the Borrower for the reimbursement of reasonable and documented expenses and disbursements incurred by the Borrower in accordance with the provisions of this Agreement, including any out-of-pocket expenses incurred in connection with the Collateral Loans and payable to third parties and including any amounts payable by the Borrower in connection with any advances made to protect or preserve rights against an Obligor or to indemnify an agent or representative for lenders pursuant to any Related Contracts;

(ii) Rating Agencies for fees and reasonable and documented expenses in connection with any rating of the Loans or the Collateral Loans, including fees related to the obtaining of credit estimates and ongoing Rating Agency surveillance fees;

(iii) any other Person in respect of any governmental fee, charge or tax incurred on behalf of the Borrower; and

(iv) any other Person in respect of any other fees or expenses expressly permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents; and

(d) fourth, on a pro rata basis, indemnities payable to any Person permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents not otherwise paid;

provided that Administrative Expenses shall not include (i) any salaries of any employees of the Borrower (for the avoidance of doubt, the Borrower does not pay any salaries) (but Administrative Expenses may include any fees, reimbursements, indemnities, costs and expenses payable to the directors, managers and/or independent directors or managers of the Borrower) or the Servicer, (ii) any Increased Costs or (iii) any Services Fees.

"Administrative Officer" means, (i) when used with respect to the Collateral Agent, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Collateral Agent having direct responsibility for the administration of this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject, (ii) when used with respect to the Custodian, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Custodian having direct responsibility for the administration of this Agreement or to whom any custody matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject, (iii) when used with respect to the Document Custodian, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Document Custodian having direct responsibility for the administration of this Agreement or to whom any document custody matter is referred within the Document Custodian Office because of his or her knowledge of and familiarity with the particular subject, (iv) when used with respect to the Collateral Administrator, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Collateral Administrator having direct responsibility for the administration of this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject, (v) when used with respect to the Securities Intermediary, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Securities Intermediary having direct responsibility for the administration of this Agreement or to whom any securities intermediary matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject and (vi) when used with respect to the Administrative Agent, any officer within the office of the Administrative Agent at the address listed on the signature pages hereto, including any vice president, assistant vice president, officer of the Administrative Agent customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any matter is referred at such location because of his or her knowledge of and familiarity with the particular subject.

"Administrative Questionnaire" means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

"Affiliate" or "Affiliated" means, with respect to any Person, any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person; provided that, solely for purposes of the definitions of "Collateral Loan" and "Concentration Limitations", the term "Affiliate" as used therein with respect to any Obligor shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor (except if any such Person or Obligor provides collateral under, guarantees or otherwise supports the obligations of the other such Person or Obligor). "Control" shall mean the possession, directly or indirectly (including through affiliated entities), of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management or policies of a Person by contract or otherwise, and the terms "controlling" and "controlled" shall have meanings correlative thereto.

"Agents" means the Administrative Agent, the Bank, in its capacities of Collateral Agent and Collateral Administrator, and U.S. Bank National Association, in its capacities of Custodian and Document Custodian and Securities Intermediary under the Loan Documents to which it is a party in such capacity, and "Agent" means any of them.

"Aggregate Maximum Principal Balance" means, when used with respect to all or a portion of the Collateral Loans, the sum of the Maximum Principal Balances of all or of such portion of such Collateral Loans.

"Aggregate Participation Exposure" means, at any time, the Maximum Principal Balance of all Collateral Loans that are in the form of Participation Interests owned by the Borrower at such time.

"Aggregate Principal Balance" means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans.

"Agreement" means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

"Alternate Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the greater of (i) zero and (ii) the higher of:

(a) the Prime Rate in effect on such day; and

(b) the Federal Funds Rate in effect on such day plus ½ of 1% per annum;

Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.

The Alternate Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clause (a) above will be determined based on a year of 365 days or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clause (b) above will be determined based on a year of 360 days and actual days elapsed.

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or the Parent from time to time concerning or relating to bribery or corruption including the U.S. Foreign Corrupt Practices Act of 1977, the Criminal Code (Canada) in effect from time to time, and the Corruption of Foreign Public Officials Acts (Canada) in effect from time to time.

"Anti-Terrorism Laws" is defined in Section 4.22.

"Applicable Banking Laws" is defined in Section 7.5(h).

"Applicable Law" means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

"Applicable Lending Office" means, with respect to any Lender, the office or offices designated as its "Lending Office" opposite its name in the signature pages hereto or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

"Applicable Margin" means, in respect of the Loans, (i) from the Closing Date to and including the end of the Reinvestment Period, 2.40% per annum and (ii) following the end of the Reinvestment Period, 2.70% per annum.

"Applicable Rate" means (i) if a CP Conduit is a Lender with respect to a Loan and is not a CP SOFR Lender, the sum of (x) the Cost of Funds Rate for such Loan plus (y) the Applicable Margin and (ii) if a CP SOFR Lender or any other Person is a Lender with respect to such Loan, the sum of (x) Term SOFR applicable to the relevant Interest Period plus (y) the Applicable Margin (provided in the case of this clause (ii) that, (A) in the case of any Interest Period on or after the first day on which the circumstances exist under Section 11.1 giving rise to the application of a replacement for Term SOFR or a continuation of Term SOFR in effect for the prior Interest Period (as determined by the Administrative Agent with notice to the Borrower, the Servicer and the Collateral Agent), such replacement or continuation shall be substituted for the preceding sub-clause (x) in accordance with Section 11.1 or (B) a Lender shall have notified the Administrative Agent pursuant to Section 11.2 that it is not permitted to fund Loans at Term SOFR (and such Lender shall not have subsequently notified the Administrative Agent that the circumstances giving rise to such situation no longer exist), the Applicable Rate shall be a rate per annum equal to the sum of (1) the Alternate Base Rate in effect on each day of such Interest Period plus (2) the Applicable Margin for such Loans); provided, further, that the earlier to occur of clause (A) and clause (B) in the preceding proviso shall control.

"Appraisal" means, with respect to any Collateral Loan, an appraisal of either (A) such Collateral Loan or (B) the assets securing such Collateral Loan, in each case, that is conducted by an Approved Appraisal Firm on the basis of the fair market value of such Collateral Loan or such assets (that is, the price that would be paid by a willing buyer to a willing seller of such Collateral Loan or such assets in a commercially reasonable sale on an arm's-length basis). Any Appraisal required hereunder (i) may be in the form of an update or reaffirmation by an Approved Appraisal Firm of an Appraisal previously performed by an Approved Appraisal Firm and (ii) shall be provided within ten (10) Business Days following completion of such appraisal to the Collateral Agent for purposes of the Collateral Report.

"Appraised Value" means, with respect to any Collateral Loan, the Appraisal value (determined in Dollars, and which, if Appraisals for both of the following are available, clause (a) below shall govern) of either (a) such Collateral Loan or (b) the assets securing such Collateral Loan, net of estimated costs of their liquidation as determined by the applicable Approved Appraisal Firm, in each case as set forth in the related Appraisal or, if a range of values is set forth therein, the midpoint of such values; provided that (i) the Appraised Value of any Collateral Loan shall in no case be greater than its Maximum Principal Balance and (ii) in the case of clause (b), if the Borrower owns less than 100% of the total lenders' interests secured by the assets securing any Collateral Loan or has sold participation interests in such Collateral Loan, then the Appraised Value with respect to such Collateral Loan will be reduced to reflect the proportionate interests of all other lenders or participants secured by such assets (taking into account the relative seniority of all such lenders and participants) that rank pari passu with or senior to (including with respect to liquidation) the Borrower's interest under the Collateral Loan.

"Approved Appraisal Firm" means those entities whose names are set forth on Schedule D, and any additional entity designated from time to time by the Servicer (i) that is an independent appraisal firm recognized as being experienced in conducting valuations of loans of the type constituting Collateral Loans, and (ii) that the Borrower or the Servicer determines, in accordance with the Servicing Standard, is qualified with respect to each Collateral Loan. In connection with such designation, the Borrower or the Servicer shall deliver an updated Schedule D to the Administrative Agent, which updated Schedule D shall replace any previous Schedule D. Notwithstanding the foregoing, (i) at no time may the Borrower, the Servicer or any Affiliate thereof be an Approved Appraisal Firm and (ii) any amendment to Schedule D will not be effective without the approval of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed).

"Approved Foreign Jurisdiction" means each of the United Kingdom, Japan, Germany, France, Luxembourg, Canada, Australia, Austria, Belgium, the Netherlands, Denmark, Finland, Ireland, Norway, New Zealand, Spain, Sweden, Jersey, the Approved Tax Jurisdictions and any other jurisdiction consented to by the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided that each such country has a foreign currency issuer credit rating that is at least "AA" by S&P.

"Approved Indices" has the meaning assigned to such term in the definition of "Eligible Loan Index".

"Approved Lender" means with respect to any Revolving Lender (i) any Lender that is not a CP Conduit and is a financial institution (including a securities broker-dealer or Affiliate thereof) or other institutional lender with a short-term rating by S&P of at least A-1 (or an entity whose obligations hereunder are absolutely and unconditionally guaranteed by an entity that has a short-term rating by S&P of at least A-1 and meets then-current S&P guarantee criteria at such time), (ii) Scotiabank and any Affiliates of Scotiabank and (iii) any Lender that is a CP Conduit (x) whose Commercial Paper Notes are rated at least (1) A-1 by S&P or (2) so long as the Rating Condition is satisfied, a rating from another Conduit Rating Agency that is the equivalent of an A-1 rating by S&P and (y) that is provided liquidity support by an entity with a short-term rating by S&P of at least A-1; provided, in each case, that any Revolving Lender (including a CP Lender) that has fully funded the Lender Collateral Account in accordance with the provisions set forth in Sections 8.3(d) and 11.5(b)(i) shall be an Approved Lender notwithstanding that its (or any such parent guarantor's or its Commercial Paper Notes') ratings are below such levels; provided further that after the Commitment Period each Revolving Lender shall be deemed to be an Approved Lender.

"Approved Purchaser" has the meaning in Section 11.5(a).

"Approved Tax Jurisdiction" means each of the Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands or the Channel Islands and any other tax advantaged jurisdiction as may be notified by S&P to, and consented to by each of, the Servicer and the Administrative Agent from time to time; provided that, with respect to any applicable Obligor that is organized or incorporated in such jurisdiction, in the Servicer's good faith estimate, a substantial portion of the operations of such Obligor is located in, or a majority of such Obligor's revenue or value is derived from, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Servicer to be the source of the majority of revenues, if any, of such Obligor), the United States or an Approved Foreign Jurisdiction.

"ASIF" means Ares Strategic Income Fund, a Delaware statutory trust.

"Assignee" has the meaning set forth in Section 12.6(c)(i).

"Assignment and Assumption" means an Assignment and Assumption Agreement in substantially the form of Exhibit B hereto, entered into by a Lender, an assignee, the Borrower (if applicable) and the Administrative Agent (if applicable), with a copy to the Collateral Agent.

"Assumed Reinvestment Rate" means, at any time, Term SOFR minus 1.00% per annum; provided that the Assumed Reinvestment Rate shall not be less than 0.00%.

"Authorized Officer" means:

(a) with respect to each of the Borrower, the Servicer, the Retention Provider and the Parent, those of its respective officers, authorized representatives and agents whose signatures and incumbency shall have been certified to the Agents on the Closing Date pursuant to the documents delivered pursuant to Section 3.1 or thereafter from time to time in substantially similar form; and

(b) with respect to either Agent or any other bank or trust company acting as trustee of an express trust or as custodian, an Administrative Officer thereof.

Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of "Interest Period" pursuant to Section 2.15(d).

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

"Bail-In Legislation" means (a) at any time, the then applicable Commission Delegated Regulation (if any) supplementing the Bank Recovery and Resolution Directive in relation to Article 55 thereof and (b) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

"Bank" means U.S. Bank Trust Company, National Association.

"Bank Recovery and Resolution Directive" means Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

"Bankruptcy Code" means Title 11 of the United States Code, entitled "Bankruptcy", as amended from time to time, and any successor statute or statutes.

"Base Rate Loans" means Loans accruing interest at an Applicable Rate based upon the Alternate Base Rate.

"Benchmark" means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15(a). Notwithstanding anything to the contrary herein, the Benchmark shall at all times be no less than zero.

"Benchmark Replacement" means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, in consultation with the Servicer, giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, in consultation with the Servicer, giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and

(ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of "Benchmark Transition Event," the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the "Benchmark Replacement Date" will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Unavailability Period" means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.

"BHC Act Affiliate" has the meaning assigned to such term in Section 12.23(b).

"Bond" means an obligation that (a) constitutes borrowed money and (b) is in the form of, or represented by, a bond, note, certificated debt security or other debt security (other than any of the foregoing that evidences a Senior Secured Loan or a Second Lien Loan or any other loan, or a Participation Interest in a Senior Secured Loan or Second Lien Loan or any other loan).

"Borrower" means ASIF Funding II, LLC, a limited liability company organized under the law of the State of Delaware.

"Borrower Affiliated Lender" means any Lender that is (or has granted a participation (but only to the extent of such participation) to or for the benefit of) the Borrower, the Servicer, the Parent or an Affiliate of the Borrower, the Servicer or the Parent, and has provided notice thereof to the Collateral Agent and the Administrative Agent in accordance with Section 2.13.

"Borrower Order" means a written order or request (which may be a standing order or request) dated and signed in the name of the Borrower by an Authorized Officer of the Borrower or by an Authorized Officer of the Servicer on behalf of the Borrower, which order or request may also be provided by email or other electronic communication unless an Agent requests otherwise. For purposes of Section 8.5, Section 8.6 and Article X of this Agreement and the release, sale or acquisition of any Collateral hereunder, "Borrower Order" shall also mean delivery to an Agent by the Borrower or the Servicer on its behalf, by email or otherwise in writing, of a trade ticket, confirmation of trade, instruction to post or to commit to the trade, "SWIFT" message, message via Markit Loan Settlement Custodial Services (Markit CIDD) or any other electronic communication or language, which shall constitute a direction and certification that the transaction is in compliance with and satisfies all applicable provisions of Section 8.5, Section 8.6 or Article X of this Agreement, as applicable.

"Break-even Default Rate" means, with respect to the Loans: (i) during any S&P CDO Monitor Formula Election Period, the rate equal to (a) C0 plus (b) the product of (x) C1 and (y) the Weighted Average Spread plus (c) the product of (x) C2 and (y) the S&P Weighted Average Recovery Rate where C0, C1 and C2 shall be provided to the Servicer by S&P on or prior to the Initial Rating Date or (ii) during any S&P CDO Monitor Model Election Period, the maximum percentage of defaults, at any time, that the Current Portfolio or the Proposed Portfolio, as applicable, can sustain, as determined by S&P, through application of the S&P CDO Monitor chosen by the Servicer in accordance with this Agreement that is applicable to the portfolio of Collateral Loans, which, after giving effect to S&P's assumptions on recoveries, defaults and timing and to the Priority of Payments, will result in sufficient funds remaining for the payment of the Loans in full.

"Bridge Loan" means any loan or other obligation that (a) is incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a person or similar transaction and (b) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or other obligation that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the Obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

"Business Day" means any day except a Saturday, Sunday or a day on which commercial banks in New York, New York, Toronto, Ontario, Canada or in the city in which the Corporate Trust Office of the Collateral Agent is located (initially being Boston, Massachusetts) are authorized or required by law to close; provided that if the location of the Corporate Trust Office of the Collateral Agent changes at any time, the Collateral Agent shall provide prompt written notice of such change to the Borrower, the Administrative Agent, the Servicer and the Lenders.

"Calculation Date" means the date that is ten Business Days prior to each Monthly Payment Date.

"Cash" means such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

"CCC Collateral Loan" means a Collateral Loan (other than a Defaulted Loan) with an S&P Rating of "CCC+" or lower.

"CCC Excess" means the amount equal to the excess of the Aggregate Maximum Principal Balance of all CCC Collateral Loans over an amount equal to 15% of the Total Capitalization as of such date of determination; provided that, in determining which of the CCC Collateral Loans shall be included in the CCC Excess, the CCC Collateral Loans with the lowest Market Value (expressed as a percentage of the Principal Balance of each such Collateral Loan as of such date of determination) shall be deemed to constitute such CCC Excess.

"CCC Excess Adjustment Amount" means, as of any date of determination, an amount equal to the greater of (a) the excess of (i) the Aggregate Principal Balance of all CCC Collateral Loans included in the CCC Excess, over (ii) the sum of the Market Values of all CCC Collateral Loans included in the CCC Excess and (b) zero.

"CFTC" means the Commodity Futures Trading Commission.

"Change in Control" means any of (a) the failure of the Parent to own 100% of the Equity Interests in the Borrower or (b) Ares Capital Management LLC, or an Affiliate of Ares Capital Management LLC, ceases to be the investment adviser to, and/or otherwise control the investment management and investment policies of, the Servicer.

"Closing Date" means March 1, 2024.

"Closing Date Participations" means the participations acquired from the Transferor pursuant to the Contribution Agreement.

"Closing Date Portfolio Condition" means the condition that is satisfied if, as of the Closing Date, the Principal Collateralization Amount is at least $400,000,000 and the pool of Collateral contains Collateral Loans of at least 25 different Obligors.

"Closing Expense Account" means the account established pursuant to Section 8.3(e).

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" means the Pledged Collateral and all other property and/or rights on or in which a Lien is or is intended to be granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, any of the Loan Documents or any other instruments provided for herein or therein or delivered or to be delivered hereunder or thereunder or in connection herewith or therewith.

"Collateral Administration Agreement" means the Collateral Administration Agreement dated as of the Closing Date among the Borrower, the Servicer and the Collateral Administrator, as amended from time to time.

"Collateral Administrator" means the Bank, in its capacity as collateral administrator under the Collateral Administration Agreement, and any successor thereto.

"Collateral Agent" means the Bank, in its capacity as collateral agent under this Agreement, and its successors in such capacity.

"Collateral Agent Fee" means the fee payable to the Collateral Agent in arrears on each Monthly Payment Date in an amount specified in the Collateral Agent Fee Letter.

"Collateral Agent Fee Letter" means the fee letter dated on or about January 17, 2024, between the Borrower and the Bank.

"Collateral Loan" means a Senior Secured Loan or a Second Lien Loan or a Participation Interest in any Senior Secured Loan or Second Lien Loan that as of the date of acquisition (or, if applicable, as of the date that a binding commitment with respect to the acquisition of such asset is entered into) by the Borrower meets each of the following criteria:

(a) (i) provides the Borrower (or an agent on behalf of the applicable lenders with respect to such Collateral Loan) with a valid, perfected security interest in the collateral granted under the applicable Related Contracts at the level of priority indicated therein; constitutes the legal and enforceable obligation of the applicable Obligor (except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors' rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law); (ii) is owned by the Borrower free and clear of adverse claims (other than Permitted Liens); (iii) may, under the applicable Related Contracts and Applicable Law, be pledged and assigned by the Borrower to the Collateral Agent; (iv) with respect to which all steps required by Section 8.7 have been taken (or will be taken as soon as practicable) and in which the Collateral Agent holds (or will hold, once the necessary steps are taken) a first-priority perfected security interest for the benefit of the Secured Parties; and (v) at the time such Collateral Loan was acquired or originated, was not subject to set-off or defense (other than a discharge in the event of a subsequent bankruptcy) by the related Obligor and, together with the documentation relating thereto, does not contravene in any material respect any law, rule or regulation applicable to the Borrower or the Servicer;

(b) is governed by the law of a state of the United States or the law of an Approved Foreign Jurisdiction;

(c) is an obligation of an Obligor Domiciled in the United States (or any state thereof), an Approved Foreign Jurisdiction or an Approved Tax Jurisdiction;

(d) is not an obligation (other than a Revolving Collateral Loan or a Delayed Funding Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(e) unless otherwise approved in writing by the Administrative Agent, the acquisition price (exclusive of the portion thereof attributable to accrued interest) of such Collateral Loan paid by the Borrower therefor is not less than 90% of the Principal Balance thereof;

(f) is not a Bond (or any other type of debt security that is not a loan or a Participation Interest), a Defaulted Loan, a Credit Risk Loan, a Synthetic Security, a Bridge Loan, a Structured Finance Obligation, an Equity Security, a Real Estate Loan, a letter of credit or a PIK Loan (unless such Collateral Loan is a Permitted PIK Loan);

(g) is not a Zero Coupon Loan, a finance lease or chattel paper;

(h) is not (i) an unsecured loan, (ii) a Subordinated Loan or (iii) a mezzanine loan;

(i) is not subject to forfeiture of principal based on a material non-credit related risk (such as the occurrence of a catastrophe), as reasonably determined by the Borrower, or the Servicer in accordance with the Servicing Standard;

(j) is not the subject of an Offer or called for redemption (except for any repayment under a Revolving Collateral Loan of amounts that may be reborrowed thereunder pursuant to the applicable Related Contract);

(k) is denominated and payable in Dollars (and is not convertible into, or payable in, any other currency);

(l) does not constitute Margin Stock;

(m) provides for the full principal balance to be payable at or prior to the stated maturity thereof;

(n) does not subject the Borrower to withholding tax or other tax (except for withholding taxes on fees received with respect to Revolving Collateral Loans or Delayed Funding Loans) unless the relevant Obligor is required to make "gross-up" payments or pay "additional amounts" in respect of, or otherwise compensate the Borrower for, the full amount of such withholding tax for any reason;

(o) has a maturity date prior to the Stated Maturity;

(p) if such Collateral Loan is a Participation Interest, then such Participation Interest is acquired from (i) a Selling Institution Domiciled under the laws of the United States (or any state thereof) or any U.S. branch of a Selling Institution Domiciled outside the United States or

(ii) with respect to Collateral Loans the Obligors of which are Domiciled in an Approved Foreign Jurisdiction or an Approved Tax Jurisdiction, a Selling Institution Domiciled in an Approved Foreign Jurisdiction to the extent such Selling Institution satisfies the S&P Counterparty Criteria;

(q) provides for payment of interest at least semi-annually;

(r) will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

(s) either (A) has an S&P Rating or a public rating from Moody's or (B) the Servicer (or its affiliate) has requested an initial credit estimate from S&P within 30 days of the Borrower acquiring such Collateral Loan;

(t) does not have an "L", "p", "pi", "prelim", "sf" or "t" subscript assigned by S&P;

(u) does not have an "sf" subscript assigned by another nationally reputable rating agency;

(v) is Registered;

(w) is not an obligation of an Obligor Affiliated with the Parent or the Servicer;

(x) does not have an attached warrant to purchase an Equity Security, was not acquired with any warrants to purchase an Equity Security and does not provide for mandatory or optional conversion or exchange for Equity Securities;

(y) is not a Cov-Lite Loan unless it is an Eligible Cov-Lite Loan; and

(z) the Obligor of such Collateral Loan has a trailing twelve month EBITDA of at least $10,000,000 as measured at the time of such acquisition based on the most recent financial information provided by the Obligor and relied upon for the Servicer's investment decision.

"Collateral Quality Test" means a test that is satisfied if, as of any date of determination, in the aggregate, the Collateral Loans owned (or in relation to a proposed acquisition of a Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated in each case in accordance with Section 1.3:

(a) the Minimum Weighted Average Spread Test;

(b) the Maximum Weighted Average Life Test;

(c) the S&P CDO Monitor Test;

(d) the Minimum S&P Weighted Average Recovery Rate Test; and

(e) the Minimum Weighted Average Coupon Test.

"Collateral Report" has the meaning set forth in Section 5.1(f).

"Collection Account" means the account established pursuant to Section 8.2(a).

"Collections" means, with respect to any Collateral, all principal payments, interest payments, fees and other payments received by the Borrower with respect thereto and all other amounts paid with respect to such Collateral, including dividends of any type, distributions with respect thereto and any proceeds of collateral for, or any guaranty of, such Collateral or the relevant Obligor's obligation to make payments with respect thereto.

"Commercial Paper Funding" means, with respect to any Loan funded by a CP Lender, at any time, the funding by a CP Lender of all or a portion of the outstanding principal amount of such Loan with funds provided by the issuance of Commercial Paper Notes.

"Commercial Paper Funding Period" means, with respect to any Loan funded by a CP Conduit, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded by a Commercial Paper Funding.

"Commercial Paper Notes" means commercial paper notes or secured liquidity notes issued by a CP Conduit or a conduit providing funding to a CP Conduit from time to time.

"Commercial Paper Rate" means, with respect to any Commercial Paper Funding, a rate per annum equal to the sum of (i) the rate or, if more than one rate, the weighted average of the rates, determined if necessary by converting to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed) the discount rate (or rates) at which Commercial Paper Notes are sold by any placement agent or commercial paper dealer of such Commercial Paper Notes and/or a commercial paper conduit providing funding to a CP Conduit, plus (ii) if not included in the calculations in clause (i), the commissions, fees and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes, incremental carrying costs incurred with respect to such Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such CP Conduit, other borrowings by such CP Conduit and any other costs (such as interest rate or currency swaps, the cost of funding odd lots or small dollar amounts) associated with the issuance of Commercial Paper Notes that are allocated, in whole or in part, by such CP Conduit or its Program Manager or funding agent to fund or maintain such portion of the applicable Loan (and which may be also allocated in part to the funding of other assets of such CP Conduit) and discount on Commercial Paper Notes issued to fund the discount on maturing Commercial Paper Notes, in all cases expressed as a percentage of the face amount thereof and converted to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed).

"Commitment" means in respect of the Loans, a commitment fee accruing on each day during the period commencing on (and including) the Closing Date to (and excluding) the last day of the Commitment Period, at a per annum rate equal to 0.50% of the undrawn amount of the Revolving Commitment as of the end of such day.

"Commitment Fee" means, in respect of the Loans, a commitment fee accruing on each day during the period commencing on (and including) the Closing Date to (and excluding) the last day of the Commitment Period, at a per annum rate equal to 0.50% of the undrawn amount of the Revolving Commitment as of the end of such day.

"Commitment Period" means the period commencing on the Closing Date and ending on the earliest of:

(a) the time at which the Revolving Commitments are terminated or reduced to zero as provided in this Agreement (whether pursuant to Article II, Article VI or otherwise); and

(b) the last day of the Reinvestment Period;

provided that Commitment Period shall not end unless and until, if necessary, the Future Funding Reserve Loan has been made.

"Commitment Schedule" means Schedule F hereto, as may be modified in accordance with Section 2.7.

"Commitment Shortfall" means the amount by which:

(a) the aggregate Unfunded Amount exceeds

(b) the sum of (i) the aggregate Total Revolving Commitment minus the aggregate principal amount of the Revolving Loans outstanding at such time (which amount under clause (i) shall not be less than zero), plus (ii) amounts on deposit in the Collection Account, including Eligible Investments credited thereto, representing Principal Proceeds, plus (iii) amounts on deposit in the Future Funding Reserve Account, including Eligible Investments credited thereto.

"Commodity Exchange Act" means the Commodity Exchange Act of 1936, as amended.

"Competitor" means each of the Persons listed on Schedule E and their respective Affiliates; provided that any Person identified by the Administrative Agent shall be removed from Schedule E with the consent of the Borrower and the Servicer in their sole discretion.

"Concentration Limitations" means limitations that are satisfied if, as of any date of determination, in the aggregate, the Maximum Principal Balance of the Collateral Loans owned (or, in relation to a proposed acquisition of a Collateral Loan, proposed to be owned) by the Borrower complies with all of the requirements set forth below, calculated as a percentage of Total Capitalization (unless otherwise specified) and in each case in accordance with the procedures set forth in Section 1.3:

(a) not more than 12.5% may consist of Collateral Loans with Obligors in any one S&P Industry Classification, except that, without duplication, (i) up to 22.5% may consist of Collateral Loans with the Obligor in the largest S&P Industry Classification and (ii) up to 15.0% may consist of Collateral Loans with the Obligor in the second largest S&P Industry Classification;

(b) not more than 4.0% consist of obligations of any one Obligor (and Affiliates thereof); provided that up to four Obligors (and their respective Affiliates) may each constitute up to 6.0%;

(c) not more than 10.0% may consist of Second Lien Loans and First Lien/Last Out Loans; provided that not more than 5.0% may consist of Second Lien Loans;

(d) not more than 5.0% consist of Fixed Rate Obligations;

(e) not more than 20.0% consist of Eligible Cov-Lite Loans;

(f) not more than 10.0% consist of DIP Loans;

(g) not more than 5.0% consist of Current Pay Obligations;

(h) not more than 5.0% consist of Collateral Loans that permit the payment of interest to be made less frequently than quarterly;

(i) not more than 20.0% consist of Revolving Collateral Loans and Delayed Funding Loans;

(j) the Aggregate Participation Exposure is not more than 20.0%; provided that such limitation does not include Closing Date Participations;

(k) not more than 10.0% consist of Collateral Loans whose Obligors are organized or incorporated in Approved Foreign Jurisdictions; provided that no more than 5.0% consist of Collateral Loans with Obligors organized or incorporated in an Approved Tax Jurisdiction;

(l) not more than 15.0% consist of CCC Collateral Loans with an S&P Rating of "CCC+" or below;

(m) not more than 10.0% consist of Permitted PIK Loans;

(n) not more than 7.5% shall consist of Collateral Loans whose Obligors have a trailing twelve month EBITDA of less than $20,000,000, as measured at the time of such acquisition based on the most recent financial information provided by the Obligor and relied upon for the Servicer's investment decision;

(o) not more than 10.0% consist of Collateral Loans that have an S&P Rating derived from a DBRS, Moody's or Fitch rating; and

(p) not more than 7.5% consist of Discount Loans.

"Conduit Assignee" means any multi-seller commercial paper conduit or special purpose entity funded by a multi-seller commercial paper conduit which is, in either case, administered by a common manager or an Affiliate of a CP Conduit, or the collateral trustee of such entity.

"Conduit Rating Agency" means each nationally recognized investment rating agency that is then rating the Commercial Paper Notes of any CP Conduit.

"Conduit Support Provider" means, without duplication, (i) a provider of a Credit Facility or Liquidity Facility to or for the benefit of any CP Conduit, and any guarantor of such provider or (ii) an entity that issues commercial paper or other debt obligations, the proceeds of which are used (directly or indirectly) to fund the obligations of any CP Conduit.

"Conforming Changes" means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Alternate Base Rate," the definition of "Business Day," the definition of "U.S. Government Securities Business Day," the definition of "Interest Period" or any similar or analogous definition (or the addition of a concept of "interest period"), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.9 and other technical, administrative or operational matters) that the Administrative Agent in consultation with the Borrower decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

"Constituent Documents" means, in respect of (i) any Person, the certificate or articles of formation or organization, the limited liability company agreement, memorandum and articles of association, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time and (ii) Affiliates of the Borrower, the Parent or the Servicer that are bankruptcy-remote special purpose vehicles, any indenture or equivalent document that such Affiliate is subject to.

"Contingent Obligation" means, as to any Person, without duplication, (i) any contingent obligation of such Person required to be shown on such Person's balance sheet in accordance with GAAP, and (ii) any obligation of such Person required to be disclosed in the footnotes to such Person's financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the applicable interest rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant to Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder by the person entitled to performance or payment thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is directly or indirectly recourse to such Person), the amount of the guaranty, to the extent it is directly or indirectly recourse to such Person, shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or cash equivalents to secure all or any part of such Person's guaranteed obligations and (ii) in the case of any other guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.

"Contribution Agreement" means the Contribution Agreement, dated as of March 1, 2024 by and between the Transferor and the Borrower.

"Contribution Payment" means, with respect to any acquisition of a Collateral Loan in accordance with Section 10.2 during the Reinvestment Period through a contribution by the Transferor to the Borrower pursuant to the Contribution Agreement, the payment by the Borrower of the proceeds of the related Loan to the Transferor as a dividend, which shall be deemed to constitute the payment of all or a portion of the purchase price of such Collateral Loan at the time of contribution hereunder.

"Controlling Parties" means, at any time, if any Loans are outstanding at such time or any Revolving Commitments remain in effect, the Administrative Agent and the Lenders holding more than 50% in respect of the sum of (i) the outstanding principal amount of Loans at such time and (ii) the aggregate unutilized Revolving Commitments at such time;

provided that in determining whether the Controlling Parties have consented to or approved any action or inaction, (i) the vote of any Borrower Affiliated Lender shall not be taken into account and the outstanding principal amounts and aggregate unutilized commitments held by each Borrower Affiliated Lender shall be excluded from the calculations set forth above and (ii) the vote of any Defaulting Lender shall not be taken into account to the extent provided in Section 11.5(b)(ii). In determining whether each of the Collateral Agent and the Administrative Agent will be protected in relying upon any request, demand, authorization, notice, consent or direction of the Lenders under this Agreement, only Loans that an Administrative Officer of the Collateral Agent or the Administrative Agent, as applicable, actually knows are held by a Borrower Affiliated Lender will be disregarded.

"Conversion Date" means any date selected by a the Administrative Agent for conversion of the applicable Revolving Loans into Term Loans.

"Corporate Trust Office" means the corporate trust office of the Collateral Agent, the Custodian, the Collateral Administrator and the Securities Intermediary currently located at One Federal Street, 3rd Floor, Boston, MA 02110, Attention: Global Corporate Trust (CDO), Reference: ASIF Funding II, LLC, email: ares.cdo@usbank.com, with a copy to john.mcsweeney@usbank.com, or such other address as the Collateral Agent, the Custodian, the Collateral Administrator or the Securities Intermediary may designate from time to time by notice to the Borrower, the Administrative Agent, the Servicer and the Lenders or the principal corporate trust office of any successor Collateral Agent, Custodian, Collateral Administrator or Securities Intermediary.

"Cost of Funds Rate" means, with respect to any Loan funded by a CP Lender that is not a CP SOFR Lender, the weighted average of the Commercial Paper Rate, the Liquidity Funding Rate and the Credit Funding Rate at any time and from time to time based upon the portion of the outstanding principal amount of such Loan that is funded by Commercial Paper Funding, Liquidity Funding or Credit Funding for one or more Commercial Paper Funding Periods, Liquidity Funding Periods or Credit Funding Periods, respectively; provided that in no event shall the Cost of Funds Rate for any period exceed the Cost of Funds Rate Cap for such period. For purposes of this definition and its use in this Agreement, the Commercial Paper Rate established by a CP Lender shall be associated with the Commercial Paper Funding undertaken by such CP Lender.

"Cost of Funds Rate Cap" means, for any Interest Period, the sum of (i) Term SOFR applicable to such Interest Period plus (ii) 0.25% per annum; provided that if, pursuant to Section 11.1(a), the Administrative Agent is unable to determine Term SOFR, the Cost of Funds Rate Cap shall equal, for each day in any Interest Period, (i) the Alternate Base Rate applicable to such day plus (ii) 0.25% per annum.

"Cov-Lite Loan" means a Collateral Loan the Related Contracts for which do not require the borrower thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Related Contracts); provided, that, notwithstanding the foregoing, a Collateral Loan will be deemed not to be a Cov-Lite Loan for all purposes if the Related Contracts with respect to such Collateral Loan contain a cross-default provision or cross-acceleration provision to, or the Collateral Loan is pari passu with, another loan of the underlying obligor forming part of the same loan facility that requires such obligor to comply with one or more financial covenants or Maintenance Covenants. For the avoidance of doubt, a Collateral Loan, the Related Contracts for which (i) do not contain any financial covenants or (ii) do not require the obligor thereunder to comply with one or more Maintenance Covenants (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by the Related Contracts) only for so long as there is no funded balance in respect of such Collateral Loan, in each case, as set forth in the Related Contracts, shall be deemed not to be a Cov-Lite Loan.

"Coverage Tests" means each of the Overcollateralization Ratio Test and the Interest Coverage Ratio Test.

"Covered Accounts" means, collectively, the Collection Account, the Custodial Account, the Future Funding Reserve Account, the Interest Reserve Account, the Payment Account, the Lender Collateral Account and the Closing Expense Account and any subaccounts of each of the foregoing.

"Covered Entity" has the meaning assigned to such term in Section 12.23(b).

"Covered Party" has the meaning assigned to such term in Section 12.23(a).

"CP Conduit" means any limited-purpose entity established to use the direct or indirect proceeds of the issuance of Commercial Paper Notes to finance financial assets.

"CP Lender" means a CP Conduit that is a Lender, and that is identified to the Borrower as a CP Conduit on its signature page to this Agreement, an Assignment and Assumption or otherwise.

"CP SOFR Lender" means a CP Conduit that has elected in a written notice to the Borrower and the Administrative Agent to have its Loans accrue interest by reference to Term SOFR.

"Credit Facility" means, with respect to any Loan by any CP Lender, a credit asset purchase agreement or other similar facility that provides credit support for defaults in respect of the failure to make such Loan, and any guaranty of any such agreement or facility.

"Credit Funding" means, with respect to any Loan by any CP Lender, at any time, funding by a CP Lender of all or a portion of the outstanding principal amount of such Loan with funds provided under a Credit Facility.

"Credit Funding Period" means, with respect to any Loan by any CP Lender, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded by a Credit Funding.

"Credit Funding Rate" means, with respect to any Credit Funding for any period, the per annum rate of interest equal to the rate of interest provided for in the relevant Credit Facility at such time.

"Credit Improved Loan" means:

(a) so long as a Restricted Trading Period is not in effect, any Collateral Loan that in the Servicer's commercially reasonable business judgment applying the Servicing Standard has significantly improved in credit quality from the condition of its credit at the time of acquisition, which judgment may (but need not) be based on one or more of the following facts:

(i) it has a market price that is greater than the price that is warranted by its terms and credit characteristics, or improved in credit quality since its acquisition by the Borrower;

(ii) the Obligor in respect of such Collateral Loan has shown improved financial results since the published financial reports first produced after it was acquired by the Borrower;

(iii) the Obligor in respect of such Collateral Loan since the date on which such Collateral Loan was acquired by the Borrower has raised significant equity capital or has raised other capital that has improved the liquidity or credit standing of such Obligor; or

(iv) with respect to which one or more of the following criteria applies: (A) such Collateral Loan has been upgraded or put on a watch list for possible upgrade by S&P since the date on which such Collateral Loan was acquired by the Borrower; (B) the proceeds from a sale of such Collateral Loan would be at least 101% of its purchase price; (C) the price of such Collateral Loan has changed during the period from the date on which it was acquired by the Borrower to the proposed sale date by a percentage either at least 0.25% more positive, or 0.25% less negative, as the case may be, than the percentage change in the average price of the applicable Eligible Loan Index plus 0.25% over the same period; or (D) the price of such Collateral Loan changed during the period from the date on which it was acquired by the Borrower to the date of determination by a percentage either more positive, or less negative, as the case may be, than the percentage change in a nationally recognized loan index selected by the Borrower or the Servicer over the same period plus 0.50%.

(b) if a Restricted Trading Period is in effect, any Collateral Loan:

(i) that in the Servicer's commercially reasonable business judgment has significantly improved in credit quality from the condition of its credit at the time of purchase and with respect to which one or more of the criteria referred to in clause (a)(iv) above applies; or

(ii) with respect to which the Controlling Parties vote to treat such Collateral Loan as a Credit Improved Loan.

"Credit Risk Loan" means (x) so long as a Restricted Trading Period is not in effect, any Collateral Loan that, in the Servicer's commercially reasonable business judgment applying the Servicing Standard, has a significant risk of declining in credit quality and, with a lapse of time, becoming a Defaulted Loan, and (y) if a Restricted Trading Period is in effect:

(a) any Collateral Loan that, in the Servicer's commercially reasonable business judgment applying the Servicing Standard, has a significant risk of declining in credit quality and, with a lapse of time, becoming a Defaulted Loan and as to which one or more of the following criteria applies:

(i) such Collateral Loan has been downgraded or put on a watch list for possible downgrade or on negative outlook by S&P since the date on which such Collateral Loan was acquired by the Borrower;

(ii) the price of such Collateral Loan has changed during the period from the date on which it was acquired by the Borrower to the proposed sale date by a percentage either at least 0.25% more negative, or at least 0.25% less positive, as the case may be, than the percentage change in the average price of the applicable Eligible Loan Index over the same period;

(iii) the Market Value (which is not determined pursuant to clause (d) of the definition thereof) of such Collateral Loan has decreased by at least 1.00% of the price paid by the Borrower for such Collateral Loan;

(iv) the spread over the applicable reference rate for such Collateral Loan has been increased in accordance with the applicable Related Contracts since the date of acquisition by (1) 0.25% or more (in the case of a loan with a spread (prior to such increase) less than or equal to 2.00%), (2) 0.375% or more (in the case of a Collateral Loan with a spread (prior to such increase) greater than 2.00% but less than or equal to 4.00%) or (3) 0.50% or more (in the case of a Collateral Loan with a spread (prior to such increase) greater than 4.00%) due, in each case, to a deterioration in the related Obligor's financial ratios or financial results;

(v) with respect to Fixed Rate Obligations, an increase since the date of acquisition of more than 7.5% in the difference between the yield on such Collateral Loan and the yield on the relevant United States Treasury security; or

(vi) the Obligor in respect of such Collateral Loan has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as estimated by the Servicer) of less than 1.00 or that is expected to be less than 0.85 times such Obligor's current year's projected cash flow interest coverage ratio; or

(b) with respect to which the Controlling Parties consent to treat such Collateral Loan as a Credit Risk Loan.

"Current Pay Obligation" means a Collateral Loan (other than a DIP Loan) that would otherwise be a Defaulted Loan as to which (i) no default has occurred and is continuing with respect to the payment of interest and any contractual principal or other scheduled payments (if any) and all scheduled interest and principal payments due (other than those due as a result of any bankruptcy, insolvency, receivership or other analogous proceeding) were paid in Cash and the Borrower or the Servicer reasonably expects, that the remaining scheduled interest and principal payments due will be paid in cash which judgment will not subsequently be called into question as a result of subsequent events, (ii) either (x) the Market Value (which is not determined pursuant to clause (d) or subclause (iii) in the proviso of clause (c) of the definition thereof) of such Collateral Loan or (y) the carrying value on the books and records of ARCC (expressed as a percentage of par), is at least 80% of par and (iii) if the Obligor of such Collateral Loan is the subject of a bankruptcy, insolvency, receivership or other analogous proceeding, the bankruptcy court or other authorized official has authorized the payment of interest and/or principal and other amounts due and payable on such Collateral Loan and no such payments that are due and payable are unpaid; provided that to the extent that more than 5.0% of Total Capitalization would otherwise constitute Current Pay Obligations, one or more Collateral Loans (or portions thereof, as applicable) designated by the Borrower having a Maximum Principal Balance at least equal to such excess shall be deemed not to constitute Current Pay Obligations and shall instead constitute Defaulted Loans.

"Current Portfolio" means, at any time, the portfolio of Collateral Loans and Eligible Investments representing Principal Proceeds, then held by the Borrower.

"Custodial Account" means a custodial account at the Custodian, established in the name of the Collateral Agent pursuant to Section 8.4(a).

"Custodian" has the meaning set forth in Section 8.4(a).

"Daily Report" has the meaning set forth in Section 8.9(a).

"Daily Simple SOFR" means, for any day (a "SOFR Rate Day"), a rate per annum equal to the greater of (a) SOFR for the day (such day, a "SOFR Determination Day") that is two U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator's Website, and (b) zero. If by 5:00 p.m. (New York City time) on the second U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator's Website, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator's Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR; provided that the Administrative Agent shall provide notice to the Borrower, the Collateral Agent, the Collateral Administrator and the Custodian of any such change.

"DBRS" means DBRS, Inc., together with its successors.

"Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless waived in accordance with Section 12.5 or cured, become an Event of Default.

"Default Differential" means, with respect to the Loans at any time, the rate calculated by subtracting the Scenario Default Rate for the Loans at such time from (x) during any S&P CDO Monitor Formula Election Period, the Adjusted Break-even Default Rate or (y) during any S&P CDO Monitor Model Election Period, the Break‑even Default Rate, in each case, for the Loans at such time.

"Default Rate Dispersion" means, as of any date of determination, the number obtained by (a) summing the products for each Collateral Loan (other than Defaulted Loans) of (i) the absolute value of (x) the S&P Rating Factor of such Collateral Loan minus (y) the S&P Equivalent Weighted Average Rating Factor multiplied by (ii) the outstanding principal balance at such time of such Collateral Loan and (b) dividing such sum by the aggregate outstanding principal balance on such date of all Collateral Loans (other than Defaulted Loans).

"Default Right" has the meaning assigned to such term in Section 12.23(b).

"Defaulted Loan" means any Collateral Loan as to which:

(a) a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Loan (without regard to any grace period applicable thereto, or waiver thereof, after the passage of five Business Days (or seven calendar days, whichever is greater) in the case of interest or three Business Days in the case of principal if the Borrower or the Servicer determines that such default is unrelated to credit-related causes, but in no case beyond the passage of any grace period applicable thereto);

(b) the Borrower or the Servicer has received written notice or a Senior Authorized Officer of the Borrower or the Servicer has actual knowledge that a default as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same Obligor that is senior or pari passu in right of payment to such Collateral Loan (in each case, after the passage of five Business Days (or seven calendar days, whichever is greater) in the case of interest or three Business Days in the case of principal if the Borrower or the Servicer determines that such default is unrelated to credit-related causes, but in no case beyond the passage of any grace period applicable thereto; provided that both the Collateral Loan and such other debt obligation are full recourse obligations of the applicable Obligor);

(c) except in the case of a DIP Loan, such Collateral Loan has, or others have, instituted proceedings to have such Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed, or such Obligor has filed for protection under Chapter 11 of the Bankruptcy Code;

(d) except in the case of a DIP Loan, the Obligor with respect to such Collateral Loan has an S&P Rating of "CC" or lower or "SD" or had any such rating immediately before such rating was withdrawn by S&P and which has not been reinstated with an S&P Rating higher than "CC" as of the date of determination;

(e) the Borrower or the Servicer has received notice or a Senior Authorized Officer of the Borrower or the Servicer has actual knowledge that another debt obligation of the same Obligor that is senior or pari passu in right of payment to such Collateral Loan has an S&P Rating of "CC" or lower or "SD" or had any such rating immediately before such rating was withdrawn by S&P, and such other debt obligation remains outstanding; provided that both the Collateral Loan and such other debt obligation are full recourse obligations of the applicable Obligor;

(f) a default with respect to which the Borrower or the Servicer has received written notice, or a Senior Authorized Officer of the Borrower or the Servicer has actual knowledge, that a default has occurred under the Related Contracts and any applicable grace period has expired and the holders of such Collateral Loan have accelerated the repayment of the Collateral Loan (but only until such acceleration has been rescinded) in the manner provided in the Related Contracts;

(g) such Collateral Loan is a Participation Interest (until it is elevated or converted to an assigned loan) with respect to which the related Selling Institution has defaulted in any material respect in the performance of any of its payment obligations under the Participation Interest;

(h) such Collateral Loan is a Participation Interest (until it is elevated or converted to an assigned loan) in a loan that would, if such loan were a Collateral Loan, constitute a "Defaulted Loan" (other than under this clause (h)) or with respect to which the Selling Institution has an S&P Rating of "CC" or lower or "SD" or had such rating immediately before such rating was withdrawn by S&P;

(i) such Collateral Loan has, since the date it was acquired by the Borrower, become subject to an amendment, waiver or modification that had the effect of reducing the principal amount of such Collateral Loans;

(j) the Borrower or the Servicer (in accordance with the Servicing Standard) has otherwise declared such Collateral Loan to be a "Defaulted Loan";

(k) such Collateral Loan is deemed a "Defaulted Loan" pursuant to Section 5.19(c); or

(l) such Collateral Loan has been placed on non-accrual status by the Servicer;

provided that Current Pay Obligations (or portions thereof, as applicable) in excess of 5.0% of Total Capitalization shall be deemed to be Defaulted Loans as set forth in the proviso in the definition of "Current Pay Obligation"; provided further that (x) a debt obligation shall not constitute a Defaulted Loan pursuant to clauses (b) through (e) above if such debt obligation (or, in the case of a Participation Interest, the underlying loan) is a Current Pay Obligation and (y) a debt obligation shall not constitute a Defaulted Loan pursuant to any of clauses (b), (c), (d), (e) and (i) if such debt obligation (or, in the case of a Participation Interest, the underlying loan) is a DIP Loan (other than a DIP Loan that has an S&P Rating of "SD" or "CC" or lower).

"Defaulting Lender" means a Lender that has at any time (i) failed to fund all or any portion of its Loans when and as required hereunder (other than failures to fund (a) solely as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Funding Date, but only for such time as such Lender is continuing to engage in good faith discussions regarding the determination or resolution of such dispute, and such Lender has notified the Administrative Agent in writing of its intention not to fund and has specifically identified such condition precedent to funding that was not satisfied, or (b) solely as a result of a failure to disburse due to an administrative error or omission by such Lender, and such failure is cured within five Business Days after such Lender receives written notice or has actual knowledge of such administrative error or omission), (ii) has notified the Borrower and the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's dispute as to the satisfaction of any condition precedent pursuant to the foregoing clause (a)) or generally under other agreements under which it shall have committed to extend credit or (iii) has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Applicable Banking Laws of the United States or other applicable jurisdictions from time to time in effect, (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (c) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

"Delayed Funding Loan" means a Collateral Loan pursuant to which one or more future advances will be required to be made to the Obligor thereunder but which does not permit any such advance that has been made to be reborrowed once repaid by the Obligor; provided that such loan shall only be considered to be a Delayed Funding Loan to the extent of the undrawn commitment and only for so long as any future funding obligations remain in effect; provided, further that for purposes of the Eligibility Criteria, the principal balance of a Delayed Funding Loan, as of any date of determination, refers to the sum of (i) the funded portion of such Delayed Funding Loan as of such date and (ii) the unfunded portion of such Delayed Funding Loan as of such date.

"DIP Loan" means any interest in a loan or financing facility with an S&P Rating (or for which a credit estimate from S&P has been requested within ten days of the acquisition thereof) and is purchased directly or by way of assignment (i) which is an obligation of either a debtor-in-possession as described in Section 1107 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code) (in either case, a "Debtor") organized under the laws of the United States or any State therein; (ii) which is paying interest on a current basis; and (iii) the terms of which have been approved by an order of the United States Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that (a) such DIP Loan is secured by liens on the Debtor's otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code; (b) such DIP Loan is secured by liens of equal or senior priority on property of the Debtor's estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code; (c) such DIP Loan is secured by junior liens on the Debtor's encumbered assets and such DIP Loan is fully secured based upon a current valuation or appraisal report; or (d) if the DIP Loan or any portion thereof is unsecured, the repayment of such DIP Loan retains priority over all other administrative expenses pursuant to Section 364(c)(1) of the Bankruptcy Code.

"Discount Loan" means any Collateral Loan that is acquired by the Borrower for a purchase price paid by the Borrower to the seller of such Collateral Loan of less than 95% of the Principal Balance of such Collateral Loan.

"Diversity Score Matrix" means the following matrix:

Portfolio Diversity Score	Maximum Advance Rate
Less than 10	0.0%
Greater than or equal to 10 and less than 15	30.0%
Greater than or equal to 15 and less than 20	45.0%
Greater than or equal to 20	65.0%

"Document Custodian" means U.S. Bank National Association, in its capacity as document custodian under this Agreement, and its successors in such capacity.

"Document Custodian Office" has the meaning assigned to such term in Section 15.1(b).

"Dollars" and "$" mean lawful money of the United States of America.

"Domicile" or "Domiciled" means, with respect to any Obligor with respect to a Collateral Loan, its country of organization or incorporation.

"Downgraded Lender" means a Revolving Lender that fails to be an Approved Lender in accordance with the terms of such definition.

"Due Date" means each date on which a distribution is due on a Collateral Loan.

"Due Period" means, with respect to any Monthly Payment Date, the period commencing on the day following the last day of the immediately preceding Due Period (or, in the case of the initial Due Period, the period commencing on the Closing Date) and ending on (and including) the Calculation Date immediately preceding such Monthly Payment Date (or, in the case of the Due Period that is applicable to the Monthly Payment Date occurring on the Stated Maturity, ending on the day preceding such Monthly Payment Date).

"EBA" means the European Banking Authority (including any successor or replacement organization thereto).

"EBITDA" means earnings before interest, taxes, depreciation and amortization (determined, for any Collateral Loan, in the manner provided in the Related Contracts) and in any case that "EBITDA," "Adjusted EBITDA" or such comparable definition is not defined in such Related Contracts, an amount, for the principal Obligor on such Collateral Loan and any of its parents or Subsidiaries that are obligated pursuant to the Related Contracts for such Collateral Loan (determined on a consolidated basis without duplication in accordance with GAAP (and also on a pro forma basis as determined in good faith by the Servicer in case of any acquisition)) equal to net income from continuing operations for such period plus (a) cash interest expense, (b) income taxes, (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), to the extent not otherwise included in clause (c) above, other noncash charges and organization costs, (e) extraordinary losses in accordance with GAAP, (f) one-time, non-recurring non-cash changes consistent with the compliance statements and financial reporting packages provided by the Obligors, (g) any other customary add-backs for similarly situated obligors the Servicer deems to be appropriate in accordance with the Servicing Standard and (h) any other item the Borrower and the Administrative Agent mutually deem to be appropriate; provided that, with respect to any Obligor for which four full fiscal quarters of financial data are not available, EBITDA shall be determined for such Obligor based on annualizing the financial data from the reporting periods actually available in a manner mutually acceptable to the Servicer and the Administrative Agent.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Eligibility Criteria" means, as of the date of (i) each acquisition of a debt obligation (or, if applicable, as of the date that a binding commitment with respect to the acquisition of such asset is entered into) and (ii) each applicable Funding Date, each of the following:

(a) each Concentration Limitation is satisfied immediately after giving effect to such acquisition or Funding (or, if not satisfied immediately prior to such acquisition or Funding, compliance with such Concentration Limitation is maintained or improved after giving effect to such acquisition or Funding);

(b) each component of the Collateral Quality Test is satisfied immediately after giving effect to such acquisition or Funding (or, if not satisfied immediately prior to such acquisition or Funding, compliance with the Collateral Quality Test is maintained or improved after giving effect to such acquisition or Funding);

(c) each Coverage Test is satisfied, or, with respect to the Interest Coverage Ratio Test only, if not satisfied, compliance with the Interest Coverage Ratio Test is maintained or improved, immediately after giving effect to such acquisition or Funding;

(d) each of the criteria in the definition of "Collateral Loan" is satisfied with respect to such acquisition or Funding of a debt obligation; provided that, for the avoidance of doubt, for purposes of determining whether the Eligibility Criteria have been satisfied, such criteria shall only be tested as of the date of such acquisition or Funding of such debt obligation;

(e) after giving effect to the commitment to acquire such debt obligation, not less than 51% (measured by total nominal amount) of all the Collateral Loans acquired (or committed to be acquired) by the Borrower have been acquired from the Retention Provider, such proportion measured on the basis of the nominal value at each respective origination of all the Collateral Loans acquired (or committed to be acquired) by the Borrower in aggregate during the term of this Agreement (the "Originator Requirement");

(f) the Portfolio Advance Rate Test is satisfied after giving effect to such acquisition or Funding;

(g) (i) in the case of a Collateral Loan purchased after the Closing Date with the proceeds from the sale of a Credit Risk Loan or a Defaulted Loan, either (1) the Aggregate Principal Balance of all additional Collateral Loans purchased with the proceeds from such sale will at least equal the Sale Proceeds from such sale, (2) the Aggregate Principal Balance of the Collateral Loans will be maintained or increased (when compared to the Aggregate Principal Balance of the Collateral Loans immediately prior to such sale) or (3) the Principal Collateralization Amount (excluding the Collateral Loan being sold but including, without duplication, the Collateral Loan being purchased and the anticipated cash proceeds, if any, of such sale that are not applied to the purchase of such additional Collateral Loan) will be at least equal to the Reinvestment Target Par Balance and (ii) in the case of any other purchase of a Collateral Loan after the Closing Date purchased with the proceeds from the sale of a Collateral Loan, either (1) the Aggregate Principal Balance of the Collateral Loans will be maintained or increased (when compared to the Aggregate Principal Balance of the Collateral Loans immediately prior to such sale) or (2) the Principal Collateralization Amount (excluding the Collateral Loan being sold but including, without duplication, the Collateral Loan being purchased and the anticipated cash proceeds, if any, of such sale that are not applied to the purchase of such additional Collateral Loans) will be at least equal to the Reinvestment Target Par Balance;

(h) there is no Commitment Shortfall after giving effect to such acquisition or Funding; and

(i) on and after the effective date of the Retention Letter, the Retention Requirements are satisfied as of such date.

"Eligible Account Bank" means, with respect to any specified account:

(a) is established and maintained (x) (1) with a federal or state-chartered depository institution with a long-term issuer credit rating of at least "A" and a short-term issuer credit rating from S&P of at least "A-1" (or at least "A+" by S&P if such institution has no short‑term rating) or (2) in segregated accounts with the corporate trust department of a federal or state-chartered deposit institution (A) has a short-term issuer credit rating at least "A-1" by S&P (or a long-term issuer credit rating of at least "A+" by S&P if such institution has no short‑term issuer credit rating rating) and (B) subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulation Section 9.10, and (y) with an institution that has a combined capital and surplus of at least $200,000,000; or

(b) as to which the Rating Condition is satisfied and the Borrower and the Administrative Agent have consented to such financial institution constituting an "Eligible Account Bank" hereunder.

"Eligible Cov-Lite Loan" means a Cov-Lite Loan which is a Senior Secured Loan.

"Eligible Investment Required Ratings" means, in the case of each Eligible Investment, a short-term credit rating of at least "A-1" from S&P and, in the case of any obligation or security with a maturity of greater than 60 days, a long-term credit rating of at least "AA-" from S&P.

"Eligible Investments" means any Cash or other investment denominated in Dollars that, at the time it is delivered to the Collateral Agent (directly or through a financial intermediary or bailee), is one or more of the following obligations or securities:

(i) direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(ii) demand and time deposits in, certificates of deposit of, bank deposit products of, accounts with, bankers' acceptances issued by, or federal funds sold by any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities so long as the commercial paper and/or the debt obligations of such depositary institution or trust company (or, in the case of the principal depositary institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii) non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance;

(iv) money market funds that have, at all times, the highest Moody's credit rating assignable at such time and credit ratings of "AAA-mf" or "AAAm-g" by S&P;

(v) any other investment similar to those described in clauses (i) through (iv) above which (a) has the Eligible Investment Required Ratings at the time of such investment and (b) has been approved by the Controlling Parties; provided that the Rating Condition has been satisfied with respect to any such investment;

and, in the case of (i) through (iii) and (v) above, with a stated maturity (after giving effect to any applicable grace period) no later than the Business Day immediately preceding the Monthly Payment Date next following the Interest Period in which the date of investment occurs (unless such Eligible Investments are issued by the Collateral Agent or any Affiliate in its capacity as a banking institution, in which event such Eligible Investments may mature on such Monthly Payment Date); provided that none of the foregoing obligations or securities shall constitute Eligible Investments if (a) such obligation or security has an "f", "r", "p", "pi", "q", "sf" or "t" subscript assigned by S&P, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) such obligation or security is subject to any withholding tax unless the issuer of the security is required to make "gross-up" payments or pay "additional amounts" in respect of, or otherwise compensate the holder of such security for, the full amount of such withholding tax for any reason, (d) such obligation or security is secured by real property, (e) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (g) in the Borrower's or the Servicer's judgment, such obligation or security is subject to material non-credit related risks. Eligible Investments may include, without limitation, those investments for which an Agent or an affiliate of an Agent provides services. Any investment, which otherwise qualifies as an Eligible Investment, may (1) be made by the Collateral Agent or any of its Affiliates and (2) be made in securities of any entity for which the Collateral Agent or any of its Affiliates receives compensation or serves as offeror, distributor, investment adviser or other service provider.

"Eligible Loan Index" means, with respect to each Collateral Loan, one of the following indices as selected by the Borrower or the Servicer upon the acquisition of such Collateral Loan: the CSFB Leveraged Loan Indices (formerly the DLJ Leveraged Loan Index Plus), the Deutsche Bank Leveraged Loan Index, the Goldman Sachs/Loan Pricing Corporation Liquid Leveraged Loan Index, the Banc of America Securities Leveraged Loan Index, the S&P/LSTA Leveraged Loan Indices, LCDX or any replacement or other nationally recognized loan index subject to the consent of the Controlling Parties with written notice thereof to be provided to S&P (collectively, the "Approved Indices"); provided that the Borrower or the Servicer may change the index applicable to a Collateral Loan to another of the Approved Indices at any time following the acquisition thereof after giving notice to the Administrative Agent and the Collateral Agent.

"Environmental Claim" means, with respect to any Person, any written notice, claim, demand or similar communication by any other Person having jurisdiction alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Substances at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, of any applicable Environmental Law, in each case as to which there is a reasonable likelihood of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

"Equity Interests" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

"Equity Security" means any equity security or any other security that is not eligible for acquisition by the Borrower as a Collateral Loan and any security acquired by the Borrower as part of a "unit" with a Collateral Loan and which itself is not eligible for acquisition by the Borrower as a Collateral Loan.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

"ERISA Group" means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section

414(b) or (c) or, for the purposes of Section 412 of the Code and Section 302 of ERISA, (m) or (o) of the Code, with the Borrower.

"Erroneous Payment" has the meaning specified in Section 7.11(a).

"Erroneous Payment Subrogation Rights" has the meaning specified in Section 7.11(d).

"ESMA" means the European Securities and Markets Authority (including any successor or replacement organization thereto).

"EU Affected Lender" means a Lender which is an "institutional investor" as such term is defined in Article 2(12) of the EU Securitisation Regulation.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"EU Securitisation Regulation" means Regulation (EU) 2017/2401 amending Regulation (EU) No 575/2013 and Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation, including any implementing regulation, technical standards and official guidance related thereto, in each case, as amended, varied or substituted from time to time.

"EU Reporting Effective Date" means 90 calendar days following a request to receive the transparency reports prescribed by the Transparency Requirements by an EU Affected Lender or a potential EU Affected Lender (as determined by the Servicer) to the Servicer, the Collateral Agent and the Borrower in writing and a certification by either of them that it is an EU Affected Lender or a potential EU Affected Lender as applicable.

"Event of Default" has the meaning set forth in Section 6.1.

"Event of Default Par Ratio" means on any Measurement Date, without duplication, the ratio (expressed as a percentage) obtained by dividing:

(a) the sum of (i) the sum of (A) the Maximum Principal Balance of the Collateral Loans (other than Defaulted Loans), plus (B) all Eligible Investments (including Cash) constituting or purchased with Principal Proceeds, plus (ii) the Portfolio Exposure Amount (excluding any Unsettled Amounts or any Exposure Amounts to the extent already included in the amount in clause (i)) for all Collateral Loans as of such date, plus (iii) the Market Value of each Defaulted Loan as of such date; by

(b) the sum of (i) the aggregate outstanding principal amount of the Loans as of such date plus (ii) the Portfolio Exposure Amount for all Collateral Loans as of such date.

"Excess Concentration Amount" means, without duplication, at any time in respect of which any one or more of the Concentration Limitations (other than the limitation in clause (l) of the definition of Concentration Limitations) are exceeded, the portions of each Collateral Loan that cause such Concentration Limitations to be exceeded.

"Excess Reserve Amount" means, on any date, the excess (if any) of:

(a) the amount standing to the credit of the Future Funding Reserve Account on such date; over

(b) (i) the aggregate Unfunded Amount on such date minus (ii) if such date is prior to the end of the Commitment Period, the excess (if any) of (x) the Total Revolving Commitment on such date over (y) the aggregate principal amount of the Revolving Loans outstanding on such date.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

"Excluded Liability" means any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to each Lender and the Administrative Agent or required to be withheld or deducted from a payment to such Person, (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (A) imposed as a result of any Lender or the Administrative Agent (as the case may be) being organized under the laws of, or having its principal office or, in the case of each Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of each Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (y) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 11.5) or (z) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 11.4, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Lender or the Administrative Agent's failure to comply with Section 11.4(f) and (iv) any amounts withheld pursuant to FATCA.

"Exposure Amount" as of any date means, with respect to any Revolving Collateral Loan or Delayed Funding Loan, the excess of (a) the Borrower's maximum funding commitment thereunder over (b) the Principal Balance of such Revolving Collateral Loan or Delayed Funding Loan. For the avoidance of doubt, Exposure Amounts in respect of a Defaulted Loan shall be included in the calculation of the Exposure Amount if the Borrower is at such time subject to contractual funding obligations with respect to such Defaulted Loan and such obligation has not ceased to be enforceable under the U.S. Bankruptcy Code.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any legislation, law, regulation, guidance notes or practice enacted or promulgated pursuant to an intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with such Sections of the Code.

"Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the FRBNY on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upward, if necessary, to the next 1/100th of 1%) of the quotations for such day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing or any other provision of this Agreement, the rate calculated pursuant to this definition shall not be less than 0%.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System as constituted from time to time.

"Fee Basis Amount" means, at any time, sum of (a) the Aggregate Maximum Principal Balance of the Collateral Loans (excluding any Defaulted Loans and Excess Concentration Amounts), (b) the Recovery Value of the Defaulted Loans and Excess Concentration Amounts and (c) the amount of all cash and Eligible Investments in the Collection Account and in the Future Funding Reserve Account, in each case constituting Principal Proceeds (excluding any Unfunded Amounts to the extent already included in the amount in clause (a)).

"Fee Proceeds" means all amounts in the Collection Account representing upfront, commitment, amendment and waiver, late payment (including compensation for delayed settlement or trades), anniversary, annual, facility, prepayment, redemption, call premium or any other fees of any type received by the Borrower in respect of any Collateral Loan and any excess, with respect to participation interests in Collateral Loans which have been sold by the Borrower, of the interest paid by the applicable Obligor in respect of the portion of such Collateral Loan that is the subject of such participation interest over the amount of interest required to be paid by the Borrower to the purchaser of such participation interest pursuant to the underlying participation agreement; provided that Fee Proceeds shall not include (i) any reimbursement of expenses paid with Interest Proceeds by the Borrower to third parties, including legal fees, that may be received by the Borrower from any Obligor; (ii) originator fees or amounts payable in respect of original issue discount; (iii) any fees received in connection with the reduction of principal of the related Collateral Loan; or (iv) any fees received in connection with the extension of the maturity date of such Collateral Loan beyond the Stated Maturity, and such amounts described in clauses (i), (ii), (iii) and (iv) shall instead constitute Principal Proceeds. Fee Proceeds shall in all cases constitute Interest Proceeds.

"Financial Sponsor" means any Person whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

"First Lien/Last Out Loan" means a Collateral Loan that is a Senior Secured Loan that, prior to an event of default under the applicable Related Contract, is entitled to receive payments pari passu with other senior secured loans of the same Obligor, but following an event of default under the applicable Related Contract, such Collateral Loan becomes fully subordinated to other senior secured loans of the same Obligor and is not entitled to any payments until such other senior secured loans are paid in full; provided that a Senior Secured Loan shall not be treated as a First Lien/Last Out Loan solely as a result of customary exceptions for Loans secured by a first-priority perfected security interest, including with respect to a Super-Priority Revolving Facility.

"Fitch" means Fitch Ratings, Inc., together with its successors.

"Fixed Rate Obligation" means any Collateral Loan that bears a fixed rate of interest.

"Floating Rate Obligation" means any Collateral Loan that bears a floating rate of interest.

"Foreign Lender" means any Lender that is not a U.S. Person.

"Foreign Official" is defined in Section 4.23.

"FRBNY" means the Federal Reserve Bank of New York.

"Funding" has the meaning assigned to such term in Section 2.1.

"Funding Date" means the date of a Funding.

"Future Funding Reserve Account" means the account established pursuant to Section 8.3(b).

"Future Funding Reserve Loan" has the meaning set forth in Section 2.1.

"GAAP" means generally accepted accounting principles in effect from time to time in the United States.

"Governmental Authority" means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Grant" means to grant, collaterally assign, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other Moneys payable thereunder, to give and receive notices and other communications, to give consents, waivers or make other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

"Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, identified as such as a matter of Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

"Increased Costs" means any amounts due pursuant to Section 2.9 and/or Article XI.

"Incurrence Covenant" means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

"Indebtedness" of any Person means, without duplication, (a) as shown on such Person's balance sheet (if any) (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property and (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (c) all Contingent Obligations of such Person, and (d) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements which were not entered into specifically in connection with Indebtedness set forth in clauses (a), (b) or (c) hereof.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

"Indemnitee" has the meaning set forth in Section 12.3(b).

"Industry Diversity Measure" means, as of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each S&P Industry Classification, obtained by dividing (i) the aggregate outstanding principal balance at such time of all Collateral Loans (other than Defaulted Loans) issued by Obligors that belong to such S&P Industry Classification by (ii) the aggregate outstanding principal balance at such time of all Collateral Loans (other than Defaulted Loans).

"Ineligible Asset" means an asset that fails to satisfy the Eligibility Criteria upon the date of acquisition of such asset (or, if applicable, as of the date that a binding commitment with respect to the acquisition of such asset is entered into) origination, acquisition of or receipt of a contribution of such asset.

"Information" means S&P's "Credit FAQ: Anatomy Of A Credit Estimate: What It Means And How We Do It" dated January 14, 2021 and any other available information S&P reasonably requests in order to produce a credit estimate for a particular asset.

"Information Agent" has the meaning set forth in Section 14.1.

"Initial Rating Date" means the date on which the Administrative Agent receives a letter from S&P addressed to the Borrower confirming that the Revolving Loans (and, if any Term Loans are outstanding on such date, the Term Loans) have each been assigned a rating of at least "AA (sf)".

"Initial Ratings" means the ratings given by S&P to the Revolving Loans (and, if any Term Loans are outstanding on such date, the Term Loans) on the Initial Rating Date.

"Interest Coverage Amount" means, at any time, without duplication, the sum of (a) the scheduled interest payments and scheduled fees due (in each case regardless of whether the applicable payment date has yet occurred) on the Collateral Loans (excluding Defaulted Loans to the extent set forth in the definition of "Interest Proceeds") for the then-current Due Period; (b) amounts on deposit in the Collection Account, including Eligible Investments, representing Interest Proceeds; (c) amounts on deposit in the Interest Reserve Account, including Eligible Investments, (d) scheduled interest on Eligible

Investments held in the Collection Account, the Future Funding Reserve Account and the Closing Expense Account, in each case for the then-current Due Period; and (e) all regularly scheduled amounts due and payable to the Borrower under Interest Hedge Agreements during the then-current Due Period.

"Interest Coverage Ratio" means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a) (i) the Interest Coverage Amount less (ii) all amounts payable on the related Monthly Payment Date pursuant to clauses (A) through (C) of Section 9.1(a)(i) by

(b) the sum of (i) all interest due on the Loans on the related Monthly Payment Date and (ii) the Commitment Fees due on the Revolving Loans.

"Interest Coverage Ratio Test" means a test satisfied on any Measurement Date following the second Monthly Payment Date if the Interest Coverage Ratio is greater than or equal to 130.00% on such date.

"Interest Hedge Agreement" means an interest rate protection agreement that may be entered into between the Borrower and an Interest Hedge Counterparty after the Closing Date, for the sole purpose of hedging interest rate risk between the portfolio of Collateral Loans and the Loans, as amended from time to time in accordance with the terms thereof, with respect to which the Rating Condition is satisfied.

"Interest Hedge Counterparty" means a counterparty meeting, at the time of entry by the Borrower into an Interest Hedge Agreement, the then-current S&P criteria for hedge counterparties (or, with respect to any counterparty not meeting such criteria at such time, any counterparty whose obligations in respect of such Interest Hedge Agreement are absolutely and unconditionally guaranteed by an Affiliate of such counterparty meeting the then-current S&P guarantee criteria at such time), together with any permitted assignee or successor (which meets the then-current S&P criteria for hedge counterparties) under such Interest Hedge Agreement with respect to which the Rating Condition is satisfied.

"Interest Period" means, with respect to each Funding, (a) the period from (and including) the date of such Funding to but excluding the following Monthly Payment Date and (b) each successive period from and including each Monthly Payment Date to but excluding the following Monthly Payment Date until the principal of the Funding is repaid; provided that, (x) in the case of any Interest Period applicable to a prepayment of the Loans pursuant to Section 2.7(c) or the Priority of Payments, such Interest Period shall end on (and include) the date of such prepayment and (y) in the case of the Interest Period applicable to the Monthly Payment Date occurring on the Stated Maturity, such Interest Period shall end on (and include) such Monthly Payment Date.

"Interest Proceeds" means, with respect to any Pledged Collateral (including Cash), (a) any payments with respect thereto that are attributable to interest (other than Principal Financed Accrued Interest or interest with respect to any PIK Loan that was added to principal on or before the date when such PIK Loan was acquired by the Borrower) or yield in accordance with the Related Contracts of such Pledged Collateral, (b) all Fee Proceeds, (c) any amounts deposited in the Collection Account from the Closing Expense Account in accordance with Section 8.3(d), (d) any cash capital contributions made to the Borrower pursuant to Section 6.5 and designated as Interest Proceeds by the Servicer and (e) all funds on deposit in the Interest Reserve Account. Interest Proceeds shall also include any amounts paid to the Borrower pursuant to an Interest Hedge Agreement. No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a participation interest shall constitute "Interest Proceeds" hereunder. Any amounts received in respect of any Defaulted Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect of such obligation since it became a Defaulted Loan equals the Principal Balance of such Collateral Loan at the time it became a Defaulted Loan; thereafter, any such amounts will constitute Interest Proceeds. Any amounts received in respect of any Equity Security will constitute Principal Proceeds (and not Interest Proceeds).

"Interest Reserve Account" means the account established pursuant to Section 8.3(c).

"Investment Advisers Act" means the Investment Advisers Act of 1940, as amended.

"Investment Company Act" means the Investment Company Act of 1940, as amended.

"Investment Criteria Adjusted Balance" means, with respect to any Collateral Loan, the Principal Balance of such Collateral Loan.

"IRS" means the U.S. Internal Revenue Service.

"Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"Lender" means each Revolving Lender and Term Lender and any Person that shall have become a Revolving Lender and Term Lender (as applicable) pursuant to an Assignment and Assumption.

"Lender Collateral Account" means the account established pursuant to Section 8.3(d).

"Lender Collateral Subaccount" has the meaning set forth in Section 8.3(d)(ii).

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

"Liquidity Facility" means, with respect to any Loan by any CP Lender, a liquidity asset purchase agreement, swap transaction or other facility that provides liquidity for Commercial Paper Notes, and any guaranty of any such agreement or facility.

"Liquidity Funding" means, with respect to any Loan by any CP Lender, at any time, funding by a CP Lender of all or a portion of the outstanding principal amount of such Loan with funds provided under a Liquidity Facility.

"Liquidity Funding Period" means, with respect to any Loan by any CP Lender, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded through a Liquidity Funding.

"Liquidity Funding Rate" means with respect to any Liquidity Funding under a Liquidity Facility for any period, the per annum rate of interest equal to the rate of interest provided for in the relevant Liquidity Facility at such time.

"LLC Agreement" means the amended and restated limited liability company agreement of the Borrower, dated as of March 1, 2024, made and entered into by the Parent, in its capacity as initial member of the Borrower and in its capacity as designated manager of the Borrower, as further amended, restated or otherwise modified from time to time.

"Loan Assignment Agreement" has the meaning assigned to such term in Section 8.1(e).

"Loan Documents" means this Agreement, the Account Control Agreement, the Collateral Administration Agreement, the Loan Notes, the Interest Hedge Agreements (if any), the Administrative Agent Fee Letter, the Upfront Lender Fee Letter and the Contribution Agreement.

"Loan Note" means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of this Agreement, substantially in the form set forth on Exhibit A hereto, as the same may from time to time be amended, supplemented, waived or modified.

"Loan Payoff Date" means the date on which all principal, interest, fees and any other amounts owing in respect of the Loans (other than Contingent Obligations as to which no claim has been made) have been paid in full.

"Loans" means, collectively, the Revolving Loans and Term Loans.

"Long-Dated Loan" means as of any date of determination, any Loan with a stated maturity after the Stated Maturity.

"Maintenance Covenant" means a covenant by any borrower to comply with one or more financial covenants (including, without limitation, any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) during each reporting period (but not more frequently than quarterly), whether or not such borrower has taken any specified action.

"Majority Lenders" means the Lender or Lenders holding, collectively, more than 50% of the aggregate Undrawn Commitments and aggregate principal amount of all of the Loans outstanding at such time; provided that for purposes of making any determination of Majority Lenders, the Undrawn Commitment of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded.

"Majority Revolving Lenders" means the Revolving Lender or Revolving Lenders holding, collectively, more than 50% of the aggregate Undrawn Commitments and aggregate principal amount of all of the Revolving Loans outstanding at such time; provided for purposes of making any determination of Majority Revolving Lenders, the Undrawn Commitment of, and the portion of the Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded.

"Margin Stock" shall have the meaning provided such term in Regulation U.

"Market Value" means, as of any date of determination, with respect to any loans or other assets, the amount (determined by the Borrower, or the Servicer in accordance with the Servicing Standard) equal to the product of the outstanding principal amount thereof and the price determined in the following manner:

(a) the bid-side quote determined by any of (i) Loan Pricing Corporation, LoanX Inc., MarkIt Partners, Mergent, Inc. or IDC or (ii) subject to satisfaction of the Rating Condition, any other nationally recognized loan pricing service selected by the Borrower or the Servicer with notice to the Lenders; provided that the Majority Lenders in respect may object to the selection of any loan pricing service selected pursuant to the immediately preceding clause (ii) within five Business Days after receipt of such notice;

(b) if such quote described in clause (a) is not available,

(i) the average of the bid-side quotes determined by three independent SEC-registered broker-dealers active in the trading of such asset;

(ii) if only two such bids can be obtained, the lower of the bid-side quotes of such two bids; or

(iii) if only one such bid can be obtained, such bid;

provided that a bid provided pursuant to this clause (b) shall not be from any of the Borrower, the Servicer or any Affiliate of any thereof; or

(c) if the Market Value of an asset cannot be determined in accordance with clause (a) or (b) above, then the Market Value shall be the Appraised Value; provided that (i) the Appraised Value of such Collateral Loan has been obtained or updated within the immediately preceding four months, (ii) if the Appraised Value of a Collateral Loan is determined pursuant to clause (B) of the definition of "Appraised Value", the Market Value of such Collateral Loan shall not exceed the aggregate principal amount thereof (or the portion thereof held by the Borrower) and (iii) if the Appraised Value has been requested but has not yet been received, for assets representing an aggregate of up to 5.0% of the Total Capitalization, the Market Value determined by the Servicer (according to its own internal marking procedure) exercising reasonable commercial judgment in accordance with the Servicing Standard, consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it; provided that the Market Value of any such asset may not be determined in accordance with this subclause (iii) for more than 45 days; provided further that, for the avoidance of doubt, the Servicer may, but shall not be required to, obtain an Appraised Value for any Collateral Loan;

(d) if such quote or bid described in clause (a) or (b) is not available or an Appraised Value has not been obtained in accordance with clause (c), then the Market Value of such Collateral Loan shall be the lower of (i) the Principal Balance of such Collateral Loan multiplied by the applicable S&P Recovery Rate for such Collateral Loan and (ii) if any, the Market Value determined by the Borrower or the Servicer (according to its own internal marking procedure) exercising reasonable commercial judgment in accordance with the Servicing Standard, consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it; provided that if the Servicer is not, or is not managed by, a registered investment adviser under the Investment Advisers Act, the Market Value of any such asset may not be determined in accordance with this clause (d) for more than 45 days; or

(e) if the Market Value of an asset cannot be determined in accordance with clause (a), (b), (c) or (d) above, then the Market Value shall be deemed to be zero until such determination is made in accordance with clause (a), (b), (c) or (d) above.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Borrower or the Servicer, (b) the ability of the Borrower, the Servicer or the Retention Provider to perform its obligations under the Loan Documents or (c) the rights, interests, remedies or benefits (taken as a whole) available to the Lenders or the Agents under the Loan Documents, each as determined in good faith and on a commercially reasonable basis by the Controlling Parties.

"Maturity Amendment" has the meaning specified in Section 5.19.

"Maximum Advance Rate" means the Maximum Advance Rate corresponding to the Portfolio Diversity Score in the Diversity Score Matrix then in effect.

"Maximum Principal Balance" means, as of any date of determination and with respect to all or any specified portion of the Collateral Loans, the sum of (a) the Principal Balance of such Collateral Loans as of such date and (b) in the case of any such Collateral Loans that are Revolving Collateral Loans or Delayed Funding Loans, the Exposure Amounts thereof.

"Maximum Weighted Average Life Test" means a test that is satisfied on any Measurement Date if the Weighted Average Life of all Collateral Loans as of such date is less than or equal to (a) 7 years minus (b) the number of years (rounded to the nearest quarter) that have elapsed since the Closing Date.
"Measurement Date" means each Calculation Date, each Funding Date, each day Collateral Loans are acquired or sold, any date a Permitted Distribution occurs and each day pursuant to the reasonable request of the Majority Lenders or S&P, with not less than two Business Days' notice (or such shorter period otherwise agreed to by the Borrower (or the Servicer on behalf of the Borrower), the Collateral Agent and the Collateral Administrator); provided that if any such date is not a Business Day, such Measurement Date shall be the next succeeding Business Day.

"Minimum S&P Weighted Average Recovery Rate Test" means the test that will be satisfied on any Measurement Date if the S&P Weighted Average Recovery Rate equals or exceeds the S&P Weighted Average Recovery Rate selected by the Servicer in connection with the S&P CDO Monitor Test.

"Minimum Weighted Average Coupon Test" means a test that will be satisfied on any Measurement Date if the Weighted Average Coupon equals or exceeds 7.00%.

"Minimum Weighted Average Spread Test" means a test that will be satisfied on any Measurement Date if the Weighted Average Spread equals or exceeds the Weighted Average Spread selected by the Servicer in connection with the S&P CDO Monitor Test.

"Money" shall have the meaning specified in Section 1-201(24) of the UCC.

"Monthly Cap" means, with respect to any Monthly Payment Date, an amount equal to (x) $300,000 per annum (prorated for the related Interest Period on the basis of the actual number of days in the current calendar year and the actual number of days elapsed) plus (y) 0.03% per annum (prorated for the related Interest Period on the basis of the actual number of days in the current calendar year and the actual number of days elapsed) multiplied by the sum of, without duplication, (i) the Aggregate Principal Balance of all Collateral Loans, (ii) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds and (iii) the aggregate amount of funds on deposit in the Future Funding Reserve Account, including Eligible Investments and the Portfolio Exposure Amount, in each case, measured as of the Calculation Date immediately preceding such Monthly Payment Date.

"Monthly Payment Date" means the 25th day of each month in each year, commencing in May 2024, and the Stated Maturity; provided that if any such date is not a Business Day, such Monthly Payment Date shall be the next succeeding Business Day.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Multiemployer Plan" means at any time a "multiemployer plan" within the meaning of Section 4001(a) (3) of ERISA to which the Borrower or a member of its ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

"Net Purchased Collateral Loan Balance" means, as of any date of determination, an amount equal to (a) the Aggregate Principal Balance of all Collateral Loans sold to the Borrower prior to such date minus (b) the Aggregate Principal Balance of all Collateral Loans sold and/or distributed by the Borrower to its Affiliates prior to such date; provided that for the avoidance of doubt clause (b) shall not include any transfers to a CLO Issuer.

"Non-Consenting Lender" means any Lender (other than Scotiabank, any Affiliate of Scotiabank or any CP Conduit for which Scotiabank or an Affiliate is the Conduit Support Provider or the Program Manager) that does not approve any consent, waiver or amendment requiring approval thereof under Section 12.5(a)(i)(1), Section 12.5(a)(i)(6) or Section 12.5(a)(ii).

"Non-Elevated Participation Interest" means any Closing Date Participation that is a Participation Interest as a result of the failure to elevate such participation interest within 180 days of the Closing Date. For the avoidance of doubt, once such Non-Elevated Participation Interest is elevated to a full assignment, such Collateral Loan shall no longer be treated as a Non-Elevated Participation Interest.

"NRSRO" has the meaning assigned to such term in Section 14.1(a).

"NRSRO Certification" has the meaning assigned to such term in Section 14.1(a).

"Obligations" means all obligations, liabilities and Indebtedness of every nature of the Borrower, from time to time owing to the Agents, the Interest Hedge Counterparties, the Lenders and the other Secured Parties under or in connection with this Agreement and the other Loan Documents, including, without limitation, (a) the unpaid principal amount of, and interest on (including interest which, but for the commencement of an insolvency, reorganization or bankruptcy case or proceeding or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Borrower or with respect to any of its assets, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in any such case or proceeding), all Loans then outstanding and (b) all Commitment Fees, Administrative Agent Fees, other fees, reasonable and documented out-of-

pocket expenses, indemnity payments and other amounts owed to any Secured Party pursuant to this Agreement and the other Loan Documents, in each case, whether or not then due and payable.

"Obligor" means, with respect to a Collateral Loan, any Person who is obligated to repay such Collateral Loan (including, if applicable, a guarantor thereof), or any Person whose assets are relied upon by the Borrower at the time such Collateral Loan was acquired by the Borrower as the source of repayment of such Collateral Loan.

"Obligor Diversity Measure" means, as of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each Obligor, obtained by dividing (i) the aggregate outstanding principal balance at such time of all Collateral Loans (other than Defaulted Loans) issued by such Obligor by (ii) the aggregate outstanding principal balance at such time of all Collateral Loans (other than Defaulted Loans).

"OECD" means the Organisation for Economic Co-operation and Development.

"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.

"Offer" means with respect to any loan or security, any offer by the obligor or issuer of such loan or security or by any other Person made to all of the holders of such loan or security to purchase or otherwise acquire such loan or security (other than pursuant to any redemption in accordance with the terms of the applicable Related Contracts or for the purpose of registering the loan or security) or to convert or exchange such loan or security into or for Cash, securities or any other type of consideration.

"Originator Requirement" has the meaning set forth in the definition of "Eligibility Criteria."

"Other Connection Taxes" means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loans or Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.5).

"Overcollateralization Ratio" means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a) the sum of (i) the Principal Collateralization Amount as of such date plus (ii) the Portfolio Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Loans as of such date minus (iii) the Excess Concentration Amount for all Collateral Loans as of such date; by

(b) the sum of (i) the aggregate outstanding principal amount of the Loans as of such date plus (ii) the Portfolio Exposure Amount for all Collateral Loans as of such date.

"Overcollateralization Ratio Test" means a test satisfied on any Measurement Date if the Overcollateralization Ratio equals or exceeds 138.46%.

"Parent" means ASIF, a Delaware statutory trust.

"Participant" has the meaning set forth in Section 12.6(b)(i).

"Participant Register" has the meaning set forth in Section 12.6(b)(ii).

"Participation Interest" means a participation interest in a loan that, at the time of acquisition, or the Borrower's commitment to acquire the same, satisfies each of the following criteria: (i) such participation interest would constitute a Collateral Loan were it acquired directly, (ii) the Selling Institution is a lender in respect of such loan, (iii) the aggregate participation interest in such loan granted by such Selling Institution to any one or more participants does not exceed the principal amount or commitment with respect to which the Selling Institution is a lender under such loan, (iv) such participation interest does not grant, in the aggregate, to the participant in such participation interest a greater interest than the Selling Institution holds in the loan or commitment that is the subject of the participation interest, (v) the entire purchase price for such participation interest is paid in full at the time of the Borrower's acquisition thereof (or, in the case of a participation interest in a Revolving Collateral Loan or a Delayed Funding Loan, at the time of the funding of such Revolving Collateral Loan or Delayed Funding Loan, as applicable), (vi) the participation interest provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the participation interest and (vii) such participation interest is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants.

"PATRIOT Act" means the "Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001" (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

"Payment Account" means the payment account established pursuant to Section 8.3(a).

"Payment Recipient" has the meaning specified in Section 7.11(a).

"Percentage Share" means, when used:

(a) with respect to a Revolving Lender's obligation to make Revolving Loans and right to receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) such Revolving Lender's Revolving Commitment by (ii) the Total Revolving Commitment; provided that, if the Total Revolving Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Revolving Lender's Revolving Loans and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans;

(b) with respect to a Term Lender's obligation to make Term Loans and right to receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) such Term Lender's Term Commitment by (ii) the Total Term

Commitment; provided that, if the Total Term Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Term Lender's Term Loans and the denominator shall be the aggregate unpaid principal amount of all Term Loans; and

(c) with respect to any other matters, for any Lender, the percentage obtained by dividing (i) the sum of such Lender's Undrawn Commitments plus the aggregate outstanding principal amount of Loans held by such Lender at such time by (ii) the sum of all Lenders' Undrawn Commitments plus the aggregate outstanding principal amount of all Loans at such time.

"Permitted CLO Transaction" means any capital markets transaction undertaken by the Servicer (or an Affiliate thereof) or a special purpose vehicle for which the Servicer (or an Affiliate thereof) acts as asset manager or in a similar capacity (a "CLO Issuer") in which securities or other debt obligations are issued and are secured in whole or in part by a material portion (as determined by the Administrative Agent in its reasonable discretion) of the Collateral Loans comprising the Collateral, including any collateralized loan obligation transaction, term or other asset backed securitization transaction for which, the Administrative Agent (or an affiliate thereof) acts as underwriter or administrative agent or has otherwise provided consent thereto.

"Permitted Distribution" means any of the following: (a) a distribution to the Parent from the proceeds of the sale of Collateral Loans in connection with a Permitted CLO Transaction, so long as (x) after giving effect to such distribution and to any related prepayment of Loans from the proceeds of such sale pursuant to Section 2.7(g), (i) no Event of Default, Default or Servicer Event of Default has occurred and is continuing or would result from such distribution and any related prepayment of Loans and (ii) each Collateral Quality Test and the Concentration Limitations are satisfied (or, if not satisfied, maintained or improved) and the Portfolio Advance Rate Test, the requirements of Section 5.41 and the Coverage Tests are satisfied, (y) the Administrative Agent has confirmed in writing to the Borrower (with a copy to the Collateral Agent) that it is reasonably satisfied that the requirements set forth in clause (x) hereof are satisfied, and (z) the Borrower gives at least two Business Days' notice concerning such distribution to the Agents and S&P (which notice shall contain a certificate of an Authorized Officer of the Borrower certifying as to the satisfaction of the requirements set forth in sub-clause (x) above with respect to such distribution), (b) a Permitted RIC Distribution or (c) a Permitted Parent Distribution.

"Permitted Liens" means (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if the Borrower shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens, (b) Liens granted to the Collateral Agent for the benefit of the Secured Parties pursuant to or by the Loan Documents, (c) Liens in favor of the Borrower created pursuant to the Contribution Agreement and assigned to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, (d) the restrictions on transferability imposed by the Related Contracts (but only to the extent relating to customary procedural requirements and agent and Obligor consents), (e) the restrictions on transferability imposed by any shareholder agreements in respect of Equity Securities acquired in connection with the restructuring of a Collateral Loan or the exercise of remedies with respect thereto, (f) with respect to agented Collateral Loans, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such Obligor under the related Collateral Loan, (g) with respect to any interest in Related Property, materialman's, warehouseman's, mechanics' and other Liens arising by operation of law in the ordinary course of business if such sums shall not at the time be due and payable or if the appropriate person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the appropriate person, and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens, (h) precautionary Liens and filings of financing statements under the UCC, covering assets sold to or contributed to any Person not prohibited hereunder and (i) Liens in favor of the Custodian or Securities Intermediary to secure amounts owing to it pursuant to the Account Control Agreement.

"Permitted Parent Distributions" means, during the Reinvestment Period only, a distribution to the Parent of Principal Proceeds, so long as after giving effect to such distribution, (i) no Event of Default, Default or Servicer Event of Default has occurred and is continuing or would result from such distribution, (ii) each Collateral Quality Test, the Concentration Limitations, the Portfolio Advance Rate Test, the requirements of Section 5.41 and the Coverage Tests are satisfied and (iii) on the date of distribution, the Overcollateralization Ratio is not less than 153.85% on a pro forma basis.

"Permitted PIK Loan" means any loan that provides for periodic payments of interest thereon in cash no less frequently than semi-annually and the portion of interest required to be paid in cash under the terms of the applicable Related Contract results in such loan having an effective rate of current interest paid in cash on such day of not less than (a) in the case of a Fixed Rate Obligation, 4.00% per annum or (b) otherwise, Term SOFR plus 3.00% per annum. For the avoidance of doubt, if the Obligor under a loan described in the exclusion above fails to make a required cash interest payment thereunder and such failure continues longer than the grace period set forth for such payment in clause (a) of the definition of "Defaulted Loan", such loan shall be considered a Defaulted Loan.

"Permitted RIC Cap Amount" means, with respect to Permitted RIC Distributions made during any Interest Period, the excess, if any, of the product of 0.20% multiplied by the Fee Basis Amount on the first day of such Interest Period over the aggregate amount of Permitted RIC Distributions and Permitted Parent Distributions previously made during such Interest Period.

"Permitted RIC Distribution" means distributions on any date to the Parent (from the Collection Account or otherwise) to the extent required to allow the Parent to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Parent in or with respect to any taxable year of the Parent (or any calendar year, as relevant); provided that (A) no Tier One Event of Default has occurred and is continuing; (B) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Parent shall not exceed 115.0% of the amounts that the Borrower would have been required to distribute to the Parent to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower's liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower's liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code; (C) if the date of distribution is a Monthly Payment Date, the Overcollateralization Ratio is not less than 138.46% on a pro forma basis, (D) if the date of distribution is not a Monthly Payment Date (i) all Coverage Tests are satisfied immediately prior to and immediately after giving effect to such Permitted RIC Distribution, (ii) sufficient Interest Proceeds and/or Principal Proceeds will be available on the next Monthly Payment Date to pay in full all amounts due and payable under clauses (A) through (E) of Section 9.1(a)(i) on such Monthly Payment Date; and (iii) such Permitted RIC Distribution shall not exceed the Permitted RIC Cap Amount for the related Interest Period and (E) the Borrower provides the Administrative Agent (with a copy to the Collateral Agent) with reasonably detailed information supporting its distribution is in compliance with in this definition; provided further that if the Loans have been accelerated in accordance with this Agreement, the Borrower shall cease to make Permitted RIC Distributions unless the Controlling Parties consent thereto. Notwithstanding anything herein to the contrary, after the occurrence and during the continuation of a Tier Two Event of Default, Permitted RIC Distributions shall be permitted pursuant to Section 9.1(a)(i) from Interest Proceeds only; provided that, no Tier One Event of Default has occurred and is continuing and the amount of Permitted RIC Distributions made in any calendar quarter during the continuation of a Tier Two Event of Default shall not exceed the lower of (1) $1,500,000 (or such greater amount consented to in writing by the Administrative Agent in its sole discretion and the Controlling Parties) and (2) one-fourth of the amount permitted under the 115.0% limitation set forth in clause (B) above.

"Person" means an individual, a corporation, a partnership, an association, a trust, a limited liability company, member or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"PIK Loan" means any loan that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest.

"PIKing Loan" means a PIK Loan that is deferring the payment of interest due thereon (other than supplemental interest in the case of a PIK Loan that continues to pay interest in cash on a current basis in accordance with the terms of such PIK Loan as such terms existed prior to the applicable deferral or capitalization of interest) and has been so deferring the payment of interest thereon for six or more consecutive months; provided that, if such obligation is paying an amount at least equal to Term SOFR + 2.50% as of any date of determination, it shall not be a PIKing Loan.

"Plan" means at any time an "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by the Borrower or a member of its ERISA Group or (ii) has at any time within the preceding five plan years been maintained, or contributed to, by the Borrower or a member of its ERISA Group.

"Pledged Collateral" has the meaning specified in the Granting Clause hereof.

"Portfolio Advance Rate" means, as of any Measurement Date (or other applicable date), the ratio (expressed as a percentage) obtained by dividing:

(a) the sum of (i) the aggregate outstanding principal amount of all Loans as of such date plus (ii) the Portfolio Exposure Amount for all Collateral Loans as of such date; by

(b) the sum of (i) the Principal Collateralization Amount as of such date plus (ii) the Portfolio Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Loans as of such date minus (iii) the Excess Concentration Amount for all Collateral Loans as of such date.

"Portfolio Advance Rate Test" means a test satisfied on any Funding Date or other date of determination if the Portfolio Advance Rate at such time is less than or equal to the Maximum Advance Rate.

"Portfolio Exposure Amount" means the excess (if any) of (i) the sum of (x) the aggregate Exposure Amount at such time plus (y) the aggregate Unsettled Amount at such time over (ii) the sum of (x) amounts on deposit in the Future Funding Reserve Account on such date and (y) amounts on deposit in the Collection Account on such date, including Eligible Investments, representing Principal Proceeds.

"Post-Default Rate" has the meaning assigned to such term in Section 2.5(c).

"Prime Rate" means, for any day, the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the "Prime Rate" (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the "Prime Rate" is different from that published on the preceding Business Day. If The Wall Street Journal no longer reports the Prime Rate, or if the Prime Rate no longer exists, or the Administrative Agent determines in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, then the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Prime Rate. Notwithstanding the foregoing or any other provision of this Agreement, the rate calculated pursuant to this definition shall not be less than 0%.

"Principal Allocation Formula" means:

(a) prior to the end of the Reinvestment Period, with respect to a prepayment of the Loans as specifically set forth herein:

first, to the Revolving Loans in an amount equal to the excess, if any, of (x) the Portfolio Exposure Amount on such Monthly Payment Date (or other applicable date of payment) over (y) the aggregate Undrawn Commitments in respect of the Revolving Loans on such Monthly Payment Date (or other applicable date of payment), and second, to each of the Revolving Loans and Term Loans in accordance with their respective Principal Sharing Percentages (determined immediately prior to the application provided for in this clause second); and

(b) on the last day of the Reinvestment Period and after the end of the Reinvestment Period, with respect to a prepayment of the Loans as specifically set forth herein, to each of the Revolving Loans and Term Loans in accordance with their respective Principal Sharing Percentages (determined immediately prior to the application provided for in this clause (b));

provided, in each case, that if the Principal Allocation Formula would result in the allocation of a payment of principal to the Revolving Loans in excess of the aggregate outstanding principal amount thereof, then the amount of such excess shall be deposited into the Future Funding Reserve Account.

"Principal Balance" means, as of any date of determination with respect to any Collateral Loan, the aggregate outstanding principal amount of such Collateral Loan as of such date (provided that with respect to a Delayed Funding Loan, the aggregate outstanding principal amount refers to the sum of (i) the funded portion of such Delayed Funding Loan as of such date and (ii) the unfunded portion of such Delayed Funding Loan as of such date), excluding (a) deferred or capitalized interest on any Collateral Loan (other than any such interest that was added to principal on or before the date when such Collateral Loan was acquired by the Borrower) and (b) any portion of such principal amount that has been assigned or participated by the Borrower pursuant to Section 10.1; provided that for all purposes the Principal Balance of any Equity Security shall be deemed to be zero.

"Principal Collateralization Amount" means, at any time, the sum of:

(a) the Aggregate Principal Balance of all Collateral Loans (excluding any Non-Elevated Participation Interests, Defaulted Loans, PIKing Loans, Long-Dated Loans, Discount Loans and Current Pay Obligations (each as to which the applicable rule below shall apply)); plus

(b) (i) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds plus (ii) the aggregate amount of funds on deposit in the Future Funding Reserve Account, constituting Principal Proceeds, including Eligible Investments, in each case, without duplication of amounts included in clause (a); plus

(c) any Non-Elevated Participation Interest shall have a value of zero; plus

(d) for each Defaulted Loan that has been a Defaulted Loan for less than 12 months, the Recovery Value and, for each other Defaulted Loan, zero; plus

(e) for each PIKing Loan, the S&P Collateral Value; plus

(f) for Long-Dated Loans representing up to 5.0% of Total Capitalization, the Recovery Value of each such Long-Dated Loan and, for each other Long-Dated Loan, zero; plus

(g) for each Discount Loan, the aggregate purchase price, excluding accrued interest, expressed as a Dollar amount, for such Discount Loan (after adding the amount of any subsequent borrowings and/or subtracting the amount of any subsequent repayments thereof); plus

(h) for each Current Pay Obligation in excess of clause (g) of the definition of "Concentration Limitation", the lesser of (i) the Market Value of such Current Pay Obligation (but no greater than the par value of such Current Pay Obligation) and (ii) 90% of the Principal Balance of such Current Pay Obligation; minus

(i) the CCC Excess Adjustment Amount;

provided that, (i) with respect to any Collateral Loan that satisfies more than one of the definitions of Non-Elevated Participation Interest, Defaulted Loan, PIKing Loan, Long-Dated Loan or CCC Excess Adjustment Amount, such Collateral Loan shall, for the purposes of this definition, be treated as belonging to the category of Collateral Loans which results in the lowest Principal Collateralization Amount on any date of determination, (ii) the Principal Collateralization Amount for any Defaulted Loan which has been a Defaulted Loan for 12 months or more will be zero, (iii) the Principal Collateralization Amount for any Long-Dated Loan in excess of 5.0% of Total Capitalization will be zero and (iv) the Principal Collateralization Amount for any obligation required to be zero under Section 5.18 will be zero.

"Principal Financed Accrued Interest" means with respect to any Collateral Loan, the amount of Principal Proceeds, if any, applied towards the purchase of accrued interest on such Collateral Loan.

"Principal Proceeds" means (a) with respect to any Pledged Collateral (including Cash) any payments with respect thereto that are attributable to principal in accordance with the Related Contracts of such Pledged Collateral or that do not otherwise constitute Interest Proceeds (including unapplied proceeds of the Collateral Loans), (b) any fees received in connection with the reduction of principal of a Collateral Loan (but not any principal repaid in connection therewith), (c) any cash capital contributions made to the Borrower and designated as Principal Proceeds by the Servicer and applied pursuant to Section 6.5, (d) any fees received in connection with a Maturity Amendment and (e) any other amounts that have been designated as Principal Proceeds at the discretion of the Servicer. All sales or assignments of Collateral Loans or any portion thereof pursuant to Section 10.1 shall be for cash on a non-recourse basis the proceeds of which shall be deemed to be Principal Proceeds for all purposes hereunder, and all amounts deposited pursuant to Section 6.5 and designated as Principal Proceeds in accordance therewith shall be deemed to be Principal Proceeds for all purposes hereunder. No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a participation interest shall constitute "Principal Proceeds" hereunder.

"Principal Sharing Percentage" means, with respect to any payment of principal of the Loans that is to be allocated according to the Principal Allocation Formula, a fraction, expressed as a percentage:

(a) the numerator of which is:

(i) in the case of the Term Loans, the aggregate principal amount of the Term Loans outstanding on such date; or

(ii) in the case of the Revolving Loans, the lesser of (x) the sum of (A) the aggregate principal amount of the Revolving Loans outstanding on such date and (B) the Portfolio Exposure Amount on such date and (y) the amount of the Total Revolving Commitment on such date; provided that if the Total Revolving Commitment has been reduced to zero, then the amount determined pursuant to this clause (ii) shall equal the aggregate principal amount of the Revolving Loans outstanding on such date, and

(b) the denominator of which is the sum of:

(i) the aggregate principal amount of the Term Loans outstanding on such date; and

(ii) the lesser of (x) the sum of (A) the aggregate principal amount of the Revolving Loans outstanding on such date and (B) the Portfolio Exposure Amount on such date and (y) the amount of the Total Revolving Commitment on such date; provided that if the Total Revolving Commitment has been reduced to zero, the amount determined pursuant to this clause (ii) shall equal the aggregate principal amount of the Revolving Loans outstanding on such date.

"Priority of Payments" has the meaning set forth in Section 9.1(a); provided that, at all times after the Controlling Parties have exercised their right to direct the liquidation of the Collateral under Article VI, "Priority of Payments" shall mean the priorities set forth in Section 6.4 hereof.

"Proceeding" means any suit in equity, action at law or other judicial or administrative proceeding.

"Process Agent" has the meaning assigned to such term in Section 12.8(c).

"Program Manager" means the investment manager or administrator of a CP Lender, as applicable.

"Prohibited Transaction" means (i) a transaction prohibited under Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA or (ii) a transaction prohibited under Similar Law and not exempted.

"Proposed Portfolio" means the portfolio of Collateral Loans and Eligible Investments resulting from the proposed purchase, sale, maturity or other disposition of a Collateral Loan or a proposed reinvestment in an additional Collateral Loan, as the case may be.

"QFC" has the meaning assigned to such term in Section 12.23.

"QFC Credit Support" has the meaning assigned to such term in Section 12.23.

"Rating Agency" means (i) with respect to the Loans, S&P (and/or, if, at any time any other nationally recognized investment rating agency provides a rating of any Loans solicited by the Borrower, such rating agency) or (ii) with respect to the Collateral generally, DBRS, Moody's, Fitch or S&P (or, if, at any time DBRS, Moody's, Fitch or S&P ceases to provide rating services with respect to debt obligations, any other nationally recognized investment rating agency selected by the Borrower or the Servicer).

In the event that at any time any of the rating agencies referred to above ceases to be a "Rating Agency" and a replacement rating agency is selected in accordance with the preceding sentence, then references to rating categories of such replaced rating agency in this Agreement shall be deemed instead to be references to the equivalent categories of such replacement rating agency as of the most recent date on which such replacement rating agency and such replaced rating agency's published ratings for the type of obligation in respect of which such replacement rating agency is used.

"Rating Condition" means, with respect to any action taken or to be taken by or on behalf of the Borrower, a condition that is satisfied if S&P has confirmed in writing (which may take the form of a press release, electronic messages, facsimile, posting to its internet website, other written communication or other means then considered industry standard) that such action will not cause the then-current rating of the Loans by S&P to be reduced or withdrawn; provided that the Rating Condition will be deemed to be satisfied with respect to any such action if (i) at the time of determination, no Loan is then rated by S&P and the Administrative Agent has consented in writing to the proposed action; (ii) the Administrative Agent and all of the Lenders provide their written approval as to such action and written notice thereof is given to S&P; (iii) S&P has made a public statement to the effect that it will no longer review events or circumstances of the type requiring satisfaction of the Rating Condition in this Agreement for purposes of evaluating whether to confirm the then-current ratings (or Initial Rating) of any of the Loans rated by S&P; or (iv) S&P has communicated to the Borrower, the Servicer or either Agent (or their respective counsel) that it will not review such event or circumstances for purposes of evaluating whether to confirm the then-current ratings (or Initial Rating).

"Real Estate Loan" means any debt obligation that is (a) directly or indirectly secured by a mortgage, deed of trust or similar Lien on commercial real estate, residential real estate, office, retail or industrial property or undeveloped land, is underwritten as a mortgage loan and is not otherwise associated with an operating business or (b) a loan to a company engaged primarily in acquiring and developing undeveloped land (whether or not such loan is secured by real estate).

"Recipient" means (a) the Administrative Agent or (b) any Lender, as applicable.

"Recovery Value" means, for each Defaulted Loan or Long-Dated Loan, the lowest of:

(i) the Principal Balance of such Defaulted Loan or Long-Dated Loan multiplied by the applicable S&P Recovery Rate for such Defaulted Loan or Long-Dated Loan; and

(ii) the Market Value of such Defaulted Loan or Long-Dated Loan;

provided that the Recovery Value for each Defaulted Loan that has been a Defaulted Loan for longer than 12 months shall be zero.

"Refinancing" means a refinancing provided pursuant to a loan, issuance or capital contribution, or from one or more financial institutions, equityholders or other purchasers; provided that no borrowing may occur in connection with a Refinancing prior to the date identified by the Borrower as the prepayment date.

"Regional Diversity Measure" means, as of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each S&P region classification, obtained by dividing (i) the aggregate outstanding principal balance at such time of all Collateral Loans (other than Defaulted Loans) issued by Obligors that belong to such S&P region classification by (ii) the aggregate outstanding principal balance at such time of all Collateral Loans (other than Defaulted Loans).

"Register" has the meaning set forth in Section 12.6(f).

"Registered" means in registered form within the meaning of Sections 881(c)(2)(B)(i) and 163(f) of the Code and Section 5f.103-1(c) of the United States Department of the Treasury regulations, and issued after July 18, 1984.

"Regulation U" means Regulation U of the Federal Reserve Board, as in effect from time to time.

"Reinvestment Period" means the period from and including the Closing Date to and including the earliest of (a) September 1, 2026, (b) the date of the acceleration of the maturity of the Loans or the termination of the Revolving Commitments pursuant to Section 6.2, (c) any date on which the Borrower or the Servicer reasonably determines that it can no longer acquire additional Collateral Loans appropriate for inclusion in the Collateral in accordance with the terms of this Agreement (provided that, in the case of this clause (c), an Authorized Officer of the Servicer shall provide a written certification as to such determination to the Agents, the Lenders and S&P at least five Business Days prior to such date), (d) any date on which an event constituting a Servicer Event of Default has occurred and (e) the date, if any, on which ASIF violates in any material respects the terms of the Upfront Lender Fee Letter; provided that the Reinvestment Period will be automatically suspended in accordance with Section 5.43, unless such suspension is waived in writing by the Controlling Parties. If the Reinvestment Period is terminated pursuant to clause (c) above, the Reinvestment Period can be reinstated with the consent of the Servicer and the Controlling Parties if no other event that would terminate the Reinvestment Period has occurred and is continuing and if the Reinvestment Period is terminated pursuant to clause (b) above, the Reinvestment Period can be reinstated (w) with the consent of the Servicer and the Controlling Parties, (x) if the acceleration has been rescinded and (y) if no other event that would terminate the Reinvestment Period has occurred and is continuing.

"Reinvestment Target Par Balance" means, as of any date of determination, the Target Initial Par Amount minus (i) the aggregate outstanding principal amount of the Loans paid or prepaid in accordance with the Priority of Payments or Section 2.7 that may not be reborrowed or reinstated plus (ii) the amount of any increase in the aggregate outstanding principal amount of the Loans pursuant to any applicable amendment that increases the principal amount of the Loans.

"Related Contracts" means all credit agreements, indentures, note purchase agreements, notes, security agreements, leases, financing statements, guaranties, and other contracts, agreements, instruments and other papers evidencing, securing, guaranteeing or otherwise relating to any Collateral Loan or Eligible Investment or other investment with respect to any Collateral or proceeds thereof (including the applicable underlying instruments and any Loan Assignment Agreement), together with all of the Borrower's right, title and interest in and to all property or assets securing or otherwise relating to any Collateral Loan or other loan or security of the Borrower or Eligible Investment or other investment with respect to any Collateral or proceeds thereof or any Related Contract.

"Related CP Issuer" means a multi-seller commercial paper conduit that issues commercial paper, the proceeds of which are loaned to or are otherwise the CP Lender's source of funding for the CP Lender's acquisition or maintenance of its funding obligations hereunder.

"Related Property" has the meaning assigned to such term in the Granting Clause.

"Relevant Governmental Body" means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

"Requested Conversion Portion" is defined in Section 2.7(b).

"Required Funding Loan Documents" means, for each Collateral Loan, the following documents or instruments, in each case solely to the extent made available to the Borrower or the Servicer (on behalf of the Borrower):

(a) (i) the original executed promissory note or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower), or (ii) if such promissory note is not issued in the name of the Borrower or is a noteless Collateral Loan, an executed copy of each assignment and assumption agreement, transfer document or instrument relating to such Collateral Loan evidencing the assignment of such Collateral Loan from any prior third party owner thereof to the Borrower; and

(b) copies of the executed (i) loan agreement, credit agreement or other agreement pursuant to which a Collateral Loan has been issued or created and (ii) security agreement or other agreement that secures the obligations represented by such Collateral Loan.

"Required Loan Documents" means, for each Collateral Loan, the following documents or instruments, in each case solely to the extent made available to the Borrower or the Servicer (on behalf of the Borrower):

(a) the Required Funding Loan Documents; and

(b) copies of the executed (i) guaranty, (ii) other Underlying Instruments and (iii) if applicable, acquisition agreement (or similar agreement).

"Restricted Person" is defined in Section 12.17.

"Restricted Trading Period" means, from and after the day on which a rating from S&P has been obtained pursuant to Section 5.43, each day during which the S&P rating of the Term Loans or Revolving Loans is one or more sub-categories below the Initial Rating by S&P or the S&P rating of the

Term Loans or Revolving Loans has been withdrawn and not reinstated; provided that such period will not be a Restricted Trading Period (a) if, after giving effect to any purchase or sale of a Collateral Loan, (x) Total Capitalization (excluding the Collateral Loan being sold and including the anticipated net proceeds of such sale, in the case of a sale) will be at least equal to the Reinvestment Target Par Balance and (y) the Overcollateralization Ratio Test is satisfied or (b) upon the direction of the Controlling Parties (provided that (i) the Borrower shall provide notice to S&P of such direction and (ii) such direction shall not apply to any subsequent occurrence of any of the Loans being downgraded, withdrawn or put on watch); provided further that no Restricted Trading Period shall restrict any purchase or sale of a Collateral Loan entered into by the Borrower at a time when a Restricted Trading Period is not in effect, regardless of whether such sale has settled.

"Retained Expense Amount" means U.S.$0.

"Retained Interest" has the meaning assigned to such term in the Retention Letter.

"Retention Letter" means a letter relating to the retention of net economic interest in substantially the form of Exhibit F hereto (relating to the EU Securitisation Regulation), from the Retention Provider and addressed to and for the benefit of the Borrower, the Administrative Agent and any EU Affected Lender and any future EU Affected Lender, dated the date of accession of the first acceded EU Affected Lender, and amended or restated on each accession date of an EU Affected Lender.

"Retention Provider" means the Parent.

"Retention Requirements" has the meaning assigned to such term in the Retention Letter.

"Revolving Collateral Loan" means a Collateral Loan that provides the Obligor thereunder with a revolving credit facility from which one or more borrowings may be made up to the stated principal amount of such revolving credit facility and which provides that borrowed amounts may be repaid and reborrowed from time to time.

"Revolving Commitment" means, on any date of determination and with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans to the Borrower during the Commitment Period in the amount set forth opposite such Revolving Lender's name in the Commitment Schedule or as set forth in the Register after the Closing Date, as such amount may be terminated, reduced or increased (including pursuant to Section 2.7) in accordance with the terms of this Agreement.

"Revolving Lender" means each Person that is listed as a "Revolving Lender" on the signature pages hereto, any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of the Revolving Loans and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of the Revolving Loans; provided that all Revolving Lenders shall be Approved Lenders.

"Revolving Loans" has the meaning assigned to such term in Section 2.1.

"Sale Proceeds" means all proceeds (excluding accrued interest, if any) received with respect to Collateral as a result of sales of such Collateral less any reasonable expenses incurred by the Borrower, the Servicer, the Collateral Agent, the Collateral Administrator, the Custodian, the Document Custodian or the Securities Intermediary (other than amounts payable as Administrative Expenses) in connection with such sales.

"Sanctioned Country" means, at any time, a country or territory that is, the subject or target of any comprehensive Sanctions, including, without limitation, at the time of this Agreement, the Crimea region of Ukraine, the so-called Luhansk People's Republic, the so-called Donetsk People's Republic, Cuba, Iran, North Korea and Syria.

"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, Canada, United Kingdom the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country, (c) the government of a Sanctioned Country or the Government of Venezuela or (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c).

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) Canada, including Global Affairs Canada and Public Safety Canada, (c) the United Nations Security Council, (d) the European Union, (e) any European Union Member State or (f) His Majesty's Treasury of the United Kingdom.

"Scenario Default Rate" means, with respect to the Loans at any time:

(a) during any S&P CDO Monitor Formula Election Period:

(i) 0.137223; plus

(ii) the quotient of (x) the S&P Equivalent Weighted Average Rating Factor divided by (y) 8829.01, minus

(iii) the quotient of (x) the Default Rate Dispersion divided by (y) 20413.6, minus

(iv) the quotient of (x) the Obligor Diversity Measure divided by (y) 9556.72, minus

(v) the quotient of (x) the Industry Diversity Measure divided by (y) 2256.55, minus

(vi) the quotient of (x) the Regional Diversity Measure divided by (y) 40.2751, plus

(vii) the quotient of (x) the Weighted Average Life divided by (y) 26.7396; or

(b) during any S&P CDO Monitor Model Election Period, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, determined by the Servicer (which determination shall be made solely by application of the S&P CDO Monitor at such time).

"Scheduled Distribution" means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan, determined in accordance with the assumptions specified in Section 1.3.

"Scotiabank" means The Bank of Nova Scotia, together with its successors and assigns.

"SEC" means the United States Securities and Exchange Commission.

"Second Lien Loan" means any assignment of or Participation Interest in or other interest in a loan that (a) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of the loan other than a Senior Secured Loan with respect to the liquidation of such Obligor or the collateral for such loan, (b) is secured by a valid second priority perfected security interest or lien in, to or on specified collateral securing the Obligor's obligations under the loan the value of which is adequate (in the commercially reasonable judgment of the Servicer, as determined at the time of purchase which determination shall not be questioned based on subsequent events) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured by a lien or security interest in the same collateral, which security interest or lien is not subordinate to the security interest or lien securing any other debt for borrowed money other than a Senior Secured Loan on such specified collateral and (c) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (c) shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that (i) the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) and (ii) such subsidiary does not have any Indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness incurred in the ordinary course of business).

"Secured Parties" means, collectively, the Agents, any Interest Hedge Counterparty and the Lenders.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Intermediary" means U.S. Bank National Association, in its capacity as securities intermediary under the Account Control Agreement.

"Selling Institution" means an entity obligated to make payments to the Borrower under the terms of a Participation Interest.

"Senior Authorized Officer" means, with respect to any Person, any officer of such Person that is a chief executive officer, chief operating officer, chief credit officer, credit committee member, executive vice president or president (or, in each case, any other officer with a position analogous to those identified above and in the case of any limited liability company, any manager) or any other officer responsible for the management or administration of the Collateral or the performance of such Person's obligations under the Loan Documents.

"Senior Secured Loan" means any assignment of, Participation Interest in or other interest in a loan that (a) is secured by a first priority perfected security interest or lien on specified collateral securing the Obligor's obligations under such loan (subject to customary exemptions for permitted liens, including, without limitation, for Super-Priority Revolving Facilities), (b) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the loan (other than with respect to trade claims, capitalized leases or similar obligations, including for Super-Priority Revolving Facilities); (c) the value of the collateral securing the loan at the time of acquisition together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Servicer which determination shall not be questioned based on subsequent events) to repay the loan in accordance with its terms and to repay all other loans of equal seniority secured by a first lien or security interest in the same collateral; and (d) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (d) shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that (i) the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) and (ii) such subsidiary does not have any Indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness incurred in the ordinary course of business).

"Senior Services Fee" means, a fee that (i) accrues during each Interest Period at a rate equal to 0.35% per annum (calculated on the basis of a 360-day year consisting of twelve 30-day months) of the Fee Basis Amount at the beginning of such Interest Period and (ii) is payable in arrears on the Monthly Payment Date ending or immediately following such Interest Period.

"Servicer" means ASIF, in its capacity as such, until a successor Person shall have become the servicer pursuant to the provisions of this Agreement, and thereafter "Servicer" shall mean such successor Person.

"Servicer Event of Default" means the occurrence of one of the following events:

(a) any failure by the Servicer to deposit or credit, or to deliver for deposit, in the Collection Account any amount required hereunder to be so deposited, credited or delivered or to make any required distributions therefrom (after giving effect to the greater of (x) a grace period of two (2) Business Days and (y) any related grace period or applicable notice period or requirement not to exceed five (5) calendar days);

(b) (i) willful violation or willful breach by the Servicer of any provision of this Agreement or any other Loan Document applicable to it or (ii) failure on the part of (x) the Servicer duly to observe or to perform in any material respect (or, if any such covenant or agreement is already qualified by the words "material", "materially" or "Material Adverse Effect", in any respect) any other covenant or agreement of the Servicer or (y) the Parent duly to observe or perform in any material respect (or, if any such covenant or agreement is already qualified by the words "material", "materially" or "Material Adverse Effect", in any respect) any covenant or agreement of the Parent contained in Article V of the Contribution Agreement, in each case under this clause (ii), which failure continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier of (A) the actual knowledge of such violation or breach by any Authorized Officer of the Servicer and (B) the date on which written notice of such failure shall have been given to the Servicer by the Borrower or the Agent;

(c) any representation, warranty or statement of (x) the Servicer made in this Agreement or any certificate, report or other writing delivered pursuant hereto or (y) the Parent made or deemed to have been made under Article IV of the Contribution Agreement, in each case, shall prove to be materially incorrect as of the time when the same shall have been made and within thirty (30) days (if such can be remedied) after the earlier of (A) the actual knowledge of such violation or breach by any Authorized Officer of the Servicer and (B) written notice thereof shall have been given to the Servicer by the Borrower or the Agent, the circumstance or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured;

(d) an Event of Default occurs with respect to the Servicer;

(e) the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $10,000,000, individually or in the aggregate; or the occurrence of any event or condition that has resulted in or permits the acceleration of such recourse debt, whether or not waived;

(f) the rendering against the Servicer of one or more final, non-appealable judgments, decrees or orders for the payment of money in excess of $10,000,000 (exclusive of judgment amounts to the extent covered by applicable insurance), individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than sixty (60) consecutive days without a stay of execution;

(g) a Change in Control occurs;

(h) ASIF ceases to be the Servicer other than in the case where a successor Servicer becomes the Servicer in accordance with this Agreement;

(i) the Servicer determines (as evidenced by an opinion of counsel rendered for the benefit of the Agent and the Lenders) that the performance of any of its material obligations under the Loan Documents is or would be prohibited under Applicable Law; or

(j) (i) the occurrence of an act by the Servicer or any of its officers or managers that constitutes fraud or a criminal offense in the performance of its obligations under this Agreement or any other Loan Document applicable to it as finally determined by a court of competent jurisdiction, (ii) the Servicer being indicted for a criminal offense materially related to the commercial lending or asset management business of the Servicer or (iii) any investment professional of the Servicer holding the title "managing director" having primary responsibility for the management or administration of the Collateral or the performance by the Servicer of its obligations under this Agreement or any other Loan Document being indicted for a criminal offense materially related to the business of the Servicer and such investment professional continues to have such primary responsibility for a period of 30 days after such indictment..

"Services Fee" means, collectively, the Senior Services Fee and the Subordinated Services Fee.

"Servicing Standard" means, with respect to any Collateral Loans, to service and administer such Collateral Loans in accordance with Applicable Law, the terms of this Agreement, the Underlying Instruments, all customary and usual servicing practices for loans like the Collateral Loans and, to the extent consistent with the foregoing, the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others.

"Similar Law" means any federal, state, local or non-U.S. law or regulations that are substantially similar to Section 406 of ERISA or Section 4975 of the Code.

"S&P CDO Monitor" means the dynamic, analytical computer model developed by S&P used to calculate the default frequency in terms of the amount of debt assumed to default as a percentage of the original principal amount of the Collateral Loans consistent with a specified benchmark rating level based upon certain assumptions (including the applicable S&P Weighted Average Recovery Rate) and S&P's proprietary corporate default studies, as may be amended by S&P from time to time upon notice to the Borrower, the Administrative Agent, the Servicer and the Collateral Administrator. The model is available at https://www.sp.sfproducttools.com/sfdist/login.ex. Each S&P CDO Monitor shall be chosen by the Servicer and associated with either (x) an S&P Weighted Average Recovery Rate for the Loans and a Weighted Average Spread from Section 2 of Schedule C or (y) an S&P Weighted Average Recovery Rate and a Weighted Average Spread confirmed by S&P; provided that as of any date of determination the S&P Weighted Average Recovery Rate equals or exceeds the S&P Weighted Average Recovery Rate chosen by the Servicer and the Weighted Average Spread equals or exceeds the Weighted Average Spread chosen by the Servicer.

"S&P CDO Monitor Cash Adjustment" means, at any time, the amount calculated from the formula (LCA / AR) – TC where (a) "LCA" equals the Total Revolving Commitment plus the Total Term Commitment, (b) "AR" equals the aggregate outstanding principal amount of the Loans divided by the Principal Collateralization Amount and (c) "TC" equals Total Capitalization.

"S&P CDO Monitor Formula Election Date" means the date designated by the Servicer upon at least five Business Days' prior written notice to S&P, the Administrative Agent and the Collateral Administrator as the date on which the Borrower will cease to utilize the S&P CDO Monitor in determining compliance with the S&P CDO Monitor Test.

"S&P CDO Monitor Formula Election Period" means (i) the period from the Closing Date until the occurrence of an S&P CDO Monitor Formula Election Date and (ii) thereafter, any date on and after an S&P CDO Monitor Formula Election Date. Only one S&P CDO Monitor Formula Election Date may occur following the Closing Date.

"S&P CDO Monitor Model Election Date" means the date designated by the Servicer, at any time after the Closing Date, upon at least five Business Days' prior written notice to S&P, the Administrative Agent and the Collateral Administrator, as the date on which the Servicer will elect to utilize the S&P CDO Monitor in determining compliance with the S&P CDO Monitor Test.

"S&P CDO Monitor Model Election Period" means any date on and after an S&P CDO Monitor Model Election Date so long as no S&P CDO Monitor Formula Election Date has occurred since such S&P CDO Monitor Model Election Date.

"S&P CDO Monitor Test" means a test that shall be satisfied if on any Measurement Date on and after the Initial Rating Date (and, during any S&P CDO Monitor Model Election Period, following receipt by the Servicer of the S&P CDO Monitor input files), if, after giving effect to the purchase of a Collateral Loan, the Default Differential of the Proposed Portfolio with respect to the Loans is positive. The S&P CDO Monitor Test shall be considered to be improved if the Default Differential of the Proposed Portfolio that is not positive is greater than the Default Differential of the Current Portfolio.

"S&P Collateral Value" means with respect to any Defaulted Loan or PIKing Loan, the lesser of (i) the S&P Recovery Amount of such Defaulted Loan or PIKing Loan, as of the relevant Measurement Date and (ii) the Market Value of such Defaulted Loan or PIKing Loan, as of the relevant Measurement Date.

"S&P Counterparty Criteria" means with respect to any Participation Interest (other than Closing Date Participations), a criterion that will be met if immediately after giving effect to such acquisition, the percentage of the Aggregate Principal Balance of the Collateral Loans that consists in the aggregate of Participation Interests (other than Closing Date Participations) of all Selling Institutions and participants that have the same or a lower S&P Rating does not exceed the "Aggregate Percentage Limit" set forth below for such S&P Rating, and the percentage of the Aggregate Principal Balance of the Collateral Loans that consists in the aggregate of Participation Interests (other than Closing Date Participations) of any single Selling Institution or participant that has the S&P Rating set forth below or a lower credit rating does not exceed the "Individual Percentage Limit" set forth below for such S&P Rating:

S&P Rating of Selling Institution or Participant (at or below)	Aggregate Percentage Limit	Individual Percentage Limit
AAA	10.0%	10.0%
AA+	10.0%	10.0%
AA	10.0%	10.0%
AA-	10.0%	10.0%
A+	5.0%	5.0%
A (with an A-1 short-term rating)	5.0%	5.0%
A (with an A-2 short-term rating) or below	0%	0%

"S&P Equivalent Diversity Score" means a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule B hereto.

"S&P Equivalent Weighted Average Rating Factor" means with respect to all Collateral Loans with an S&P Rating of "CCC-" or higher, the number determined by summing the products obtained by multiplying the Principal Balance of each Collateral Loan by its S&P Rating Factor, dividing such sum by the Aggregate Principal Balance of all such Collateral Loans and then rounding the result up to the nearest whole number.

"S&P Industry Classification" means each industry identified in Schedule A hereto.

"S&P Rating" means with respect to any Collateral Loan, as of any date of determination, the rating determined in accordance with the following methodology:

(i) (a) if there is an issuer credit rating of the issuer of such Collateral Loan by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Loan pursuant to a form of guaranty that complies with then-current S&P criteria for use in connection with this transaction, then the S&P Rating shall be such rating (regardless of whether there is a published rating by S&P on the Collateral Loans of such issuer held by the Borrower; provided that private ratings (that is, ratings provided at the request of the obligor) may be used for purposes of this definition if the related obligor has consented to the disclosure thereof and a copy of such consent has been provided to S&P) or (b) if there is no issuer credit rating of the issuer by S&P but (1) there is a senior secured rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Loan shall be one sub-category below such rating; (2) if clause (1) above does not apply, but there is a senior unsecured rating on any obligation or security of the issuer, the S&P Rating of such Collateral Loan shall equal such rating; and (3) if neither clause (1) nor clause (2) above applies, but there is a subordinated rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Loan shall be one sub-category above such rating;

(ii) with respect to any Collateral Loan that is a DIP Loan, the S&P Rating thereof shall be the credit rating assigned to such issue by S&P; provided that such credit rating shall expire on the earlier of (i) the 12-month anniversary of the date S&P assigned such credit rating to such DIP Loan, unless S&P renews such credit rating, in which case, the credit rating shall expire on the 12-month anniversary of the date of renewal and (ii) the date S&P provides notice to the Servicer that the credit quality of such DIP Loan has deteriorated since S&P assigned or renewed such credit rating;

(iii) if there is not a rating by S&P on the issuer or on an obligation of the issuer, then the S&P Rating may be determined pursuant to clauses (a) through (c) below:

(a) if an obligation of the issuer is not a DIP Loan and is publicly rated by Moody's, then the S&P Rating shall be the rating equivalent of the public rating by Moody's of such Collateral Loan except that the S&P Rating of such obligation shall be (1) one sub category below the S&P equivalent of the rating by Moody's if such rating is "Baa3" or higher and (2) two sub-categories below the S&P equivalent of the rating by Moody's if such rating is "Ba1" or lower;

(b) the S&P Rating may be based on a credit estimate provided by S&P, and in connection therewith, the Borrower, the Servicer on behalf of the Borrower or the issuer of such Collateral Loan shall, prior to or within 30 days after the acquisition of such Collateral Loan, apply (and concurrently submit all available Information in respect of such application) to S&P for a credit estimate which shall be its S&P Rating; provided that, if such Information is submitted within such 30-day period, then, pending receipt from S&P of such estimate, such Collateral Loan shall have an S&P Rating as determined by the Servicer in its sole discretion if the Servicer certifies to the Collateral Agent and the Collateral Administrator that it believes that such S&P Rating determined by the Servicer is commercially reasonable and that the credit estimate provided by S&P shall be at least equal to such S&P Rating determined by the Servicer; provided, further, that if such Information is not submitted within such 30-day period, then, pending receipt from S&P of such estimate, the Collateral Loan shall have (1) the S&P Rating as determined by the Servicer for a period of up to 90 days after the acquisition of such Collateral Loan and (2) an S&P Rating of "CCC-" following such 90-day period; unless, during such 90-day period, the Servicer has requested the extension of such period and S&P, in its sole discretion, has granted such request; provided, further, that if such 90-day period (or other extended period) elapses pending S&P's decision with respect to such application, the S&P Rating of such Collateral Loan shall be "CCC-"; provided, further, that if the Collateral Loan has had a public rating by S&P that S&P has withdrawn or suspended within six months prior to the date of such application for a credit estimate in respect of such Collateral Loan, the S&P Rating in respect thereof shall be "CCC-" pending receipt from S&P of such estimate, and S&P may elect not to provide such estimate until a period of six months have elapsed after the withdrawal or suspension of the public rating; provided, further, that the S&P Rating may not be determined pursuant to this clause (b) if the Collateral Loan is a DIP Loan; provided, further, that such credit estimate shall expire 12 months after the acquisition of such Collateral Loan, following which such Collateral Loan shall have an S&P Rating of "CCC-" unless, during such 12-month period, the Borrower applies for renewal thereof in accordance with this Agreement, in which case such credit estimate shall continue to be the S&P Rating of such Collateral Loan until S&P has confirmed or revised such credit estimate, upon which such confirmed or revised credit estimate shall be the S&P Rating of such Collateral Loan; provided, further, that such confirmed or revised credit estimate shall expire on the next succeeding 12-month anniversary of the date of the acquisition of such Collateral Loan and (when renewed annually in accordance with this Agreement) on each 12-month anniversary thereafter; or

(c) with respect to a Collateral Loan that is not a Defaulted Loan, the S&P Rating of such Collateral Loan shall, at the election of the Borrower (at the direction of the Servicer), be "CCC-" provided (i) neither the issuer of such Collateral Loan nor any of its Affiliates are subject to any bankruptcy or reorganization proceedings and (ii) the issuer has not defaulted on any payment obligation in respect of any debt security or other obligation of the issuer at any time within the two year period ending on such date of determination, all such debt securities and other obligations of the issuer that are pari passu with or senior to the Collateral Loan are current and the Servicer reasonably expects them to remain current; provided, further, that the Borrower, the Servicer on behalf of the Borrower or the issuer of such Collateral Loan shall submit all available Information in respect of such Collateral Loan to S&P prior to or within 30 days after the election of the Borrower (at the direction of the Servicer);

(iv) with respect to a Current Pay Obligation that is rated "D" or "SD" by S&P, the S&P Rating of such Current Pay Obligation shall be, at the election of the Borrower (at the direction of the Servicer), the higher of "CCC" or the issue rating by S&P of such Current Pay Obligation; or

(v) with respect to a DIP Loan that has no issue rating by S&P, the S&P Rating of such DIP Loan will be "CCC-";

provided that for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an obligor or its obligations is on "credit watch positive" by S&P, such rating shall be treated as being one sub‑category above such assigned rating and (y) if the applicable rating assigned by S&P to an obligor or its obligations is on "credit watch negative" by S&P, such rating shall be treated as being one sub-category below such assigned rating.

"S&P Rating Factor" means, with respect to each Collateral Loan, the rating factor determined in accordance with the table in Section 3 of Schedule C using such Collateral Loan's S&P Global Ratings' credit rating.

"S&P Recovery Amount" means with respect to any Collateral Loan, an amount equal to the product of:

(a) the S&P Recovery Rate; and

(b) the Principal Balance of such Collateral Loan.

"S&P Recovery Rate" means with respect to a Collateral Loan, the recovery rate set forth in Section 1 of Schedule C using the Initial Rating of the Loans outstanding at the time of determination.

"S&P Recovery Rating" means, with respect to a Collateral Loan for which an S&P Recovery Rate is being determined, the "Recovery Rating" assigned by S&P to such Collateral Loan.

"S&P Weighted Average Recovery Rate" means as of any date of determination, the number, expressed as a percentage and determined for the Loans, obtained by summing the products obtained by multiplying the outstanding Maximum Principal Balance of each Collateral Loan by its corresponding recovery rate as determined in accordance with Section 1 of Schedule C hereto, dividing such sum by the Aggregate Maximum Principal Balance of all Collateral Loans, and rounding to the nearest tenth of a percent.

"SOFR" means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

"SOFR Administrator" means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time, including CME Group Benchmark Administration Limited (CBA) as SOFR Administrator.

"SOFR Administrator's Website" means the website of the Federal Reserve Bank of New York, currently at http: //www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

"SOFR Loans" means Loans accruing interest at an Applicable Rate based upon the Benchmark.

"Specified Change" means any amendment, consent, modification or waiver of, or supplement to, a Related Contract that (a) extends the final maturity of a Collateral Loan beyond the Stated Maturity, (b) reduces or forgives the principal amount of a Collateral Loan (other than a Defaulted Loan that has been a Defaulted Loan for 12 months or more), (c) reduces the rate of interest payable on a Collateral Loan by more than 25% (other than a Defaulted Loan that has been a Defaulted Loan for one year or more), (d) postpones the Due Date of any Scheduled Distribution in respect of a Collateral Loan, (e) subordinates (in right of payment, with respect to liquidation preferences or otherwise) a Collateral Loan, (f) releases any material guarantor or co-obligor of a Collateral Loan from its obligations, (g) releases a material portion of the collateral securing such Collateral Loan (excluding Defaulted Loans and any such releases associated with a prepayment), or (h) changes any of the provisions of a Related Contract specifying the number or percentage of lenders required to effect any of the foregoing.

"Standard & Poor's" or "S&P" means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

"Stated Maturity" means March 1, 2033.

"Step-Down Loan" means an obligation or security which by the terms of the applicable Related Contracts provides for a decrease in the per annum interest rate on such obligation or security (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Down Loan.

"Step-Up Loan" means an obligation or security which by the terms of the applicable Related Contracts provides for an increase in the per annum interest rate on such obligation or security, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Up Loan.

"Structured Finance Obligation" means any obligation issued by a special purpose entity secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor (excluding any loan made to an operating business that buys, sells and/or liquidates such assets in the ordinary course of business), including (but not limited to) collateralized debt obligations, collateralized loan obligations, asset backed securities and mortgage backed securities or any re-securitization thereof.

"Subordinated Loan" means a loan obligation of any corporation, partnership, trust or other business entity which is (whether by its terms or otherwise) subordinate in right of payment or security to any other debt for borrowed money incurred by the Obligor under such loan and that is not a Second Lien Loan or a First Lien/Last Out Loan.

"Subordinated Services Fee" means, a fee that (i) accrues during each Interest Period at a rate equal to 0.15% per annum (calculated on the basis of a 360-day year consisting of twelve 30-day months) of the Fee Basis Amount at the beginning of such Interest Period and (ii) is payable in arrears on the Monthly Payment Date ending or immediately following such Interest Period.

"Subsidiary" means any corporation, limited partnership, limited liability company or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

"Super-Priority Revolving Facility" means with respect to a Collateral Loan, a senior secured revolving facility incurred by the obligor of such Collateral Loan that is prior in right of payment to such loan; provided that the outstanding principal balance and unfunded commitments of such senior secured revolving facility does not exceed 20% of the sum of (x) the outstanding principal balance and unfunded commitments of such revolving facility, plus (y) the outstanding principal balance of the loan, plus (z) the outstanding principal balance of any other debt for borrowed money incurred by such obligor that is pari passu with such loan.

"Supported QFC" has the meaning assigned to such term in Section 12.23.

"Synthetic Security" means a security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

"Target Initial Par Amount" means $1,153,846,000.

"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term Commitment" means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans to the Borrower on the Closing Date in the amount set forth opposite such Term Lender's name on the signature pages hereto (or pursuant to an Assignment and Assumption), as such amount may be terminated, reduced or increased (including pursuant to Section 2.7) from time to time in accordance with the terms of this Agreement.

"Term Lender" means each Person that is listed as a "Term Lender" on the signature pages hereto, any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of a Term Loan, any Person that shall have converted all or a portion of its Revolving Loans into Term Loans pursuant to Section 2.7(b) of this Agreement and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of its Term Loans.

"Term Loan" has the meaning assigned to such term in Section 2.1(b).

"Term SOFR" means, as of any date of determination, the forward-looking term rate based on SOFR for a one-month tenor on the day (such day, the "Term SOFR Determination Day") that is two U.S. Government Securities Business Days prior to the first day of each Interest Period, as such rate is published by the SOFR Administrator; provided that Term SOFR for the first Interest Period means, as of any date of determination, the forward-looking term rate based on SOFR for a three-month tenor on the Term SOFR Determination Day, as such rate is published by the SOFR Administrator; provided, however, that for any Interest Period that is less than or more than one month (or, solely for the first Interest Period, three months) the rate shall be interpolated linearly between (x) either (i) the rate for the next shorter period of time for which rates are available or (ii) if no such rate is available under clause (i), Daily Simple SOFR and (y) the rate for the next longer period of time for which rates are available (rounded to the nearest one hundred thousandth thereof); provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day Term SOFR has not been published by SOFR Administrator and neither a Benchmark Replacement Date with respect to Term SOFR has occurred nor has a replacement rate for Term SOFR been selected pursuant to Section 11.1, then Term SOFR will be such forward-looking term rate based on SOFR published by the SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such forward-looking term rate based on SOFR was published by the SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day. Notwithstanding the foregoing, if Term SOFR with respect to any Interest Period as determined pursuant to the foregoing would be a rate less than 0%, Term SOFR for such Interest Period shall be 0%.

"Term SOFR Determination Day" has the meaning specified in the definition of "Term SOFR".

"Tier One Event of Default" means any Event of Default, including for purposes of this definition any Default, pursuant to clause (a), clause (b), clause (c), clause (d), clause (e)(i), clause (f), clause (g), clause (h), clause (i), clause (k), clause (l) or clause (m) of the definition thereof.

"Tier Two Event of Default" means any Event of Default that is not a Tier One Event of Default.

"Total Capitalization" means, at any time, the sum of (without duplication) (a) the Aggregate Principal Balance of the Collateral Loans (excluding any Defaulted Loans and, other than with respect to the determination of the Concentration Limitations, Excess Concentration Amounts), plus (b) the Recovery Value of the Defaulted Loans, plus (c) the aggregate amount of the Undrawn Commitments, determined for such purpose using the Total Revolving Commitment on the first day of Period 3 as provided in the Commitment Schedule, plus (d) the amount of all cash and Eligible Investments in the Collection Account and in the Future Funding Reserve Account, in each case constituting Principal Proceeds (excluding any Unsettled Amounts to the extent already included in the amount in clause (a)), minus (e) the Portfolio Exposure Amount.

"Total Revolving Commitment" means, as of any date of determination, the aggregate amount of the Revolving Commitments on such date as set forth in the Commitment Schedule.

"Total Term Commitment" means, as of any date of determination, the aggregate amount of the Term Commitments on such date, which as of the Closing Date is $0.

"Transferor" means the Parent as the "Transferor" under the Contribution Agreement.

"Transparency Requirements" means the requirements of Article 7 of the EU Securitisation Regulation including in particular the preparation of the prescribed transparency reports in the form and content mandated thereunder from time to time.

"Treasury Regulations" means the Treasury regulations under the Code.

"U.S. Government Securities Business Day" means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"U.S. Person" means any Person that is a "United States person" as defined in Section 7701(a)(30) of the Code.

"U.S. Special Resolution Regimes" has the meaning assigned to such term in Section 12.23(b).

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

"Underlying Instruments" means the loan agreement, credit agreement or other agreement pursuant to which a Collateral Loan has been issued or created and each other material agreement that governs the terms of or secures the obligations represented by such Collateral Loan or of which the holders of such Collateral Loan are the beneficiaries.

"Undrawn Commitment" means, with respect to any Revolving Lender at any time, an amount (which may not be less than zero) equal to (i) such Lender's Revolving Commitment at such time minus (ii) the aggregate outstanding principal amount of Revolving Loans held by such Revolving Lender at such time.

"Unfunded Amount" means, at any time, the sum of (i) the aggregate Exposure Amount at such time plus (ii) the aggregate Unsettled Amount at such time.

"United States" means the United States of America, including the states and the District of Columbia, but excluding its territories and possessions.

"Unsettled Amount" means, as of any date, all amounts due in respect of any Collateral Loans that the Borrower has entered into a binding commitment to acquire but has not yet settled.

"Upfront Lender Fee" means the fee payable by the Borrower to Scotiabank in accordance with the Upfront Lender Fee Letter on the Closing Date.

"Upfront Lender Fee Letter" means the Letter Agreement, dated as of March 1, 2024, between Scotiabank and ASIF, as amended from time to time in accordance with the terms thereof.

"Weighted Average Coupon" means, with respect to Fixed Rate Obligations (excluding Defaulted Loans), as of any date, the number obtained by:

(x) summing (i) the sum of the products obtained by multiplying the required cash-pay portion of the interest coupon of each such Fixed Rate Obligation (plus any other fees (such as anniversary fees, commitment fees, etc. (not including any fee covered in clause (ii)) that are contractually required to be paid)) as of such date by the Principal Balance of each such Collateral Loan as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Loan that is a Revolving Collateral Loan or a Delayed Funding Loan, the related commitment or undrawn fee as of such date by the Exposure Amount of each such Collateral Loan as of such date, and

(y) dividing such sum by the Aggregate Principal Balance plus the Exposure Amount of all such Collateral Loans, and rounding the result up to the nearest 0.001%;

provided that if the foregoing amount is less than 7.00%, then all or a portion of the Weighted Average Coupon Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

"Weighted Average Coupon Adjustment" means, as of any date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Spread for such date over the Weighted Average Spread selected by the Servicer at such time in connection with the S&P CDO Monitor Test and (ii) the Aggregate Principal Balance of all Floating Rate Obligations (excluding Defaulted Loans) as of such date, and the denominator of which is the Aggregate Principal Balance of all Fixed Rate Obligations (excluding Defaulted Loans) as of such date (in each case, excluding the unfunded portion of any Delayed Funding Loans or Revolving Collateral Loans that are Fixed Rate Obligations). In computing the Weighted Average Coupon Adjustment on any date, the Weighted Average Spread for such date shall be computed as if the Weighted Average Spread Adjustment was equal to zero.

"Weighted Average Life" means, as of any date, the number obtained by (a) for each Collateral Loan (other than a Defaulted Loan), multiplying the amount of each Scheduled Distribution of principal (treating each Revolving Collateral Loan and Delayed Funding Loan as if the same were fully funded) to be paid after such Measurement Date by the number of years (rounded to the nearest hundredth) from such Measurement Date until such Scheduled Distribution of principal is due; (b) summing all of the products calculated pursuant to clause (a); and (c) dividing the sum calculated pursuant to clause (b) by the sum of all Scheduled Distributions of principal due on all the Collateral Loans (other than Defaulted Loans) as of such Measurement Date.

"Weighted Average Spread" means, with respect to any Floating Rate Obligations (excluding Defaulted Loans), as of any date, the number obtained by:

(x) summing (i) the sum of the products obtained by multiplying the excess of the cash-pay portion of the interest rate payable on such Collateral Loan (plus for any Collateral Loan, any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) (such rate stated as a per annum rate) over Term SOFR as then in effect (which spread or excess may be expressed as a negative percentage) by the Principal Balance of each Collateral Loan as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Loan that is a Revolving Collateral Loan or a Delayed Funding Loan, the related commitment or undrawn fee as of such date by the Exposure Amount of each such Collateral Loan as of such date; and

(y) dividing such sum by the Aggregate Principal Balance plus the Exposure Amount of all such Collateral Loans, and rounding the result up to the nearest 0.001%;

provided that if the foregoing amount is less than Weighted Average Spread selected by the Servicer in connection with the S&P CDO Monitor Test, then all or a portion of the Weighted Average Spread Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

"Weighted Average Spread Adjustment" means, as of any date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Coupon for such date over 7.00% and (ii) the Aggregate Principal Balance of all Fixed Rate Obligations (excluding Defaulted Loans) as of such date (in each case, excluding the unfunded portion of any Delayed Funding Loans or Revolving Collateral Loans that are Fixed Rate Obligations), and the denominator of which is the Aggregate Principal Balance of all Floating Rate Obligations as of such date (in each case excluding Defaulted Loans). In computing the Weighted Average Spread Adjustment on any Measurement Date, the Weighted Average Coupon for such date shall be computed as if the Weighted Average Coupon Adjustment was equal to zero.

"Withholding Agent" means the Borrower and the Administrative Agent.

"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

"Zero Coupon Loan" means a Collateral Loan that at the time of acquisition does not by its terms provide for periodic payments of interest in Cash.

Section 1.2 Accounting Terms and Determinations and UCC Terms.
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(a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time.

(b) Unless otherwise specified herein and unless the context requires a different meaning, all terms used herein that are defined in Articles 8 and 9 of the UCC are used herein as so defined.

Section 1.3 Assumptions and Calculations with respect to Collateral Loans. In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loans, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.3 shall be applied. The provisions of this Section 1.3 shall be applicable to any determination or calculation that is covered by this Section 1.3, whether or not reference is specifically made to Section 1.3, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) Scheduled interest due on Collateral Loans on which payments are subject to foreign withholding taxes will be the minimum net amount to be received after giving effect to the maximum permitted withholding and to any "gross-up" payments required to be made by the related Obligor pursuant to such loan's Related Contracts.

(b) Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars.

(c) The determination of the percentage of Total Capitalization that would be represented by a specified type of Collateral Loans will be calculated by dividing the Aggregate Maximum Principal Balance of such specified type of Collateral Loans by Total Capitalization. For purposes of this Section 1.3(c), a "type" of Collateral Loan shall correspond to each clause of the definition of "Concentration Limitations" and clause (d) of the definition of "Eligibility Criteria".

(d) Any portion of a Collateral Loan or other loan or security owned of record by the Borrower that has been assigned by the Borrower to a third party and released from the Lien of this Agreement in accordance with the terms hereof shall no longer constitute Collateral or a Collateral Loan hereunder.

(e) For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include scheduled interest and principal payments on Defaulted Loans unless or until such payments are actually made.

(f) For each Due Period and as of any date of determination, the Scheduled Distribution on any Collateral Loans (other than Defaulted Loans, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero) shall be the sum of (i) the total amount of payments and collections to be received during such Due Period in respect of such Collateral Loans (including the proceeds of the sale of such Collateral Loans received and, in the case of sales which have not yet settled, to be received during such Due Period) and not reinvested in additional Collateral Loans or retained in the Collection Account for subsequent reinvestment pursuant to Section 8.2 that, if received as scheduled, will be available in the Collection Account at the end of such Due Period and (ii) any such amounts received in prior Due Periods that were not disbursed on a previous Monthly Payment Date or retained in the Collection Account for subsequent reinvestment pursuant to Section 8.2.

(g) Each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Loans or other amounts payable pursuant to this Agreement.

(h) References in the Priority of Payments to calculations made on a "pro forma basis" shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(i) For purposes of calculating all Concentration Limitations, in the numerator of any component of the Concentration Limitations, Defaulted Loans will be treated as having a Maximum Principal Balance equal to zero.

(j) Except as otherwise provided herein, Defaulted Loans will not be included in the calculation of the Collateral Quality Test.

(k) For purposes of calculating the Coverage Tests, the Collateral Quality Test and the Concentration Limitations, capitalized or deferred interest (and any other interest that is not paid in cash) on Collateral Loans will be excluded other than any capitalized or deferred interest that is acquired using Principal Proceeds or the proceeds of any Funding.

(l) Portions of the same Collateral Loan acquired by the Borrower on different dates (whether through purchase, receipt by contribution or the making thereof, but excluding subsequent draws under Revolving Collateral Loans or Delayed Funding Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan).

(m) For purposes of calculating the Weighted Average Spread or Weighted Average Coupon, (i) a Collateral Loan that is a Step-Down Loan will be treated as having the lowest per annum interest rate or spread over the applicable index or benchmark rate over the remaining maturity of such Collateral Loan and (ii) a Collateral Loan that is a Step-Up Loan will be treated as having the then current per annum interest rate or spread over the applicable index or benchmark rate.

(n) For purposes of calculating compliance with any tests under this Agreement (including without limitation the Coverage Tests, the Collateral Quality Test, Portfolio Advance Rate Test and the Concentration Limitations), the trade date (and not the settlement date) with respect to any acquisition or disposition of a Collateral Loan or Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred.

(o) For the avoidance of doubt, a failure to satisfy the Eligibility Criteria upon the acquisition of a debt obligation or a breach of Section 5.12 shall not occur solely as a result of any property of an Obligor being subject to a Lien imposed by law, such as materialmen's, warehousemen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith.

(p) All calculations with respect to Scheduled Distributions on the Collateral Loans shall be made on the basis of information as to the terms of each such Collateral Loan and upon reports of payments, if any, received on such Collateral Loan that are furnished by or on behalf of the issuer of such Collateral Loan and, to the extent they are not manifestly in error or the Servicer does not have actual knowledge of an error in such information or reports, such information or reports may be conclusively relied upon in making such calculations.

(q) If a Collateral Loan included in the Collateral would be deemed a Current Pay Obligation but for the applicable percentage limitation in the first proviso to the definition of "Defaulted Loan," then the Current Pay Obligations with the lowest Market Value (expressed as a percentage of the outstanding principal balance of such Current Pay Obligation as of the date of determination) will be deemed Defaulted Loans. Each such Defaulted Loans will be treated as a Defaulted Loan for all purposes until such time as the aggregate principal balance of Current Pay Obligations would not exceed, on a pro forma basis including such Defaulted Loan, the applicable percentage of Total Capitalization.

(r) For the purposes of the S&P CDO Monitor Test and all related definitions, the principal balance of any Equity Security shall be deemed to be zero.

(s) References in this Agreement to the Borrower's "purchase" or "acquisition" of a Collateral Loan include references to the Borrower's purchase, receipt by acquisition, receipt by contribution, making or origination of such Collateral Loan. With respect to Collateral Loan that is originated by the Borrower (x) if the net proceeds received by the applicable Obligor are equal to at least 95% of the par balance thereof, such Collateral Loan shall be deemed to have a "purchase price" of par and (y) if the net proceeds received by the applicable Obligor are less than 95% of the par balance thereof, such Collateral Loan shall be deemed to have a "purchase price" equal to the net proceeds received by the applicable Obligor.

(t) For the avoidance of doubt, each Ineligible Asset shall be disregarded for the purposes of calculating the Coverage Tests, the Collateral Quality Test, the Concentration Limitations and the Portfolio Advance Rate Test.

(u) If the Borrower has entered into a binding commitment to purchase a Collateral Loan during the Reinvestment Period but such purchase has not settled prior to the end of the Reinvestment Period, such Collateral Loan will be treated as having been purchased by the Borrower prior to the end of the Reinvestment Period for purposes of the Eligibility Criteria. Not later than the Business Day immediately preceding the end of the Reinvestment Period, (i) the Servicer shall deliver to the Administrative Agent a schedule of Collateral Loans purchased by the Borrower with respect to which purchases the trade date has occurred but the settlement date has not yet occurred and (ii) shall certify to the Administrative Agent that sufficient Principal Proceeds are available (including, for this purpose, cash on deposit in the Collection Account that constitute Principal Proceeds, any scheduled or unscheduled principal payments that will be received by the Borrower from Collateral Loans with respect to which the related obligor has already delivered an irrevocable notice of repayment or which are required by the terms of the applicable Collateral Loans, as well as any Principal Proceeds that will be received by the Borrower from the sale of Collateral Loans for which the trade date has already occurred but the settlement date has not yet occurred) to effect the settlement of such Collateral Loans.

(v) Any direction required hereunder relating to the purchase, acquisition, sale, disposition or other transfer of any Collateral Loan may be in the form of a trade ticket, confirmation of trade, instruction to post or to commit to the trade, "SWIFT" message, message via Markit Loan Settlement Custodial Services (Markit CIDD) or any other electronic communication or language (including by email or other electronic communication or file transfer protocol) or other Borrower Order from the Borrower or the Servicer on which an Agent may conclusively rely, and which shall constitute a certification that all conditions precedent relating to such purchase, acquisition, sale, disposition or other transfer have been satisfied. Furthermore, with respect to any instruction to the Collateral Agent hereunder relating to the transfer of amounts on deposit in any of the Covered Accounts, a copy of such instruction shall also be required to be given to the Collateral Administrator. Any direction or instruction referred to hereunder or any other Loan Document shall be deemed to constitute a Borrower Order for all purposes hereunder or thereunder.

Section 1.4 Cross-References; References to Agreements. "Herein", "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. Unless otherwise specified, references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article or Section of, or Schedule or Exhibit to, this Agreement, and references in any Article, Section, Schedule or definition to any subsection or clause are references to such subsection or clause of such Article, Section, Schedule or definition. Unless otherwise specified, all references herein to any agreement or instrument shall be interpreted as references to such agreement or instrument as it may be amended, supplemented or restated from time to time in accordance with its terms and the terms of this Agreement and the other Loan Documents. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall".

Section 1.5 Reference to Secured Parties.

(a) In each case herein where any payment or distribution is to be made or notice is to be given to the "Secured Parties", (i) such payments and distributions in respect of the Lenders shall be made to the Administrative Agent and (ii) such notices in respect of the Lenders (other than any Borrower Affiliated Lender) shall be made to the Administrative Agent.

(b) Any reference herein to notice or other delivery to be provided to any Lender or S&P shall no longer be applicable to that Lender after the applicable Loan Payoff Date (whether or not so specified herein).

(c) Any reference herein to a consent to be obtained from any Lender or S&P shall no longer be applicable to that Lender after the applicable Loan Payoff Date (whether or not so specified herein).

(d) Any reference herein to notice or other delivery to be provided to S&P shall no longer be applicable if S&P is no longer rating any of the Loans (whether or not so specified herein).

ARTICLE II

THE LOANS

Section 2.1 The Commitments. On the terms and subject to the applicable conditions hereinafter set forth, including, without limitation, Article III:

(a) each Revolving Lender severally agrees to make loans to the Borrower (each, a "Revolving Loan") from time to time on any Business Day during the period from the Closing Date through the end of the Commitment Period, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding (i) such Revolving Lender's Revolving Commitment and (ii) as to all Revolving Lenders, the Total Revolving Commitment at such time; and

(b) each Term Lender severally agrees to make loans to the Borrower (each, a "Term Loan") on the Closing Date, in an aggregate principal amount at any one time outstanding up to but not exceeding (i) such Term Lender's Term Commitment and (ii) as to all Term Lenders, the Total Term Commitment at such time.

Each such borrowing of a Revolving Loan on any single day is referred to herein as a "Revolving Borrowing"; and each such borrowing of a Term Loan on the Closing Date is referred to herein as a "Term Borrowing". Revolving Borrowing and Term Borrowing are referred to herein collectively as "Fundings".

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Revolving Loans under this Section 2.1 and prepay Revolving Loans under Section 2.7. Term Loans, once repaid, may not be reborrowed.

Each Revolving Lender severally agrees, on the last day of the Reinvestment Period (except if the Reinvestment Period terminates as a result of clause (b) or (d) of the definition thereof) to make a Revolving Loan (and the Borrower hereby directs that such Revolving Loan be made) in an amount equal to its Percentage Share of the Unfunded Amount (less the amount on deposit in the Future Funding Reserve Account) as of the date such Revolving Loan is made (such Revolving Loan, the "Future Funding Reserve Loan"), but only to the extent that its Percentage Share does not exceed its Undrawn Commitment. The Borrower shall deposit the proceeds of such Loans in the Future Funding Reserve Account such that the amounts on deposit in the Future Funding Reserve Account equal the Unfunded Amount.

Section 2.2 Making of the Loans.

(a) If the Borrower desires to request a Funding it shall give the Agents a written notice in substantially the form set forth on Exhibit I hereto (each, a "Notice of Funding"), which Notice of Funding shall promptly be sent by the Administrative Agent to each Revolving Lender not later than 1:00 p.m. (New York City time) at least three Business Days prior to the day of the requested Funding; provided that, with respect to the Funding to be made on the Closing Date, the Notice of Funding shall be sent to each Lender and received by 3:00 p.m. (New York City time) on the Business Day immediately prior to the Closing Date.

(b) Each Notice of Funding shall be dated the date the request for the related Funding is being made, signed by an Authorized Officer of the Borrower or the Servicer on behalf of the Borrower and otherwise be appropriately completed. The proposed Funding Date specified in each Notice of

Funding shall be (i) in the case of the Term Loans, the Closing Date, and (ii) in the case of the Revolving Loans, a Business Day falling during the Commitment Period.

(c) The amount of the Funding requested in each Notice of Funding (the "Requested Amount") shall be equal to (i) in the case of a Funding of Revolving Loans, at least $250,000 and integral multiples of $1,000 in excess thereof (or, if less, the aggregate Undrawn Commitments), and (ii) in the case of a Funding of Term Loans, the Total Term Commitment.

(d) Each Notice of Funding shall be revocable by the Borrower or the Servicer on behalf of the Borrower only if notice of such revocation is given to the Revolving Lenders and the Administrative Agent (with a copy to the Collateral Agent) no later than 5:00 p.m. (New York City time) on the date that is two Business Days before the date of the related Funding. Notices of Funding shall otherwise be irrevocable.

(e) Each Lender shall, not later than 1:00 p.m. (New York City time) on each Funding Date in respect of the Revolving Loan to be funded by it hereunder, make its Percentage Share of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to an account specified by the Borrower or the Servicer on behalf of the Borrower in the Notice of Funding.

(f) The failure of any Lender to fund any Loans on a Funding Date hereunder shall not relieve any other Lender of any obligation hereunder to fund any Loans on such date. Notwithstanding the foregoing and any other provision to the contrary contained herein, if any Revolving Lender shall have failed to fund its Percentage Share of a previously requested Revolving Loan on the applicable date of Funding and the Borrower or the Servicer on behalf of the Borrower provides a new Notice of Funding as a result of such failure to fund, then, in each such case, if necessary to make such Funding, the Borrower shall be permitted a single additional Revolving Loan without regard to the minimum funding limit set forth herein.

Section 2.3 Evidence of Indebtedness; Loan Notes.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Loans funded by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Loans made hereunder shall constitute a "loan" and not a "security" for purposes of Section 8-102(15) of the UCC.

(b) The Administrative Agent shall maintain, in accordance with its usual practices, accounts in which it will record (i) the amount of each Loan funded hereunder to the Borrower, (ii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any principal sum paid by the Borrower hereunder and each Lender's share thereof.

(c) The entries maintained in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.3 shall, absent manifest error, be prima facie evidence of the existence and amounts of the Loans therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of a conflict between the entries maintained in such accounts and the Register, the Register shall control. In the event of a conflict between the entries maintained by a Lender and those maintained by the Administrative Agent, the records of the Administrative Agent shall control.

(d) Any Lender may request that its Loans to the Borrower be evidenced by a Loan Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Loan Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and otherwise appropriately completed. Thereafter, to the extent reflected in the Register, the Loans of such Lender evidenced by such Loan Note (with a copy delivered to the Administrative Agent) and interest thereon shall at all times (including after any assignment pursuant to Section 12.6) be represented by one or more Loan Notes payable to such Lender (or registered assigns pursuant to Section 12.6), except to the extent that such Lender (or registered assignee) subsequently returns any such Loan Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) of this Section 2.3. At the time of any payment or prepayment in full of the Loans evidenced by any Loan Note, such Loan Note shall be surrendered to the Administrative Agent promptly (but no more than five Business Days) following such payment or prepayment in full. Any such Loan Note shall be cancelled and shall not be reissued, and no Loan Note shall be issued in lieu of any prepaid principal amount of any Loan Note. If requested by any Lender in writing, the Borrower shall, at such Lender's expense, obtain a CUSIP or other loan identification number requested by such Lender that is customary for the nature of the Loans made hereunder.

Section 2.4 Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the Stated Maturity.

Section 2.5 Interest Rates.

(a) The Loans shall be SOFR Loans, except as otherwise provided in this Agreement, including without limitation, in clause (i) of the definition of "Applicable Rate" and Sections 11.1 and 11.2.

(b) The Loans shall bear interest on the unpaid principal amount thereof, for each day such Loans are outstanding during each Interest Period applicable thereto, at a rate per annum equal to the Applicable Rate with respect thereto. Such interest shall be payable for each Interest Period on the Monthly Payment Date immediately following the end of such Interest Period and on the Stated Maturity and as otherwise set forth herein.

(c) In the event that, and for so long as, an Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest in respect of all Loans, shall bear interest for each day at the annual rate of the sum of (i) the Applicable Rate for such Loans for such day plus (ii) two percent (the "Post-Default Rate" for such Loans).

(d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder for any Interest Period or portion thereof pursuant to this Section 2.5 and the related definitions; provided that the relevant CP Lender, its Program Manager or its funding agent, as applicable, shall determine and announce to the Administrative Agent the Cost of Funds Rate for each Loan that is made by a CP Lender and to which the Cost of Funds Rate applies, such determination to be conclusive absent manifest error. The Administrative Agent shall give prompt notice to the Borrower, the participating Lenders and the Collateral Agent of each rate of interest so determined and of all amounts to be paid to the Administrative Agent and the Lenders, and its determinations thereof shall be conclusive in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, the Collateral Agent, the Collateral Administrator or any Lender, deliver to the Borrower, the Collateral Agent, the Collateral Administrator or such Lender, as the case may be, a statement showing the reported rates and demonstrating the calculations used by the Administrative Agent or the relevant CP Lender, its Program Manager or its funding agent, as applicable, in determining any interest rate pursuant to this Section 2.5.

(e) The Administrative Agent shall provide notice to the Borrower, the Collateral Agent, the Collateral Administrator and the Lender of any and all Term SOFR rate sets on the date that any such rate set is determined. Each CP Lender, its Program Manager or its funding agent, as applicable, shall notify the Administrative Agent of the Cost of Funds Rate for each Loan that is made by such CP Lender and to which the Cost of Funds Rate applies on or prior to the related Calculation Date in connection with the provision of its invoice or otherwise upon written request. The Cost of Funds Rate for each CP Lender shall be calculated, for each day during the period between the date of such notice and the last day of each Interest Period (the "Estimate Period"), on the basis of such CP Lender's good faith estimate of its funding costs for such Estimate Period, and the amount of interest payable to such CP Lender in respect of the following Interest Period shall be increased by the amount, if any, by which interest at the actual Cost of Funds Rate for such CP Lender for such Estimate Period exceeds the amount estimated or shall be decreased by the amount, if any, by which the amount of interest at the estimated Cost of Funds Rate for such Estimate Period exceeds the amount of interest accrued at the actual Cost of Funds Rate. However, on the Stated Maturity, any such increase or decrease that would be due pursuant to the preceding sentence shall instead be settled and paid on the Stated Maturity. Each CP Lender, its Program Manager or its funding agent, as applicable, shall supply a reconciliation of such amounts as provided in this Section 2.5(e) for each such period to the Administrative Agent and, absent manifest error, such reconciliation shall be conclusive and binding on all parties hereto. The interest rate payable to a CP Lender shall reflect proportionately the different sources of funding used during each Interest Period by such CP Lender to finance its outstanding Loans.

Section 2.6 Commitment Fees.

(a) Commitment Fees Payable. The Borrower shall, subject to Section 11.5(b)(ii)(y), pay to the Revolving Lenders pursuant to Section 6.4 or 9.1, as applicable, ratably in proportion to their respective Percentage Shares (provided that if the Commitment of any Revolving Lender is reduced as the result of a Bail-In Action, such Lender's Percentage Share shall be calculated based on its Commitment as so reduced), the Commitment Fee accruing for each day during each Interest Period. The Commitment Fees shall be payable monthly in arrears on the Monthly Payment Date immediately following each Interest Period for which such fees accrue as provided in the Priority of Payments and shall be calculated by the Administrative Agent pursuant to Section 2.10.

(b) Fees Non-Refundable. All fees set forth in this Section 2.6 shall be deemed to have been earned on the date such payment is due in accordance with the provisions of this Agreement and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions of this Agreement shall be binding upon the Borrower and shall inure to the benefit of the Revolving Lenders regardless of whether any Revolving Loans are actually made.

Section 2.7 Reduction of Commitments; Conversion; Prepayments

(a) Reduction and Termination.

(i) The Total Revolving Commitment (and the Revolving Commitment of each Lender) shall be automatically reduced to zero at 5:00 p.m. (New York City time) on the last day of the Commitment Period. Upon the funding of the Term Loans on the Closing Date as set forth in Section 2.1, the amounts of the Total Term Commitment shall be reduced to zero.

(ii) The Borrower shall have the right at any time to reduce (including a reduction in full that results in a termination of the Revolving Commitments) the Total Revolving Commitment by an amount specified by the Borrower (such amount, the "Commitment Reduction Amount") upon not less than two Business Days' prior notice to the Revolving Lenders, S&P and the Agents, which notice shall specify the effective date of such reduction, and on such effective date the Total Revolving Commitment shall be reduced by the Commitment Reduction Amount; provided that the Borrower shall only have the right to terminate the Revolving Commitments if all amounts in respect of the Revolving Loans and all other Obligations with respect thereto due under this Agreement and the other Loan Documents are satisfied in full, including without limitation all principal, interest, Commitment Fees and Administrative Expenses. Such notice of reduction (1) shall be effective only upon receipt by the Administrative Agent, (2) shall permanently reduce (and, in the case of a reduction in full, shall terminate) the Revolving Commitments of each Revolving Lender on the date specified in such notice and (3) shall specify the Commitment Reduction Amount; provided that no such reduction shall reduce the Total Revolving Commitment below the aggregate principal amount of the Revolving Loans at such time. The Borrower shall provide notice of the appropriate changes to the Commitment Schedule to the Agents, S&P and the Lenders and the Administrative Agent shall make appropriate entries with respect thereto in the Register.

(iii) The Total Revolving Commitment (and the Revolving Commitment of each Lender), once terminated or reduced may not be reinstated.

(iv) The Borrower will not reduce the Total Revolving Commitment if, after giving effect to such reduction or termination, such reduction would result in a Commitment Shortfall.

(b) Conversion of Revolving Loans to Term Loans.

(i) At any time during the Commitment Period, the Administrative Agent may request (with notice to the Borrower, the Collateral Agent and the Servicer) or the Borrower may request (with notice to the Administrative Agent, the Collateral Agent and the Servicer) that any portion (such portion, the "Requested Conversion Portion") of the outstanding Revolving Loans be converted to a Term Loan equal to such Requested Conversion Portion.

(ii) If, on a proposed Conversion Date, the Borrower has requested (and the Administrative Agent has given its prior written consent), or the Administrative Agent has requested (and the Borrower has given its prior written consent), a conversion of the Requested Conversion Portion into a Term Loan as of a such Conversion Date, then, on such Conversion Date, (A) the outstanding principal amount of the applicable Revolving Lender's Revolving Loans shall be reduced by the Requested Conversion Portion and the amount of such reduction shall be converted into a Term Loan equal to such Requested Conversion Portion and (B) the Revolving Commitments of such Lender shall be permanently reduced by such Requested Conversion Portion.

(iii) For all purposes hereunder, the Revolving Loans converted on each Conversion Date shall, as of such date, constitute and be referred to and treated for all purposes as a Term Loan hereunder. Any converting Lender and the Borrower shall cooperate to evidence the repayment and cancellation of any related Loan Note evidencing such Lender's Revolving Loans (or portion thereof) being converted into a Term Loan, as well as the issuance of any related Loan Note evidencing the Term Loans pursuant to Section 2.3(d).

(iv) The Borrower will not convert any Revolving Loans to Term Loans if, after giving effect to such conversion, a Commitment Shortfall would exist.

(v) The Borrower shall provide notice to S&P of any Revolving Loans (or portion thereof) converted into a Term Loan pursuant to this Section 2.7(b). The Borrower shall provide notice of the appropriate changes to the Commitment Schedule to the Agents, S&P and the Lenders and the Administrative Agent shall make appropriate entries with respect thereto in the Register.

(c) Prepayments on Monthly Payment Dates. On each Monthly Payment Date, the Loans will be prepaid to the extent required under the Priority of Payments. To the extent designated by the Borrower in writing to the Administrative Agent (with a copy to the Collateral Agent), each such prepayment of Revolving Loans shall result in a permanent reduction (or termination, as applicable) of the Revolving Commitments.

(d) Other Prepayments. Subject to the requirements that after giving effect to the proposed prepayment (x) there will be sufficient funds in the Collection Account to make all payments described in clauses (A) through (C) of Section 9.1(a)(i) on the next Monthly Payment Date (or if such prepayment is made on a Monthly Payment Date, on such Monthly Payment Date) and (y) there is no Commitment Shortfall, on any Business Day that is not a Monthly Payment Date:

(i) The Borrower may (A) upon at least three Business Days' notice (which notice shall contain a certificate of an Authorized Officer of the Borrower certifying as to the satisfaction of the requirements set forth in this Section 2.7(d) with respect to such proposed prepayment) to the Agents and S&P, prepay all or any portion of the Loans then outstanding, without penalty or premium, by paying to the Collateral Agent for the account of the Lenders the principal amount to be prepaid (from amounts on deposit in the Collection Account constituting Principal Proceeds) together with accrued interest (including any accrued and unpaid interest amounts) and Commitment Fees, if applicable, thereon to the date of prepayment (from amounts on deposit in the Collection Account constituting Interest Proceeds) and any amount due pursuant to Section 2.9 (from amounts on deposit in the Collection Account constituting Principal Proceeds); provided that any prepayments of Loans made pursuant to this clause (A) shall (x) result in the reduction and, as applicable, termination, of the Revolving Commitments on a dollar-for-dollar basis and (y) be allocated between the Revolving Loans and the Term Loans based on, with respect to principal, the Principal Allocation Formula, and with respect to interest and any other payments on a pro rata basis; and (B) on any Business Day that is not a Monthly Payment Date during the Reinvestment Period, if each Coverage Test is satisfied, or if not satisfied, maintained or improved, after giving effect thereto, upon at least three Business Days' notice to the Agents, prepay all or any portion of the Revolving Loans then outstanding by paying the principal amount to be prepaid (from amounts on deposit in the Collection Account constituting Principal Proceeds) together with accrued interest and Commitment Fees, if applicable, thereon to the date of prepayment (from amounts on deposit in the Collection Account constituting Interest Proceeds) and any amounts due pursuant to Section 2.9 (from amounts on deposit in the Collection Account constituting Principal Proceeds); provided further that any prepayments of the Revolving Loans made pursuant to this clause (B) shall not result in any reduction in the Revolving Commitments at such time and such prepaid amounts under the Revolving Loans may be re-borrowed in accordance with the terms of this Agreement.

(ii) Each notice of such prepayment shall be effective upon receipt and shall be dated the date such notice is being given, signed by an Authorized Officer of the Borrower. Each prepayment of any Loans by the Borrower pursuant to this Section 2.7(d) shall in each case be in a principal amount of at least $250,000 or a whole multiple of $1,000 in excess thereof or, if less, the entire outstanding principal amount of such Loans. If a notice of such prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment pursuant to this Section 2.7(d) shall be subject to Section 2.9. All prepayments of Loans pursuant to this Section 2.7(d) shall be applied in accordance with the procedures set forth in Section 2.7(e) and shall not be subject to the Priority of Payments.

(iii) Upon receipt of a notice of reduction or prepayment from the Borrower pursuant to Section 2.7(a)(ii) or 2.7(d), the Administrative Agent shall promptly notify each Lender (with a copy to the Collateral Agent and the Collateral Administrator) of the contents thereof and of such Lender's ratable share (if any) of such reduction or prepayment, as applicable, and such notice shall thereafter be revocable by the Borrower no later than 2:00 p.m. (New York City time) one Business Day before the date set forth by the Borrower in the applicable notice of reduction or prepayment as the reduction or prepayment date. Upon the expiration of such time period, the notice of reduction or prepayment shall be irrevocable; provided that any such notice may provide that repayment shall be subject to and contingent on the consummation of alternative financing.

(iv) The Term Loans, once repaid or prepaid, cannot be reborrowed.

(e) Except as provided in clause (d) above, all reductions of the Revolving Commitments shall be applied to the Revolving Commitments of each Revolving Lender, ratably in accordance with their relevant applicable Percentage Shares, and all prepayments of the outstanding Loans shall be applied to the outstanding principal amount of the Revolving Loans and Term Loans of each applicable Lender on a pro rata basis.

(f) Revolving Commitments. At any time during the Reinvestment Period, the Borrower, the Administrative Agent and the Revolving Lenders may mutually agree to amend the dates set forth in the definition of Period 2 or Period 3, as applicable, in the Commitment Schedule. The Borrower shall provide prior written notice of any changes to the Commitment Schedule to the Agents, S&P and the Lenders and the Administrative Agent shall make appropriate entries with respect thereto in the Register.

(g) The Borrower may effect a prepayment of all or any portion of the Loans then outstanding pursuant to Section 2.7(d) from the proceeds of the sale of Collateral Loans in connection with a Permitted CLO Transaction. The Borrower may effect a Permitted Distribution from the proceeds of the sale of Collateral Loans in connection with a Permitted CLO Transaction if the Borrower has first effected a prepayment of a portion of the Loans then outstanding from such proceeds pursuant to Section 2.7(d) in an amount sufficient to satisfy the requirements of sub-clause (x) of the definition of Permitted Distribution.

Section 2.8 General Provisions as to Payments.

(a) The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, no Agent shall be responsible for the failure of any Lender to make any Loan, and no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

(b) Except as otherwise provided in Section 2.7(d), all payments by the Borrower pursuant to this Agreement or any of the Loan Documents in respect of principal of, or interest on or other amounts owing in respect of, the Loans shall be made in Dollars pursuant to the Priority of Payments. All amounts payable to the Lenders, the Administrative Agent or the Collateral Agent under this Agreement or otherwise (including, but not limited to, fees) shall be paid to the Lenders, the Administrative Agent or the Collateral Agent for the account of the Person entitled thereto. All payments hereunder or under the other Loan Documents shall be made, without setoff or counterclaim, in funds immediately available in New York City, to each Lender, the Administrative Agent or the Collateral Agent at its address referred to in Section 12.1. All payments hereunder or under the other Loan Documents to the Lenders, the Administrative Agent or the Collateral Agent shall be made not later than 1:00 p.m. (New York City time) on the date when due.

(c) The Collateral Agent shall promptly distribute to each Lender (or the Administrative Agent on each Lender's behalf) its ratable share, if any, of each payment received hereunder by the Collateral Agent for the account of the Lenders without setoff or counterclaim. Whenever any payment of principal of, or interest on, the Loans or any other amount hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the immediately preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

Section 2.9 Funding Losses. If the Borrower (1) makes any payment of principal with respect to any Loan on any day other than on a Monthly Payment Date, (2) fails to borrow any Loans after notice thereof has been given to any Lender in accordance with Section 2.2 and not revoked as permitted in this Agreement (other than as a result of a default by any Lender), (3) fails to prepay any Loans after notice thereof has been given to any Lender in accordance with Section 2.7 and not revoked as permitted in this Agreement, (4) converts any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default or giving effect to Section 11.1 without any action by the Borrower) or (5) assigns any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 11.5(a), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense actually incurred by such Lender and attributable to such event. In the case of SOFR Loans, such loss, cost or expense (I) shall include (a) in the case of any payment of principal with respect to any Loan on any day other than on a Monthly Payment Date, the amount, if any, by which (i) the reasonable and documented losses, costs and expenses (including those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan being repaid or by reason of a CP Lender's inability to retire the source of the Funding being prepaid simultaneously with the prepayment, but excluding in any event the loss of anticipated profits) sustained by such Lender exceed (ii) the income, if any, received by such Lender from such Lender's investment of the proceeds of such prepayment or (b) in the case of any failure to borrow, the amount, if any, by which (i) any losses (excluding loss of anticipated profits), costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of the Funding requested in such Notice of Funding when such Loan, as a result of such failure, is not made on such date exceed (ii) the income, if any, received by such Lender from such Lender's investment of funds acquired by such Lender to fund the Loan to be made as part of such Funding and (II) shall constitute Increased Costs payable by the Borrower on the next Monthly Payment Date pursuant to the Priority of Payments. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 2.10 Computation of Interest and Fees. Except as otherwise expressly provided herein, interest and fees payable pursuant to this Agreement shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day except in the case of interest or fees calculated on the basis of an Interest Period). All amounts payable hereunder shall be paid in Dollars.

Section 2.11 [Reserved].

Section 2.12 No Cancellation of Indebtedness. Notwithstanding anything to the contrary herein, no Loans may be cancelled, surrendered, abandoned or forgiven except for payment as provided herein.

Section 2.13 Loans Held by Borrower Affiliated Lenders. Notwithstanding anything to the contrary herein, in determining whether Lenders constituting the relevant requisite outstanding amount of Loans and Commitments have given any request, demand, authorization, direction, notice, consent or waiver hereunder, any Loans and Commitments held by Borrower Affiliated Lenders shall be disregarded and deemed not to be outstanding; provided that the Collateral Agent and the Administrative Agent will not be deemed to have knowledge of the existence of a Borrower Affiliated Lender unless and until such Borrower Affiliated Lender has provided notice to an Administrative Officer of the Collateral Agent and the Administrative Agent in writing (as applicable) and upon which the Collateral Agent and the Administrative Agent may conclusively rely. Each Borrower Affiliated Lender shall provide written notice to the Collateral Agent and the Administrative Agent stating that it is a Borrower Affiliated Lender promptly upon becoming a Lender hereunder.

Section 2.14 [Reserved].

Section 2.15 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to any Benchmark prior any setting of the then-current applicable Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document, and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as, the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Controlling Parties. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable in arrears on a monthly basis.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Borrower shall deliver to S&P a copy of any Loan Documents reflecting any amendments implementing such Conforming Changes.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, Servicer, Collateral Agent, S&P and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Borrower shall deliver to S&P a copy of any Loan Documents reflecting any amendments implementing such Conforming Changes. The Administrative Agent will notify the Borrower, Servicer, Collateral Agent and S&P of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.15(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.15.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current applicable Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for all applicable Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Funding to be made during any Benchmark Unavailability Period in any applicable Benchmark and, failing that, the Borrower will be deemed to have converted any such request in such applicable Benchmark into a request for a Funding of or conversion to a Loan bearing interest at the Alternate Base Rate. The Borrower shall provide notice to the Rating Agency of any such conversion to Base Rate Loans.

(f) Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Alternate Base Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Alternate Base Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE III
CONDITIONS TO BORROWINGS

Section 3.1 Effectiveness of Commitments. The effectiveness of the Commitments shall occur when each of the following conditions is satisfied (or waived by the Administrative Agent and each Lender), each document to be dated the Closing Date (unless otherwise indicated) and delivered to the relevant Persons indicated below, and each document and other condition or evidence to be in form and substance reasonably satisfactory to the Administrative Agent:

(a) The Agents shall have received counterparts of (i) this Agreement duly executed and delivered by all of the parties hereto and (ii) each of the other Loan Documents to be executed and delivered on the Closing Date, each duly executed and delivered by all of the parties thereto.

(b) The Agents shall have received (i) proper financing statements, duly filed on or before the Closing Date or in a form suitable for filing (and the Borrower hereby consents to such filing by the Collateral Agent or the Administrative Agent) under the UCC in all jurisdictions that the Administrative Agent reasonably deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement and any other Loan Documents and (ii) copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any other transferor.

(c) The Agents and Lenders shall have received legal opinions (addressed to each of the Secured Parties) from (i) Latham & Watkins LLP, special New York counsel to the Borrower, including without limitation a true contribution and non-consolidation opinion, (ii) Richards, Layton & Finger, P.A., counsel to the Servicer, the Retention Provider, the Transferor and the Parent, and (iii) Nixon Peabody LLP, counsel to the Collateral Agent, the Collateral Administrator, the Custodian and the Document Custodian, each covering such matters as the Administrative Agent and its counsel shall reasonably request.

(d) The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) all of the Covered Accounts shall have been established, (ii) the Account Control Agreement shall have been executed and delivered by the respective parties thereto and shall be in full force and effect and (iii) all amounts required to be deposited in any of the Covered Accounts as of the Closing Date pursuant to Section 8.3 shall have been so deposited.

(e) [Reserved].

(f) The Borrower shall have paid (i) the fees to be received by The Bank of Nova Scotia (or any designated Affiliate) on the Closing Date pursuant to the Upfront Lender Fee Letter and the Administrative Agent Fee Letter and (ii) all reasonable and documented fees and out-of-pocket costs and expenses of the Agents, the Lenders, respective legal counsel and each other Person payable under and in accordance with the Upfront Lender Fee Letter and the Administrative Agent Fee Letter and as otherwise agreed by the parties hereto, in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents.

(g) The Agents shall have received a certificate of an Authorized Officer of the Borrower:

(i) to the effect that, as of the Closing Date (A) subject to any conditions that are required to be satisfactory or acceptable to any Agent, all conditions set forth in this Section 3.1 have been fulfilled; (B) all representations and warranties of the Borrower set forth in this Agreement and each of the other Loan Documents are true and correct in all material respects; and (C) no Default has occurred and is continuing; and

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its designated manager approving this Agreement, the other Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(h) The Agents shall have received a certificate of an Authorized Officer of the Servicer and the Parent:

(i) to the effect that, as of the Closing Date, all representations and warranties of the Servicer and the Parent, respectively, set forth in each of the Loan Documents are true and correct in all material respects; and

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its board of trustees approving the Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(i) The Agents shall have received a certificate of an Authorized Officer of the Borrower certifying that the Borrower does not have outstanding debt prior to the Closing Date, and is not at such time party to, any interest rate hedging agreements or currency hedging agreements.

(j) If requested by any Lender in writing, the Administrative Agent shall have received evidence that the Borrower obtained, at such Lender's expense, a CUSIP or other loan identification number requested by such Lender that is customary for the nature of the Loans made hereunder.

(k) The Administrative Agent shall have received a secretary's certificate from the Collateral Agent, which shall include the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party and any reasonably requested KYC documentation.

(l) The Agents shall have received from the Borrower either (A) a certificate thereof or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an opinion of counsel of the Borrower, as applicable, that no other authorization, approval or consent of any governmental body is required for the making of the Loans contemplated hereby or (B) an opinion of counsel of the Borrower that no such authorization, approval or consent of any governmental body is required for the making of the Loans contemplated hereby except as have been given.

(m) All legal matters incident to this Agreement and the other Loan Documents shall be satisfactory to the Borrower, the Administrative Agent, the Lenders and their respective counsel.

(n) The Agents shall have received evidence satisfactory to the Administrative Agent and the Lenders that (i) the grant of security pursuant to the Granting Clause herein of all of the Borrower's right, title and interest in and to the Collateral pledged to the Collateral Agent on the Closing Date shall be effective in all relevant jurisdictions, (ii) delivery of such Collateral in accordance with Section 8.7 to the Custodian or the Document Custodian, as applicable, shall have been effected, (iii) the Borrower (or the Servicer on behalf of the Borrower) will deliver copies of all Required Funding Loan Documents or Required Loan Documents, as applicable, in its possession to the Document Custodian in accordance with Sections 5.27 and 15.1(b) and (iv) the Collateral Agent (for the benefit of the Secured Parties) shall have a security interest in such Collateral.

(o) The Agents shall have received a certificate of an Authorized Officer of the Servicer (which certificate shall include a schedule listing the Collateral Loans owned by the Borrower on the Closing Date), to the effect that, (1) in the case of each item of Collateral pledged to the Collateral Agent, on the Closing Date and immediately prior to the delivery thereof on or prior to the Closing Date, (A)(w) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens and those which have been released on or prior to the Closing Date; (x) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (w) above; (y) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than pursuant to this Agreement; and (z) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (B) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except in respect of any Permitted Lien or as otherwise permitted by this Agreement and (2) immediately before and after giving effect to the Fundings, the Overcollateralization Ratio Test shall be satisfied (as demonstrated in a writing attached to the certificate of the Servicer).

(p) The Agents shall have received a certificate of an Authorized Officer of the Borrower certifying that:

(i) the Closing Date Portfolio Condition is satisfied;

(ii) immediately after giving effect to the Fundings to be made on the Closing Date (on a pro forma basis): (i) the aggregate outstanding principal amount of the Revolving Loans shall not exceed the Total Revolving Commitment as in effect on the Closing Date, and (ii) the aggregate outstanding principal amount of the Term Loans shall not exceed the Total Term Commitment in effect on the Closing Date;

(iii) no law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain the funding or repayment of the Loans or the consummation of the transactions among the Borrower, the Servicer, the Lenders and the Agents contemplated by this Agreement; and

(iv) each of the Loan Documents is in full force and effect and is the binding and enforceable obligation of the Borrower and the Servicer, in each case, to the extent such Person is a party thereto (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Lenders).

(q) The Agents shall have received such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested; provided that sufficient notice of such request has been given to the Borrower (though nothing herein shall impose an obligation on any Agent to make any such request).

Section 3.2 Fundings. The obligation of any Lenders to fund its Loans on the occasion of any Funding is subject to the satisfaction of the following conditions:

(a) in the case of the Funding on the Closing Date, the conditions precedent set forth in Section 3.1 have been fully satisfied on or prior to the Closing Date;

(b) the Administrative Agent shall have received a Notice of Funding as required by Section 2.2 and the conditions set forth in this Section 3.2 are met in connection with such Funding (as evidenced by the Notice of Funding);

(c) immediately before and after giving effect to such Funding (and, for the avoidance of doubt, if any of the following limits would be exceeded on a pro forma basis, such Funding shall not be permitted), (i) the aggregate outstanding principal amount of the Revolving Loans shall not exceed the Total Revolving Commitment as in effect on such Funding Date, (ii) the aggregate outstanding principal amount of the Term Loans shall not exceed the Total Term Commitment in effect on such Funding Date and (iii) the Portfolio Advance Rate Test shall be satisfied;

(d) no Commitment Shortfall shall exist after giving effect to such Funding;

(e) immediately before and after such Funding, no Default shall have occurred and be continuing both before and after giving effect to the funding of such Loans;

(f) each of the representations and warranties of the Borrower contained in this Agreement and each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Funding (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the funding of such Loans;

(g) no law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain the funding or repayment of the Loans or the consummation of the transactions among the Borrower, the Servicer, the Lenders and the Agents contemplated by this Agreement;

(h) each of the Loan Documents remains in full force and effect and is the binding and enforceable obligation of the Borrower and the Servicer, in each case, to the extent such Person is a party thereto (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Lenders); and

(i) immediately before and after giving effect to the requested Funding, the Eligibility Criteria shall be satisfied (as demonstrated in a writing attached to such Notice of Funding).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Administrative Agent and each of the Lenders which may become a party to this Agreement to make the Loans, the Borrower makes the following representations and warranties as of the Closing Date and as of the date of each Funding (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.

Section 4.1 Existence and Power. The Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware. The Borrower has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct it, and has been duly qualified and is in good standing (as applicable) in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

Section 4.2 Power and Authority. The Borrower has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and the performance of such Loan Documents to which it is a party. The Borrower has duly executed and delivered each such Loan Document, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors' rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3 No Violation. Neither the execution, delivery or performance by the Borrower of the Loan Documents to which it is a party nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions among the Borrower, the Servicer, the Lenders and the Agents contemplated by the Loan Documents (i) will contravene in any material respect any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict, in any material respect, with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any material indenture, agreement, lease, instrument or undertaking to which the Borrower is a party or by which it or any of its property or assets is bound or to which it is subject (except Permitted Liens) or (iii) will contravene the terms of any organizational documents of the Borrower, or any amendment thereof.

Section 4.4 Litigation. There is no action, suit or proceeding pending against or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened against or adversely affecting, (i) the Borrower or (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents, before any court, arbitrator or any governmental body, agency or official, in each case, which has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.5 Compliance with ERISA.

(a) None of the Borrower or any member of the ERISA Group have, or in the past five years have had, any liability or obligation with respect to any Plan or any Multiemployer Plan that has not been satisfied and has had or would reasonably be expected to have a Material Adverse Effect.

(b) The assets of the Borrower are not treated as "plan assets" for purposes of 29 C.F.R. Section 2510.3-101 and Section 3(42) of ERISA and the Collateral is not deemed to be "plan assets" for purposes of 29 C.F.R. Section 2510.3-101 and Section 3(42) of ERISA.

Section 4.6 Environmental Matters.

(a) Except as would not reasonably be expected to cause a Material Adverse Effect, the Borrower's operations comply in all material respects with all applicable Environmental Laws;

(b) Except as would not reasonably be expected to cause a Material Adverse Effect, none of the Borrower's operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Substances into the environment; and

(c) Except as would not reasonably be expected to cause a Material Adverse Effect, the Borrower does not have any material contingent liability in connection with any release of any Hazardous Substances into the environment.

Section 4.7 Taxes. The Borrower has filed or caused to be filed all U.S. federal income and other material tax returns and reports required to be filed by it and has paid all U.S. federal income and other material Taxes, assessments, fees, and other governmental charges levied or imposed on it or its property, income or assets except such Taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided.

Section 4.8 Full Disclosure. No written information (other than projections, other forward-looking information, information of a general economic or general industry nature and pro forma financial information) heretofore (as of each date when this representation and warranty is made) furnished by or on behalf of the Borrower to the Agents or any Lender for purposes of, or in connection with this Agreement or any transaction contemplated hereby, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which such information was furnished, not materially misleading (to the knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties) as of the date such information was furnished. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections and pro forma financial information as it relates to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and pro forma financial information may differ from the projected and pro forma results set forth therein by a material amount.

Section 4.9 Solvency. On the Closing Date and on the date of each Funding, and after giving effect to the transactions contemplated by the Loan Documents, the Borrower will be solvent.

Section 4.10 Use of Proceeds; Margin Regulations. All proceeds of the Loans will be used by the Borrower only in accordance with the provisions of this Agreement and the other Loan Documents. No part of the proceeds of any Loans will be used by the Borrower to purchase or carry any Margin Stock. Neither the making of any Loans nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Federal Reserve Board.

Section 4.11 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document to which the Borrower is a party or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those recordings and filings in connection with the Liens granted to the Collateral Agent under the Loan Documents, except for any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption, that, if not obtained, would not, either individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 4.12 Investment Company Act. Assuming the accuracy of Section 12.7, neither the Borrower nor the pool of Collateral is an "investment company" as defined in, or subject to regulation under, the Investment Company Act.

Section 4.13 Representations and Warranties in Loan Documents. All representations and warranties made by the Borrower in the Loan Documents to which it is a party are true and correct in all material respects as of the date of this Agreement and as of any date that Borrower is deemed to reaffirm the same under this Agreement (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

Section 4.14 [Reserved].

Section 4.15 Ownership of Assets. The Borrower owns all of its properties and assets, of any nature whatsoever, free and clear of all Liens, except Permitted Liens.

Section 4.16 No Default. No Default exists under or with respect to any Loan Document. The Borrower is not in default under or with respect to any material agreement, instrument or undertaking to which it is a party or by which it or any of its properties is bound in any respect, the existence of which default has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.17 [Reserved].

Section 4.18 Subsidiaries; Equity Interests. The Borrower (a) has no Subsidiaries and (b) owns no equity interest in any other entity except equity received in connection with the exercise of remedies against an Obligor or through a restructuring of the Obligor, subject to Section 10.1(a)(iv).

Section 4.19 Ranking. All Obligations, including the Obligations to pay principal of, interest on and any other amounts in respect of the Loans, constitute senior indebtedness of the Borrower (subject to the Priority of Payments).

Section 4.20 Representations Concerning Collateral.

(a) Upon each transfer of Collateral in the manner specified in Section 8.7 and after the other actions described in Section 8.7 have been taken by the appropriate parties, the Collateral Agent in accordance with Section 8.7, for the benefit of the Secured Parties, will have a perfected pledge of and security interest in such Collateral and all proceeds thereof (subject to § 9-315 of the UCC), which security interest shall be prior to all other interests in such Collateral, other than certain Permitted Liens that are prior to the security interest of the Secured Parties by operation of law or, in the case of clause (h) of the definition of "Permitted Liens", by contract. No filings other than those described or referred to in Section 8.7 or any other action other than those described in Section 8.7 will be necessary to perfect such security interest.

(b) Immediately before giving effect to each transfer of Collateral Loans, Eligible Investments and other Collateral by the Borrower to the Collateral Agent in accordance with Section 8.7, the Borrower will be the beneficial owner of such Collateral Loans, Eligible Investments and other Collateral, and the Borrower will have the right to receive all Collections on such Collateral Loans, Eligible Investments and other Collateral, in each case free and clear of all Liens, security interests and adverse claims other than Permitted Liens.

(c) All of the Obligors and administrative agents, as applicable, in respect of the Collateral Loans, or Selling Institutions in respect of Participation Interests, have been instructed to make payments to the Collection Account.

Section 4.21 Ordinary Course. Each repayment of principal or interest under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs of the Borrower.

Section 4.22 Anti-Money Laundering and Anti-Terrorism Finance Laws. The Borrower is in compliance, in all material respects, with anti-money laundering laws and anti-terrorism finance laws including the Bank Secrecy Act, Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the PATRIOT Act (the "Anti-Terrorism Laws").

Section 4.23 Anti-Corruption Laws. No part of the proceeds of the Loans shall be used, directly or knowingly indirectly: (a) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, "Foreign Official"), in order to obtain, retain or direct business by (i) influencing any act or decision of such Foreign Official in his official capacity or (ii) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official, (iii) securing any improper advantage or (iv) inducing such Foreign Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality, in each case in violation of Anti-Corruption Laws; or (b) to cause any Lenders to violate the Anti-Corruption Laws.

Section 4.24 Sanctions Laws. The Borrower is not, and to the knowledge of the Borrower, no Affiliate, directors, officers, employees or broker or other agent of the Borrower acting or benefiting in any capacity in connection with the Loans are: (i) Sanctioned Persons, or (ii) located, organized or resident in a Sanctioned Country. Neither the Borrower nor any of its subsidiaries has had any dealings with any Persons that is a Sanctioned Person, on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or in any Sanctioned Country. The Borrower and its directors, officers and employees, each of the Borrower's Affiliates, brokers, and other agents acting on its behalf (i) are in compliance with applicable Sanctions and (ii) maintain policies and procedures or are subject to policies and procedures maintained by the Servicer that, in each case, are reasonably designed to ensure compliance with applicable Sanctions and Anti-Corruption Laws. Further, none of the proceeds from the Loans shall be used to finance or facilitate, directly or indirectly, any transaction with, investment in, or any dealing for the benefit of a Sanctioned Person or in any other manner, in each case, that results in a violation by any Lender of Sanctions.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS OF THE BORROWER

The Borrower covenants and agrees that, so long as any Lender has any Commitment hereunder or any Obligations (other than any unasserted Contingent Obligation and (after the Loan Payoff Date) any Obligation that expressly survives the termination of this Agreement) remain unpaid, and unless the Controlling Parties shall otherwise consent in writing:

Section 5.1 Information. The Borrower will deliver the following to the Agents and S&P (and the Administrative Agent shall furnish copies thereof to each of the Lenders); provided that (1) the information described in clause (f) below will be required to be furnished solely to the Administrative Agent for distribution to each of the Lenders and (2)(x) the Borrower will procure the delivery by the Retention Provider of the information described in clause (g) and (y) the information described in clause (g) below will be required to be furnished solely to the Administrative Agent for distribution to each EU Affected Lender:

(a) as soon as reasonably available and in any event within 180 days after the end of each fiscal year, (A) a balance sheet of the Parent as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year audited by independent public accountants of nationally recognized standing and (B) the unaudited consolidated financial statements of the Parent as of the end of such fiscal year; provided that if such audited balance sheet is not publicly available, then such audited financial statements shall be due within 30 days after request by the Administrative Agent (so long as the date of such request such date is not less than 105 days after then end of the applicable fiscal year);

(b) as soon as available and in any event within 75 days after the end of each of the first three quarters of each fiscal year, (A) a balance sheet of the Parent as of the end of such quarter and the related statements of operations for such quarter and for the portion of the Parent's fiscal year ended at the end of such quarter and (B) the unaudited consolidated financial statements of the Parent and the Borrower as of the end of such quarter;

(c) (i) within two Business Days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any Default, Event of Default or Servicer Event of Default, if such Default, Event of Default or Servicer Event of Default is then continuing, a certificate of such Senior Authorized Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; (ii) promptly and in any event within ten days after such Senior Authorized Officer obtains knowledge thereof, notice of any (x) litigation or governmental proceeding pending or actions threatened against the Borrower or its rights in the Collateral Loans or other Collateral which have had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and (y) any other event, act or condition which has had or would reasonably be expected to have a Material Adverse Effect; and (iii) promptly after a Senior Authorized Officer of the Borrower obtains knowledge that any loan included in the Collateral does not qualify as a "Collateral Loan," notice setting forth the details with respect to such disqualification;

(d) promptly upon the sending thereof, copies of all reports, notices or documents that the Borrower sends to any governmental body, agency or regulatory authority (excluding immaterial or routine filings, reports, notices or documents) and not otherwise required to be delivered hereunder;

(e) promptly and in any event within ten Business Days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by a Senior Authorized Officer of the Borrower, specifying the nature of such condition and the Borrower's proposed response thereto: (i) the receipt by the Borrower of any written communication, whether from a Governmental Authority, authorized citizens group, employee or otherwise, that alleges that the Borrower is not in compliance with applicable Environmental Laws, and such noncompliance had or would reasonably be expected to have a Material Adverse Effect, (ii) the Borrower has actual knowledge that there exists any Environmental Claim pending or threatened against the Borrower that has had or would reasonably be expected to have a Material Adverse Effect or (iii) the Borrower has actual knowledge of any release, emission, discharge or disposal of any Hazardous Substances that has had or would reasonably be expected to have a Material Adverse Effect;

(f) not later than the Monthly Payment Date for each calendar month, a report concerning the Collateral Loans and Eligible Investments (the "Collateral Report"); the Collateral Report for each Monthly Payment Date shall contain the information with respect to the Collateral Loans and Eligible Investments described in Exhibit C, and shall be determined as of the Calculation Date for such Monthly Payment Date; provided that any calculations in connection with such Collateral Report shall be made on a trade date basis;

(g) from time to time such additional information regarding the Collateral as the Agents, on either their own initiative or at the request of the Majority Lenders or S&P, may reasonably request in writing;

(h) from time to time such additional information regarding the financial position or business of the Borrower as the Administrative Agent may reasonably request in writing;

(i) the information described in Exhibit E, at the times indicated therein, which shall be subject to adjustment with the prior written consent of the Borrower and the Controlling Parties;

(j) on the next succeeding Monthly Payment Date, upon written request by any Agent received no later than five Business Days prior to such date (or by way of standing written instructions from any Agent), copies of any letters received from S&P during such immediately preceding monthly period in respect of credit estimates;

(k) promptly and in any event within five Business Days of any change to the information contained on Schedule A of the Contribution Agreement, the Servicer shall deliver to the Administrative Agent a certificate from an Authorized Officer thereof identifying such change.

Section 5.2 Payment of Obligations. The Borrower will pay and discharge, at or before maturity, all its respective material obligations and liabilities, including, without limitation, any obligation pursuant to any agreement by which it or any of its properties or assets is bound and any material tax liabilities, except where such liabilities may be contested in good faith by appropriate proceedings, and will maintain in accordance with GAAP appropriate reserves for the accrual of any of the same.

Section 5.3 Employees. The Borrower shall not have any employees (other than their respective directors and managers to the extent they are employees).

Section 5.4 Good Standing. The Borrower will remain qualified to do business and in good standing (as applicable) in every jurisdiction in which the nature of its businesses so requires, except where the failure to be so qualified and in good standing (other than in the State of Delaware) would not reasonably be expected to have a Material Adverse Effect.

Section 5.5 Compliance with Laws. The Borrower will comply in all respects with all Applicable Laws except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

Section 5.6 Inspection of Property, Books and Records; Audits; Etc.

(a) Each of the Servicer and the Borrower will keep proper books of record and accounts in which full, true and correct entries in all material respects in accordance with GAAP shall be made of all material financial matters and transactions in relation to its business and activities, and will permit representatives of the Administrative Agent and the Collateral Agent including an independent third party auditing firm selected by the Majority Lenders (in each case at the Borrower's expense, and not more than once during any fiscal year except during the continuance of an Event of Default) to visit and inspect any of its properties, to examine and make abstracts from any of its books and records relating to the Collateral Loans, to examine and make copies of the Required Loan Documents and to discuss its affairs, finances and accounts relating to the Collateral Loans with its officers, employees and independent public accountants, all at reasonable times and during normal business hours in a manner so as to not unduly disrupt the business of the Borrower, upon reasonable prior notice to the Servicer or the Borrower; provided that, so long as no Event of Default exists, no more than one such audit or field examination shall be conducted during any fiscal year of the Borrower and any expenses incurred in the course of such audit and/or field examination shall be reasonable and documented and shall not exceed $50,000 during such fiscal year.

(b) If requested by the Majority Lenders, each of the Borrower and the Servicer agrees that representatives of the Majority Lenders (or an independent third-party auditing firm selected by the Majority Lenders) may (at the Borrower's expense) conduct an audit and/or field examination of the Borrower and the Servicer, at reasonable times and during normal business hours in a manner so as to not unduly disrupt the business of the Borrower or the Servicer, for the purpose of examining the servicing and administration of the Collateral Loans, the results of which audit and/or field examination shall be promptly provided to the Lenders; provided that no more than one such audit or field examination shall be conducted during any fiscal year of the Borrower, any expenses incurred by the Borrower hereunder shall be reasonable and documented and shall not exceed $50,000 during such fiscal year and such audit and/or field examination shall be coordinated with the audit and/or field examination conducted pursuant to clause (a) of this Section 5.6.

(c) If requested by the Administrative Agent or the Majority Lenders, the Servicer shall participate in a meeting with the Administrative Agent and the Lenders once during each fiscal year of the Borrower, to be held by telephone conference or at a location in New York City and at a time reasonably determined by the Borrower and the Servicer.

(d) The Borrower agrees that, to the extent not expressly prohibited by the terms of the Related Contracts, it shall, upon the reasonable written request of a Lender (which may be via e-mail), deliver via email or otherwise grant electronic access to such Related Contracts, subject to applicable confidentiality requirements.

Section 5.7 Existence. The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, its material rights and its material privileges, obligations, licenses and franchises.

Section 5.8 Subsidiaries; Equity Interest. The Borrower shall not directly or indirectly own any Subsidiaries or any equity interest in any entity other than as otherwise permitted pursuant to Section 4.18.

Section 5.9 Investments.

(a) The Borrower shall not make any investment other than in Collateral Loans or Eligible Investments; provided that the Borrower may own Defaulted Loans, Equity Interests and other Collateral only as permitted by the terms of this Agreement. The Borrower shall not acquire any debt obligation unless, at the time of the commitment to acquire such debt obligation, the Eligibility Criteria are satisfied with respect to the debt obligations so acquired (other than debt obligations received in a workout of a Collateral Loan that was previously acquired by the Borrower). The Borrower shall not acquire or fund any debt obligations after the Reinvestment Period except for (i) the funding of Exposure Amounts of Revolving Collateral Loans and Delayed Funding Loans that were acquired prior to the end of the Reinvestment Period, (ii) the acquisition of a Collateral Loan where the commitment to make such acquisition was made prior to the end of the Reinvestment Period, so long as such commitment provided for settlement in accordance with customary procedures in the relevant markets, but in any event for a settlement period no longer than three months following the date of such commitment and (iii) acquisitions in connection with a workout of a Collateral Loan that was previously acquired by the Borrower.

(b) The Borrower shall not at any time obtain or maintain title to any real property or obtain or maintain a controlling interest in an entity that owns any real property.

(c) The Borrower shall not commit to acquire any Collateral Loan if such acquisition would be in contravention in any material respect with the terms of this Agreement, the Contribution Agreement or the Retention Letter (once in force).

Section 5.10 Restriction on Fundamental Changes.

(a) The Borrower shall not enter into any merger or consolidation, division or reorganization, unless permitted by the State of Delaware law and unless: (i) the Controlling Parties have provided their prior written consent to such merger or consolidation, division or reorganization; (ii) the Borrower shall be the surviving entity; (iii) S&P shall have been notified in writing of such merger or consolidation, division or reorganization and the Rating Condition is satisfied with respect to such merger or consolidation, division or reorganization; (iv) immediately after giving effect to such transaction, no Default, Event of Default or Servicer Event of Default shall have occurred and be continuing; (v) the Borrower shall have delivered to each Agent and each Lender a certificate of an Authorized Officer of the Borrower stating that (1) such merger or consolidation, division or reorganization complies with this Section 5.10(a), (2) all conditions precedent in this Section 5.10(a) relating to such transaction have been complied with and (3) such transaction shall not cause the Borrower or the pool of Collateral to be required to register as an "investment company" under the Investment Company Act; and (vi) the reasonable, out of pocket and invoiced fees, costs and expenses of the Agents (including any reasonable legal fees and expenses of counsel) associated with the matters addressed in this Section 5.10 shall have been paid by the Borrower or otherwise provided for to the satisfaction of the Agents; provided, that if all Obligations under the Loans have been paid in full and all Commitments have been terminated in accordance with the terms hereof, the requirements in this Section 5.10(a) shall not apply.

(b) The Borrower shall not liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any part of its business or property, whether now or hereafter acquired, except for transfers of its property expressly permitted by the Loan Documents.

(c) The Borrower shall not amend its Constituent Documents without the Administrative Agent's prior written consent (such consent not to be unreasonably withheld) and prior written notice to S&P; provided however that the Borrower shall be able to take any action necessary, including amending its Constituent Documents, to change its name, without the Administrative Agent's prior written consent or prior written notice to S&P; provided, however, the Borrower shall not change its name (i) without giving the Administrative Agent at least five Business Days' prior written notice and (ii) unless all actions necessary and appropriate to protect and perfect the Secured Parties' first priority perfected security interest in the Pledged Collateral have been taken and completed; provided, further, that solely with respect to administrative changes, the Borrower shall give the Administrative Agent at least five Business Days' prior written notice and, if the Administrative Agent does not respond or reasonably object during such period, the Borrower may amend its Constituent Documents to implement such administrative changes.

Section 5.11 ERISA. Neither the Borrower nor any member of the ERISA Group, if any, shall incur any liability or obligation with respect to any Plan or any Multiemployer Plan that is not satisfied in a timely manner, which would reasonably be expected to have a Material Adverse Effect.

Section 5.12 Liens. The Borrower shall not at any time directly or indirectly create, incur, assume or permit to exist, on any of its property, any Lien for borrowed monies or any other Lien except for Permitted Liens.

Section 5.13 Business Activities. The Borrower shall not engage in any business activity other than (i) the making, acquisition, selling and maintenance of Collateral Loans and the ownership of equity interests permitted hereby, (ii) receiving capital contributions (whether in the form of Cash or Collateral Loans) from its equityholders and (iii) any other activities expressly permitted or otherwise contemplated by this Agreement and the other Loan Documents.

Section 5.14 Fiscal Year; Fiscal Quarter. The Borrower shall not change its fiscal year or any of its fiscal quarters, without the Administrative Agent's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.15 Margin Stock. None of the proceeds of any Loans will be used by the Borrower, directly or indirectly, for the purpose of buying or carrying any Margin Stock.

Section 5.16 Indebtedness. The Borrower shall not incur or suffer to exist any Indebtedness (other than with respect to ordinary course business expenses) other than the Obligations.

Section 5.15 Use of Proceeds. The Borrower shall use the proceeds of the Loans solely (a) for the acquisition of Collateral Loans, including through Contribution Payments, during the Reinvestment Period (and after the Reinvestment Period only for the acquisition of Collateral Loans committed to during the Reinvestment Period, subject to Section 5.9) and for the funding of Revolving Collateral Loans and/or Delayed Funding Loans, (b) to pay fees and expenses incurred with the closing and execution of this Agreement and the other Loan Documents and/or (c) to make a Permitted Distribution.

Section 5.18 Bankruptcy Remoteness; Separateness.

(a) Limited Purpose Entity.

(i) The Borrower at all times since its formation has been, and will continue to be, a duly organized and existing limited liability company formed under the laws of the State of Delaware. The Borrower at all times since its formation has been, and will continue to be, duly qualified in each jurisdiction in which such qualification was or may be necessary for the conduct of its business, except where the failure to be so qualified in any jurisdiction (other than in the State of Delaware) would not reasonably be expected to have a Material Adverse Effect;

(ii) the Borrower at all times since its formation has complied, and will continue to comply, with its Constituent Documents and the laws of the jurisdiction of its formation relating to limited liability companies;

(iii) all customary formalities regarding the existence of the Borrower have been observed at all times since its formation and will continue to be observed;

(iv) the Borrower has been adequately capitalized at all times since its formation and will continue to be adequately capitalized in light of the nature of its business; and

(v) the Borrower has not any time since its formation assumed or guaranteed, and will not assume or guarantee, the liabilities of any other Persons (other than any reimbursement obligation or indemnity in favor of its officers or directors; provided that any such reimbursement obligation or indemnity shall be subject to the Priority of Payments).

(b) No Bankruptcy Filing. The Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws of any jurisdiction or the liquidation of all or a major portion of its assets or property, and it has no knowledge of any Person contemplating the filing of any such petition against it.

(c) Separate Existence.

(i) At all times since its formation, the Borrower has accurately maintained, and will continue to accurately maintain, in all material respects, its financial statements, accounting records and other corporate documents, as applicable, separate from those of the Servicer and any other Person; provided that all audited financial statements of the Parent that are consolidated to include the Borrower will contain detailed notes clearly stating that (x) all of the Borrower's assets are owned by the Borrower and (y) the Borrower is a separate legal entity. Subject to Section 5.29, the Borrower has not at any time since its formation commingled, and will not commingle, its assets with those of the Servicer or any other Person. The Borrower has at all times since its formation accurately maintained, in all material respects, and will continue to accurately maintain in all material respects, its own bank accounts and separate books of account.

(ii) The Borrower has at all times since its formation paid, and will continue to pay, its own liabilities from its own separate assets.

(iii) The Borrower has at all times since its formation identified itself, and will continue to identify itself, in all dealings with the public, under its own name and as a separate and distinct entity. The Borrower has not at any time since its formation identified itself, and will not identify itself, as being a division or a part of any other entity.

(iv) The Borrower will comply at all times with the provisions of the LLC Agreement relating to separateness, bankruptcy remoteness and any similar provisions.

Section 5.19 Amendments, Modifications and Waivers to Collateral Loans.

(a) In the performance of its obligations hereunder, the Borrower (or the Servicer on its behalf) may enter into any amendment or waiver of or supplement to any Related Contract; provided that if (i) an Event of Default has occurred and is continuing or would result from such amendment, waiver or supplement, (ii) such amendment, waiver or supplement, individually or together with all other such amendments, waivers and/or supplements, would result in a Material Adverse Effect or (iii) such amendment, waiver or supplement constitutes a Specified Change and in each such case, subject to Sections 5.19(b) and (c), the Servicer, in accordance with the Servicing Standard, determines such proposed amendment, waiver or supplement is reasonably advisable or necessary to preserve the value of such Collateral Loan may direct the Borrower to enter into such amendment, waiver or supplement and, if the Borrower enters into such proposed amendment, waiver or supplement, the relevant Collateral Loan shall be treated as a Defaulted Loan for purposes of the Principal Collateralization Amount until the Administrative Agent (at the direction of the Controlling Parties) consents to such amendment, waiver or supplement; provided further that in the case of clause (iii) above, the Administrative Agent shall use commercially reasonable efforts to provide either consent or rejection (at the direction of the Controlling Parties) to such amendment, waiver or supplement within seven (7) Business Days of receipt of notice of such amendment, waiver or supplement and failure of the Administrative Agent to respond shall be deemed a rejection of such amendment, waiver or supplement.

(b) The Borrower (or the Servicer on its behalf) may not consent to an amendment or waiver of or supplement to any Related Contract, exchange or deemed acquisition (other than, in each case, in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the Obligor thereof) that would extend the final maturity of a Collateral Loan beyond the Stated Maturity (a "Maturity Amendment") unless after giving effect thereto, (i) either (a) the Maximum Weighted Average Life Test will be satisfied after giving effect to such Maturity Amendment or (b) if the Maximum Weighted Average Life Test was not satisfied prior to giving effect to such Maturity Amendment, the level of compliance with the test will be maintained or improved after giving effect to such Maturity Amendment, (ii) the extended maturity date of such Collateral Loan would not be later than two years beyond the Stated Maturity and (iii) after giving effect to such Maturity Amendment not more than 10.0% of Total Capitalization may consist of Collateral Loans that have been subject to a Maturity Amendment and are Long-Dated Loans.

(c) In the event that the Borrower enters into any amendment or waiver of or supplement to a Collateral Loan that is not consented to by the Administrative Agent and such amendment, waiver or supplement results in the failure of the Maximum Weighted Average Life Test (but would otherwise qualify as a Collateral Loan), such Collateral Loan will thereafter be treated as a Defaulted Loan hereunder until such time as the Maximum Weighted Average Life Test is satisfied (provided that if, at the time of such satisfaction of the Maximum Weighted Average Life Test, such Collateral Loan would otherwise be considered a Defaulted Loan in accordance with the terms of this Agreement (including clause (a) above), such Collateral Loan will continue to be treated as a Defaulted Loan hereunder until such Collateral Loan is no longer considered a Defaulted Loan in accordance with the terms of this Agreement (including clause (a) above)). Any Collateral Loan that, as a result of any amendment, waiver or supplement thereto, ceases to qualify as a Collateral Loan will thereafter be deemed to have a value for purposes of the Principal Collateralization Amount of zero for so long as it remains unqualified to be a Collateral Loan by the terms of this Agreement.

(d) The Borrower shall notify the Agents prior to entering into any amendment, waiver or supplement if (i) an Event of Default has occurred and is continuing or would result from such amendment, waiver or supplement or (ii) such amendment, waiver or supplement, individually or together with all other such amendments, waivers and/or supplements, would result in a Material Adverse Effect. The Borrower shall notify the Agents no later than five (5) Business Days after entering into any amendment, waiver or supplement if such amendment, waiver or supplement constitutes a Specified Change.

Section 5.20 Hedging.

(a) The Borrower may, at any time and from time to time, enter into any Interest Hedge Agreements (subject in each case to the prior written consent of the Controlling Parties and satisfaction of the Rating Condition). The Borrower will not amend or replace any Interest Hedge Agreement unless the Rating Condition shall have been satisfied in connection with such amendment or replacement and the Controlling Parties have provided their prior written consent thereto. The Borrower (or the Servicer on behalf of the Borrower) shall promptly provide written notice of entry into, and the amendment or replacement of, any Interest Hedge Agreement to the Agents and the Lenders. Notwithstanding anything to the contrary contained herein, the Borrower (or the Servicer on behalf of the Borrower) shall not enter into any Interest Hedge Agreement (A) unless it obtains written advice of counsel that (1) the written terms of the derivative directly relate to the Collateral Loans and (2) such derivative reduces the interest rate and/or foreign exchange risks related to the Collateral Loans and the Loans and (B) that would cause the Borrower to be considered a "commodity pool" as defined in Section 1a(10) of the Commodity Exchange Act unless (i) the Servicer, and no other party including but not limited to the Collateral Agent, the Custodian and the Administrative Agent, is registered as a "commodity pool operator" as defined in Section 1(a)(11) of the Commodity Exchange Act and "commodity trading advisor" as defined in Section 1(a)(12) of the Commodity Exchange Act with the CFTC or (ii) with respect to the Borrower as the commodity pool, the Servicer would be eligible for an exemption from registration as a commodity pool operator and commodity trading advisor and all conditions for obtaining the exemption have been satisfied. The Servicer agrees that for so long as the Borrower is a commodity pool, the Servicer will take all actions necessary to ensure ongoing compliance with, as the case may be, either (x) the applicable exemption from registration as a commodity pool operator and/or a commodity trading advisor with respect to the Borrower or (y) the applicable registration requirements as a commodity pool operator and/or a commodity trading advisor with respect to the Borrower, and will in each case take any other actions required as a commodity pool operator and/or a commodity trading advisor with respect to the Borrower.

(b) Each Interest Hedge Agreement shall contain appropriate limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 12.15. Each Interest Hedge Counterparty shall be required to satisfy, at the time that any Interest Hedge Agreement to which it is a party is entered into, the then-current S&P criteria for hedge counterparties. Payments with respect to any Interest Hedge Agreements shall be subject to the Priority of Payments specified in Section 9.1(a) and Section 6.4. Each Interest Hedge Agreement shall contain an acknowledgement by the Interest Hedge Counterparty that the obligations of the Borrower to the Interest Hedge Counterparty under the relevant Interest Hedge Agreement shall be payable in accordance with the Priority of Payments specified in Section 9.1(a) and Section 6.4 and the Borrower shall use its commercially reasonable efforts to provide that it may not be terminated due to the occurrence of an Event of Default until liquidation of the Collateral has commenced.

Section 5.21 Title Covenants. The Borrower covenants that at no time shall it:

(a) create, permit or suffer to be created any Lien or security interest in the Collateral other than Permitted Liens; or

(b) except as otherwise expressly permitted herein sell, transfer, assign, deliver or otherwise dispose of any Collateral or any interest therein.

The Borrower further covenants and agrees to defend the Collateral against the claims and demands of all other parties to the extent necessary to preserve the first-priority security interest of the Collateral Agent in the Collateral (subject to Permitted Liens).

Section 5.22 Further Assurances.

(a) The Borrower shall at its sole expense file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Collateral Agent (acting at the direction of the Administrative Agent) may reasonably request from time to time to register in the name of the Collateral Agent or its nominee, and to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of the Secured Parties in, the Collateral or any part thereof, or to give effect to the rights, powers and remedies of the Collateral Agent hereunder, including but not limited to execution and delivery of financing statements. The Borrower shall be obligated to perform its obligations under this Agreement notwithstanding the ability of the Collateral Agent to take such actions pursuant to the provisions of Section 5.24.

(b) On or before March 1 in each calendar year, commencing in 2025, the Borrower shall furnish to the Collateral Agent an opinion of counsel to the effect that, in the opinion of such counsel, as of the date of such opinion under the Delaware UCC, the UCC financing statement(s) filed in connection with the lien and security interests created by this Agreement shall remain effective and no additional financing statements, continuation statements or amendments with respect to such financing statement(s) shall be required to be filed in the Delaware from the date thereof through the next twelve months to maintain the perfection of the security interest of this Agreement as such security interest otherwise exists on the date thereof.

Section 5.23 Costs of Transfer Taxes and Expenses.

(a) The Borrower shall pay or cause to be paid all transfer Taxes and other costs incurred in connection with all transfers of Collateral. For the avoidance of doubt, any amounts paid pursuant to this Section 5.23(a) shall not be indemnifiable pursuant to Section 11.4.

(b) Without duplication of any other provision of this Agreement, the Borrower agrees to pay the Collateral Agent the reasonable and documented out-of-pocket costs and expenses, including but not limited to reasonable and documented attorneys' fees and other charges, incurred by the Collateral Agent in connection with making collections on any Collateral.

Section 5.24 Collateral Agent May Perform.

(a) If the Borrower fails to perform any agreement contained herein to be performed by it, the Collateral Agent may, upon the written instructions of the Administrative Agent or the Controlling Parties and with notice to the Borrower, itself file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Controlling Parties may reasonably determine to be necessary or desirable from time to time to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of itself and the Secured Parties and otherwise perform, or cause performance of, any other such actions as the Controlling Parties shall determine is necessary or desirable, and the reasonable and documented fees and out-of-pocket expenses of the Collateral Agent and Lenders incurred in connection therewith shall be payable by the Borrower and shall be part of the Obligations.

(b) The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Section 5.25 Notice of Name Change. The Borrower shall give the Agents and S&P not less than 5 Business Days' notice (or solely with respect to S&P, shorter reasonable prior notice) of any change of its name and not less than 5 Business Days' notice (or solely with respect to S&P, shorter reasonable prior notice) of any change of its principal place of business and will take all steps necessary to preserve the first priority perfected security interest of the Collateral Agent in the Collateral. The Borrower shall not change its type of organization, jurisdiction of organization or other legal structure without the prior written consent of the Administrative Agent.

Section 5.26 [Reserved].

Section 5.27 Delivery of Required Funding Loan Documents and Required Loan Documents. The Borrower (or the Servicer on behalf of the Borrower) shall deliver copies of all (a) Required Funding Loan Documents in its possession to the Document Custodian within five Business Days of the Borrower's acquisition of the related Collateral Loan and (b) all other Required Loan Documents in its possession to the Document Custodian within the later of (x) five Business Days and (y) the next Monthly Payment Date, of the Borrower's acquisition of the related Collateral Loan.

Section 5.28 Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws. The Borrower shall not (a) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or otherwise violates any applicable Anti-Terrorism Law, Sanctions or Anti-Corruption Law, (b) cause or permit any of the funds that are used to repay the Obligations to be derived from any unlawful activity with the result that any Agent, any Lender or the Borrower would be in violation of any applicable Anti-Terrorism Law, Sanctions or Anti-Corruption Law or (c) use any part of the proceeds of the Loans, directly or knowingly indirectly, for any conduct that would cause the representations and warranties in Sections 4.22, 4.23 and 4.24 to be untrue as if made on the date any such conduct occurs.

Section 5.29 Delivery of Proceeds. In the event that the Borrower receives any payments in respect of or other proceeds of Collateral Loans or other Collateral or any capital contribution, the Borrower shall pay such payments or other proceeds to the Collateral Agent or the Collection Account promptly and, in no event, later than five days after the Borrower's receipt thereof.

Section 5.30 Performance of Obligations. The Borrower shall timely and fully comply with and perform in all material respects its obligations under the Collateral Loans and other Collateral in accordance with the terms thereof, except if such compliance or performance is currently being contested in good faith.

Section 5.31 Limitation on Dividends. The Borrower will not declare or make any direct or indirect distribution, dividend or other payment to any person on account of any Equity Interests in, or ownership of any similar interests or securities of the Borrower, except for (i) Permitted Distributions or distributions made pursuant to Sections 6.4 and 9.1 and (ii) Contribution Payments.

Section 5.32 [Reserved].

Section 5.33 Annual Rating Review. On or before the anniversary date of the Initial Rating Date in each calendar year, or the last Business Day immediately preceding such date if such date is not a Business Day, the Borrower shall pay for the ongoing monitoring of the rating of the Loans by S&P. The Borrower shall promptly notify the Agents, the Servicer and the Lenders in writing if at any time the rating of the Loans have been, or is known by a Senior Authorized Officer will be, changed or withdrawn, or the rating outlook on the Loans has been, or is known will be, changed.

Section 5.34 Amendment to Loan Documents. The Borrower shall not amend any of the Loan Documents except pursuant to the applicable terms thereof and Section 12.5 of this Agreement.

Section 5.35 Transactions With Affiliates. The Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates unless (i) such transaction is effected on terms and conditions no less favorable to the Borrower than the terms it would obtain in a comparable, timely transaction with a non-Affiliate, (ii) such transaction is effected in accordance with all Applicable Law and (iii) such transaction is conducted in an arm's length transaction in the ordinary course of business. The Borrower shall ensure that purchases of Collateral Loans from any Affiliate of the Borrower or the Parent will be either (x) pursuant to and in accordance with the Contribution Agreement or (y) from an Affiliate of the Borrower or the Parent that is a bankruptcy-remote special purpose vehicle governed by Constituent Documents that contain limited purpose and separateness provisions similar to those applicable to the Borrower.

Section 5.36 Reports by Independent Accountants.

(a) On or after the Closing Date, the Borrower (or the Servicer on behalf of the Borrower) shall select one or more nationally recognized firms of independent certified public accountants for purposes of performing agreed-upon procedures required by this Agreement, which may be the firm of independent certified public accountants that performs accounting services for the Borrower or the Servicer. The Borrower may remove any firm of independent certified public accountants at any time. Upon any resignation by such firm or removal of such firm by the Borrower, the Borrower (or the Servicer on behalf of the Borrower) shall promptly appoint a successor thereto that shall also be a nationally recognized firm of independent certified public accountants, which may be a firm of independent certified public accountants that performs accounting services for the Borrower or the Servicer. If the Borrower shall fail to appoint a successor to a firm of independent certified public accountants which has resigned or has been removed within 30 days after such resignation or removal (as applicable), the Borrower shall promptly notify the Agents and the Servicer of such failure in writing. If the Borrower shall not have appointed a successor within ten days thereafter, the Servicer shall appoint a successor firm of independent certified public accountants of nationally recognized reputation. The fees of such firm of independent certified public accountants and its successor shall be payable by the Borrower as Administrative Expenses in accordance with the Priority of Payments and the terms of this Agreement. In the event such firm requires the Collateral Agent and/or the Collateral Administrator to agree (whether in writing or otherwise) to the procedures performed by such firm, the Borrower hereby directs the Collateral Agent and/or the Collateral Administrator, as applicable, to so agree and directs the

Collateral Agent and/or the Collateral Administrator to execute a specified user agreement, access letter or agreement of similar import requested by such accountants, which may include among other things, (i) acknowledgement that the Borrower has agreed that the procedures to be performed by such accountants are sufficient for the Borrower's purposes, (ii) releases by the Collateral Agent or the Collateral Administrator, as applicable (on behalf of itself and the Lenders and Administrative Agent) of claims against the firm and acknowledgement of other limitations of liability in favor of the firm and (iii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm (including to the Lenders and Administrative Agent). It is understood and agreed that the Collateral Agent or the Collateral Administrator will deliver such letters of agreement and similar documents in conclusive reliance on the foregoing direction of the Borrower. Neither the Collateral Agent nor the Collateral Administrator shall have any responsibility to the Borrower or any Secured Party hereunder to make any inquiry or investigation as to, and shall have no obligation, liability or responsibility in respect of, the terms of any engagement of any such firm, or the validity or correctness of such procedures or content of such letter (including without limitation with respect to the sufficiency thereof for any purpose), any report or instruction (or other information or documents) prepared or delivered by any such accountants pursuant to any such engagement. In no event shall the Collateral Agent or the Collateral Administrator be required to execute any agreement in respect of the accountants that it reasonably determines adversely affects it. For the avoidance of doubt, any costs, fees or expenses incurred by the Collateral Agent or the Collateral Administrator in connection with this Section 5.36(a) shall be payable by the Borrower as Administrative Expenses in accordance with the Priority of Payments and the terms of this Agreement.

(b) On or before the date that is 120 days following the end of each fiscal year of the Borrower, or the last Business Day immediately preceding such date if such date is not a Business Day, commencing in 2024, the Borrower shall cause to be delivered to the Collateral Agent and the Collateral Administrator an agreed-upon procedures report from a firm of independent certified public accountants appointed pursuant to clause (a) above for each Collateral Report occurring in May and November of the prior calendar year (i) indicating that the calculations within those Collateral Reports have been recalculated and compared to the information provided by the Borrower in accordance with the applicable provisions of this Agreement and (ii) listing the Aggregate Principal Balance of the Collateral Loans securing the Loans as of the immediately preceding Measurement Dates; provided that in the event of a conflict between such firm of independent certified public accountants and the Borrower with respect to any matter in this Section 5.36, the determination by such firm of independent public accountants shall be conclusive; provided further that, if there is any inconsistency between the calculations of the Borrower and the calculations of the firm of independent certified public accountants, the Borrower shall promptly notify the Agents and the Lenders and describe such inconsistency in reasonable detail. Notwithstanding anything to the contrary herein, if the Custodian, Administrative Agent, the Collateral Administrator or Collateral Agent fail within 75 days following the end of each fiscal year of the Borrower to execute any documentation required by the independent certified public accountants selected by the Borrower prior to the delivery of any report contemplated by this Section 5.36(b), then the Borrower shall have no obligation to furnish any report covering such fiscal year pursuant to this Section 5.36(b).

Section 5.37 Tax Matters as to the Borrower.

(a) The Borrower shall (and each Lender hereby agrees to) treat the Loans as debt for U.S. federal income tax purposes and will take no contrary position; provided that for so long as the Borrower is treated for U.S. federal income tax purposes as an entity that is disregarded as separate from its sole member, any Loans held by such sole member will be disregarded for such purposes. The Borrower shall take no action and the LLC Agreement provides that the Borrower shall neither permit nor recognize any action that would cause the Borrower to be treated as other than an entity that is disregarded as separate from its sole beneficial owner or a partnership (other than a publicly traded partnership taxable as a corporation) for U.S. federal, and to the extent applicable, state and local, income tax purposes.

(b) Each member of the Borrower (as determined for U.S. federal income tax purposes) shall at all times be a U.S. Person and shall timely provide the Borrower and any Agent with two executed copies of IRS Forms W-9 (or any applicable successor form) certifying that such partner is exempt from U.S. federal backup withholding tax.

(c) The Borrower shall, whenever relevant, elect the application of Sections 6221(b) and 6226 of the Code.

Section 5.38 [Reserved].

Section 5.39 [Reserved].

Section 5.40 [Reserved]

Section 5.41 Pool Concentrations. During the Reinvestment Period and after the Initial Rating Date, the Borrower shall use commercially reasonable efforts to ensure that the pool of Collateral contains Collateral Loans of no less than 25 different Obligors.

Section 5.42 Sanctions.
The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business (x) of or with any Sanctioned Person, or (y) in any Sanctioned Country (in the case of clauses (x) and (y), in violation of such Sanctions), or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise). Neither the Borrower nor any of its subsidiaries will enter into any transaction with any Person that is subject to Sanctions, on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or in any Sanctioned Country.

Section 5.43 Rating.
(a) The Borrower and the Administrative Agent shall endeavor to obtain a rating from S&P of the Loans of at least "AA (sf)" on or prior to the sixth–month anniversary of the Closing Date and agree to amend this Agreement and the other Loan Documents as reasonably necessary to obtain such rating.

(b) If the Borrower does not obtain such rating from S&P prior to the sixth–month anniversary of the Closing Date, the Reinvestment Period shall automatically be suspended, unless the Administrative Agent and the Majority of the Lenders provide written consent not to suspend the Reinvestment Period at such time.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1 Events of Default. The term "Event of Default" shall mean any of the events set forth in this Section 6.1:

(a) a default in the payment, when due and payable, of any interest, fees, costs, expenses, indemnities or other amounts (other than principal) due on any Loan or any related obligations in respect thereof and the continuation of such default for five Business Days after the date such amounts become due and payable if such date is provided in this Agreement or the applicable Loan Document (or, if no such date is provided or such amount is not fixed, five Business Days after notice shall have been given to the Borrower by the Controlling Parties, the intended recipient of such amounts or the Administrative Agent, specifying such amount that has become due and payable); provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent, such failure continues for five or more Business Days after the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(b) a default in the payment of any principal due on any Loans when such principal becomes due and payable; provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent, such failure continues for five or more Business Days after the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower.

(c) the failure on any Monthly Payment Date to disburse amounts available in the Payment Account or Collection Account in excess of U.S.$1,000 in accordance with the Priority of Payments and continuation of such failure for a period of five Business Days or, in the case of a failure to disburse due to an administrative error or omission by any Agent, such failure continues for five Business Days after such Agent receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(d) the Borrower or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act;

(e) the occurrence of any one or more of the following:

(i) failure of any representation or warranty in Section 4.9 or 4.12 to be correct in all material respects when made, or default in the performance, or breach, of any covenant contained in Section 5.1(c), 5.10, 5.11, 5.12, 5.13, 5.16, 5.17, 5.18 (other than 5.18(a)(ii)), 5.19, 5.28 or 5.42;

(ii) a default in the performance, or breach, of any covenant contained in Section 5.9 or 5.18(a)(ii) and such default continues for a period of five Business Days after the earlier to occur of (x) the date on which written notice of such default requiring the same to be remedied shall have been given to the Borrower and (y) a Senior Authorized Officer of the Borrower has actual knowledge of such default;

(iii) failure of the representation or warranty in Section 4.4 to be correct in all material respects when made with respect to the Borrower's obligations under one or more Collateral Loans or other items of Collateral and there has occurred or there would reasonably be expected to occur a material adverse effect on the rights, interests or remedies of the Agents or the Lenders under any of the Loan Documents; or

(iv) (x) a default in the performance, or breach, of any other covenant, warranty or other agreement of the Borrower or the Servicer under this Agreement or any other Loan Document in any material respect or (y) the failure of any representation or warranty of the Borrower or the Servicer made in this Agreement, any other Loan Document or in any related certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct when made and such failure would reasonably be expected to have a Material Adverse Effect (other than a representation, warranty or other agreement or a portion thereof a default in the performance or breach or failure of which is otherwise specifically dealt with in this Section 6.1, it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation, Collateral Quality Test or Coverage Test (except as provided in clause (h) below) is not an Event of Default), and such default, breach or failure either (A) is not susceptible of cure or (B) continues for a period of 30 days following the notice to the Borrower or the date on which a Senior Authorized Officer of the Borrower obtains actual knowledge of such default;

(f) the entry of a decree or order by a court of competent jurisdiction (i) adjudging the Borrower or the Servicer as bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower or the Servicer under the Bankruptcy Code or any other applicable law, (iii) appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Borrower or the Servicer or of any substantial part of its respective properties or (iv) ordering the winding up or liquidation of the affairs of the Borrower or the Servicer, respectively, and the continuance of any such decree or order is unstayed and in effect for a period of 60 consecutive days;

(g) the institution by the Borrower or the Servicer of proceedings for the Borrower or the Servicer to be adjudicated as bankrupt or insolvent, or the consent by the Borrower or the Servicer to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Borrower or the Servicer of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar applicable law, or the consent by the Borrower or the Servicer to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Borrower or the Servicer of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Borrower or the Servicer in furtherance of any such action;

(h) the Event of Default Par Ratio is less than (i) 125.0% as of any two consecutive Calculation Dates and remains so after giving effect to the payments made pursuant to Section 9.1 on the Monthly Payment Date immediately following such second Calculation Date or (ii) 115.0% as of any Calculation Date and remains so after giving effect to the payments made pursuant to Section 9.1 on the Monthly Payment Date immediately following such Calculation Date;

(i) any Lien on any portion (other than a de minimis portion) of the Collateral created pursuant to the Loan Documents shall, at any time after delivery of the respective Loan Documents, cease to be fully valid and perfected as a first priority Lien subject only to Permitted Liens (other than directly due to the action of the Lenders or the Agents or as expressly permitted under the Loan Documents);

(j) any of the Loan Documents ceases to be in full force and effect, other than in accordance with its terms;

(k) one or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability of $1,000,000 or more in excess of the amounts paid or fully covered by insurance and the same shall not have been vacated, satisfied, undischarged, stayed or bonded pending appeal within 30 days from the entry thereof;

(l) the occurrence of a Servicer Event of Default;

(m) the occurrence of a Change in Control; or

(n) (i) the occurrence of an act by the Borrower or any of its officers or managers that constitutes fraud or a criminal offense in the performance of its obligations under this Agreement or any other Loan Document applicable to it as finally determined by a court of competent jurisdiction or (ii) the Borrower being indicted for a criminal offense materially related to the commercial lending or asset management business of the Borrower.

Upon the occurrence of an Event of Default, the Borrower shall promptly notify the Agents, the Servicer, the Lenders and S&P in writing (which notice shall refer to this Agreement and state that such notice is a notice of Default).

Section 6.2 Remedies. If an Event of Default shall have occurred and be continuing, the Controlling Parties or the Administrative Agent (acting at the direction of the Controlling Parties) may exercise (or direct the Collateral Agent in the exercise of) the rights, privileges and remedies set forth in this Section 6.2.

(a) Upon the occurrence and during the continuance of any Event of Default, each of the following actions shall require the prior written approval by the Controlling Parties, whether or not approved by the Borrower's designated manager or other persons performing similar functions: (i) issuance of any commitment to make, and the acquisition (other than pursuant to commitments then in effect) of, any Collateral Loan or other loan or security constituting any Collateral or any interest therein, (ii) any amendment, modification, or waiver of, or any consent to departure from, any term or provision of any Collateral Loan or other loan or security constituting any Collateral, (iii) any release of any collateral for, or guarantor of or other credit support provider for, any Collateral Loan or other loan or security constituting any Collateral, except upon payment in full of such Collateral Loan or other loan or security or any subordination or limitation of recourse with respect thereto and except as otherwise required pursuant to the terms of the Related Contracts, (iv) any sale, purchase, assignment or participation in respect of any Collateral Loan or other loan or security constituting any Collateral (other than pursuant to commitments then in effect or in the case of a sale or assignment upon payment in full of such Collateral Loan or other loan or security), (v) any determination to exercise, or not to exercise, remedies in respect of a Collateral Loan or other loan or security constituting any Collateral following a default or event of default thereunder, (vi) if the Loans have been accelerated in accordance with this Agreement, any Permitted RIC Distribution and (vii) any other action or decision not to act which impairs or could be reasonably likely to impair the value of any Collateral Loan or other loan or security constituting any Collateral, or to extend or increase the Borrower's obligations with respect thereto or to interfere with the exercise of rights or remedies with respect to any Collateral Loan or other loan or security constituting any Collateral.

(b) Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Loan Documents, including Section 6.3, and the rights and remedies of a secured party under applicable law, including the UCC, the Administrative Agent or the Controlling Parties, by notice to the Borrower, may do one or more of the following: (i) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate or (ii) declare the principal of and the accrued interest on the Loans and all other amounts whatsoever payable by the Borrower hereunder (including any amounts payable under Section 2.9) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of any Event of Default described in clause (f) or (g) of Section 6.1, the Commitments shall automatically terminate and the Loans and all such other amounts shall automatically become due and payable, without any further action by any party.

(c) Upon the occurrence and during the continuance of an Event of Default, the Controlling Parties or the Collateral Agent (acting at the direction of the Administrative Agent or the Controlling Parties) will have the right to take any other remedies set forth in Section 6.3(b) below or other remedies permitted by law.

Section 6.3 Additional Collateral Provisions.

(a) Release of Security Interest. If and only if all Obligations under the Loans have been paid in full and all Commitments have been terminated (other than contingent indemnification and reimbursement obligations for which no claim has been asserted), the Secured Parties shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties' security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale, substitution or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, on the date of any such sale, substitution or other disposition, the Collateral Agent, on behalf of the Secured Parties, shall automatically and without further action be deemed to and hereby does terminate and release the Secured Parties' security interest in such Collateral and the Secured Parties shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article VI in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

(b) Additional Rights and Remedies. The Collateral Agent (for itself and on behalf of the other Secured Parties), acting at the direction of the Controlling Parties (including through the Administrative Agent), shall have all of the rights and remedies of a secured party under the UCC and other applicable law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, at the direction of the Controlling Parties (including through the Administrative Agent), to the extent permitted by applicable law (including the UCC) and notwithstanding anything in the Loan Documents to the contrary, (i) instruct the Borrower to deliver any or all of the Collateral, the Related Contracts and any other documents relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) if the Loans have been accelerated in accordance with this Agreement, sell or otherwise liquidate or dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Contracts, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower's rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) subject to the immediately succeeding paragraph, require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Contracts; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) subject to Section 12.16, make copies of or, if necessary, remove from the Borrower's and its agents' place of business all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. The Collateral Agent shall provide written notice of any liquidation of the Collateral to S&P.

In the case of the occurrence and during the continuance of an Event of Default specified in any of (i) Section 6.1(a), other than a default in the payment of interest on any Loan; (ii) Section 6.1(f), with respect to the Servicer only; (iii) Section 6.1(g), with respect to the Servicer only; (iv) Section 6.1(l)

or (v) Section 6.1(m), the Controlling Parties shall not direct the liquidation of the Collateral unless (x) 100% of the Lenders consent thereto, (y) after giving effect to the liquidation there will be sufficient funds in the Collection Account to pay all amounts due and payable under Section 6.4(f) and all amounts due and payable senior to Section 6.4(f) or (z) an Event of Default not specified in clauses (i) through (v) of this sentence has occurred and is continuing.

The Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless and until (and to the extent) at the express direction of the Controlling Parties (including through the Administrative Agent); provided that the Collateral Agent shall not be required to take any such action at the direction of the Controlling Parties (including through the Administrative Agent), any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any applicable law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder (unless it has been provided with an indemnity agreement which it reasonably deems to be satisfactory with respect thereto).

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the reasonable request of the Collateral Agent (acting at the direction of the Controlling Parties or acting directly or through the Administrative Agent) or the Controlling Parties, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of this Section 6.3(b) the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid (other than contingent indemnification and reimbursement obligations for which no claim has been asserted) and which can be exercised only if such Event of Default is continuing), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent, for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as permitted by applicable law, without notice to the Borrower.

All documented sums paid or advanced by the Collateral Agent in connection with the foregoing and all documented out-of-pocket costs and expenses (including reasonable and documented fees and expenses of counsel, agents and experts) incurred in connection therewith, together with interest thereon at the Post-Default Rate for the Loans from the date of demand of repayment by the Collateral Agent until repaid in full, shall be paid by the Borrower to the Collateral Agent from time to time on demand in accordance with the Priority of Payments and shall constitute and become a part of the Obligations secured hereby.

Without the prior written consent of the Controlling Parties, credit bidding by any Lender (or any other Person) in connection with any foreclosure sale hereunder shall not be permitted.

Notwithstanding any other provision of this Article VI, in connection with the sale of the Collateral following an acceleration of the Obligations, the Servicer (or any of its Affiliates) shall have the right (which right, for avoidance of doubt, shall be irrevocably forfeited if not exercised within the specified timeframe) to purchase all of the Collateral Loans in the Collateral within two Business Days of its receipt of notice of such acceleration in immediately available funds in an amount not less than the outstanding Obligations and, without duplication, all unpaid Administrative Expenses; provided that such purchase shall settle within 17 days of the date such notice of acceleration is received, otherwise such purchase shall not be permitted. To the extent that, following the forfeiture of the Servicer's foregoing purchase rights, the Administrative Agent elects to sell any or all Collateral Loans at a public or private sale, such Collateral Loans or any parcel thereof shall be sold to the party offering the highest bid in immediately available funds; provided that, notwithstanding anything to the contrary, the Servicer (or any of its Affiliates) and the Lenders shall have the right to offer bids to acquire all or any portion of the Collateral sold at such sale.

(c) Remedies Cumulative. Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

(d) Related Contracts.

(i) The Borrower hereby agrees that, to the extent not expressly prohibited by the terms of the Related Contracts, after the occurrence and during the continuance of an Event of Default, it shall (x) upon the written request of the Administrative Agent or (at the direction of the Controlling Parties) the Collateral Agent, promptly forward to such Agent all information and notices which it receives under or in connection with the Related Contracts relating to the Collateral, subject to applicable confidentiality requirements, and (y) upon the written request of the Administrative Agent or the Collateral Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Contracts relating to the Collateral only in accordance with the direction of such Agent; provided that if the Borrower receives conflicting requests pursuant to this subclause (y), it shall follow whichever request is evidenced to be derived from the direction of the Controlling Parties.

(ii) The Borrower agrees that, to the extent the same shall be in the Borrower's possession, it will hold all Related Contracts relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee.

(e) Borrower Remains Liable.

(i) Notwithstanding anything herein to the contrary, (x) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Contracts) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed and (y) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(ii) No obligation or liability of the Borrower is intended to be assumed by either Agent or any other Secured Party under or as a result of this Agreement or the other Loan Documents, and the transactions contemplated hereby and thereby, including under any Related Contract or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of law, the Agents and the other Secured Parties expressly disclaim any such assumption.

(f) Protection of Collateral. The Borrower, or the Servicer on behalf of and at the expense of the Borrower, shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Secured Parties hereunder and to:

(i) grant security more effectively on all or any portion of the Collateral;

(ii) maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority nature (subject to Permitted Liens) of the lien or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) enforce any of the Collateral or other instruments or property included in the Collateral;

(v) preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all Persons and parties; and

(vi) pay or cause to be paid any and all material taxes levied or assessed upon all or any part of the Collateral, except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

The Borrower hereby authorizes the Collateral Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 6.3. Such authorization shall not impose upon the Collateral Agent, or release or diminish, the Borrower's obligations under this Section 6.3. The Borrower further authorizes the Administrative Agent's United States counsel to file any UCC-1 or UCC-3 financing statements that may be required by the Agents in connection with this Agreement and the transactions contemplated hereby.

Section 6.4 Application of Proceeds. Unless and until the Controlling Parties have exercised their right to direct the liquidation of the Collateral pursuant to this Article VI, all proceeds received in respect of the Collateral will be applied in accordance with the Priority of Payments specified in Section 9.1(a). All proceeds received after the Controlling Parties have exercised their right to direct the liquidation of the Collateral will be applied to the Obligations in the following order of priority on each date or dates fixed by the Collateral Agent (at the direction of the Controlling Parties (including through the Administrative Agent)):

(a) first, to the payment of taxes, registration and filing fees then due and owing by the Borrower; second, to the payment to the Collateral Agent for all due and unpaid Collateral Agent Fees and all other Administrative Expenses owing to the Collateral Agent, all amounts owing and payable hereunder to the Collateral Administrator, the Custodian and the Securities Intermediary and Document Custodian (including, in each case, without limitation, indemnity payments and, for the avoidance of doubt, without regard to the Monthly Cap); third, to the payment to the Administrative Agent for all due and unpaid Administrative Expenses owing to the Administrative Agent (including, without limitation, indemnity payments); and fourth, to the payment to Scotiabank for any unpaid portion of the Upfront Lender Fee;

(b) to the payment of Administrative Expenses (other than those paid under clause (a) above), in the order of priority set forth in the definition of "Administrative Expenses";

(c) to the payment of all other amounts due to the Agents hereunder;

(d) to the payment of all amounts due to the Interest Hedge Counterparties under all Interest Hedge Agreements (exclusive of any early termination or liquidation payment owing by the Borrower by reason of the occurrence of an event of default or termination event thereunder with respect to such Interest Hedge Counterparty where such Interest Hedge Counterparty is the sole affected party or the defaulting party);

(e) unless waived by the Servicer, which waiver shall be permanent and irrevocable, to the payment to the Servicer of all due and unpaid Senior Services Fees in an amount not to exceed the accrued Senior Services Fees for one Due Period;

(f) first, to the payment to the Lenders hereunder on a pro rata basis of all amounts due which constitute principal and interest (excluding the additional two percent of interest payable at the Post-Default Rate) and solely to the Revolving Lenders in respect of their Revolving Loans, Commitment Fees; and second, to the payment to the Lenders hereunder on a pro rata basis of all interest payable at the Post-Default Rate (to the extent not paid in clause "first" above) and all amounts due which constitute Increased Costs and all other amounts on and in respect of all Loans;

(g) to the Parent as a Permitted RIC Distribution in an amount not to exceed the Permitted RIC Cap Amount;

(h) to the payment of all amounts due to any Interest Hedge Counterparty under all Interest Hedge Agreements to the extent not paid under clause (d) above;

(i) to the payment of all amounts due to the Servicer for (i) any Senior Services Fees to the extent not paid under clause (e) and (ii) any due and unpaid Subordinated Services Fees (provided that, for the avoidance of doubt, no waived Services Fees shall be payable pursuant to this clause (j)); and

(j) any remainder, to the Borrower for payment as directed by the Borrower, including to make a distribution to the holders of the equity of the Borrower.

If on any date that payments are made pursuant to this Section 6.4 the amount available to be paid pursuant to any of the foregoing clauses (a) through (k) is insufficient to make the full amount of the disbursements required pursuant to any such clause, such payments will be applied in the order and according to the priority set forth in clauses (a) through (k) above and (except as provided in subclauses "first", "second", "third" and "fourth" of clause (a) above and subclauses "first" and "second" of clause (f) above) ratably in accordance with the respective amounts owing under any such clause to the extent funds are available therefor.

Section 6.5 Capital Contributions. In addition to the transfers effected pursuant to the Contribution Agreement, the equityholders of the Borrower may, but shall have no obligation to, at any time or from time to time make a capital contribution in Cash or Eligible Investments or an assignment and contribution of a Collateral Loan (valued at such Collateral Loan's valuation pursuant to the definition of Principal Collateralization Amount) to the Borrower for the purpose of (a) curing any Event of Default (but, if the Event of Default Par Ratio is less than 110.0% prior to such capital contribution, no such contribution shall cure any Event of Default without the consent of the Controlling Parties), (b) enabling the acquisition or sale of any Collateral Loan, (c) satisfying any Eligibility Criteria, Coverage Test, Portfolio Advance Rate Test or Collateral Quality Test, (d) paying fees and expenses incurred in connection with the structuring, consummation and closing of the transaction contemplated by this Agreement, (e) to make any payments or prepayments on the Loans, including, without limitation, a payment in full or (f) if so designated by such contributor, exercising a warrant or right to acquire securities held in the Collateral. All Cash contributed to the Borrower shall be treated as Principal Proceeds or as Interest Proceeds, in each case, as designated by the Servicer and solely with respect to the designation of Cash as Interest Proceeds, with the consent of the Administrative Agent. Each person making a contribution pursuant to this Section 6.5 shall provide notice to the Borrower and the Agent of any capital contributions.

ARTICLE VII

THE AGENTS

Section 7.1 Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Only the Agents (and not one or more of the Lenders) shall have the authority to deal directly with the Borrower under this Agreement and each Lender acknowledges that all notices, demands or requests from such Lender to the Borrower must be forwarded to the applicable Agent for delivery to the Borrower. Each Lender acknowledges that the Borrower has no obligation to act or refrain from acting on instructions or demands of one or more Lenders absent written instructions from an Agent in accordance with its rights and authority hereunder.

Section 7.2 Agents and Affiliates. The Agents shall each have the same rights and powers under this Agreement as the Lenders and may each exercise or refrain from exercising the same as though it were not an Agent, and such Agents and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not an Agent hereunder, and the term "Lender" and "Lenders" may include Scotiabank, the Bank and/or any Affiliate of Scotiabank or the Bank in its individual capacity. The provisions in this Article VII with respect to the Agents shall apply only to the Agents acting in their capacities as such hereunder and not as Lenders.

Section 7.3 Actions by Agent. The obligations of the Agents hereunder are only those expressly set forth herein. No Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or any other party hereto, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of any Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist against any Agent. The provisions of this Article VII are solely for the benefit of the Agents and the Lenders (other than Sections 7.1 and 7.8, which are also for the benefit of the Borrower). In performing its functions and duties solely under this Agreement, each Agent shall act solely as the agent of the Lenders (except pursuant to Section 12.6(f)) and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust with or for the Lenders. Without limiting the generality of the foregoing, no Agent shall be required to take any action with respect to any Default, except as expressly provided in Article VI.

Section 7.4 Delegation of Duties; Consultation with Experts. Each Agent may execute any of its duties under this Agreement by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5 Limitation of Liability of Agents.

(a) No Agent nor any of its respective affiliates, directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (x) with the consent or at the request of the Majority Lenders or the Controlling Parties (or, with respect to the Collateral Agent, Collateral Administrator, Custodian or Securities Intermediary, the Administrative Agent, the Majority Lenders or the Controlling Parties), as applicable, or (y) in the absence of its own gross negligence, fraud, reckless disregard, bad faith, criminal conduct or willful misconduct. No Agent nor any of their respective affiliates, directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Funding hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile, electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document or any other document furnished in connection herewith or therewith in accordance with a request of the Majority Lenders or the Controlling Parties (or, prior to the occurrence of the Loan Payoff Date, the Administrative Agent), as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Under no circumstances shall the Agents be deemed liable for any special, indirect, punitive, incidental or consequential damages (including lost profits or diminution in value) even if such Agent has been advised of the likelihood of such damages and regardless of the form of action. Without limiting the generality of the foregoing, each Agent may conclusively rely without inquiry on any consent or request as being conclusive evidence of the authority of such party to make such consent or request and that such consent or request was made in accordance with this Agreement.

(b) The following additional provisions apply with respect to the Collateral Agent:

(i) the Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including the occurrence and continuance of an Event of Default or a Servicer Event of Default, until an Administrative Officer of the Collateral Agent shall have received written notice (which notice shall refer to this Agreement and state that such notice is a notice of Default, Event of Default or Servicer Event of Default) thereof from the Borrower, the Servicer, the Administrative Agent, a Lender or any other Person;

(ii) no provision of this Agreement or the other Loan Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that the reasonable and documented costs of performing its ordinary services under this Agreement shall not be deemed a "financial liability" for purposes hereof;

(iii) if, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent (and the Administrative Agent shall request written instructions from the Controlling Parties) as to the course of action desired, and the Collateral Agent shall follow such direction (except to the extent it has already taken, or committed itself to take, action inconsistent with such instruction) and shall be entitled to conclusively rely thereon without any liability therefor. If the Collateral Agent does not receive such instructions within five Business Days after its request therefor, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions;

(iv) the Collateral Agent shall be under no liability for interest on any funds received by it hereunder;

(v) the Collateral Agent shall not be liable or responsible for delays or failures in the performance of its obligations hereunder arising out of or caused, directly or indirectly, by circumstances beyond its control (such acts include but are not limited to acts of God, strikes, lockouts, riots, acts of war and interruptions, losses or malfunctions of utilities, computer (hardware or software) or communications services); it being understood that the Collateral Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances; and

(vi) without prejudice to the Collateral Agent's duties under Article VI or any other provision of any Loan Document, the Collateral Agent shall be under no obligation to take any action to collect from any Obligor any amount payable by such Obligor on the Collateral Loans or any other Collateral under any circumstances, including if payment is refused after due demand.

(c) No Agent shall have any duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement, and no covenants or obligations shall be implied in this Agreement or the other Loan Documents against any such Person. No Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but shall not be limited to acts of god, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.

(d) In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Borrower to timely provide investment instruction to the Collateral Agent in connection with the investment of funds in or from any account set forth herein. Except as otherwise provided in Section 8.2(c) or Section 8.3, in the absence of a Borrower Order or, after an Event of Default, a direction from the Administrative Agent, all funds in any account held under this Agreement shall be held uninvested. Nothing in this Agreement shall be deemed to release the Bank from any liability it may have as an obligor under any Eligible Investment.

(e) The Collateral Agent and its Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent's economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible

Investments and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

(f) Without limiting the generality of any terms of this Section 7.5, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Lenders, the Administrative Agent, the Servicer or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement or the other Loan Documents, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent's part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(g) The Collateral Agent shall not be under any obligation to (i) confirm or verify whether the conditions to the delivery of Collateral have been satisfied or to determine whether (A) a loan is a Collateral Loan or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder, (B) an investment is an Eligible Investment or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder or (ii) evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower in connection with the grant by the Borrower to the Collateral Agent of any item constituting the Collateral or otherwise, or in that regard to examine any underlying documents, in order to determine compliance with the applicable requirements of and restrictions on transfer of a Collateral Loan or Eligible Investment.

(h) In order to comply with Applicable Law, including the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (collectively, "Applicable Banking Laws"), the Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent to comply with Applicable Banking Law. The Collateral Agent may from time to time establish any additional accounts deemed necessary or desirable for convenience in administering the Collateral so long as each such account is at all times subject to a valid and perfected first priority lien in favor of the Collateral Agent, for the benefit of the Secured Parties.

(i) The Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or any other Loan Document at the request or direction of the Majority Lenders or the Controlling Parties, as applicable, or the Administrative Agent unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses (including the reasonable fees and expenses of its attorneys and counsel), and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any Loan Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability unless it is provided an indemnity reasonably acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Loan Document unless and until directed by the Majority Lenders or the Controlling Parties, as applicable (or the Administrative Agent on their behalf), except if such action is contrary to applicable law and subject to terms of this Agreement.

(j) The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request,

consent, entitlement order, approval or other paper, electronic communication or document; it being understood that an electronically signed document delivered via email by an individual purporting to be an Authorized Officer will be considered signed or executed by such Authorized Officer on behalf of the applicable Person. The Collateral Agent shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto. The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, reckless disregard or grossly negligent performance or omission of its duties. The Collateral Agent may consult with legal counsel (including, without limitation, counsel for the Borrower or the Administrative Agent or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Collateral Agent shall not be liable for the actions of omissions of the Administrative Agent (including without limitation concerning the application of funds), or under any duty to monitor or investigate compliance on the part of the Administrative Agent with the terms or requirements of this Agreement, any Loan Document or any related document, or their duties thereunder. The Collateral Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive hereunder.

(k) The delivery of reports, and other documents and information to the Collateral Agent hereunder or under any other Loan Document is for informational purposes only and the Collateral Agent's receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Loan Documents to which it is a party. Whether or not expressly stated in such Loan Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.

(l) Except as expressly provided herein or in any other Loan Document, nothing herein shall be construed to impose an obligation on the part of the Collateral Agent to recalculate, evaluate or verify any report, certificate or information received by it from the Borrower, Servicer, Lender or Administrative Agent or to otherwise monitor the activities of the Borrower or Servicer.

(m) In the event that the Bank or any Affiliate is also acting in the capacity of Custodian, Document Custodian, Collateral Administrator, paying agent, Securities Intermediary hereunder or under the other Loan Documents, the rights, protections, immunities and indemnities afforded the Collateral Agent pursuant to this Article VII shall also be afforded to the Bank or such Affiliate acting in such capacities; provided that such rights, protections, immunities and indemnities shall be in addition to any rights, protections, immunities and indemnities provided in the Loan Documents or any other documents to which the Bank or such Affiliate in such capacity is a party.

(n) The Collateral Agent shall not be charged with knowledge or notice of any matter unless actually known to an Administrative Officer of the Collateral Agent responsible for the administration of this Agreement, or unless and to the extent written notice of such matter is received by the Collateral Agent at its address in accordance with Section 12.1.

(o) It is expressly acknowledged by the Borrower, the Servicer and the Administrative Agent that application and performance by the Collateral Agent of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Servicer, the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party with respect to the Collateral Loan, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time.

(p) Neither the Collateral Agent nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Servicer, Borrower or any other Person, except by reason of acts or omissions by the Collateral Agent constituting willful misconduct or gross negligence. The Collateral Agent shall in no event have any liability for the actions or omissions of the Borrower, the Servicer, the Administrative Agent or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Servicer, the Administrative Agent or another Person except to the extent that such untimeliness, inaccuracies or errors are caused by the Collateral Agent's willful misconduct or gross negligence. Except as provided in the preceding sentence, the Collateral Agent shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Servicer, the Administrative Agent or another Person in furnishing necessary, timely and accurate information to the Collateral Agent.

(q) The Collateral Agent shall not be responsible for the preparation or filing of any UCC financing statements or continuation statements or the correctness of any financing statements filed in connection with this Agreement or the validity or perfection of any lien or security interest created pursuant to this Agreement.

(r) The Collateral Agent shall not have any (i) responsibility or liability for determining or selecting an alternative reference rate (including any modifier thereto) as a successor or replacement benchmark to Term SOFR (including whether the conditions to the designation of such rate or the adoption of such alternative reference rate have been satisfied) and shall be entitled to rely upon any designation of such a rate (and any modifier) by the Servicer and (ii) liability for any failure or delay in performing their duties under this Agreement or other Loan Document as a result of the unavailability of Term SOFR or other reference rate described herein.

(s) The Collateral Agent shall not be charged with knowledge of the EU Securitisation Regulation or Bail-In Legislation, nor will the Collateral Agent, the Custodian, the Collateral Administrator, the Document Custodian or the Securities Intermediary be responsible for monitoring, confirming or enforcing any of the provisions of the EU Securitisation Regulation or the Bail-In Legislation applicable to the transaction, and none of the Collateral Agent, the Custodian, the Collateral Administrator, the Document Custodian or the Securities Intermediary will be liable to any party for violation of such rules now or hereinafter in effect.

(t) None of the Agents (including the Administrative Agent), Lenders (other than EU Affected Lenders), the Borrower, the Servicer or the Retention Holder shall in any circumstances be liable for any EU Affected Lender's regulatory determinations or compliance with such EU Affected Lender's own obligations under the EU Securitisation Regulation, or, except for the Borrower and the Retention Holder, have any obligation to assist any other party in connection with enabling any EU Affected Lender's compliance with such EU Affected Lender's own obligations under the EU Securitisation Regulation or with any requirement of the EU Securitisation Regulation applicable to them, it being understood that the Borrower and the Retention Holder acknowledge to have assumed certain specific contractual obligations for this purpose under the Loan Documents, and the taking of any action or the giving of any approval by a Lender who is not an EU Affected Lender shall not constitute any confirmation by such Lender to the contrary.

Section 7.6 Indemnification. Each Lender, ratably in accordance with its Percentage Share shall indemnify the Agents, their respective affiliates, directors, officers, agents and employees (to the extent not reimbursed by the Borrower as may be required under this Agreement) against any cost, expense (including fees and expenses of counsel, experts and agents and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence, fraud, reckless disregard, bad faith, criminal conduct or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement, the other Loan Documents or any action taken or omitted by such indemnitees hereunder or thereunder, including the costs and expenses of (i) defending themselves (including fees of counsel, agents and experts, and disbursements) against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder or thereunder, whether brought by or involving the parties hereto or any third party, and (ii) enforcing its rights hereunder.

Section 7.7 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective affiliates, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, any other Lender or their respective affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement or in connection therewith. The Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates other than in connection with their acting as Agents under this Agreement and the other Loan Documents.

Section 7.8 Successor Agent. Any Agent may resign at any time by giving at least 30 days' prior written notice thereof to the Lenders, the Borrower, the Servicer and S&P; provided that any such resignation by any Agent shall not be effective until a successor agent shall have been appointed and approved in accordance with this Section 7.8. Upon receipt of any such notice, the Controlling Parties shall have the right to appoint a successor Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that any successor Agent may not be a Competitor unless consented to by the Borrower and the Servicer in their sole discretion. If no successor Agent shall have been so appointed by the Controlling Parties shall have been approved by the Borrower, and shall have accepted such appointment, within 30 days after the notice of resignation or removal thereof, then the retiring Agent may (i) petition a court of competent jurisdiction to appoint a successor Agent or (ii) appoint a successor Agent or successor, which such successor Agent shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as such Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder, and the successor Agent shall provide written notice of such appointment to the Lenders, the Servicer and S&P. In addition, upon the affirmative vote of the Controlling Parties exercising good faith that an Agent has acted with gross negligence or committed an act of willful misconduct or failed to act as required due to gross negligence or willful misconduct in its capacity as agent for the Lenders, the Controlling Parties may immediately remove such Person; provided that in the case of the removal of an Agent (i) a Lender hereunder agrees to serve as Agent and (ii) the

Borrower has consented to such Lender serving as Agent (which consent shall not be unreasonably withheld or delayed) until a successor Agent shall be appointed pursuant to the terms of this Section 7.8. For the avoidance of doubt, any retiring Agent shall continue to receive the fees and any other amounts to which it is entitled to receive in such capacity under the terms of this Agreement, the other Loan Documents or any applicable fee letter until a successor Agent or Custodian, as applicable, has been appointed and has agreed to act as an Agent or Custodian, as applicable, hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent. With respect to any Person (i) into which an Agent or may be merged or consolidated, (ii) that may result from any merger or consolidation to which an Agent shall be a party or (iii) with respect to the Agents (other than the Administrative Agent) that may succeed to all or substantially all of the corporate trust business of any of such Agents, shall be the successor to such Agent under this Agreement without further act of any of the parties to this Agreement.

Section 7.9 Loan Payoff Date. Until the occurrence of the Loan Payoff Date, the Administrative Agent shall be entitled to provide any directions, consents or instructions hereunder on behalf of the Controlling Parties, and the Collateral Agent is hereby authorized to accept any such direction, consent or instruction from the Administrative Agent on the Controlling Parties behalf. The Administrative Agent shall give prompt written notice to the Collateral Agent of the occurrence of the Loan Payoff Date.

Section 7.10 Compensation. As compensation for its activities hereunder and under the other Loan Documents, each of the Collateral Agent, the Collateral Administrator, the Custodian, the Document Custodian and the Securities Intermediary shall be entitled to the Collateral Agent Fee (if applicable) and such other fees, expenses and indemnities as set forth in the Collateral Agent Fee Letter and any other accrued and unpaid expenses (including fees, costs and expenses of agents, experts and counsel) and indemnity amounts payable by the Borrower or the Servicer, or both but without duplication, to such Agent under the Loan Documents (including, without limitation, indemnification amounts hereunder). Each such Agent's entitlement to receive fees (other than any previously accrued and unpaid fees) shall cease on the earlier to occur of (i) its removal as Agent hereunder or under such other applicable Loan Document or (ii) the termination of this Agreement. For purposes of any portion of fees payable to the Collateral Agent, the Collateral Administrator, the Custodian, the Document Custodian or the Securities Intermediary calculated with respect to any period at a per annum rate, such amount shall be computed on the basis of a 360-day year and the actual number of days elapsed during the related Due Period and shall be based on the aggregate principal balance of all Collateral Loans owned by the Borrower and the cash and the principal balance of any Eligible Investments on deposit in the Collection Account, in each case, on the first day of the Due Period relating to the applicable Monthly Payment Date.

Section 7.11 Erroneous Payments.

(a) If the Collateral Agent or the Administrative Agent (a "Payor") notifies a Secured Party or any Person who has received funds on behalf of a Secured Party (any such Secured Party or other recipient, a "Payment Recipient") that the Payor has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Payor or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an "Erroneous Payment") and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Payor, and such Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter, return to the Payor the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Payor in same day funds at the greater of the Federal Funds Rate and a rate determined by the Payor in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Payor (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Payor (or any of its Affiliates) with respect to such payment, prepayment or repayment (a "Payment Notice"), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) an error may have been made (in the case of immediately preceding clause (x) or (y)) or an error has been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Payor of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying the Payor pursuant to this Section 7.11(b).

(c) Each Secured Party hereby authorizes the Payor to set off, net and apply any and all amounts at any time owing to such Secured Party under any Loan Document, or otherwise payable or distributable by the Payor to such Secured Party from any source, against any amount due to the Payor under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Secured Party, to the rights and interests of such Secured Party) under the Loan Documents with respect to such amount (the "Erroneous Payment Subrogation Rights") and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 7.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.

(e) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim,

counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Payor for the return of any Erroneous Payment received, including without limitation waiver of any defense based on "discharge for value" or any similar doctrine.

(f) Each party's obligations, agreements and waivers under this Section 7.11 shall survive the resignation or replacement of the Payor, any transfer of rights or obligations by, or the replacement of, a Secured Party the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE VIII

ACCOUNTS AND COLLATERAL

Section 8.1 Collection of Money.

(a) Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement (other than amounts specifically required herein to be paid to the Administrative Agent), including, but not limited to, all payments or any other amounts due on the Collateral Loans and Eligible Investments, in accordance with the terms and conditions of such Collateral Loans and Eligible Investments. The Collateral Agent shall segregate and hold (or cause the Custodian to segregate and hold) all such Money and property received by it for the benefit of the Secured Parties and shall apply it as provided in this Agreement.

(b) All payments on the Collateral Loans and other Collateral shall be made directly to the Collection Account, and will be divided into Interest Proceeds (including Fee Proceeds) and Principal Proceeds. Such amounts shall be applied in accordance with the Priority of Payments and the terms of this Agreement.

(c) Upon receipt of written certification by the Borrower or the Servicer (which may take the form of standing instructions with respect to a specified portion of all payments received on designated Collateral Loans) to the effect that specified amounts received by the Collateral Agent from an Obligor do not constitute Collections subject to this Agreement but are required by the terms of such a participation or assignment agreement to be paid by the Borrower to the purchaser of a participation interest sold by the Borrower or assignee of the Borrower, as the case may be, the Collateral Agent will disburse such amounts, as directed in such certificate. The Collateral Agent shall make such disbursements in accordance with such directions and shall have no obligation to monitor or verify the terms of any such arrangement.

(d) The parties to the transactions contemplated by this Agreement intend that each of the Covered Accounts shall be securities accounts of Borrower subject to the Lien of the Collateral Agent. The Custodian shall comply with entitlement orders originated by the Borrower (or the Servicer on behalf of the Borrower) or the Collateral Agent without the further consent of any other person or entity; provided that if the Collateral Agent notifies the Custodian that the Collateral Agent shall exercise exclusive control over the Covered Accounts, the Custodian shall cease complying with entitlement orders or other directions relating to the Covered Accounts (or any financial assets or other funds or property credited to or held, deposited, or carried in the Covered Accounts) originated by the Borrower or any other Person or entity other than the Collateral Agent. For the avoidance of doubt, (i) the Collateral Agent shall not seek to exercise exclusive control over the Covered Accounts at any time until it has been directed to do so by the Administrative Agent or the Controlling Parties and (ii) the Administrative Agent

and the Lenders shall not seek to direct the Collateral Agent to exercise exclusive control over the Covered Accounts at any time prior to the occurrence and continuance of an Event of Default. The immediately preceding sentence is an agreement as between the Collateral Agent and the Borrower alone and does not constitute an agreement of the Custodian.

(e) The Custodian shall agree, and U.S. Bank National Association as Custodian hereby agrees, with the Collateral Agent that (i) each of the Covered Accounts shall be securities accounts of the Borrower subject to the Lien of the Collateral Agent, (ii) all property credited to the Covered Accounts shall be treated as a "financial asset" for purposes of the UCC, (iii) the Custodian shall treat the Collateral Agent as entitled to exercise the rights that comprise each financial asset credited to the Covered Accounts subject to the rights of the Borrower specified herein, (iv) except as expressly provided in the Account Control Agreement, the Custodian shall not agree with any person or entity other than the Collateral Agent to comply with entitlement orders originated by any person or entity other than the Collateral Agent or the Borrower (or the Servicer on behalf of the Borrower), (v) the Covered Accounts and all property credited to the Covered Accounts shall not be subject to any lien, security interest, right of set-off, or encumbrance in favor of the Custodian or any person or entity claiming through the Custodian (other than the Collateral Agent) except for the right to debit for any item returned by reason of non-sufficient funds or as otherwise expressly provided in the Account Control Agreement, (vi) regardless of any provision in any other agreement, for purposes of the UCC and for purposes of the Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (the "Hague Convention"), with respect to each Covered Account, New York shall be deemed to be the Custodian's jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary's jurisdiction (within the meaning of Section 8-110 of the UCC) and New York shall govern the issues specified in Article 2(1) of the Hague Convention, and (vii) any agreement between the Custodian and the Collateral Agent with respect to the Covered Accounts shall be governed by the laws of the State of New York. Notwithstanding any term hereof or elsewhere to the contrary, it is hereby expressly acknowledged that (a) interests in bank loans or participations (collectively, "Loan Assets") may be acquired and delivered by the Borrower to the Securities Intermediary or Custodian from time to time which are not evidenced by, or accompanied by delivery of, a security (as that term is defined in UCC Section 8-102) or an instrument (as that term is defined in Section 9-102(a)(47) of the UCC), and may be evidenced solely by delivery to Securities Intermediary of a facsimile copy of an assignment agreement ("Loan Assignment Agreement") in favor of the Borrower as assignee, (b) any such Loan Assignment Agreement (and the registration of the related Loan Assets on the books and records of the applicable obligor or bank agent) shall be registered in the name of the Borrower and (c) any duty on the part of the Securities Intermediary with respect to such Loan Asset (including in respect of any duty it might otherwise have to maintain a sufficient quantity of such Loan Asset for purposes of UCC Section 8-504) shall be limited to the exercise of reasonable care by the Securities Intermediary in the physical custody of any such Loan Assignment Agreement that may be delivered to it; provided that the Securities Intermediary shall maintain such Loan Assets as required by this Agreement; provided, further, the Securities Intermediary shall be deemed to have exercised reasonable care with respect to the custody, safekeeping and physical preservation of the Loan Assets in its possession, under Section 9-207 of the UCC or otherwise, to the extent of any action taken at the direction of the Administrative Agent or the Controlling Parties with respect to the Loan Assets. It is acknowledged and agreed that none of the Document Custodian, Custodian, Collateral Agent nor the Securities Intermediary is under a duty to examine underlying credit agreements or loan documents to determine the validity or sufficiency of any Loan Assignment Agreement (and shall have no responsibility for the genuineness or completeness thereof), or for the Borrower's title to any related Loan Asset.

Section 8.2 Collection Account.

(a) The Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated non-interest bearing account in the name "ASIF Funding II, LLC Collection Account", subject to the lien of the Collateral Agent for the benefit of the Secured Parties, which shall be designated as the "Collection Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower's right to give instructions specified herein, and the sole right of withdrawal, into which the Collateral Agent shall from time to time deposit (i) any amount received under any Interest Hedge Agreement, (ii) all proceeds received from the disposition of any Collateral (unless, during the Reinvestment Period, simultaneously reinvested in Collateral Loans, subject to Article X, or in Eligible Investments or to prepay the Loans in accordance with Section 2.7) and (iii) all Interest Proceeds (including all Fee Proceeds) and all Principal Proceeds. All monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied for the purposes herein provided. The Collection Account shall remain at all times with an Eligible Account Bank; provided that if such institution's rating falls below any such rating threshold, the assets held in such Covered Account shall be moved by the Borrower within 30 calendar days to another institution that satisfies the definition of Eligible Account Bank. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Collection Account shall be in accordance with the provisions of Sections 6.4, 8.2 and 9.1 or to effect a Permitted Distribution or a Contribution Payment in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Collateral Agent is hereby authorized to establish one or more subaccounts of the Collection Account, one of which shall be designated the "Interest Collection Account" and the other the "Principal Collection Account" and which together will comprise the "Collection Account" for all purposes of this Agreement and the Account Control Agreement.

(b) All distributions and any net proceeds from the sale or disposition of Pledged Collateral or any Interest Hedge Agreement or other collateral received by the Collateral Agent shall, subject to the parenthetical in Section 8.2(a)(ii), be immediately deposited into the Collection Account. Subject to Sections 8.2(d) and 8.2(e), all such property, together with any investments in which funds included in such property are or will be invested or reinvested during the term of this Agreement, and any income or other gain realized from such investments, shall be held by the Collateral Agent in the Collection Account as part of the Collateral subject to disbursement and withdrawal as provided in this Section 8.2. (i) So long as no Event of Default has occurred and is continuing, by Borrower Order (which may be in the form of standing instructions), the Borrower (or the Servicer on behalf of the Borrower) shall and (ii) after the occurrence and during the continuation of an Event of Default, the Administrative Agent (at the direction of the Controlling Parties) shall direct the Collateral Agent to, and, upon receipt of such Borrower Order or direction, as applicable, the Collateral Agent shall, invest all funds received into the Collection Account during a Due Period, and amounts received in prior Due Periods and retained in the Collection Account, as so directed in Eligible Investments having stated maturities no later than the second Business Day immediately preceding the next Monthly Payment Date (provided that Eligible Investments issued by the Bank or any Affiliate in its capacity as a banking institution may mature on such Monthly Payment Date).

(c) So long as no Event of Default has occurred and is continuing, if the Borrower shall not have given any investment directions pursuant to Section 8.2(b), the Collateral Agent shall seek instructions from the Borrower within one Business Day after transfer of such funds to the Collection Account. If the Collateral Agent does not thereupon receive written instructions from the Borrower within five Business Days after transfer of such funds to the Collection Account, the Collateral Agent shall again seek instructions from the Borrower. If the Collateral Agent does not receive written instructions from the Borrower within five Business Days after such second request, it shall invest and reinvest the funds held in the Collection Account, as fully practicable, in the U.S. Bank Money Market Deposit Account (MMDA), which account shall satisfy the Eligible Investment Required Ratings. After the occurrence and during the continuation of an Event of Default, if the Administrative Agent (at the direction of the Controlling Parties) shall not have given investment directions to the Collateral Agent pursuant to Section 8.2(b) for three consecutive days, the Collateral Agent shall seek instructions from the Administrative Agent. All interest and other income from such investments shall be deposited in the Collection Account, any gain realized from such investments shall be credited to the Collection Account, and any loss resulting from such investments shall be charged to the Collection Account.

(d) The Borrower (or the Servicer on behalf of the Borrower) shall by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall, transfer Principal Proceeds to the Future Funding Reserve Account on any Business Day on which amounts standing to the credit of the Future Funding Reserve Account do not equal or exceed the aggregate Required Amount.

During the Reinvestment Period, the Borrower (or the Servicer on behalf of the Borrower) may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall, (i) withdraw funds on deposit in the Collection Account representing Principal Proceeds and reinvest such funds in Collateral Loans as permitted under and in accordance with the requirements of Article X and such Borrower Order, (ii) apply Principal Proceeds to make a prepayment of the Loans in accordance with Section 2.7, (iii) apply Principal Proceeds and Interest Proceeds to make a Permitted Distribution (other than a Permitted Parent Distribution) and (iv) apply Principal Proceeds to make a Permitted Parent Distribution.

After the Reinvestment Period, the Borrower (or the Servicer on behalf of the Borrower) may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall (I) apply Principal Proceeds received by the Borrower (before or after the end of the Reinvestment Period) towards (A) the purchase of Collateral Loans, (B) the payment or funding of Unfunded Amounts, in each case pursuant to commitments entered into by the Borrower prior to the end of the Reinvestment Period or (C) a Permitted RIC Distribution or (II) apply Interest Proceeds received by the Borrower (before or after the end of the Reinvestment Period) towards a Permitted RIC Distribution.

By Borrower Order, the Borrower (or the Servicer on behalf of the Borrower) may at any time direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, pay from time to time on dates other than Monthly Payment Dates from Interest Proceeds on deposit in the Collection Account, Administrative Expenses (which shall be payable in the order specified in the definition thereof); provided that the aggregate amount of Administrative Expenses paid in any Due Period (excluding Administrative Expenses paid on Monthly Payment Dates pursuant to the Priority of Payments) shall not exceed the Retained Expense Amount plus, without duplication, the Monthly Cap applicable on the next Monthly Payment Date.

(e) The Collateral Agent shall transfer to the Payment Account for application pursuant to Section 9.1(a), on or about the Business Day (but in no event more than two Business Days) prior to each Monthly Payment Date, any amounts then held in the Collection Account other than proceeds received after the end of the Due Period with respect to such Monthly Payment Date.

(f) The Collateral Agent may from time to time establish any additional accounts and/or subaccounts, which in each case shall be subject to the lien of the Collateral Agent for the benefit of the Secured Parties, deemed necessary by the Collateral Agent for convenience in administering the Collateral.

(g) The Collateral Agent agrees to give the Borrower, the Servicer and the Lenders prompt notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Collection Account or any funds on deposit therein, or otherwise to the credit of the Collection Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(h) At any time and from time to time the Borrower, or the Servicer on the Borrower's behalf, may deposit into the Collection Account funds not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) the requirements of Section 6.5 are complied with (as shall be deemed certified by the Borrower and the Servicer upon receipt of any deposit by the Collateral Agent pursuant to this Section 8.2(h)) and (ii) upon such deposit into the Collection Account, such funds shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable. The Borrower shall notify the Agents in writing of any such deposit prior to or contemporaneously therewith.

(i) Interest Proceeds may be used to exercise a warrant or right to acquire securities held in the Collateral provided that the Interest Coverage Ratio Test is satisfied after such application.

Section 8.3 Payment Account; Future Funding Reserve Account; Closing Expense Account.

(a) Payment Account. The Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated non-interest bearing account in the name "ASIF Funding II, LLC Payment Account", subject to the lien of the Collateral Agent for the benefit of the Secured Parties, which shall be designated as the "Payment Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower's right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Payment Account shall be held by the Collateral Agent for the benefit of the Secured Parties. Except as provided in Sections 6.4 and 9.1, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay the interest on and the principal of the Loans in accordance with their terms and the provisions of this Agreement and, upon Borrower Order or in accordance with the Collateral Report, to pay fees, Administrative Agent Fees, Collateral Agent Fees, Administrative Expenses, Commitment Fees, Increased Costs and other amounts specified therein, each in accordance with (and subject to the limitations contained in) the Priority of Payments. The Collateral Agent agrees to give the Borrower, the Servicer and the Lenders immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Payment Account or any funds on deposit therein, or otherwise to the credit of the Payment Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. The Payment Account shall remain at all times with an Eligible Account Bank, and the amounts therein shall remain uninvested; provided that if such institution's rating falls below any such rating threshold, the assets held in such Covered Account shall be moved by the Borrower within 30 calendar days to another institution that satisfies the definition of Eligible Account Bank.

(b) Future Funding Reserve Account. The Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated non-interest bearing account in the name "ASIF Funding II, LLC Future Funding Reserve Account", subject to the lien of the Collateral Agent for the benefit of the Secured Parties, which shall be designated as the "Future Funding Reserve Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties. The Borrower shall maintain on deposit in the Future Funding Reserve Account an amount equal to (i) the aggregate Unfunded Amount as of such date (as identified by the Borrower, or the Servicer on behalf of the Borrower) minus (ii) if such date is prior to the end of the Commitment Period, the excess (if any) of (x) the Total Revolving Commitment on such date over (y) the aggregate principal amount of the Revolving Loans outstanding on such date (the "Required Amount"), in accordance with Articles VIII and IX. The Borrower (or the Servicer on behalf of the Borrower) shall by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall, transfer Principal Proceeds to the Future Funding Reserve Account on any Business Day on which amounts standing to the credit of the Future Funding Reserve Account do not equal or exceed the Required Amount. By Borrower Order (which may be in the form of standing instructions), the Borrower (or the Servicer on behalf of the Borrower) may, so long as no Event of Default has occurred and is continuing, direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Future Funding Reserve Account as so directed solely in overnight funds that are Eligible Investments. The only permitted withdrawals from or applications of funds on deposit in, or otherwise to the credit of, the Future Funding Reserve Account shall, at the direction of the Borrower (or the Servicer on behalf of the Borrower) be (i) to fund or pay Unfunded Amounts, (ii) at the election of the Borrower during the Reinvestment Period, to be applied as Principal Proceeds for use as is provided in this Agreement (including, without limitation, as provided in Section 9.1(a)(ii)) and (iii) after the Reinvestment Period, to the extent of any Excess Reserve Amount, to be applied as Principal Proceeds in accordance with Section 9.1(a)(ii). Notwithstanding the foregoing, the amount of all funds on deposit in the Future Funding Reserve Account on any date that exceeds the aggregate Unfunded Amount on such date shall be transferred, at the direction of the Borrower (or the Servicer on behalf of the Borrower) to the Collection Account on such date and applied as Principal Proceeds. For the avoidance of doubt, any amounts transferred from the Future Funding Reserve Account for application as Principal Proceeds as provided above shall be further invested in Collateral Loans (to the extent expressly permitted by the other provisions in this Agreement) or applied as Principal Proceeds in accordance with Section 9.1(a)(ii), in each case as expressly provided in this Agreement. The Collateral Agent agrees to give the Borrower and the Servicer immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Future Funding Reserve Account or any funds on deposit therein, or otherwise to the credit of the Future Funding Reserve Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Future Funding Reserve Account shall remain at all times with an Eligible Account Bank; provided that if such institution's rating falls below any such rating threshold, the assets held in such Covered Account shall be moved by the Borrower within 30 calendar days to another institution that satisfies the definition of Eligible Account Bank. Any interest earned on Eligible Investments held in the Future Funding Reserve Account shall be applied as Interest Proceeds.

(c) Interest Reserve Account. The Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated account in the name "ASIF Funding II, LLC Interest Reserve Account", subject to the lien of the Collateral Agent for the benefit of the Secured Parties, which shall be designated as the "Interest Reserve Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement and maintained with the Securities Intermediary in accordance with the Account Control Agreement for the benefit of the Secured Parties. The only permitted deposits to or withdrawals from the Interest Reserve Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Interest Reserve Account other than in accordance with this Agreement and the Priority of Payments. On or prior to the Closing Date, the Borrower shall deposit or cause to be deposited $0 into the Interest Reserve Account. Amounts on deposit in the Interest Reserve Account will be invested in Eligible Investments selected by the Servicer, and earnings from all such investments will be deposited in the

Collection Account as Interest Proceeds. On the first Monthly Payment Date, funds in the Interest Reserve Account as of the related Calculation Date will be applied as Interest Proceeds on such Monthly Payment Date in accordance with the Priority of Payments, but solely to the extent that other Interest Proceeds are not available to satisfy all amounts described in Section 9.1(a)(i)(A) through (E). On the second Monthly Payment Date, remaining funds in the Interest Reserve Account as of the related Calculation Date will be applied as Interest Proceeds on such Monthly Payment Date in accordance with the Priority of Payments. The Interest Reserve Account shall remain at all times with an Eligible Account Bank; provided that if such institution's rating falls below any such rating threshold, the assets held in such Covered Account shall be moved by the Borrower within 30 calendar days to another institution that satisfies the definition of Eligible Account Bank.

(d) Lender Collateral Account.

(i) The Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated account in the name "ASIF Funding II, LLC Lender Collateral Account", which shall be designated as the "Lender Collateral Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement and maintained with the Securities Intermediary in accordance with the Account Control Agreement for the benefit of the Secured Parties. The Collateral Agent shall have exclusive control over such account (and each subaccount thereof) and the sole right of withdrawal. The Lender Collateral Account may contain any number of subaccounts for the purposes described in this Section 8.3(d). The only permitted deposits to or withdrawals from the Lender Collateral Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Lender Collateral Account (or any subaccount thereof) other than in accordance with this Agreement.

(ii) If any Revolving Lender shall at any time be required to deposit any amount in the Lender Collateral Account in accordance with Section 11.5(b)(i), then (x) the Collateral Agent shall create a segregated subaccount with respect to such Revolving Lender (the "Lender Collateral Subaccount" of such Revolving Lender) and (y) the Collateral Agent shall deposit all funds received from such Revolving Lender into such Lender Collateral Subaccount. The only permitted withdrawal from or application of funds credited to a Lender Collateral Subaccount shall be as specified in this Section 8.3(d). Amounts on deposit in Lender Collateral Subaccount will be invested in Eligible Investments selected by the Servicer, and earnings from all such investments will be remitted to the applicable Lender to the extent such Lender has fully funded such Lender Collateral Subaccount; provided that, for the avoidance of doubt, no such earnings shall constitute income of the Borrower.

(iii) With respect to any Revolving Lender, the deposit of any funds in the applicable Lender Collateral Subaccount by such Revolving Lender shall not constitute a Funding by the Borrower and shall not constitute a utilization of the Revolving Commitment of such Revolving Lender, and the funds so deposited shall not constitute principal outstanding under the Revolving Loans. However, from and after the establishment of a Lender Collateral Subaccount, the obligation of such Revolving Lender to make Revolving Loans as part of any Funding under this Agreement shall be satisfied by the Collateral Agent withdrawing funds from such Lender Collateral Subaccount in the amount of such Revolving Lender's Percentage Share of such Funding. All payments of principal from the Borrower with respect to Revolving Loans made by such Revolving Lender (whether or not originally funded from such Lender Collateral Subaccount) shall be made by depositing the related funds into such Lender Collateral Subaccount and all other payments from the Borrower (including without limitation all interest and Commitment Fees) shall be made to such Revolving Lender in accordance with the order specified in the Priority of Payments. The Collateral Agent shall have full power and authority to withdraw funds from each such Lender Collateral Subaccount at the time of, and in connection with, the making of any such Funding and to deposit funds into each such Lender Collateral Subaccount, all in accordance with the terms of and for the purposes set forth in this Agreement.

(iv) Notwithstanding anything to the contrary herein, if on any Monthly Payment Date (or on any other Business Day upon one Business Day's prior written request from such Revolving Lender) the sum of the amount of funds on deposit in the Lender Collateral Subaccount exceeds such Revolving Lender's Undrawn Commitment at such time (whether due to a reduction in the aggregate amount of the Revolving Commitments or otherwise), then the Collateral Agent shall remit to such Revolving Lender a portion of the funds then held in the related Lender Collateral Subaccount in an aggregate amount equal to such excess. Upon the termination of the Revolving Commitments (including following the occurrence of an Event of Default), the Collateral Agent shall promptly (and no later than one Business Day after such termination) remit to such Revolving Lender all of the funds then held in its related Lender Collateral Subaccount and shall terminate such account.

(v) Except as otherwise provided in this Agreement, for so long as any amounts are on deposit in any Lender Collateral Subaccount, the Collateral Agent shall invest and reinvest such funds in Eligible Investments of the type described in clause (iv) of the definition thereof, as designated by the Borrower (or the Servicer on its behalf). Interest received on such Eligible Investments shall be retained in such Lender Collateral Subaccount and invested and reinvested as aforesaid. Any gain realized from such investments shall be credited to such Lender Collateral Subaccount and any loss resulting from such investments shall be charged to such Lender Collateral Subaccount. Neither the Borrower nor the Collateral Agent shall in any way be held liable by reason of any insufficiency of such Lender Collateral Subaccount resulting from any loss relating to any such investment. The Lender Collateral Account shall remain at all times with an Eligible Account Bank.

(e) Closing Expense Account. The Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated non-interest bearing account in the name "ASIF Funding II, LLC Closing Expense Account", subject to the lien of the Collateral Agent for the benefit of the Secured Parties, which shall be designated as the "Closing Expense Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. The Collateral Agent shall have exclusive control over such account, subject to the Borrower's right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Closing Expense Account shall be held by the Collateral Agent for the benefit of the Secured Parties. On or prior to the Closing Date, the Borrower shall deposit or cause to be deposited approximately $5,889,500.00 into the Closing Expense Account. On any Business Day during the period that the Closing Expense Account is open, the Collateral Agent shall apply funds from the Closing Expense Account, as directed by the Borrower (or the Servicer on behalf of the Borrower), to pay fees and expenses of the Borrower incurred in connection with the structuring, consummation, closing and post-closing of the transaction contemplated by this Agreement. Upon the delivery on any date that is at least 60 days after the Closing Date of a Borrower Order instructing the Collateral Agent to close the Closing Expense Account, all funds in the Closing Expense Account will be deposited in the Collection Account as Interest Proceeds and the Closing Expense Account will be closed. By Borrower Order (which may be in the form of standing instructions), the Borrower (or the Servicer on behalf of the Borrower) may, so long as no Event of Default has occurred and is continuing, direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Closing Expense Account during a Due Period as so directed by the Borrower (or the Servicer on behalf of the Borrower) in Eligible Investments. Any income earned on amounts deposited in the Closing Expense Account will be deposited in the Collection Account as Interest Proceeds as it is received. The

Collateral Agent agrees to give the Borrower and the Servicer immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Closing Expense Account or any funds on deposit therein, or otherwise to the credit of the Closing Expense Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Closing Expense Account shall remain at all times with an Eligible Account Bank; provided that if such institution's rating falls below any such rating threshold, the assets held in such Covered Account shall be moved by the Borrower within 30 calendar days to another institution that satisfies the definition of Eligible Account Bank. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Closing Expense Account shall be in accordance with the provisions of this Section 8.3(e).

Section 8.4 Custodial Account.

(a) The Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated non-interest bearing account in the name "ASIF Funding II, LLC Custodial Account", subject to the lien of the Collateral Agent for the benefit of the Secured Parties, which shall be designated as the "Custodial Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be maintained with the Securities Intermediary pursuant to the terms of the Account Control Agreement and over which the Collateral Agent shall have exclusive control, subject to the Borrower's right to give instructions specified herein, and the sole right of withdrawal. Any and all assets or securities at any time on deposit in, or otherwise to the credit of, the Custodial Account shall be held by the Custodian for the benefit for the Collateral Agent for the benefit of the Secured Parties. Except in connection with a liquidation pursuant to Article VI, the only permitted withdrawal from the Custodial Account or in, or otherwise to the credit of, the Custodial Account shall be as directed, upon Borrower Order, in accordance with the provisions of Sections 8.5 and 8.6. The Collateral Agent agrees to give the Borrower, the Servicer and the Lenders immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, has become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Custodial Account shall remain at all times with an Eligible Account Bank; provided that if such institution's rating falls below any such rating threshold, the assets held in such Covered Account shall be moved by the Borrower within 30 calendar days to another institution that satisfies the definition of Eligible Account Bank.

The Collateral Agent is hereby directed to appoint U.S. Bank National Association as custodian (the "Custodian") to act as a securities intermediary for purposes of this Agreement and the other Loan Documents. Initially, such Custodian shall be U.S. Bank National Association. Any successor custodian shall be a state or national bank or trust company which (i) is not an Affiliate of the Borrower, (ii) has a combined capital and surplus of at least U.S.$200,000,000, (iii) has a credit risk assessment or a senior unsecured debt rating of at least "BBB+" by S&P and (iv) is a securities intermediary. If at any time the Custodian does not satisfy the conditions set forth in the foregoing sentence, the Borrower (subject to the consent of the Controlling Parties) shall appoint a replacement Custodian within 30 days of an Authorized Officer of the Borrower becoming aware of such circumstance. The rights, protections, immunities and indemnities afforded to the Collateral Agent under this Agreement shall also be afforded to the Custodian.

(b) Except as otherwise provided in Sections 8.5 and 8.6, all right, title and interest of the Borrower in and to the Custodial Account, all related property, and all proceeds thereof shall be subject to the security interest of the Collateral Agent hereunder.

(c) With respect to securities (including without limitation debt and equity securities, bonds, money market funds and mutual funds) issued in the United States, the Shareholders

Communications Act of 1985 (the "Act") requires the Custodian to disclose to the issuers of such securities, upon their request, the name, address and securities position of its customers who are (a) the "beneficial owners" (as defined in the Act) of such issuer's securities, if the beneficial owner does not object to such disclosure, or (b) acting as a "respondent bank" (as defined in the Act) with respect to such securities. (Under the Act, "respondent banks" do not have the option of objecting to such disclosure upon the issuers' request.) The Act defines a "beneficial owner" as any person who has, or shares, the power to vote a security (pursuant to an agreement or otherwise), or who directs the voting of a security. The Act defines a "respondent bank" as any bank, association or other entity that exercises fiduciary powers which holds securities on behalf of beneficial owners and deposits such securities for safekeeping with a bank, such as the Custodian. Under the Act, a customer is either the "beneficial owner" or a "respondent bank". The "customer" for purposes hereof shall mean the Borrower and each Lender, each of which shall be deemed to be the "beneficial owner" (as defined in the Act) of such securities to be held by the Custodian hereunder, and each of the Borrower and the Lenders hereby waives any objection to the disclosure of its name, address and securities position to any such issuer which requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Borrower and each Lender. Each of the Borrower and the Lenders may, by written notice to the Custodian, opt out of the waiver referred to in the foregoing sentence and elect not to consent to the disclosure referred to in the foregoing sentence. With respect to such securities issued outside of the United States, information shall be released to issuers only if required by law or regulation of the particular country in which the securities are located.

(d) At any time and from time to time the Borrower, or the Servicer on the Borrower's behalf, may deposit into the Custodial Account Collateral Loans and/or Eligible Investments not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) the requirements of Section 6.5 are complied with and (ii) upon such deposit into the Custodial Account, such assets shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable. The Borrower shall notify the Agents in writing of any such deposit prior to or contemporaneously therewith.

Section 8.5 Acquisition of Collateral Loans and Eligible Investments. Each time that the Borrower acquires any Collateral Loan, Eligible Investment or other Collateral, the Borrower shall, if such Collateral Loan or Eligible Investment or other Collateral has not already been transferred to the Custodial Account, transfer or cause the transfer of such Collateral Loan or Eligible Investment and other Collateral to the Custodian to be held for the benefit of the Collateral Agent in accordance with the terms of this Agreement. The security interest of the Collateral Agent in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Collateral Agent, be released. The security interest of the Collateral Agent shall nevertheless come into existence and continue in the Collateral Loans and Eligible Investments and other Collateral so acquired, including all rights of the Borrower in and to any Related Contracts and Collections with respect to such Collateral Loans and Eligible Investments and other Collateral.

Section 8.6 Release of Security Interest in Sold Collateral Loans and Eligible Investments; Release of Security Interests Upon Termination.

(a) Upon any sale or other disposition of a Collateral Loan or Eligible Investment or other Collateral (or portion thereof) in accordance with the terms of this Agreement, the security interest of the Collateral Agent in such Collateral Loan or Eligible Investment or other Collateral (or the portion thereof which has been sold or otherwise disposed of), and in all Collections and rights under Related

Contracts with respect to such Collateral Loan or Eligible Investment or other Collateral (but not in the proceeds of such sale or other disposition) shall, immediately upon the sale or other disposition of such

Collateral Loan or Eligible Investment or other Collateral (or such portion), and without any further action on the part of the Collateral Agent, be released, except for the proceeds of such sale or other disposition and except to the extent of the interest, if any, in such Collateral Loan or Eligible Investment or other Collateral which is then retained by the Borrower or which thereafter reverts to the Borrower for any reason.

(b) Upon the payment in full of the Obligations (other than any unasserted Contingent Obligations) hereunder, the Collateral shall be released from the liens created hereby and under the other Loan Documents, and this Agreement and all obligations of the Agents and each Lender hereunder and all obligations of the Agents shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower. At the request and sole expense of the Borrower following any such termination, the Administrative Agent and/or the Collateral Agent, as applicable, shall promptly deliver to the Borrower (or its designee) any Collateral held by such Agent hereunder, and execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination. Any such release or termination shall be subject to the provision that the Obligations shall be reinstated if after such release or termination any portion of any payment in respect of the Obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 8.7 Method of Collateral Transfer. Notwithstanding any other provision of this Agreement, each item of Collateral shall be delivered to the Custodian or the Document Custodian, as applicable, by:

(a) with respect to such of the Collateral as constitutes an instrument, tangible chattel paper, a negotiable document, or money, causing the Custodian to take possession of such instrument indorsed to the Document Custodian or in blank, or such money, negotiable document, or tangible chattel paper, in the State of South Carolina (or such other state in which the Document Custodian's offices are located) separate and apart from all other property held by the Document Custodian (except in the case of money, which shall be deposited in the appropriate Covered Account hereunder);

(b) with respect to such of the Collateral as constitutes a certificated security in bearer form, causing the Custodian to take possession of the related security certificate in the State of Minnesota (or such other state in which the Custodian's offices are located);

(c) with respect to such of the Collateral as constitutes a certificated security in registered form, causing the Custodian to take possession of the related security certificate in the State of Minnesota (or such other state in which the Custodian's offices are located), indorsed to the Custodian or in blank by an effective indorsement, or registered in the name of the Custodian, upon original issue or registration of transfer by the issuer of such certificated security;

(d) with respect to such of the Collateral as constitutes an uncertificated security, causing the issuer of such uncertificated security to register the Custodian or its nominee for the account of the Custodian as the registered owner of such uncertificated security;

(e) with respect to such of the Collateral as constitutes a security entitlement, causing the Securities Intermediary to indicate by book entry that the financial asset relating to such security entitlement has been credited to the Custodial Account;

(f) with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be established and maintained in the name of the Collateral Agent or the Custodian, as applicable, by a bank the jurisdiction of which for purposes of Section 9-304 of the UCC is the State of New York; and

(g) taking such additional or alternative procedures as may hereafter become appropriate to grant a first priority, perfected security interest in such items of the Collateral to the Collateral Agent, consistent with applicable law or regulations.

If any item of Collateral is a financial asset issued by an issuer that is not the United States of America, an agency or instrumentality thereof, or some other United States person or entity, and if such item cannot be delivered as set forth above, such item may be delivered to the Collateral Agent by causing the Collateral Agent to hold such item in an account created and maintained in the name of the Collateral Agent with a banking or securities institution or a clearing agency or system located outside the United States such that the Collateral Agent holds a first priority, perfected security interest in such item of Collateral.

The Borrower shall record and file on or before the Closing Date all financing statements, and the Borrower agrees to record and file after the Closing Date all appropriate financing statements, continuation statements, and other amendments, meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect and protect the interests of the Secured Parties in the Collateral under the applicable Uniform Commercial Code against all creditors of and purchasers from the Borrower. The Borrower promptly shall deliver file-stamped copies of such financing statements, continuation statements, and amendments to the Agents.

In connection with each transfer of an item of Collateral to the Collateral Agent, the Securities Intermediary and/or the Custodian, the Collateral Agent, the Securities Intermediary or the Custodian, as applicable, shall make appropriate notations on its records indicating that such item of the Collateral is held for the benefit of the Secured Parties pursuant to and as provided in this Agreement and the other Loan Documents. Effective upon the transfer of an item of Collateral to the Collateral Agent, the Securities Intermediary and/or the Custodian, the Collateral Agent, the Securities Intermediary or the Custodian, as applicable, shall be deemed to acknowledge that it holds such item of Collateral as Collateral Agent, the Securities Intermediary or as Custodian, as applicable, under this Agreement and the other Loan Documents for the benefit and security of the Secured Parties. In each of the foregoing cases, the Custodian shall credit the Collateral to the applicable Covered Account.

Notwithstanding any other provision of this Agreement, the Collateral Agent shall not hold any item of Collateral through an agent except as expressly permitted by this Agreement.

Section 8.8 Continuing Liability of the Borrower. Notwithstanding anything herein to the contrary, the Borrower shall remain liable under each Related Contract, interest and obligation included in the Collateral, to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with and pursuant to the terms and provisions thereof, and shall do nothing to impair the security interest of the Collateral Agent in any Collateral. None of the Collateral Agent, the Document Custodian, the Custodian or any Secured Party shall have any obligation or liability under any such Related Contract, interest or obligation by reason of or arising out of this Agreement or the receipt by the Collateral Agent, the Document Custodian, the Custodian or any Secured Party of any payment relating to any such Related Contract, interest or obligation pursuant hereto, nor shall the Collateral Agent, the Document Custodian, the Custodian or any Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of the Borrower thereunder or pursuant thereto, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Related

Contract, interest or obligation, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amount thereunder to which it may be entitled at any time.

Section 8.9 Reports.

(a) The Collateral Administrator shall deliver or make available to the Borrower and the Administrative Agent by 11:00 a.m. (New York time) on each Business Day a report describing all Money (including but not limited to a breakdown of all such amounts into Interest Proceeds and Principal Proceeds) and other property received by it pursuant to the terms of this Agreement and the other Loan Documents on the preceding Business Day (the "Daily Report"). If any Money or property shall be received by the Collateral Agent on a day that is not a Business Day, the Collateral Administrator shall deliver the Daily Report with respect thereto to the Borrower on the next Business Day.

(b) The Collateral Administrator shall, in accordance with and subject to the Collateral Administration Agreement, compile and provide, subject to the Collateral Administrator's receipt from the Servicer, the Borrower or the Administrative Agent, as applicable, such information with respect to the Collateral Loans and Eligible Investments to the extent not maintained or in the possession of the Collateral Administrator, the Collateral Report in accordance with Exhibit C hereof and prepare a draft of such Collateral Report and provide such draft to the Servicer for review and approval; provided that each such draft is to be provided no later than five Business Days after the Calculation Date. The Borrower shall cause the Servicer to review and confirm the calculations made by the Collateral Administrator in such Collateral Report within one Business Day prior to the due date of the Collateral Report.

The Servicer, the Administrative Agent, the Collateral Agent and the Borrower shall cooperate with the Collateral Administrator in connection with the preparation by the Collateral Administrator of Collateral Reports. The Servicer shall review and verify the contents of the aforesaid reports, instructions, statements and certificates, and upon verification shall make such reports available to S&P. Upon receipt of approval from the Servicer, the Collateral Administrator shall transmit the same to the Borrower and shall make such reports available to the Administrative Agent and each Lender.

(c) The Collateral Administrator may conclusively rely on and without any investigation, information provided by the Servicer, Borrower and Administrative Agent in preparation of the Collateral Report. Nothing herein shall obligate the Collateral Administrator to review or examine such information for accuracy, correctness or validity.

The Collateral Administrator will make the Collateral Report available via its internet website. The Collateral Administrator's internet website shall initially be located at http://pivot.usbank.com. The Collateral Administrator may change the way such statements are distributed. As a condition to access to the Collateral Administrator's internet website, the Collateral Administrator may require registration and the acceptance of a disclaimer. The Collateral Administrator shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Collateral Report which the Collateral Administrator disseminates in accordance with this Agreement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

(d) Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral Loan is in default or in compliance with the underlying documents governing or securing such securities, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons as provided herein. For purposes of monitoring changes in ratings, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services. It is hereby expressly agreed that Bloomberg Financial Markets is one such reputable service.

(e) The Collateral Administrator shall have no liability for any failure, inability or unwillingness on the part of the Servicer or the Borrower or the Administrative Agent to provide accurate and complete information on a timely basis to the Collateral Administrator, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Administrator's part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(f) Nothing herein shall obligate the Collateral Administrator to determine independently any characteristic of a Collateral Loan, including the determination of whether any item of Collateral (including any Interest Hedge Agreement) is a Bond, Bridge Loan, Cov-Lite Loan, Credit Risk Loan, Defaulted Loan, Delayed Funding Loan, DIP Loan, Equity Security, First Lien/Last Out Loan, Fixed Rate Obligation, Floating Rate Obligation, Margin Stock, Non-Elevated Participation Interest, Participation Interest, Real Estate Loan, Revolving Collateral Loan, Second Lien Loan, Senior Secured Loan, Step-Down Loan, Step-Up Loan, Structured Finance Obligation, Subordinated Loan, Synthetic Security or Zero Coupon Loan, any such determination being based exclusively upon notification the Collateral Administrator receives from the Servicer and nothing herein shall obligate the Collateral Administrator to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Collateral Loan in order to verify, confirm, audit or otherwise determine any characteristic thereof. If, in performing its duties under this Section 8.9 in connection with compiling and delivering reports, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions (or verbal instructions, followed by confirmation) from the Servicer, acting on behalf of the Borrower, as to the course of action desired by it. If the Collateral Administrator does not receive such instructions within three Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Administrator shall act in accordance with instructions received after such three-Business Day period except to the extent it has already taken, or committed itself to take action inconsistent with such instructions. The Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice. The Collateral Administrator shall be entitled to all of its rights, protections and immunities set forth in the Collateral Administration Agreement.

Section 8.10 Transparency Requirements. (a) On and following the EU Reporting Effective Date, the Retention Provider and/or the Borrower will provide to the Administrative Agent and any EU Affected Lender, as applicable, such additional information as the Administrative Agent or the EU Affected Lender, as applicable, may reasonably request in order to enable any such EU Affected Lender to discharge such EU Affected Lender's diligence obligations under Article 5 of the EU Securitisation Regulation including, for avoidance of doubt, by preparing and submitting to the EU Affected Lender the transparency reports prescribed by the Transparency Requirements.

(b) All costs of the Retention Provider and/or the Borrower in connection with complying with the reporting requirements under the Transparency Requirements shall be paid as Administrative Expenses.

(c) To the extent the entity acting as Collateral Agent is also acting as Collateral Administrator, the rights, privileges, immunities and indemnities of the Collateral Agent set forth in this Agreement shall also apply to it in its capacity as the Collateral Administrator.

Section 8.11 Diversity Score Matrix. On the Closing Date, the Borrower or Servicer shall calculate the Portfolio Diversity Score and determine the Maximum Advance Rate corresponding to such Portfolio Diversity Score in the Diversity Score Matrix. Thereafter, any time the Portfolio Advance Rate Test must be determined, the Borrower or Servicer shall calculate the Portfolio Diversity Score at such time and determine the Maximum Advance Rate corresponding to such Portfolio Diversity Score in the Diversity Score Matrix. The Portfolio Diversity Score then applicable shall be reported in the Collateral Report.

ARTICLE IX

APPLICATION OF MONIES

Section 9.1 Disbursements of Funds from Payment Account.

(a) Notwithstanding any other provision of this Agreement other than Section 6.4, but subject to the other subsections of this Section 9.1 and Article II (with respect to optional repayment of Loans), on each Monthly Payment Date, the Collateral Agent shall disburse amounts transferred to the Payment Account from the Collection Account pursuant to Section 8.2(e) as follows and for application in accordance with the following priorities (the "Priority of Payments"):

(i) On each Monthly Payment Date, prior to the distribution of any Principal Proceeds, Interest Proceeds shall be applied as follows:

(A) to the payment of the following amounts in the following priority (without duplication): (1) Taxes (but not including any accrued and unpaid Increased Costs), registration and filing fees then due and owing by the Borrower, (2) accrued and unpaid Administrative Expenses in the order set forth in the definition thereof and (3) on any Monthly Payment Date other than the final Monthly Payment Date, to the retention in the Collection Account of an amount such that after giving effect to all payments on such Monthly Payment Date the balance in the Collection Account shall equal at least the Retained Expense Amount; provided that the aggregate amount of payments under this clause (A)(2) and (3) shall not exceed on any Monthly Payment Date the Monthly Cap;

(B) if the Borrower is party to any Interest Hedge Agreements, to the payment of any amounts owing by the Borrower to the Interest Hedge Counterparties thereunder (exclusive of any early termination or liquidation payment owing by the Borrower by reason of the occurrence of an event of default or termination event thereunder with respect to such Interest Hedge Counterparty where such Interest Hedge Counterparty is the sole affected party or the defaulting party);

(C) unless waived or deferred by the Servicer, which waiver (but not deferral) shall be permanent and irrevocable, to the payment to the Servicer of all due and unpaid Senior Services Fees that have not been waived or deferred on prior Monthly Payment Dates in an amount not to exceed the accrued Senior Services Fees for one Due Period

(provided that, for the avoidance of doubt, no previously waived or deferred Senior Services Fees shall be payable pursuant to this clause (C));

(D) pro rata on the basis of the amount owed, to the Lenders for payment (on a pro rata basis) of accrued interest and solely to the Revolving Lenders in respect of their Revolving Loans, Commitment Fees (ratably in proportion to their respective Percentage Shares) on the Loans due on such Monthly Payment Date (excluding the additional two percent of interest payable at the Post-Default Rate);

(E) if any of the Coverage Tests are not satisfied as of the related Calculation Date, to the prepayment of principal of the Loans (to be allocated to the Loans according to the Principal Allocation Formula) until such tests are satisfied;

(F) to the Parent as a Permitted RIC Distribution in an amount not to exceed the Permitted RIC Cap Amount;

(G) to the payment of amounts described in clause (A) above to the extent not paid thereunder (without regard to any cap or limitation);

(H) to the payment of amounts described in clause (D) above to the extent not paid thereunder and without regard to any cap or limitation;

(I) to the payment of any Lender's Increased Costs without regard to any cap or limitation;

(J) unless waived or deferred by the Asset Manager, which waiver (but not deferral) shall be permanent and irrevocable, to the payment to the Servicer of (1) all due and unpaid Subordinated Services Fees that have not been waived or deferred on prior Monthly Payment Dates and (2) any previously deferred (but not waived) Senior Services Fees or Subordinated Services Fees that the Servicer elects to be paid on such Monthly Payment Date by notice to the Collateral Agent prior to the related Calculation Date (provided that, for the avoidance of doubt, no waived Services Fees shall be payable);

(K) if the Borrower is party to any Interest Hedge Agreements, to any amounts owing by the Borrower to the Interest Hedge Counterparties under such Interest Hedge Agreements to the extent not paid under clause (B) above (without regard to any cap or limitation); and

(L) all remaining Interest Proceeds:

(1) during the Reinvestment Period, at the sole discretion of the Servicer, either (i) to the Collection Account to be applied as Principal Proceeds for the purchase of additional Collateral Loans, (ii) to be applied to prepay the principal of the Loans pursuant to Section 2.7, (iii) for deposit into the Future Funding Reserve Account and/or (iv) to the Borrower or for payment as directed by the Borrower (including to the holders of the equity of the Borrower); provided that no payments shall be made under this clause (L)(1)(iv) if the Loans have been accelerated in accordance with this Agreement (but only until such acceleration has been rescinded); and

(2) after the Reinvestment Period, at the sole discretion of the Borrower, either (i) to be applied to prepay the principal of the Loans pursuant to Section 2.7 or (ii) to the Borrower for payment as directed by the Borrower, including to make a distribution to the holders of the equity of the Borrower; provided that no payments shall be made under this clause (L)(2)(ii) if the Loans have been accelerated in accordance with this Agreement (but only until such acceleration has been rescinded).

(ii) On each Monthly Payment Date, following the distribution of all Interest Proceeds as set forth in Section 9.1(a)(i) above, Principal Proceeds (other than Principal Proceeds previously reinvested in Collateral Loans or otherwise designated by the Borrower for application pursuant to the parenthetical contained in Section 8.2(a)(ii) or otherwise to provide for any Unsettled Amount) shall be applied as follows; provided that after giving effect to any such payment no Commitment Shortfall would exist (and, to the extent that any Commitment Shortfall would exist, Principal Proceeds shall first be deposited in the Future Funding Reserve Account in the amount needed to eliminate such Commitment Shortfall):

(A) to the payment of unpaid amounts in items (A) through (E) in Section 9.1(a)(i) above (in such order of priority and in the priority stated therein);

(B) during the Reinvestment Period, all remaining Principal Proceeds, at the sole discretion of the Servicer:

(1) to the Collection Account for the purchase of additional Collateral Loans; and/or

(2) to be applied to prepay the principal of the Loans pursuant to Section 2.7; and/or

(3) to be deposited into the Future Funding Reserve Account; and/or

(4) to make any Permitted Distribution pursuant to this Agreement;

(C) after the Reinvestment Period, to be applied to the payment of principal on the Loans until repaid in full;

(D) after the Reinvestment Period, to the payment of amounts referred to in items (F) through (K) in Section 9.1(a)(i) above, in the priority set forth therein but only to the extent not paid in full thereunder; and

(E) after the Reinvestment Period, to the Borrower for payment as directed by the Borrower, including to make a distribution to the holders of the equity of the Borrower.

(b) If on any Monthly Payment Date the amount available in the Payment Account from amounts received in the related Due Period is insufficient to make the full amount of the disbursements required pursuant to any clause in the Priority of Payments, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.1(a) and ratably or in the order provided within a clause, as applicable, in accordance with the respective amounts owing under any such clause to the extent funds are available therefor.

(c) In the event that the Servicer obtains actual knowledge of or receives written notice that any Interest Hedge Counterparty defaults in the payment of its obligations to the Borrower under any Interest Hedge Agreement on the payment date therefor, the Servicer shall notify the Borrower which shall (or the Servicer on behalf of the Borrower shall) make a demand on such Interest Hedge Counterparty, or any guarantor, if applicable, demanding payment by 12:00 noon, New York time, on the next Business Day. The Servicer shall give notice to the Lenders, the Administrative Agent, S&P, the Borrower and the Collateral Agent upon the continuing failure by such Interest Hedge Counterparty (or applicable guarantor) to perform its obligations for one Business Day following a demand made by the Borrower (or the Servicer on behalf of the Borrower) on such Interest Hedge Counterparty.

ARTICLE X

SALE OF COLLATERAL LOANS; ELIGIBILITY CRITERIA; CONDITIONS TO SALES AND PURCHASES

Section 10.1 Sale of Collateral Loans.

(a) Sales and Assignments. Provided that no Event of Default has occurred and is continuing (except for sales pursuant to clauses (i), (iii), (iv), (vi) or (viii) below which shall be permitted during the continuance of an Event of Default but only so long as the Controlling Parties have provided their written consent thereto pursuant to Section 6.2(a)) and subject to the satisfaction of the conditions specified in this Agreement, including without limitation Sections 5.35, 10.1(b) and 10.1(c), the Borrower or the Servicer may direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell in the manner directed by the Borrower or the Servicer in writing, any Collateral Loan or other loan included in the Collateral (including (x) subject to Section 10.1(b), the sale by participation of all or a portion of the Borrower's interest in any Collateral Loan or other loan and (y) without limitation, the sale by assignment of a portion of the Borrower's interest in any Collateral Loan or other loan); provided that such sale meets the requirements of any one of clauses (i) through (viii) of this Section 10.1(a), each of which requirements shall be satisfied upon receipt by the Collateral Agent of a trade ticket or other direction to sell (which shall be deemed to be a representation and certification from the Borrower or the Servicer that such conditions are satisfied, in accordance with Section 1.3(w) hereunder):

(i) Credit Risk Loans. The Borrower or the Servicer may direct the Collateral Agent in writing to sell any Credit Risk Loan at any time during or after the Reinvestment Period without restriction.

(ii) Credit Improved Loans. The Borrower or the Servicer may direct the Collateral Agent in writing to sell any Credit Improved Loan either:

(A) at any time if the Sale Proceeds from such sale are at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan; or

(B) after giving effect to such sale, the Principal Collateralization Amount (excluding the Collateral Loan being sold but including, without duplication, the Collateral Loan being purchased and the anticipated cash proceeds, if any, of such sale that are not applied to the purchase of such additional Collateral Loan) will be at least equal to the Reinvestment Target Par Balance; or

(C) during the Reinvestment Period if the Borrower, or the Servicer in compliance with the Servicing Standard, reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale in one or more additional Collateral Loans with an Aggregate Principal Balance

(together with any Collateral (which, for the avoidance of doubt, may be Collateral Loans or Cash) contributed (which contribution shall be irrevocable) by the Borrower or the Servicer on the Borrower's behalf prior to such sale) at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan within 30 Business Days of such sale.

(iii) Defaulted Loans. The Borrower or the Servicer may direct the Collateral Agent in writing to sell any Defaulted Loan at any time during or after the Reinvestment Period without restriction.

(iv) Equity Securities. The Borrower or the Servicer (A) may direct the Collateral Agent in writing to sell any Equity Security at any time without restriction and (B) shall use its commercially reasonable efforts to effect the sale of any Equity Security prior to the Stated Maturity or, if earlier, within 45 days after receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by applicable law, in which case such Equity Security shall be sold as soon as such sale is permitted by applicable law.

(v) Discretionary Sales. The Borrower or the Servicer on behalf of the Borrower may at any time other than during a Restricted Trading Period direct the Collateral Agent in writing to sell any Collateral Loan that is not covered by another provision of this Section 10.1; provided that such sale shall be permitted only so long as the Aggregate Principal Balance of all such Collateral Loans sold during the preceding period of twelve calendar months (or, for the first twelve calendar months after the Closing Date, during the period commencing on the Closing Date) is not greater than 30% of Total Capitalization, as of the first day of such twelve calendar month period (or as of the Closing Date, as the case may be); provided for the avoidance of doubt that a sale pursuant to Section 10.1(a)(x) below shall be deemed not to be a sale pursuant to this clause (v). Any written direction given by the Borrower or the Servicer on behalf of the Borrower to the Collateral Agent pursuant to this clause (v) shall be deemed a representation and certification by the Borrower or the Servicer on behalf of the Borrower to the Collateral Agent this clause (v) has been satisfied.

(vi) Mandatory Sales. The Borrower or the Servicer shall use its commercially reasonable efforts to effect the sale of (A) any Collateral Loan (other than Defaulted Loans) that no longer meets the criteria described in clause (n) in the definition of "Collateral Loan," within 18 months of the failure of such Collateral Loan to meet any such criteria (unless (1) the Rating Condition is satisfied or (2) the Borrower or the Servicer determines that such sale would not be in the best interests of the Lenders) and (B) any applicable Collateral Loan prior to the receipt of any Prohibited Consideration in accordance with Section 4.18(b). The Servicer shall use reasonable efforts to sell any Long-Dated Loan prior to the Stated Maturity.

(v) Sales in Connection with Payment in Full and Termination of the Facility. The Borrower, or the Servicer on behalf of the Borrower, may direct the Collateral Agent in writing to sell, assign or transfer all or any portion of the Collateral in connection with the payment in full of all of the Obligations (other than any unasserted Contingent Obligations) and the payment of any other amounts required to be paid pursuant to the Priority of Payments; provided that the proceeds from any such sale, assignment or transfer directed pursuant to this Section 10.1(a)(vii) are sufficient to pay in full all of the Obligations (other than any unasserted Contingent Obligations) and any other amounts required to be paid pursuant to the Priority of Payments (as certified to the Administrative Agent (with a copy to the Collateral Agent) by the Borrower (or the Servicer on behalf of the Borrower)).

(viii) Specified Change. The Borrower or the Servicer may direct the Collateral Agent in writing to sell any Collateral Loan that becomes subject to a Specified Change at any time during or after the Reinvestment Period without restriction.

(ix) Optional Repurchases or Substitutions by the Parent Pursuant to the Contribution Agreement; Limitations on Sales of Credit Risk Loans and Defaulted Loans. The Parent may optionally repurchase (or purchase, as applicable) and substitute Credit Risk Loans and Defaulted Loans pursuant to and in accordance with the Contribution Agreement and the Borrower shall sell and transfer Credit Risk Loans and Defaulted Loans to the Parent in connection therewith at any time during or after the Reinvestment Period; provided that, as certified to the Collateral Agent and the Administrative Agent by an Authorized Officer of the Servicer, (A) the Aggregate Principal Balance of all Credit Risk Loans and Defaulted Loans which are optionally repurchased or substituted by the Parent pursuant to the Contribution Agreement may not exceed an amount equal to 20% of the Net Purchased Collateral Loan Balance as of such date of repurchase or substitution, (B) such substituted loan or loans meets the definition of "Collateral Loan", (C) such purchase or repurchase complies with the limitations set forth in Section 5.35, (D) such optional repurchase or substitution will not cause a Default, an Event of Default or a Servicer Event of Default, (E) each Coverage Test shall be satisfied after giving effect to such repurchase or substitution or if not satisfied, maintained or improved, (F) subject to clause (G) below, each Collateral Quality Test is satisfied (or if not satisfied, maintained or improved) after giving effect to such repurchase or substitution, (G) after the Reinvestment Period, the Weighted Average Life of such substituted loan is less than or equal to the Weighted Average Life of the replaced Collateral Loan, (H) such substituted loan either exceeds or maintains the lien priority of the replaced Credit Risk Loan or Defaulted Loan, (I) the Scenario Default Rate of the Proposed Portfolio (after the substituted loans are added and replaced loans are removed) shall be the same or better than the Current Portfolio, (J) the Principal Balance of such substituted loan is not less than the Principal Balance of the replaced Collateral Loan; provided that this clause (J) shall not apply during the Reinvestment Period so long as before and immediately after giving effect to such substitution the Overcollateralization Ratio is not less than 138.46% and (K) the Eligibility Criteria are made no worse after giving effect to such substitution. The limitations set forth in subclauses (A) through (K) above are referred to herein as the "Repurchase and Substitution Limits". For the avoidance of doubt, notwithstanding anything to the contrary set forth herein or in any other Loan Document, neither the Servicer nor the Parent shall have any obligation to repurchase or purchase any Credit Risk Loan or Defaulted Loan.

For the avoidance of doubt, after the Reinvestment Period, if the sale proceeds from Collateral Loans are not sufficient to purchase Collateral Loans, such purchases may only be made if the Borrower receives cash equity contributions in an amount sufficient to permit such purchase.

(x) Sales in connection with a Permitted CLO Transaction. During the Reinvestment Period and upon 20 Business Days' prior notice to the Administrative Agent and the Collateral Agent (or such shorter period as agreed between the Servicer and the Administrative Agent), the Borrower, or the Servicer on behalf of the Borrower, may direct the Collateral Agent in writing to sell, assign or transfer all or any portion of the Collateral directly or indirectly in a series of transactions to a CLO Issuer in connection with or in anticipation of a Permitted CLO Transaction.

(b) Participations. The Borrower may not sell a participation interest in a Revolving Collateral Loan or a Delayed Funding Loan.

(c) Rules Generally Applicable to Sales of Collateral Loans.

(i) All sales of Collateral Loans or any portion thereof pursuant to this Section 10.1 shall be for Cash on a non-recourse basis and the related Sale Proceeds shall be deemed Principal Proceeds for all purposes hereunder.

(ii) Anything herein to the contrary notwithstanding, the Borrower shall cause any sale or liquidation of any Collateral Loan or other property or assets to be conducted on an arm's length basis upon fair and reasonable terms no less favorable to the Borrower than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate of the Borrower and, if such transaction is with an Affiliate, in accordance with Section 5.35.

Section 10.2 Eligibility Criteria. On and after the Closing Date but solely during the Reinvestment Period, a debt obligation will be eligible for purchase by the Borrower and inclusion in the Collateral only if as evidenced by an officer's certificate of an Authorized Officer of the Borrower (or the Servicer on behalf of the Borrower) delivered to the Collateral Agent (which requirements shall be satisfied upon receipt by the Collateral Agent of a trade ticket or other direction to purchase (which shall be deemed to be a representation and certification from the Borrower and the Servicer that such conditions are satisfied, in accordance with Section 1.3(w) hereunder)), the Eligibility Criteria are satisfied at the time such debt obligation is purchased (on a trade date basis), after giving effect to the inclusion of such debt obligation.

Section 10.3 Conditions Applicable to all Sale and Purchase Transactions. Any transaction effected under this Article X or in connection with the acquisition, disposition or substitution of any asset shall be conducted on an arm's length basis and, if effected with a Person Affiliated with the Servicer (or with an account or portfolio for which the Servicer or any of its Affiliates serves as investment adviser), shall be effected in accordance with Section 5.35. The Servicer may only exercise a warrant or right to acquire securities held in the Collateral by use of Interest Proceeds (provided that the Interest Coverage Ratio Test is satisfied after such application) or a contribution designated for such purpose under Section 6.5.

ARTICLE XI

CHANGE IN CIRCUMSTANCES

Section 11.1 Basis for Determining Interest Rate Inadequate or Unfair.

In the case of SOFR Loans, if on or prior to the first day of any Interest Period, unless the Administrative Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred:

(a) the Administrative Agent determines that Term SOFR cannot be determined pursuant to the definition thereof, or

(b) the Controlling Parties advise the Administrative Agent that as a result of changes arising after the date of this Agreement with respect to Term SOFR, they have determined, in their commercially reasonable judgment, that a material disruption to Term SOFR or a change in the methodology of calculating Term SOFR has occurred, or the Controlling Parties advise the Administrative Agent that as a result of changes arising after the date of this Agreement, Term SOFR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding or maintaining their SOFR Loans for such Interest Period, in each case the Administrative Agent shall forthwith give notice thereof (by telephone confirmed in writing) to the Borrower, the Lenders and the Collateral Agent, whereupon until the Administrative Agent notifies the Borrower and the Collateral Agent that the circumstances giving rise to such suspension no longer exist, which notice shall be given promptly upon the cessation of such circumstances, the obligations (if any) of the Lenders to fund SOFR Loans shall be suspended, except in the case of SOFR Loans required to fund Exposure Amounts; provided that such Lenders shall instead fund Base Rate Loans, which Base Rate Loans shall convert to SOFR Loans immediately upon the cessation of such circumstances.

Section 11.2 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender in good faith with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender to make, maintain or fund its SOFR Loans (if any) and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof (by telephone confirmed in writing) to the Lenders, the Collateral Agent and the Borrower, whereupon until such Lender notifies the Administrative Agent that the circumstances giving rise to such suspension no longer exist, which notice shall be given promptly upon the cessation of such circumstances, the obligation of such Lender to fund SOFR Loans (if any) shall be suspended (provided that such Lender shall instead fund Base Rate Loans (or in the case of outstanding Loans, such Loans will be converted to Base Rate Loans at the end of such Interest Period, or sooner if required by law)). Before giving any notice to the Administrative Agent pursuant to this Section 11.2, such Lender shall designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. If circumstances subsequently change so that it is no longer unlawful for an affected Lender to make or maintain SOFR Loans as contemplated hereunder, such Lender will, as soon as reasonably practicable after such Lender becomes aware of such change in circumstances, notify the Borrower, the Collateral Agent and the Administrative Agent and upon receipt of such notice, the obligations of such Lender to make or continue SOFR Loans shall be reinstated.

Section 11.3 Increased Cost and Reduced Return.

(a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Federal Reserve Board), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) any other condition affecting its SOFR Loans, its Loan Notes evidencing SOFR Loans, or its obligation to fund SOFR Loans, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Loan Notes with respect thereto (other than any increased costs on account of (x) Indemnified Taxes or (y) Taxes described in the definition of "Excluded Taxes"), such additional amount or amounts as will compensate such Lender for such increased cost or reduction shall constitute "Increased Costs" payable by the Borrower pursuant to Sections 9.1(a) and 6.4; provided that such amounts shall be no greater than that which such Lender is generally charging other borrowers similarly situated to Borrower.

(b) If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding liquidity or capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then, upon demand (which demand shall set forth in reasonable detail the basis for such demand for compensation) by such Lender (with a copy to the Administrative Agent, the Collateral Agent and S&P), such additional amount or amounts as will compensate such Lender for such reduction (to the extent funds are available therefor in accordance with the Priority of Payments) shall constitute "Increased Costs" payable by the Borrower pursuant to Sections 9.1(a) and 6.4.

(c) Each Lender will promptly notify the Borrower, the Collateral Agent and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 11.3 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not be, in the sole judgment of such Lender, otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 11.3 and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be delivered in connection with any request for compensation and shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation under this Section 11.3 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 11.3 for any increased costs or reductions incurred more than six months prior to the date on which the applicable Lender notifies the Borrower; provided further that if the event giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(d) Notwithstanding anything to the contrary contained herein, all requests, rules, guidelines, requirements and directives promulgated (x) by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), the Committee of European Banking Supervisors or the United States or foreign regulatory authorities, in each case, pursuant to Basel III or similar capital requirements directive existing on the Closing Date impacting European banks and other regulated financial institutions and (y) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act shall, in each case, be deemed to be a change or adoption of any law, rule or regulation for purposes of this Section 11.3, regardless of the date enacted, adopted, issued or implemented.

(e) Notwithstanding anything to the contrary in this Section 11.3, the Borrower shall not be required to pay amounts to any Lender under this Section 11.3 to the extent such amounts would be duplicative of amounts payable by the Borrower under Section 11.4. To the extent the Borrower is required to pay any Lender additional amounts or indemnify any Lender in respect of Taxes or Other Taxes pursuant to Section 11.4, the provisions of Section 11.4 shall control.

(f) For the avoidance of doubt, the Borrower shall not be obligated to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 11.3 to the extent any such additional amounts are attributable to a failure by an EU Affected Lender to comply with its obligations under the EU Securitisation Regulation that are within its control.

Section 11.4 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 11.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. The Borrower shall indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 11.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 12.6(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 11.4, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 11.4(f)(ii)) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Notwithstanding anything to contrary contained in this Section 11.4, all payments made pursuant to this Section 11.4 shall only be made to the extent funds are available in accordance with the Priority of Payments.

(i) Survival. Each party's obligations under this Section 11.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 11.5 Replacement of Lender.

(a) (x) If and for so long as any Lender is (1) a Downgraded Lender (subject to clauses (b) and (c) below), (2) a Defaulting Lender, (3) requesting compensation under Section 11.3, (4) unable to make Loans under Section 11.2 or (5) a Non-Consenting Lender, (y) if the Borrower is required to pay any additional amount to such Lender or any authority for the account of such Lender pursuant to Section 11.4 or (z) if and for so long as the obligations of any Lender under this Agreement are the subject of a Bail-In Action, then the Borrower may, at its sole expense and effort, upon notice to such Lender, the Agents and S&P, direct such Lender to assign and delegate (and such Lender shall comply with such direction but shall have no obligation to search for, seek, designate or otherwise try to find, an assignee), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.6), all of its interests, rights and obligations under this Agreement and the Loan Notes to a financial institution that is (I)(A) with respect to the Revolving Loans only, an Approved Lender and (B) is eligible to purchase the replaced Lender's Loans under the terms hereof, (II) not prohibited by any applicable law from making such purchase and (III) not the subject of a Bail-In Action with respect to its obligations hereunder (such purchaser, an "Approved Purchaser"), which shall assume such obligations (and which may be another Lender, if such other Lender accepts such assignment); provided that:

(i) such assigning Lender shall have received payment of an amount equal to the aggregate outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under its Loan Note (including any amounts under Section
2.9) from such Approved Purchaser (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment or delegation resulting from a claim for compensation under Section 11.3 or payments required to be made pursuant to Section 11.4, such assignment or delegation will result in a reduction in such compensation or payments thereafter;

(iii) such assignment or delegation does not conflict with any applicable law; and

(iv) in the case of an assignment of Loans, such Approved Purchaser shall deliver to the Borrower a notice of whether such Lender will be a CP Lender and, if so, the basis of the interest payable to such Approved Purchaser; and

(v) in the case of a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

For the avoidance of doubt, without duplication of anything in this Section 11.5, the Borrower shall pay all reasonable and documented out of pocket costs and expenses incurred by any Lender in connection with any such assignment.

(b) If and for so long as any Lender is a Downgraded Lender or a Defaulting Lender hereunder:

(i) in the case of a Downgraded Lender, it holds any portion of the Revolving Commitments that remain in effect, then, as soon as practicable and in any event within 30 days after becoming a Downgraded Lender, (x) it shall deposit an amount equal to its Undrawn Commitments at such time into the Lender Collateral Account and (y) all principal payments in respect of the Loans which would otherwise be made to such Downgraded Lender shall be diverted to the Lender Collateral Subaccount of such Downgraded Lender in accordance with Section 8.3(d), and any amounts in such Lender Collateral Subaccount shall be applied to any future funding obligations of such Downgraded Lender; and

(ii) in the case of a Defaulting Lender, (x) the Commitment and Loans of any such Defaulting Lender shall not be included in determining whether the Controlling Parties have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.5); provided that (i) a Defaulting Lender's vote shall be included with respect to any action hereunder relating to any change that would require the consent of each Lender or each affected Lender under Section 12.5 (to the extent such Defaulting Lender is such an affected Lender) and (ii) a Defaulting Lender shall retain its voting rights if such Defaulting Lender is the only Lender, which vote shall not be unreasonably withheld, conditioned or delayed, and (y) no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which time that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender during such time).

(c) Notwithstanding anything in Section 11.5(a) to the contrary, (i) a Lender shall not be required to make any assignment or delegation referred to in Section 11.5(a) if, prior thereto, as a result of a waiver by such Lender or the Borrower or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply and such Lender gives notice thereof to the Borrower and (ii) the Borrower may not require a Downgraded Lender to make any such assignment or delegation during the 30-day period referred to in clause (b)(i) above or at any time that a Downgraded Lender is in compliance with clause (b)(i)(x) above.

(d) Each of the Administrative Agent and any replaced Lender will agree to cooperate with all reasonable requests of the Borrower for the purpose of effecting a transfer in compliance with this Section 11.5.

(e) Nothing in this Section 11.5 shall be deemed to release a Defaulting Lender or Downgraded Lender from any liability arising from its failure to fund any Loans it is required to make hereunder.

(f) Notwithstanding anything to the contrary contained herein but subject to the Write-Down and Conversion Powers of any EEA Resolution Authority, the provisions of this Agreement relating to Downgraded Lenders solely due to any such Revolving Lender failing to be an Approved Lender (including Sections 8.3(d) and 11.5) shall continue to apply after the occurrence of a Bail-In Action, including that any amounts previously deposited in any Lender Collateral Subaccount will remain available in such Lender Collateral Subaccount following the occurrence of a Bail-In Action for the purposes set forth in this Agreement.

(g) With respect to a Non-Consenting Lender, (x) the Borrower (or the Servicer on behalf of the Borrower) may request that the Administrative Agent (and the Administrative Agent agrees upon reasonable request to) use commercially reasonable efforts to find an Approved Purchaser within 30 Business Days of such request and (y) if such Non-Consenting Lender shall refuse or fail to execute and deliver any such Assignment and Assumption prior to the effective date of such replacement, the Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption. The Administrative Agent shall be under no obligation to acquire or underwrite the Loans of any Non-Consenting Lender and any costs and expenses of the Administrative Agent under this 11.5(g) shall be deemed to be Administrative Expenses payable to the Administrative Agent in accordance with the Priority of Payments. The failure by the Administrative Agent to find an Approved Purchaser shall not be a breach of this Agreement by the Administrative Agent.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile, facsimile transmission or similar writing) and shall be given to such party: (i) in the case of the Borrower, the Servicer, the Administrative Agent or the Collateral Agent, at its address, facsimile number and/or email address set forth on the signature pages hereof, (ii)(A) in the case of the initial Lenders, at its address, facsimile number and/or email address set forth on the signature pages hereof and (B) in the case of any other Lender, at its address, facsimile number and/or email address set forth in its Administrative Questionnaire (which notices shall be solely by facsimile or email if so indicated therein), (iii) in the case of S&P, at its email address CDO_Surveillance @spglobal.com; provided that (x) in respect of any application for a ratings estimate by S&P in respect of a Collateral Loan, Information must be submitted to creditestimates@spglobal.com and (y) in respect of any request to S&P relating to the S&P CDO Monitor, such request must be submitted to CDOMonitor @spglobal.com or (iv) in the case of any party, such other address, facsimile number and/or email address as such party may hereafter specify for such purpose by notice to the Administrative Agent, the Collateral Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 12.1 and the appropriate answerback is received, (ii) if given by mail, three Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by recognized courier guaranteeing overnight delivery, one Business Day after such communication is delivered to such courier or (iv) if given by any other means, when delivered at the address or email address specified in this Section 12.1; provided that notices to the

Administrative Agent under Article XI or to the Collateral Agent under Article VIII shall not be effective until received.

The Bank, collectively with each of its Affiliates and in each of their respective capacities under the Loan Documents, agrees to accept and act upon instructions or directions pursuant to this Agreement and the Loan Documents sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided that any person providing such instructions or directions shall provide to the Bank an incumbency certificate listing persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Bank email or facsimile instructions (or instructions by a similar electronic method) and the Bank in its discretion elects to act upon such instructions, the Bank's reasonable understanding of such instructions shall be deemed controlling. The Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from the Bank's reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 12.2 No Waivers. No failure or delay by either Agent, any Lender or the Borrower in exercising any right, power or privilege hereunder or under any Loan Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.3 Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Agents, the Custodian and the Securities Intermediary, including, without limitation, reasonable and documented fees and disbursements of counsel in connection with the preparation, syndications and administration of this Agreement, the Loan Documents and any documents and instruments referred to therein, and further modifications or syndications of the Loans in connection therewith, the administration of the Loans, any waiver or consent hereunder or any amendment or modification hereof or any Default and (ii) all reasonable and documented out-of-pocket expenses incurred by any Agent, including reasonable and documented fees and disbursements of counsel for each Agent, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. For the sake of clarity, this Section 12.3(a) shall not impose any payment obligation on the Borrower with respect to Taxes, which obligation shall be addressed solely by Section 11.4.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian, the Document Custodian, U.S. Bank National Association as Securities Intermediary and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each, an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable and documented fees and disbursements of separate counsel for each Agent (collectively, "Damages"), which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto and whether or not involving the Borrower or any third party) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) the grant to the Collateral Agent and the Lenders of any Lien, on the Collateral, (iii) the exercise by the Administrative Agent, the Collateral Agent or the Lenders of their rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien, (iv) the failure of the Collateral Agent to have a valid and perfected Lien on any Collateral, (v) a breach by the Borrower of any representation, warranty or covenant contained in any Loan Document or any document relating to any Collateral, (vi) any enforcement by an Indemnitee of this Agreement, including the indemnity obligations herein, or (vii) any loss arising from any action or inaction of the Borrower or any of its Affiliates regarding the administration of any Collateral or otherwise relating to such Collateral (other than an Obligor's financial inability to make payments with respect to any such Collateral) but excluding, in each case, as to any Indemnitee, any such losses, liabilities, damages, expenses or costs incurred by reason of the bad faith, gross negligence or willful misconduct by such Indemnitee of this Agreement as finally determined by a court of competent jurisdiction. The Borrower's obligations under this Section 12.3 shall survive the termination of this Agreement and the payment of the Obligations and the resignation or removal of an Agent. For the sake of clarity, this Section 12.3(b) shall not impose any indemnification or similar obligation on the Borrower with respect to Taxes (other than any Taxes that represent losses or damages arising from any non-Tax claim).

Notwithstanding anything to the contrary herein, the Borrower shall not be liable for any consequential, punitive, indirect or special damages or loss of profits relating to this Agreement or the Loan Documents or in respect of any Collateral or arising out of its activities in connection herewith or therewith (whether before or after the date hereof); provided that this sentence shall in no way limit or vitiate any obligations of the Borrower to indemnify the Indemnitees hereunder for any such Damages asserted against the Indemnitees by third parties.

(c) Without limiting any other rights which any such Person may have hereunder or under Applicable Law, the Servicer agrees to indemnify the Indemnitees forthwith on demand, from and against any and all Damages in each case arising out of or in connection with any acts or omissions of the Servicer constituting bad faith, gross negligence or willful misconduct on the part of the Servicer in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), excluding, however, Damages payable to an Indemnitee (a) to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from gross negligence or willful misconduct on the part of any Indemnitees, (b) to the extent that any such liability results from a claim solely between or among Lenders and not arising out of any act or omission on the part of the Servicer and (c) resulting from the performance of the Collateral Loans. Indemnification under this Section 12.3 shall survive the termination of this Agreement and the resignation or removal of any Indemnitees and shall include reasonable and documented fees and out-of-pocket expenses of counsel and reasonable and documented out-of-pocket expenses of litigation, including the costs and expenses of enforcing this section. This Section 12.3 shall not apply to Taxes (other than Taxes that are damages, losses, claims and liabilities arising in connection with a non-Tax claim).

Section 12.4 Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender.

Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal, interest, fees and other amounts due with respect to any Loans held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal, interest, fees and other amounts due with respect to the Loans held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal, interest, fees and other amounts with respect to the Loans held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section 12.4 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of Indebtedness of the Borrower other than its Indebtedness under the Loans. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Lender may, by separate agreement with the Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Lender under this Section 12.4. For the avoidance of doubt, for purposes of this Section 12.4, a pro rata allocation will mean an allocation of the amount received by such set-off or counterclaim and other rights as if such amount had been applied as a prepayment of the Loans under Section 2.7.

Section 12.5 Amendments and Waivers.

(a) Any provision of this Agreement, the Loan Notes or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and, except as expressly provided in subclause (v) below, the Controlling Parties (and, if the rights, protections, indemnities or duties of any Agent are affected thereby, by such Agent, as the case may be); provided that:

(i) no such amendment or waiver shall, unless signed by all the Lenders, affected thereby, (1) extend the Stated Maturity; (2) (other than with respect to the provisions of Section 2.7) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation; (3) change the Percentage Share of the Commitments allocable to any Lender or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 12.5 or any other provision of this Agreement; (4) release any Collateral except as provided in this Agreement or the other Loan Documents; (5) alter the terms of Section 2.7, Section 2.8, Section 2.12, Section 6.4, Section 9.1, Section 10.1(c)(ii) or this Section 12.5 in a manner adverse to the interests of any Lender; or (6) modify the definitions of the terms "Reinvestment Period" or "Controlling Parties";

(ii) no such amendment or waiver shall, unless signed by all Lenders affected thereby, postpone the date fixed for any payment of principal of or interest on any Loans or any fees or other amounts hereunder or for any reduction or termination of any Commitment;

(iii) no such amendment or waiver shall, unless signed by a Lender, reduce the principal of or rate of interest on any Loans held by such Lender or any fees or indemnities payable for the account of such Lender; provided that the foregoing shall not apply to the rescission of interest accruing at the Post-Default Rate, which may be rescinded by the Controlling Parties;

(iv) no amendment or waiver of any provision under this Agreement or any other Loan Document that governs the rights and obligations of CP Lenders or their Conduit Support Providers (including this Section 12.5(a)(iv)) (other than amendments and waivers that apply generally to Lenders) or that specifically relates to CP Conduits shall be effective without the written consent of each CP Lender affected thereby; and

(v) with the consent of the Retention Provider and the Administrative Agent, the Borrower may amend this Agreement to accommodate changes to the EU Securitisation Regulation or to facilitate compliance with the Transparency Requirements to the extent that the Retention Provider has determined, acting in its sole discretion, to so comply; provided that if the Controlling Parties notify the Administrative Agent that such amendment materially and adversely affects the Lenders, then shall not execute any such amendment without the consent of the Controlling Parties.

(b) In connection with any proposed amendment or waiver of this Agreement or any other Loan Document pursuant to this Section 12.5, either (1) such proposed amendment or waiver will be effective only upon satisfaction of the Rating Condition or (2) if, in the Borrower's reasonable determination, such proposed amendment or waiver does not have a reasonable likelihood of being adverse to the interests of any Lender, then the Borrower shall, not later than ten Business Days prior to the execution of such proposed amendment or waiver, deliver to each of the Lenders a copy of such proposed amendment or waiver; provided, in the case of the foregoing clause (2), if any Lender notifies the Borrower prior to the execution of such proposed amendment or waiver that, based on its reasonable determination such proposed amendment or waiver could adversely affect the interests of any Lender, such proposed amendment or waiver will be effective only upon satisfaction of the Rating Condition.

(c) The Borrower shall, promptly following the execution of any amendment, waiver or supplement to any Loan Document, provide copies thereof to each Lender and S&P and prior to the execution of any amendment, waiver or supplement to any Loan Document, provide copies thereof to the Agents.

Section 12.6 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Lenders except as permitted by this Agreement.

(b) (i) Any Lender may at any time grant to one or more banks, commercial paper conduits, other institutions, trusts, funds or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (each, a "Participant") participating interests in any or all of its Loans; provided that no participating interest shall be granted to Competitors at any time unless consented to by the Borrower and the Servicer in their sole discretion; provided further that each such Participant represents in writing to such Lender that it (and each account for which it is acquiring such participating interest) is a "qualified purchaser" for purposes of Section 3(c)(7) of the Investment Company Act. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this

Agreement only to the extent of a participating interest granted in accordance with this subsection (b). In the event any Lender sells a participation in any or all of its Loans hereunder, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 11.3 and 11.4 (subject to the requirements and limitations therein, including the requirements under Section 11.4(f) (it being understood that the documentation required under Section 11.4(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 11.3(c) as if it were an assignee under paragraph (c) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 11.3 or 11.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 11.5 with respect to any Participant.

(ii) In the event that any Lender sells participations in any or all of its Loans hereunder, such Lender shall, acting solely for this purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of all Participants in the Loans and Commitments held by it and the principal amount (and stated interest thereon) of the portion of the Loans that are the subject of the participation (the "Participant Register"). Loans may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Loans may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loans or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) (i) With the prior written consent of both the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and the Borrower (provided that consent of the Borrower will not be required for an assignment to any existing Lender or Affiliate of a Lender or any assignment during the continuance of an Event of Default or with respect to any assignment from a CP Lender to any Conduit Assignee) (in each case, such consent not to be unreasonably withheld), any Lender may at any time assign to one or more banks, CP Conduits, other financial institutions, trusts, funds or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (each, an "Assignee") all or any portion of its rights and obligations under this Agreement, the Loan Notes and the other Loan Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Lender; provided that (1) (A) in the case of an assignment of Revolving Loans, such assignment is to an Approved Lender and (B) other than in connection with an assignment pursuant to Section 11.5, such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Loans), (2) no such consent of the Borrower shall be required in the case of an assignment that is made (A) during the continuance of an Event of Default; (B) to another Lender or any Affiliate of a Lender; (C) to Scotiabank, any Affiliate of Scotiabank or any CP Conduit for which Scotiabank or an Affiliate is the Conduit Support Provider or the Program Manager; (D) if such Lender is a fund, to a fund that is managed or controlled by the same fund manager or (E) if a Governmental Authority determines an EU Affected Lender has failed to discharge its diligence obligations with respect to this transaction pursuant to the EU Securitisation Regulation, (3) no such assignment may be made to a Competitor unless consented to by the Borrower and the Servicer in their sole discretion and (4) if no Event of Default has occurred and is continuing and after giving effect to such assignment, Scotiabank, any Affiliate of Scotiabank or any CP Conduit for which Scotiabank or an Affiliate is the Conduit Support Provider or the Program Manager would not hold, collectively, more than 50% of the aggregate Undrawn Commitments and aggregate principal amount of all of the Loans outstanding at such time, then such assignment shall be subject to the consent of the Borrower.

(ii) Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee (and if the Assignee is a Conduit Assignee, any Related CP Issuer, if such Conduit Assignee does not itself issue commercial paper) shall be a party to this Agreement and shall have all the rights, protections and obligations of a Lender with Commitments as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Loan Note is issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500 (unless such fee is waived by the Administrative Agent). Each Assignee shall deliver to the Borrower and the Administrative Agent the relevant form or certification in accordance with Section 11.4(d), an Administrative Questionnaire and any relevant KYC documents.

(d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Loan Note to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder. Promptly upon being notified in writing of such transfer, the Administrative Agent shall notify the Borrower thereof.

(e) [Reserved].

(f) The Administrative Agent, acting as non-fiduciary agent (solely for this purpose) of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders, and the Commitments of, and the principal amount (and stated interest thereon) of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or Loan Note hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan or Loan Note hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. If any assignment or transfer of all or any part of a Loan that is then evidenced by a Loan Note is made, such assignment, transfer or increase shall be registered on the Register only upon surrender for registration of assignment, transfer or increase of the related Loan Note, duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the holder thereof, and thereupon one or more new Loan Note(s) in the same aggregate principal amount shall be issued to the designated Assignee(s) (and, if applicable, assignor) and the old Loan Note shall be returned to the Borrower marked "cancelled". The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall provide to the Collateral Agent from time to time at the request of the Collateral Agent information related to the Lenders (including, without limitation, all wire instructions and other information necessary for distributions to the Lenders hereunder).

Section 12.7 Collateral; QP Status. Each of the Lenders represents to the Administrative Agent, the Collateral Agent, each of the other Lenders and the Borrower that (i) it (and each account for which it is acquiring a Loan) is a "qualified purchaser" for purposes of Section 3(c)(7) of the Investment Company Act and (ii) it in good faith (and in reliance on the accuracy of the representations contained in the first two sentences of Section 4.10) is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement. For the avoidance of doubt, the parties hereunder intend that the advances made pursuant to this Agreement constitute loans and not securities.

Section 12.8 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Each party hereto (other than the Bank and its Affiliates in each of their respective capacities) irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to each party hereto at its respective address on the signature pages hereto. The Bank and its Affiliates in each of their respective capacities shall be served only as required by applicable law. Each party hereto hereby irrevocably waives, to the extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives, to the extent permitted by applicable law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of either Agent, any Lender or any holder of a Loan Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(c) The Borrower hereby irrevocably designates, appoints and empowers United Agent Group Inc. (the "Process Agent"), with an office on the date hereof at Brandywine Plaza, 1521 Concord Pike, #201, Wilmington, Delaware 19803, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any action, suit or proceeding brought in the courts listed in this Section 12.8 in connection with or arising out of this Agreement or any other Loan Document. If for any reason the Process Agent shall cease to act as such, the Borrower agrees to promptly designate new designees, appointees and agents in New York, New York on the terms and for the purposes of this Section 12.8 satisfactory to the Administrative Agent, which new designees, appointees and agents shall thereafter be deemed to be the Process Agent for all purposes of this Agreement and the other Loan Documents. The Borrower further hereby irrevocably consents and agrees to the service of any and all legal process, summonses, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by serving a copy thereof upon the Process Agent (whether or not the appointment of the Process Agent shall for any reason prove to be ineffective or the Process Agent shall accept or acknowledge such service) or by mailing copies thereof by regular or overnight mail, postage prepaid, to the Process Agent at its address specified above in this Section 12.8. The Borrower agrees that the failure of the Process Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of any Secured Party to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the Borrower or bring actions, suits or proceedings against the Borrower in such other jurisdictions, and in a manner, as may be permitted by applicable law.

Section 12.9 Marshalling; Recapture. Neither the Administrative Agent, the Collateral Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Lender receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Lender as of the date such initial payment, reduction or satisfaction occurred.

Section 12.10 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto. Counterparts may be executed and delivered via facsimile, electronic mail or other transmission method and may be executed by electronic signature (including, without limitation, any PDF file, .jpeg file, or any other electronic or image file, or any "electronic signature" as defined under the U.S. Electronic Signatures in Global and National Commerce Act or the New York Electronic Signatures and Records Act, which includes any electronic signature provided using Orbit, Adobe Fill & Sign, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Agents) and any counterpart so delivered shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder. The parties agree that this Agreement may be electronically signed and that such electronic signatures appearing on this Agreement are the same as handwritten signatures for purposes of validity, enforceability and admissibility.

Section 12.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.12 Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents, any assignment pursuant to Section 12.6 and the making and repayment of the Loans.

Section 12.13 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Lender.

Section 12.14 Limitation of Liability. No claim may be made by any Person against the Borrower, the Servicer, the Administrative Agent, the Collateral Agent, the Custodian, the Document Custodian, the Collateral Administrator, the Securities Intermediary or any Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the parties hereto hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.15 Recourse; Non-Petition.

(a) All obligations, covenants and agreements of Borrower contained in or evidenced by this Agreement, the Loan Notes and any Loan Document shall be fully recourse to the Borrower and each and every asset of Borrower. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement, any Loan Note or any Loan Document shall be had against any officer, director, general partner, limited liability company manager, limited partner, member, agent or employee (solely by virtue of such capacity) of the Borrower (a "Non-Recourse Party") and no such Non-Recourse Party shall be personally liable for payment of the Loans or other amounts due in respect thereof (all such liability being expressly waived and released by each Lender and the Agents).

(b) Each Lender and each Agent hereby agrees that it will not institute against the Borrower any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, present a petition for the winding-up or liquidation of the Borrower or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for the Borrower or for all or substantially all of the assets of the Borrower prior to the date that is one year and one day (or, if longer, the applicable preference period then in effect plus one day) after the payment in full of all Obligations and any securities issued by the Borrower in a Refinancing of any of the Obligations. Additionally, none of the Borrower shall be entitled to petition or take any other steps for the winding up or bankruptcy of the other of the Borrower. In the event that, notwithstanding the provisions of this Agreement and the other Loan Documents relating to "non-petition" of the Borrower, the Borrower becomes a debtor in a bankruptcy case by the involuntary petition of any other Person, the Borrower hereby covenants to contest any such petition to the fullest extent permitted by law. The obligations under this Section 12.15(b) shall survive the termination of this Agreement and the payment of the Obligations.

Section 12.16 Confidentiality.

(a) Each of the Lenders and the Agents agrees that it shall maintain confidentiality with regard to nonpublic information concerning the Borrower, the Collateral Loans, any Obligor, the Retention Provider or the Servicer obtained pursuant to or in connection with this Agreement or any other Loan Document; provided that the Lenders and the Agents shall not be precluded from making disclosure regarding such information: (i) to the Lenders' and Agents' counsel, accountants and other professional advisors (who are, in each case, subject to this confidentiality agreement) on a need to know basis; (ii) to officers, directors, employees, examiners, agents and partners of each Lender and the Agents and their Affiliates who need to know such information in accordance with customary practices for Lenders of such type (who are, in each case, subject to this confidentiality agreement); (iii) in response to a subpoena or order of a court or governmental agency or regulatory authority (including bank examiners conducting routine or customary inquiries) (provided that such party will use its commercially reasonable efforts to notify the Borrower of any such disclosure prior to making such disclosure to the extent permitted by applicable law, rule or regulation); (iv) to any entity eligible to participate in any credit made under this Agreement and that is participating or considering participating in any credit made under this Agreement, (provided that the Lenders and Agents shall require that any such entity agree in writing to be subject to this Section 12.16 or a confidentiality agreement with terms substantially similar to this Section 12.16; however, the Lenders and Agents shall have no duty to monitor any participating entity and shall have no liability in the event that any participating entity violates this Section 12.16 or any such confidentiality agreement); provided further that, notwithstanding anything to the contrary herein, no Competitor may receive such nonpublic information unless consented to by the Borrower and the Servicer in their sole discretion; (v) as required by law or legal process, GAAP or applicable regulation (provided that such party will use its commercially reasonable efforts to notify the Borrower of any such disclosure prior to making such disclosure to the extent permitted by applicable law, rule or regulation); (vi) as reasonably necessary in connection with the exercise of any remedy hereunder or under any other Loan Document to the extent the Person that receives such information agrees in writing to be subject to this Section 12.16; (vii) to any Rating Agency then rating the Loans or any Conduit Rating Agency; or (viii) to any Program Manager, Conduit Support Provider or administrator of a CP Lender or Affiliate thereof who needs to know such information (provided that each such Person referred to in this clause (viii) agrees to be bound by the terms of this confidentiality agreement). In connection with enforcing its rights pursuant to this Section 12.16, the Borrower shall be entitled to the equitable remedies of specific performance and injunctive relief against the Agents, any Lender or any subsequent party that agrees to be bound hereto which shall breach the confidentiality provisions of this Section 12.16.

(b) Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, each of the parties hereto acknowledges and agrees that each CP Lender (or its Program Manager or its funding agent, as applicable) may post, with respect to any Conduit Support Provider or any Conduit Rating Agency, to a secured password-protected internet website maintained by such CP Lender (or its Program Manager or its funding agent, as applicable) and required by any Conduit Rating Agency in connection with Rule 17g-5 of the Exchange Act, the following information: (i) its Liquidity Facility or Credit Facility, (ii) a copy of this Agreement (including any amendments hereto, but excluding the Schedules and Exhibits hereto), (iii) its monthly transaction surveillance reports (substantially in the form provided to the Borrower on or before the Closing Date), and (iv) such other information as may be requested by such rating agency; provided that such CP Lender (or its Program Manager or its funding agent, as applicable) shall take such actions as are necessary to maintain the confidential nature of the documents and information so posted (it being understood that any Conduit Support Provider or any Conduit Rating Agency viewing such posted information on such website shall not constitute a breach of this proviso so long as it is informed of the confidential nature of such information on such website or otherwise by such CP Lender (or its Program Manager or its funding agent, as applicable) prior to or concurrently with making such information available).

Section 12.17 Special Provisions Applicable to CP Lenders.

(a) Notwithstanding any other provision of this Agreement. each of the parties hereto (each, a "Restricted Person") hereby covenants and agrees that it will not institute against any CP Lender, or encourage, cooperate with or join any other Person in instituting against any CP Lender, any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, present a petition for the winding up or liquidation of any CP Lender or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for any CP Lender or for all or substantially all of its assets prior to the date that is two years and a day (or, if longer, the applicable preference period then in effect) after the last day on which any Commercial Paper Notes or other rated Indebtedness of such CP Lender shall have been outstanding. The provisions of this Section 12.17(a) shall survive the termination of this Agreement and the payment of the Obligations.

(b) Provided that a Restricted Person has complied with Section 12.17(a), nothing in clause (a) above shall limit the right of such Restricted Person to file any claim in or otherwise take any action with respect to any proceeding of the type described in clause (a) above that was instituted against any CP Lender by any person other than such Restricted Person.

(c) Notwithstanding anything to the contrary contained herein, the obligations of any CP Lender under this Agreement are solely the corporate obligations of such CP Lender and shall be payable at such time as funds which may be used to pay such obligations are received by or are available to such CP Lender in excess of funds necessary to pay in full all outstanding Commercial Paper Notes or other short-term funding backing its Commercial Paper Notes and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such CP Lender but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper Notes and other short-term funding backing its Commercial Paper Notes. The provisions of this Section 12.17(c) shall survive the termination of this Agreement and the payment of the Obligations.

(d) No recourse under any obligation, covenant or agreement of any CP Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any agent of such CP Lender or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of any such CP Lender individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any agent thereof or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such CP Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any CP Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them. The provisions of this Section 12.17(d) shall survive termination of this Agreement and the payment of the Obligations.

(e) Each CP Lender may act hereunder by and through its Program Manager, its administrator or its funding agent, as applicable.

(f) Each of the parties hereto waives any right to set-off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing thereby to or for the credit or the account of any CP Lender against and on account of the obligations and liabilities of such CP Lender to such party under this Agreement. The provisions of this Section 12.17(f) shall survive the termination of this Agreement and the payment of the Obligations.

(g) Notwithstanding anything to the contrary herein, each CP Lender may disclose to its respective Conduit Support Providers, any Affiliates of any such party and Governmental Authorities having jurisdiction over such CP Lender, Conduit Support Provider, any Affiliate of such party and any Conduit Rating Agency (including its professional advisors), the identities of (and other material information regarding) the Borrower, any other obligor on, or in respect of, a Loan made by such CP Lender, Collateral for such Loan and any of the terms and provisions of the Loan Documents that it may deem necessary or advisable.

(h) No pledge and/or collateral assignment by any CP Lender to a Conduit Support Provider of an interest in the rights of such CP Lender in any Loan made by such CP Lender and the Obligations shall constitute an assignment and/or assumption of such CP Lender's obligations under this Agreement, such obligations in all cases remaining with such CP Lender. Moreover, any such pledge and/or collateral assignment of the rights of such CP Lender shall be permitted hereunder without further action or consent and any such pledgee may foreclose on any such pledge and perfect an assignment of such interest and enforce such CP Lender's right hereunder notwithstanding anything to the contrary in this Agreement.

Section 12.18 Direction of Agents. By executing this Agreement, each Lender hereby consents to the terms of this Agreement and to the Collateral Agent's, Custodian's, Collateral Administrator's and Document Custodian's execution and delivery of this Agreement and the other Loan Documents to which it is a party, and acknowledges and agrees that the Collateral Agent, Custodian, the Collateral Administrator and Document Custodian shall be fully protected in relying upon the foregoing consent and direction and hereby releases each of the Collateral Agent, Custodian, Collateral Administrator, Document Custodian and its respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, except as a result of the bad faith, gross negligence or willful misconduct of the Collateral Agent, Custodian, Collateral Administrator or Document Custodian (as applicable).

Section 12.19 Fundings/Loans Made in the Ordinary Course of Business. The Borrower and each Lender, each as to itself only, represents, warrants and covenants that each payment by the Borrower to such Lender under this Agreement will have been made (i) in payment of a debt incurred by the Borrower or a loan made by such Lender, respectively, in the ordinary course of business or financial affairs of the Borrower and each Lender and (ii) in the ordinary course of business or financial affairs of the Borrower and each Lender.

Section 12.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any parties to any Loan Document, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, other than an Excluded Liability, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability including, without limitation, a reduction in any accrued or unpaid interest in respect of such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of any Loan Document to give effect to the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 12.21 PATRIOT Act. Each Agent and Lender that is subject to the requirements of the PATRIOT Act notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Agent or Lender, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

Section 12.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Administrative Agent, The Bank of Nova Scotia or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, The Bank of Nova Scotia or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent, The Bank of Nova Scotia and the Lenders are arm's-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, The Bank of Nova Scotia and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent, The Bank of Nova Scotia and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Administrative Agent, The Bank of Nova Scotia and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, The Bank of Nova Scotia and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, The Bank of Nova Scotia and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Applicable Law, the Borrower hereby waives and releases any claims that it may have against any of the Administrative Agent, The Bank of Nova Scotia and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.23 Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement provides support, through a guarantee or otherwise, for Interest Hedge Agreements or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in Section 12.23(a), the following terms have the following meanings:

"BHC Act Affiliate" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

"Covered Entity" means any of the following: (i) a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 12.24 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Agreement shall prevail.

ARTICLE XIII

ASSIGNMENT OF CONTRIBUTION AGREEMENT

Section 13. 1 Assignment of Contribution Agreement.

(a) The Borrower hereby acknowledges that its Grant pursuant to the Granting Clause hereof includes all of the Borrower's estate, right, title and interest in, to and under the Contribution Agreement including (i) the right to give all notices, consents and releases thereunder, (ii) the right to take any legal action upon the breach of an obligation of the Parent under the Contribution Agreement including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Borrower is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Agents shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived (so long as the exercise of remedies has not commenced or such Event of Default has been waived following the commencement of the exercise of remedies). From and after the occurrence and continuance of an Event of Default, the Servicer shall continue to perform and be bound by the provisions of this Agreement. The Collateral Agent shall be entitled to rely and be protected in relying upon all actions and omissions to act of the Servicer (unless otherwise subject to the consent or direction of the Administrative Agent and/or Controlling Parties in accordance with Article VI) thereafter as fully as if no Event of Default had occurred.

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrower under the provisions of the Contribution Agreement or the other documents referred to in clause (a) above, nor shall any of the obligations contained in such other documents be imposed on the Agents.

(c) Upon the occurrence of the Stated Maturity (or, if earlier, the payment in full of all of the Obligations, other than any unasserted Contingent Obligation), the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Collateral from the lien of this Agreement, this assignment and all rights herein assigned to the Collateral Agent for the benefit of the Lenders shall cease and terminate and all the estate, right, title and interest of the Collateral Agent in, to and under the Contribution Agreement and the other documents referred to in this Section 13.1 shall revert to the Borrower and no further instrument or act shall be necessary to evidence such termination and reversion.

(d) The Borrower represents that it has not executed any other assignment of the Contribution Agreement.

(e) The Borrower agrees that this assignment is irrevocable until the Obligations have been repaid in full, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f) The Borrower hereby agrees, and hereby undertakes to obtain the agreement and consent of Parent in the Contribution Agreement to the following:

(i) The Parent shall consent to the provisions of this assignment and agree to perform any provisions of this Agreement applicable to the Parent subject to the terms of the Contribution Agreement.

(ii) The Parent shall acknowledge that the Borrower is collaterally assigning all of its right, title and interest in, to and under the Contribution Agreement to the Collateral Agent for the benefit of the Secured Parties, in each case, subject to the proviso in Section 13.1(a).

(iii) [Reserved].

(iv) Neither the Borrower nor the Transferor will enter into any agreement amending, modifying or terminating the Contribution Agreement without complying with the applicable terms thereof.

(v) The Parent agrees not to cause the filing of a petition in bankruptcy against the Borrower for the nonpayment of the fees or other amounts payable by the Borrower to the Transferor under the Contribution Agreement, until the payment in full of all of the Obligations and the expiration of a period equal to one year and a day, or, if longer, the applicable preference period, following such payment. Nothing in this Section 13.1 shall preclude, or be deemed to stop, the Parent (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Borrower or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Parent or any of its respective Affiliates or (ii) from commencing against the Borrower or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

ARTICLE XIV

THE INFORMATION AGENT

Section 14.1 17g-5 Information. The Borrower hereby irrevocably appoints the Collateral Administrator to act as the Information Agent (in such capacity, the "Information Agent") as set forth in this Article XIV.

(a) The sole duty of the Information Agent shall be to make available on the 17g-5 Website, solely to S&P and to any other nationally recognized statistical rating organization (as the term is used in the U.S. federal securities laws) (an "NRSRO") who delivers a certification in the form attached hereto as Exhibit J (an "NRSRO Certification") to the Information Agent (which certification may be submitted electronically via the 17g-5 Website), the following items to the extent that any such item is delivered to it via electronic mail to the email address and in the manner provided for in this Article XIV and the Collateral Administration Agreement, the following items (collectively hereinafter referred to as the "17g-5 Information"):

(i) notices of any Default, Event of Default or Servicer Event of Default required to be provided to S&P pursuant to this Agreement;

(ii) reports, information or statements required to be provided to S&P pursuant to Article V or any other term of this Agreement;

(iii) any notices, information, requests or responses required to be delivered by the Borrower or any Agent to S&P pursuant to this Agreement;

(iv) copies of amendments, waivers or other modifications to this Agreement and any other Loan Document, in each case that S&P is entitled to receive pursuant to the terms hereof or thereof; and

(v) any additional items provided by the Borrower, the Lenders, or the Agents to the Information Agent for posting to the 17g-5 Website.

Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the Information Agent be responsible for (i) posting any information other than the 17g-5 Information in accordance herewith or (ii) preparing any audio or video recordings in connection with the 17g-5 Information.

(b) The Information Agent shall make the foregoing information available on the 17g-5 Website on the same Business Day of receipt, provided that such information is received by 12:00 p.m. (New York time) or, if received after 12:00 p.m. (New York time), on the next Business Day. The Information Agent shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, the Borrower may remove such information from the 17g-5 Website. Except to the extent such information is prepared by the Collateral Agent or the Collateral Administrator in accordance with this Agreement, neither the Collateral Agent nor the Information Agent (acting in such capacity) or the Collateral Administrator shall be deemed to have obtained actual knowledge of any information solely by receipt and posting to the 17g-5 Website. So long as the Collateral Administrator and the Information Agent are the same entity, questions regarding delivery of information to the Information Agent may be directed to the telephone number and e-mail address of the Collateral Administrator set forth on the signature pages hereof. The Information Agent shall promptly post all 17g-5 Information it receives in accordance with this Section 14.1 in the manner required by Section 14.1(c).

(c) The parties hereto agree that any 17g-5 Information required to be provided under this Agreement shall be sent to the following e-mail address: asiffundingiiudcz@17g5.com, with (i) the subject line specifically referring to "ASIF Funding II, LLC – Rule 17g-5 Information" (or such other e-mail address or subject line specified by the Information Agent in writing to the Borrower, the Servicer, the Lenders, the Administrative Agent and the Collateral Administrator) and (ii) an indication of the type of 17g-5 Information being provided in the body of such e-mail. All e-mails sent to the Information Agent pursuant to this Agreement and the Collateral Administration Agreement shall only contain the 17g-5 Information and no other information, documents, requests or communications.

(d) Absent fraud, bad faith, willful misconduct or gross negligence, the Information Agent shall not be responsible for and shall not be in default under this Agreement, or incur any liability for any act or omission, failure, error, malfunction or delays in carrying out any of its duties which results from (i) any party's failure to deliver all or a portion of the 17g-5 Information to the Information Agent; (ii) defects in the 17g-5 Information supplied by any party to the Information Agent; (iii) the Information Agent acting in accordance with 17g-5 Information prepared or supplied by any party; (iv) the failure or malfunction of the 17g-5 Website; or (v) any other circumstances beyond the reasonable control of the Information Agent. The Information Agent shall be under no obligation to make any determination as to the veracity or applicability of any 17g-5 Information provided to it hereunder, or whether any such 17g-5 Information is required to be maintained on the 17g-5 Website pursuant to this Agreement or under Rule 17g-5 of the Exchange Act.

(e) In no event shall the Information Agent be deemed to make any representation in respect of the content of the 17g-5 Website or compliance of the 17g-5 Website with this Agreement, Rule 17g-5 of the Exchange Act, or any other law or regulation.

(f) The Information Agent shall not be responsible or liable for the dissemination of any identification numbers, certifications or passwords for the 17g-5 Website, including by the Lenders, S&P, the NRSROs, any of their agents or any other party. Additionally, the Information Agent shall not be liable for the use of any information posted on the 17g-5 Website, whether by the Lenders, the Borrower, the Administrative Agent, S&P, the NRSROs, the Servicer or any other third party that may gain access to the 17g-5 Website or the information posted thereon.

(g) In no event shall the Information Agent be responsible for creating or maintaining the 17g-5 Website or the 17g-5 Address or providing access to either or assuring that the 17g-5 Website complies with the requirements of the Collateral Administration Agreement, Rule 17g-5 of the Exchange Act or any other law or regulation. The Information Agent shall have no liability for any failure, error, malfunction, delay, or other circumstances beyond the reasonable control of the Information Agent, associated with the 17g-5 Website.

(h) Upon request of the Borrower, any Agent or S&P, the Information Agent shall post on the 17g-5 Website any additional information requested by the Borrower, any Agent or S&P to the extent such information is delivered to the Information Agent electronically in accordance with this Article XIV and the Collateral Administration Agreement. In no event shall the Information Agent disclose on the 17g-5 Website which Person requested such additional information.

(i) The Information Agent shall have no obligation to engage in or respond to any oral communications, in connection with the initial credit rating of the Loans or the credit rating surveillance of the Loans, with any NRSRO or any of their respective officers, directors, employees, agents or attorneys.

(j) To the extent the entity acting as the Collateral Agent is also acting as the Information Agent, the rights, privileges, immunities and indemnities of the Collateral Agent set forth in this Agreement shall also apply to it in its capacity as the Information Agent.

(k) Notwithstanding anything to the contrary contained herein, in no event shall any reports of independent accountants be posted to the 17g-5 Website. In accordance with SEC Release No. 34-72936, Form 15-E, only in its complete and unedited form, will be provided by the independent certified public accountants to the Borrower who will post such Form 15-E on the 17g-5 Website.

(l) Notwithstanding anything to the contrary contained herein, the provisions of this Article XIV shall apply only on and after the date the Loans are rated by the Rating Agency.

ARTICLE XV

THE DOCUMENT CUSTODIAN

Section 15.1 The Document Custodian.

(a) Appointment. U.S. Bank National Association is hereby appointed as Document Custodian in accordance with the terms herein. The Document Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein for the benefit of the Secured Parties. The rights, protections, immunities and indemnities afforded to the Collateral Agent under this Agreement shall also be afforded to the Document Custodian.

(b) Delivery of Required Loan Documents. In connection with each Collateral Loan included in the Collateral as of the Closing Date, and following the acquisition of a Collateral Loan after the date hereof, the Borrower shall deliver, or cause to be delivered, to the Document Custodian the Required Loan Documents in respect of each Collateral Loan in accordance with the terms of this Agreement; provided that for the avoidance of doubt, any Required Loan Documents which constitute securities required to be delivered by the Borrower under Section 8.7(b) or (c) shall be delivered to the Custodian in accordance with such Section. All Required Loan Documents that are delivered to the Document Custodian shall be delivered to U.S. Bank National Association at its document custody office located at U.S. Bank National Association, 1719 Otis Way, Florence, South Carolina 29501, Attention: Steve Garrett, Email: steven.garrett @usbank.com, Reference: ASIF Funding II, LLC, or at such other office as shall be specified to the Borrower, the Servicer, the Collateral Agent and the Administrative Agent by the Document Custodian in a written notice prior to such change (such office, the "Document Custodian Office"). The Document Custodian shall have no obligation to review or monitor any Required Loan Documents but shall only be required to hold those Required Loan Documents received by it in accordance with the terms of this Agreement.

(c) Duties. From the Closing Date until its resignation or removal pursuant to Section 7.8, the Document Custodian shall perform the following duties and obligations:

(i) The Document Custodian shall accept delivery and retain custody of the Required Loan Documents delivered by the Borrower pursuant to clause (b) above in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the Document Custodian Office. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Document Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Document Custodian other than those, if any, relating to the Borrower and its subsidiaries.

(ii) In taking and retaining custody of the Required Loan Documents, the Document Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that, the Document Custodian makes no representations as to the existence, perfection, enforceability or priority of any Lien on the Required Loan Documents or the instruments therein or as to the adequacy or sufficiency of such Required Loan Documents; provided further that the Document Custodian's duties shall be limited to those expressly contemplated herein.

(iii) On or promptly following the last calendar day of each month, the Document Custodian shall provide a written report to the Collateral Agent, the Administrative Agent, the Borrower and the Servicer identifying each Collateral Loan for which it holds Required Loan Documents.

(iv) Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Document Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Loan Documents or otherwise exist against the Document Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Document Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility. The Document Custodian shall not be deemed to assume any obligations or liabilities of the Borrower or Servicer hereunder or under any other Loan Document.

(d) (i) After the occurrence and during the continuance of an Event of Default, the Document Custodian agrees to cooperate with the Collateral Agent (acting at the direction of the Controlling Parties) and promptly deliver any Required Loan Documents to the Collateral Agent as requested in order to take any action that the Controlling Parties deem necessary or desirable in order for the Collateral Agent to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder. In the event the Document Custodian receives instructions from the Servicer or the Borrower which conflict with any instructions received from the Controlling Parties (or the Collateral Agent on their behalf) at any time other than following the occurrence and during the continuance of an Event of Default, the Document Custodian shall rely on and follow the instructions given by the Servicer or the Borrower. After the occurrence and during the continuance of an Event of Default, the Document Custodian shall rely on and follow only the instructions given by the Collateral Agent and the Controlling Parties and shall not follow any instructions given by the Borrower or the Servicer.

(ii) The Controlling Parties (through the Administrative Agent) (or the Collateral Agent on their behalf) may direct the Document Custodian to take any action incidental to its duties hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Document Custodian hereunder, the Document Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Controlling Parties; provided that the Document Custodian shall not be required to take any such action at the direction of the Controlling Parties, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Document Custodian, (x) shall be in violation of any applicable law or contrary to any provisions of this Agreement or (y) shall expose the Document Custodian to liability hereunder (unless it has been provided with an indemnity agreement which it reasonably deems to be satisfactory with respect thereto). In the event the Document Custodian requests the consent of the Controlling Parties and the Document Custodian does not receive a consent (either positive or negative) from the Controlling Parties within 10 Business Days of its receipt of such request, then the Controlling Parties shall be deemed to have declined to consent to the relevant action.

(iii) The Document Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of the Controlling Parties or the Collateral Agent on their behalf (or any other Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Document Custodian). The Document Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default or a Servicer Event of Default, unless an Administrative Officer of the Document Custodian has knowledge of such matter or written notice thereof is received by the Document Custodian.

Section 15.2 Document Custodian Compensation. As compensation for its custodial activities hereunder, the Document Custodian shall be entitled to compensation from the Borrower in an amount separately agreed upon by the Borrower (or the Servicer on its behalf) and the Document Custodian. The Document Custodian's entitlement to receive such compensation shall cease on the earlier to occur of (a) its removal as Document Custodian pursuant to Section 7.8 of this Agreement and the appointment of a successor Document Custodian, (b) its resignation as Document Custodian pursuant to Section 7.8 of this Agreement or (c) the termination of this Agreement; provided that, for the avoidance of doubt, the Document Custodian shall remain entitled to receive, as and when such amounts are payable under the terms of this Agreement, any unpaid fees prior to the release of all Required Loan Documents from the custody of the Document Custodian.

Section 15.3 Limitation on Liability.

(a) The Document Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Required Loan Documents, the Collateral Loans or any other Collateral, and will not be required to and will not make any representations as to the validity or value of any of the Collateral.

(b) It is expressly agreed and acknowledged that the Document Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any other Loan Document. In case any reasonable question arises as to its duties hereunder, the Document Custodian may, prior to the occurrence and continuance of an Event of Default, request instructions from the Borrower or the Servicer and may, during the continuance of an Event of Default, request instructions from the Controlling Parties or the Collateral Agent on their behalf, and shall be entitled at all times to refrain from taking any action unless it has received instructions from such Persons, as applicable. The Document Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Controlling Parties. In no event shall the Document Custodian be liable for punitive, special, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits or diminution in value), even if the Document Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) The Document Custodian shall have no responsibilities or duties with respect to any Required Loan Document while such Required Loan Document is not in its possession. All rights, privileges, immunities and indemnities of the Custodian set forth in this Agreement shall also apply to the Document Custodian.

Section 15.4 Document Custodian Resignation. Upon the effective date of the Document Custodian's resignation pursuant to Section 7.8, or if the Document Custodian is given written notice of an earlier termination hereof pursuant to Section 7.8, the Document Custodian shall deliver all of the Required Loan Documents or Related Contracts in the possession of Document Custodian to the successor Document Custodian. Notwithstanding anything herein to the contrary, the Document Custodian may not resign prior to a successor Document Custodian being appointed.

Section 15.5 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Required Loan Documents or the related Collateral, so long as no Event of Default then exists, the Document Custodian is hereby authorized (unless and until such authorization is revoked by the Controlling Parties during the continuance of an Event of Default), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit J, to release to the Servicer within two Business Days of receipt of such request, the relevant Required Loan Documents set forth in such request. All documents so released to the Servicer shall be held by the Servicer for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Servicer shall return to the Document Custodian the Required Loan

Documents when the Servicer's need therefor in connection with such enforcement or servicing no longer exists, unless the relevant Collateral shall be liquidated or otherwise sold or transferred, in which case, the Servicer shall deliver an additional request for release of documents to the Document Custodian and receipt certifying such liquidation, sale or transfer from the Servicer to the Collateral Agent and the Document Custodian, all in the form annexed hereto as Exhibit J.

(b) Limitation on Release. During the occurrence and continuance of an Event of Default, the foregoing clause (a) with respect to the release to the Servicer of the Required Loan Documents by the Document Custodian upon request by the Servicer shall be operative only to the extent that the Controlling Parties have consented to such release. Promptly after delivery to the Document Custodian of any request for release of documents, the Servicer shall provide notice of the same to the Controlling Parties.

(c) Release for Payment. Upon receipt by the Document Custodian of the Servicer's request for release of documents and receipt in the form annexed hereto as Exhibit J (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account), the Document Custodian shall promptly release the relevant Required Loan Documents to the Servicer.

(d) Shipment of Required Loan Documents. Written instructions as to the method of shipment and shipper(s) the Document Custodian is directed to utilize in connection with the transmission of Required Loan Documents in the performance of the Document Custodian's duties hereunder shall be delivered by the Borrower, the Servicer or the Controlling Parties to the Document Custodian prior to any shipment of any Required Loan Documents hereunder. The Servicer shall arrange for the provision of such services at the cost and expense of the Borrower (or, at the Document Custodian's option, the Borrower shall reimburse the Document Custodian for all reasonable and documented out-of-pocket costs and expenses of the Document Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Required Loan Documents as the Servicer deems appropriate.

Section 15.6 Return of Required Loan Documents. The Servicer may request that the Document Custodian return each Required Loan Document that is (a) delivered to the Document Custodian in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to the terms of this Agreement, in each case by submitting to the Document Custodian and the Collateral Agent a written request in the form of Exhibit J hereto specifying the Required Loan Documents to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Document Custodian shall upon its receipt of each such request in the form of Exhibit J promptly, but in any event within two Business Days, return the Required Loan Documents so requested to the Servicer.

Section 15.7 Access to Certain Documentation and Information Regarding the Required Loan Documents. The Document Custodian shall provide to the Controlling Parties, the Administrative Agent and the Collateral Agent access to the Required Loan Documents including in such cases where the Collateral Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded at the expense of the Borrower pursuant to the this Agreement and only (a) upon two Business Days' prior written request, (b) during normal business hours and (c) subject to the Document Custodian's normal security and confidentiality procedures. Without limiting the foregoing provisions of this Section 15.7, from time to time on request of the Controlling Parties, the Document Custodian shall permit certified public accountants or other auditors acceptable to the Controlling Parties to conduct, at the expense of the Borrower, a review of the Required Loan Documents; provided that prior to the occurrence of an Event of Default, such review shall be conducted no more than once in any calendar year.

Section 15.8 Document Custodian Agent. The Document Custodian agrees that, with respect to any Required Loan Documents at any time or times in its possession, the Document Custodian shall be the agent of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent's security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

ARTICLE XVI

THE SERVICER

Section 16. 1 Retention and Termination of the Servicer. The servicing, administering and collection of the Collateral Loans shall be conducted by the Person designated as Servicer from time to time in accordance with this Section 16.1. Subject to early termination due to the occurrence of a Servicer Event of Default or as otherwise provided below in this Article XVI, the Borrower hereby designates ASIF, and ASIF hereby agrees to serve, as Servicer until the termination of this Agreement. For the avoidance of doubt, the Servicer is not the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian or any Lender.

Section 16. 2 Resignation and Removal of the Servicer; Appointment of Successor Servicer. (a) If a Servicer Event of Default shall occur and be continuing, the Administrative Agent by written notice given to the Servicer (with a copy to the Collateral Agent), may terminate all of the rights and obligations of the Servicer and appoint a successor pursuant to the terms hereof. In addition, if the Servicer is terminated upon the occurrence of a Servicer Event of Default, the Servicer shall, if so requested by the Administrative Agent, acting at the direction of the Controlling Parties, deliver to any successor Servicer copies of its Required Funding Loan Documents or Required Loan Documents, as applicable, within five (5) Business Days after demand therefor and a computer tape (or any other means of electronic transmission acceptable to such successor Servicer) containing as of the close of business on the date of demand all of the data maintained by the Servicer in computer format in connection with managing the Collateral Loans.

(b) The Servicer shall not resign from the obligations and duties imposed on it by this Agreement as Servicer, unless the effectiveness of any material change in Applicable Law renders the performance by the Servicer of its duties hereunder to be a violation of such Applicable Law as evidenced by an opinion of counsel rendered for the benefit of the Administrative Agent and the Lenders.

(c) Any Person (i) into which the Servicer may be merged or consolidated in accordance with the terms of this Agreement, (ii) resulting from any merger or consolidation to which the Servicer shall be a party, (iii) acquiring by conveyance, transfer or lease substantially all of the assets of the Servicer, or (iv) succeeding to the business of the Servicer in any of the foregoing cases, shall execute an agreement of assumption to perform every obligation of the Servicer under this Agreement and, whether or not such assumption agreement is executed, shall be the successor to the Servicer under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding.

(d) Subject to the last sentence of this Section 16.2(d), until a successor Servicer has commenced servicing activities in the place of ASIF, ASIF shall continue to perform the obligations of the Servicer hereunder. On and after the termination of the Servicer pursuant to this Section 16.2, the successor Servicer appointed by the Administrative Agent shall be the successor in all respects to the

Servicer in its capacity as Servicer under this Agreement and the transactions set forth or provided for in this Agreement and shall be subject to all the rights, responsibilities, restrictions, duties, liabilities and termination provisions relating thereto placed on the Servicer by the terms and provisions of this Agreement. The Servicer agrees to cooperate and use reasonable efforts in effecting the transition of the responsibilities and rights of managing of the Collateral Loans, including the transfer to any successor Servicer for the administration by it of all cash amounts that shall at the time be held by the Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Collateral Loans and the delivery to any successor Servicer in an orderly and timely fashion of all files and records in its possession or reasonably obtainable by it with respect to the Collateral Loans containing all information necessary to enable the successor Servicer to service the Collateral Loans. Notwithstanding anything contained herein to the contrary (except Section 16.2(c)) and to the extent permitted by Applicable Law without causing the Servicer to have liability, the termination of the Servicer shall not become effective until an entity acceptable to the Administrative Agent in its sole discretion shall have assumed the responsibilities and obligations of the Servicer.

(e) At any time, the Administrative Agent or any Lender may irrevocably waive any rights granted to such party under Section 16.2(a). Any such waiver shall be in writing and executed by such party that is waiving its rights hereunder. A copy of such waiver shall be promptly delivered by the waiving party to the Servicer and the Administrative Agent.

Section 16.3 Duties of the Servicer. The Servicer shall manage, service, administer and make collections on the Collateral Loans and perform the other actions required to be taken by the Servicer in accordance with the terms and provisions of this Agreement and the Servicing Standard.

(a) The Servicer shall take or cause to be taken all such actions, as may be reasonably necessary or advisable to attempt to recover Collections from time to time, all in accordance with (i) Applicable Law, (ii) the applicable Collateral Loan and its Underlying Instruments and (iii) the Servicing Standard. The Borrower hereby appoints the Servicer, from time to time designated pursuant to Section 16.1, as agent for itself and in its name to enforce and administer its rights and interests in the Collections and the related Collateral Loans.

(b) The Servicer shall administer the Collections in accordance with the procedures described herein. The Servicer shall (i) instruct all Obligors (and related agents) to deposit Collections directly into the Collection Account; (ii) deposit all Collections received directly by it into the Collection Account within two (2) Business Days of receipt thereof; and (iii) cause the Parent and its Affiliates to deposit all Collections received thereby into the Collection Account within two (2) Business Days of receipt thereof. The Servicer shall identify all Collections as either Principal Proceeds or Interest Proceeds, as applicable. The Servicer shall make such deposits or payments by electronic funds transfer through the Automated Clearing House system, or by wire transfer.

(c) The Servicer shall maintain for the Borrower and the Secured Parties in accordance with their respective interests all Required Funding Loan Documents or Required Loan Documents, as applicable, that evidence or relate to the Collections not previously delivered to the Collateral Agent and shall, as soon as reasonably practicable upon demand of the Administrative Agent, make available, or, upon the Administrative Agent's demand following the occurrence and during the continuation of a Servicer Event of Default, deliver to the Administrative Agent (with copies to the Collateral Agent) copies of all Required Funding Loan Documents or Required Loan Documents, as applicable, in its possession which evidence or relate to the Collections.

(d) The Servicer shall, as soon as practicable following receipt thereof, turn over to the applicable Person any cash collections or other cash proceeds received with respect to each Collateral Loan that do not constitute Collections.

(e) The Servicer may, with the prior written consent of the Administrative Agent, execute any of its duties under this Agreement and the other Loan Documents by or through its subsidiaries, affiliates, agents or attorneys in fact; provided that, it shall remain liable for all such duties as if it performed such duties itself.

(f) Subject to the provisions concerning its general duties and obligations as set forth in Section 16.1 and the terms of this Agreement, the Servicer agrees to manage the investment and reinvestment of the Collateral and shall perform on behalf of the Borrower all duties and functions assigned to the Borrower in this Agreement and the other Loan Documents and the duties that have been expressly delegated to the Servicer in this Agreement; it being understood that the Servicer shall have no obligation hereunder to perform any duties other than as specified herein and in the other Loan Documents. The Borrower hereby irrevocably (except as provided below) appoints the Servicer as its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead in connection with the performance of its duties provided for in this Agreement, including, without limitation, the following powers: (A) to give or cause to be given any necessary receipts or acquittance for amounts collected or received hereunder, (B) to make or cause to be made all necessary transfers of the Collateral Loans, Equity Securities and Eligible Investments in connection with any acquisition, sale or other disposition made pursuant hereto, (C) to execute (under hand, under seal or as a deed) and deliver or cause to be executed and delivered on behalf of the Borrower all necessary or appropriate bills of sale, assignments, agreements and other instruments in connection with any such acquisition, sale or other disposition and (D) to execute (under hand, under seal or as a deed) and deliver or cause to be executed and delivered on behalf of the Borrower any consents, votes, proxies, waivers, notices, amendments, modifications, agreements, instruments, orders or other documents in connection with or pursuant to this Agreement and relating to any Collateral Loans, Equity Securities or Eligible Investments. The Borrower hereby ratifies and confirms that all that such attorney-in-fact (or any substitute) shall lawfully do hereunder and pursuant hereto and authorizes such attorney-in-fact to exercise full discretion and act for the Borrower in the same manner and with the same force and effect as the managers or officers of the Borrower might or could do in respect of the performance of such services, as well as in respect of all other things the Servicer deems necessary or incidental to the furtherance or conduct of the Servicer's services under this Agreement, subject in each case to the applicable terms of this Agreement. The Borrower hereby authorizes such attorney-in-fact, in its sole discretion (but subject to Applicable Law and the provisions of this Agreement), to take all actions that it considers reasonably necessary and appropriate in respect of the Collateral Loans, the Equity Securities, the Eligible Investments and this Agreement. Nevertheless, if so requested by the Servicer or a purchaser of any Collateral Loans, Equity Securities or Eligible Investments, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Servicer or such purchaser all proper bills of sale, assignments, releases, powers of attorney, proxies, dividends, other orders and other instruments as may reasonably be designated in any such request. Except as otherwise set forth and provided for herein, this grant of power of attorney is coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Borrower. Notwithstanding anything herein to the contrary, the appointment herein of the Servicer as the Borrower's agent and attorney-in-fact shall automatically cease and terminate upon the resignation of the Servicer or any termination and removal of the Servicer pursuant to Sections 16.1 and 16.2. Each of the Servicer and the Borrower shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with Applicable Laws and regulations and the terms of this Agreement. The Servicer shall provide, and is hereby authorized to provide, the following services to the Borrower:

(i) select the Collateral Loans and Eligible Investments to be acquired and select the Collateral Loans, Equity Securities and Eligible Investments to be sold or otherwise disposed of by the Borrower;

(ii) invest and reinvest the Collateral;

(iii) instruct the Collateral Agent with respect to any acquisition, disposition, or tender of, or Offer with respect to, a Collateral Loan, Equity Security, Eligible Investment or other assets received in respect thereof by the Borrower;

(iv) perform the investment-related duties and functions (including, without limitation, the furnishing of Notices of Funding and other notices and certificates that the Servicer is required to deliver on behalf of the Borrower) as are expressly required to be performed by the Servicer hereunder with regard to acquisitions, sales or other dispositions of Collateral Loans, Equity Securities, Eligible Investments and other assets permitted to be acquired or sold under, and subject to this Agreement (including any proceeds received by way of Offers, workouts and restructurings on Collateral Loans or other assets owned by the Borrower) and shall comply with any applicable requirements required to be performed by the Servicer in this Agreement with respect thereto;

(v) negotiate on behalf of the Borrower with prospective originators, sellers or purchasers of Collateral Loans as to the terms relating to the acquisition, sale or other dispositions thereof;

(vi) subject to any applicable terms of this Agreement, monitor the Collateral on behalf of the Borrower on an ongoing basis and shall provide or cause to be provided to the Borrower copies of all reports, schedules and other data reasonably available to the Servicer that the Borrower is required to prepare and deliver or cause to be prepared and delivered under this Agreement, in such forms and containing such information required thereby, in reasonably sufficient time for such required reports, schedules and data to be reviewed and delivered by or on behalf of the Borrower to the parties entitled thereto under this Agreement. The obligation of the Servicer to furnish such information is subject to the Servicer's timely receipt of necessary reports and the appropriate information from the Person responsible for the delivery of or preparation of such information or such reports (including without limitation, the Obligors of the Collateral Loans, the Borrower, the Collateral Agent, the Collateral Administrator, the Custodian, the Administrative Agent or any Lender) and to any confidentiality restrictions with respect thereto. The Servicer shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by a Person that the Servicer has no reason to believe is not duly authorized. The Servicer also may rely upon any statement made to it orally or by telephone and made by a Person the Servicer has no reason to believe is not duly authorized, and shall not incur any liability for relying thereon. The Servicer is entitled to rely on any other information furnished to it by third parties that it reasonably believes in good faith to be genuine provided that no Authorized Officer of the Servicer has actual knowledge that such information is materially incorrect;

(vii) subject to and in accordance with this Agreement, as agent of the Borrower and on behalf of the Borrower, direct the Collateral Agent to take, or take on behalf of the Borrower, as applicable, any of the following actions with respect to a Collateral Loan, Equity Security or Eligible Investment:

(1) purchase or otherwise acquire such Collateral Loan or Eligible Investment;

(2) retain such Collateral Loan, Equity Security or Eligible Investment;

(3) sell or otherwise dispose of such Collateral Loan, Equity Security or Eligible Investment (including any assets received by way of Offers, workouts and restructurings on assets owned by the Borrower) in the open market or otherwise;

(4) if applicable, tender such Collateral Loan, Equity Security or Eligible Investment;

(5) if applicable, consent to or refuse to consent to any proposed amendment, modification, restructuring, exchange, waiver or Offer and give or refuse to give any notice or direction;

(6) retain or dispose of any securities or other property (if other than cash) received by the Borrower;

(7) call or waive any default with respect to any Collateral Loan;

(8) vote on any matter for which the Borrower has the right to vote pursuant to the Underlying Instruments (including to accelerate the maturity of any Collateral Loan);

(9) participate in a committee or group formed by creditors of an Obligor under a Collateral Loan or issuer or obligor of a Eligible Investment;

(10) after the occurrence of the Loan Payoff Date, determine in consultation with the Borrower when, in the view of the Servicer, it would be in the best interest of the Borrower to liquidate all or any portion of the Collateral (and, if applicable, after discharge of the Lien of the Collateral Agent in the Collateral under this Agreement) and, subject to the prior approval of the Borrower execute on behalf of the Borrower any such liquidation or any actions necessary to effectuate any of the foregoing;

(11) advise and assist the Borrower with respect to the valuation of the Collateral Loans, to the extent required or permitted by this Agreement; and

(12) exercise any other rights or remedies with respect to such Collateral Loan, Equity Security or Eligible Investment as provided in the Underlying Instruments of the Obligor or issuer under such assets or the other documents governing the terms of such assets or take any other action consistent with the terms of this Agreement which the Servicer reasonably determines to be in the best interests of the Borrower;

(viii) the Servicer may, but shall not be obligated to:

(1) retain accounting, tax, legal and other professional services on behalf of the Borrower as may be needed by the Borrower; and/or

(2) consult on behalf of the Borrower with the Collateral Agent, the Collateral Administrator, the Custodian, the Administrative Agent and the Lenders at such times as may be reasonably requested thereby in accordance with this Agreement and provide any such Person requesting the same with the information they are then entitled to have in accordance with this Agreement;

(ix) in connection with the purchase of any Collateral Loan by the Borrower, the Servicer shall prepare, on behalf of the Borrower, the information required to be delivered to the Collateral Agent with respect to such Collateral Loan, the Administrative Agent or any Lender pursuant to this Agreement;

(x) prepare and submit claims to, and act as post‑billing liaison with, Obligors on each Collateral Loan (for which no administrative or similar agent exists);

(xi) maintain all necessary records and reports with respect to the Collateral and provide such reports to the Borrower and the Administrative Agent in respect of the management and administration of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Borrower or the Administrative Agent may reasonably request;

(xii) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate management and administration records evidencing the Collateral in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(xiii) promptly deliver to the Borrower, the Administrative Agent, the Collateral Agent, the Collateral Administrator or the Custodian, from time to time, such information and management and administration records (including information relating to its performance under this Agreement) as such Person may from time to time reasonably request;

(xiv) identify each Collateral Loan clearly and unambiguously in its records to reflect that such Collateral Loan is owned by the Borrower and that the Borrower has granted a security interest therein to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement;

(xv) notify the Borrower and the Administrative Agent promptly upon obtaining actual knowledge of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Collateral Loan (or portion thereof) of which it has knowledge or has received notice; or (2) that would reasonably be expected to have a Material Adverse Effect;

(xvi) assist the Borrower in maintaining the first priority, perfected security interest (subject to Permitted Liens) of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(xvii) maintain the loan record(s) with respect to Collateral Loans included as part of the Collateral (except for any loan records that have been provided to and remain in the possession of the Collateral Agent, the Collateral Administrator or the Custodian, as applicable); provided that upon the occurrence and during the continuation of an Event of Default or a Servicer Event of Default, the Administrative Agent may request the Required Funding Loan Documents or Required Loans Documents, as applicable, to be sent to the Custodian or its designee;

(xviii) with respect to each Collateral Loan included as part of the Collateral, make the applicable Required Funding Loan Documents or Required Loans Documents available for inspection by the Borrower or the Administrative Agent, upon reasonable advance notice, at the offices of the Servicer during normal business hours, in each case, in accordance with the terms hereof; and

(xix) prepare such other reports pursuant to Section 16.6 as (A) required to be prepared by the Servicer and (B) to the extent not otherwise expressly a duty of the Collateral Agent, with the consent of the Collateral Agent (such consent not to be unreasonably withheld) and direct the Collateral Agent to make payments in accordance with Section 9.1.

Section 16.4 Representations and Warranties of the Servicer. In order to induce the Administrative Agent and each of the Lenders which may become a party to this Agreement to make the Loans, the Servicer makes the following representations and warranties as of the Closing Date and as of each Funding Date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.

(a) Organization and Good Standing. It (i) has been duly organized, and is validly existing as a statutory trust under the laws of its jurisdiction of organization and (ii) has all requisite statutory trust power and authority to own or lease its properties and conduct its business as such business is presently conducted.

(b) Due Qualification. It (i) is in good standing as a statutory trust under the laws of its jurisdiction of organization, (ii) is duly qualified to do business in its jurisdiction of organization and (iii) has obtained all qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified or obtain such qualifications, licenses or approvals could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority. It (i) has all necessary statutory trust power and authority to (a) execute and deliver each Loan Documents to which it is a party, and (b) perform its obligations under the Loan Documents to which it is a party, and (ii) has duly authorized by all necessary statutory trust action, the execution, delivery and performance of each Loan Documents to which it is a party. This Agreement and each other Loan Documents to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d) Binding Obligations. Each Loan Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors' rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

(e) No Violation. The execution, delivery and performance of each Loan Document to which it is a party and the fulfillment of the terms thereof will not (i) violate any governing documents of the Servicer, (ii) violate in any material respect any Applicable Law or (iii) violate, in any material respect, with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Servicer pursuant to the terms of any material indenture, agreement, lease, instrument or undertaking to which the Servicer is a party or by which it or any of its property or assets is bound or to which it is subject (except Permitted Liens), in each case except as would not reasonably be expected to have a Material Adverse Effect.

(f) No Proceedings. There is no litigation, proceeding or investigation filed or pending against the Servicer before any Governmental Authority (i) asserting the invalidity of any Loan Documents to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Loan Documents to which the Servicer is a party or (iii) that would reasonably be expected to have a Material Adverse Effect.

(g) No Consents. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of each Loan Document to which the Servicer is a party have been obtained or made except where such failure could not reasonably be expected to have a Material Adverse Effect.

(h) Compliance with Law. The Servicer has complied in all material respects with all Applicable Law to which it may be subject.

(i) Reports Accurate. All information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished to the Administrative Agent or any Lender in connection with this Agreement (other than projections, pro forma financial information, forward looking information, general economic data or industry information and, with respect to information prepared by the Servicer or an Affiliate or agent thereof for internal use or consideration, statements as to, or the failure to make a statement as to, the value of, collectibility of, prospects of or potential risks or benefits associated with such loan or the related Obligor) provided or prepared by the Borrower, the Servicer or the Parent, are, as of their respective delivery dates, (or in the case of reports, financial statements or similar information or records, the stated date thereof), true, complete and correct in all material respects; provided that, to the extent any such information was furnished by, or based on information furnished by, an Obligor or any other third party, such information is true, correct and complete in all material respects to the actual knowledge of an Authorized Officer of the Servicer as of the date provided, each case.

(j) Collections. The Servicer acknowledges that all Collections received by it or its Affiliates are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account.

(k) Solvency. The transactions under the Loan Documents to which the Servicer is a party do not and will not render the Servicer and its Subsidiaries, taken as a whole, not solvent.

(l) No Injunctions. No injunction, writ, restraining order or other order of any nature materially adversely affects the Servicer's performance of its obligations under this Agreement or any Loan Documents to which the Servicer is a party.

(m) Selection Procedures. In selecting the Collateral Loans hereunder and for Affiliates of the Borrower, no selection procedures were employed which are intended to be adverse to the interests of any Lender.

(n) Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. The Servicer is in compliance, in all material respects, with Anti-Terrorisms Laws. No part of the proceeds of the Loans shall be used, directly or knowingly indirectly: (a) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any Foreign Official, in order to obtain, retain or direct business by (i) influencing any act or decision of such Foreign Official in his official capacity or (ii) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official, (iii) securing any improper advantage or (iv) inducing such Foreign Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality, in each case in violation of Anti-Corruption Laws; or (b) to cause any Lenders to violate the Anti-Corruption Laws.

(o) Compliance with Sanctions. The Servicer is not, and to the knowledge of the Servicer, no Affiliate, directors, officers, employees or broker or other agent of the Servicer acting or benefiting in any capacity in connection with the Loans are: (i) Sanctioned Persons, or (ii) located, organized or resident in a Sanctioned Country. Neither the Servicer nor any of its subsidiaries has had any dealings with any Persons that is a Sanctioned Person, on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or in any Sanctioned Country. The Servicer and its directors, officers and to the Servicer's knowledge, its employees, Affiliates, directors, officers, brokers, and other agents acting on its behalf (i) are in compliance with applicable Sanctions and (ii) maintain policies and procedures or are subject to policies and procedures maintained by the Servicer that, in each case, are reasonably designed to ensure compliance with applicable Sanctions and Anti-Corruption Laws. Further, none of the proceeds from the Loans shall be used to finance or facilitate, directly or indirectly, any transaction with, investment in, or any dealing for the benefit of a Sanctioned Person or in any other manner, in each case, that results in a violation by any Lender of Sanctions.

Section 16.5 Covenants Relating to the Servicer. The Servicer covenants and agrees that, so long as any Lender has any Commitment hereunder or any Obligations (other than any unasserted Contingent Obligation and (after the Loan Payoff Date) any Obligation that expressly survives the termination of this Agreement) remain unpaid, and unless the Controlling Parties shall otherwise consent in writing:

(a) Compliance with Agreements and Applicable Law. The Servicer will comply in all material respects with all Applicable Law, including those with respect to the performance of its obligations under this Agreement and the other Loan Documents.

(b) Preservation of Company Existence. The Servicer will (i) preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation and (ii) qualify and remain qualified in good standing as a statutory trust in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.

(c) Books and Records. The Borrower shall cause the Servicer to keep proper books of record and account in which full and correct entries shall be made of all financial transactions and the assets and business of the Servicer in accordance with GAAP, maintain and implement administrative and operating procedures, and keep and maintain all documents, books, records and other information necessary or reasonably advisable for the collection of all Collateral Loans.

(d) Other. The Servicer will promptly furnish to the Borrower and the Administrative Agent such other information, documents, records or reports respecting the Collateral as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Collateral Agent or the Secured Parties under or as contemplated by this Agreement, in each case, to the extent such information, documents, records or reports have been (or will be) prepared or received by the Servicer.

(e) ERISA. The Borrower shall cause the Servicer to give the Administrative Agent prompt written notice of any event that would result in the imposition of a Lien on the Collateral under Section 430 of the Code or Section 303(k) or 4068 of ERISA. The Borrower shall not permit the Servicer to, cause or permit to occur an event that would result in the imposition of a Lien on the Collateral under Section 430 of the Code or Section 303(k) or 4068 of ERISA.

(f) Performance and Compliance with Collateral. The Servicer will exercise its rights hereunder in order to permit the Borrower to duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each item of Collateral in all material respects and will take all necessary action to preserve the first priority security interest (subject to Permitted Liens) of the Collateral Agent for the benefit of the Secured Parties in the Collateral and shall comply with the Servicing Standard in all material respects with respect to all Collateral Loans.

(g) Liens. The Servicer shall not create, incur, assume or permit to exist any Lien with respect to the Collateral Loans (or any portion thereof) pledged hereunder or any other Collateral pledged hereunder other than Permitted Liens.

(h) Servicer Obligations. The Servicer shall not agree (and shall not permit the Borrower to agree) to any amendment, waiver or other modification of any Loan Documents other than as otherwise permitted pursuant to Section 5.19.

(i) Commingling. The Servicer shall not, and shall not permit any Affiliate thereof to, deposit or permit the deposit of any funds that do not constitute Collections or other proceeds of any Collateral Loans into the Collection Account.

(j) Proceedings. The Servicer will furnish to the Administrative Agent, promptly (and in any event within five (5) Business Days) after the Servicer receives notice or obtains knowledge thereof, notice of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign affecting the Collateral, the Loan Documents, or the Collateral Agent's interest in the Collateral, in each case, that could reasonably be expected to have a Material Adverse Effect.

(k) Compliance with Anti‑Money Laundering Laws and Anti‑Corruption Laws. The Servicer shall: (a) comply in all material respects with all applicable Anti-Terrorism Laws or Anti-Corruption Laws, and shall maintain policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Terrorism Laws or Anti-Corruption Laws, (b) conduct reasonable due diligence in connection with the transactions contemplated herein for purposes of complying with the Anti-Terrorism Laws or Anti-Corruption Laws, (c) ensure it does not use any of the credit in violation of any Anti-Terrorism Laws or Anti-Corruption Laws and (d) ensure it does not fund any repayment of the credit in violation of any Anti-Terrorism Laws or Anti-Corruption Laws.

(l) Compliance with Sanctions. The Servicer will not, directly or to its knowledge indirectly, use the proceeds of any Loan hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund or facilitate any activities or business of or with a Sanctioned Person in violation of Sanctions, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause any Secured Party to be in breach of any Sanctions. Neither the Servicer nor any of its subsidiaries will enter into any transaction with any Person that is subject to Sanctions, on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or in any Sanctioned Country. The Servicer shall comply in all material respects with all applicable Sanctions and shall maintain policies and procedures reasonably designed to ensure compliance in all material respects with Sanctions.

Section 16.6 Collateral Reporting. The Servicer shall cooperate with the Collateral Administrator in the performance of the Collateral Administrator's duties under Section 8.9 and the Collateral Administration Agreement. Without limiting the generality of the foregoing, the Servicer shall supply in a timely fashion any information maintained by it that the Collateral Administrator may from time to time reasonably request with respect to the Collateral Loans and reasonably necessary to complete the reports and certificates required to be prepared by the Collateral Agent hereunder or required to permit the Collateral Administrator to perform its obligations hereunder.

Section 16.7 Servicer Compensation. As compensation for its administrative and management activities hereunder and reimbursement for its expenses, the Servicer or its designee shall be entitled to receive the Services Fee and reimbursed its reasonable out-of-pocket expenses as Administrative Expenses pursuant to the provisions of Sections 6.4 and Section 9.1, as applicable. The Servicer may waive or defer its right to receive all or any portion of the Senior Services Fee and/or the Subordinated Services Fee. The Servicer shall give written notice of any deferral or waiver of any Services Fee to the Collateral Agent and the Administrative Agent at least two Business Days prior to the Calculation Date relating to the relevant Monthly Payment Date (or such shorter period to which the Collateral Agent, the Administrative Agent and the Servicer may agree). The Servicer hereby waives its rights to receive all Services Fees until such date as the Servicer notifies the Borrower, the Collateral Agent and the Administrative Agent that it is revoking such waiver, which notice must be given at least two Business Days prior to the Calculation Date relating to the relevant Monthly Payment Date (or such shorter period to which the Collateral Agent, the Administrative Agent and the Servicer may agree).

[Remainder intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

ASIF FUNDING II, LLC, as Borrower

By: Ares Strategic Income Fund, its sole Manager

By:	/s/ SCOTT C. LEM
Name:	Scott C. Lem
Title:	Chief Financial Officer and Treasurer

Address for notices:

2000 Avenue of Stars, 12th Floor
Los Angeles, CA 90067
Attention: [***]
Email: [***]

with a copy to:

245 Park Avenue, 44th Floor
New York, New York 10167
Attention: [***]
Email: [***]

Agents:

THE BANK OF NOVA SCOTIA,
as Administrative Agent

By:	/s/ EDWARD RA
Name:	Edward Ra
Title:	Managing Director

By:	/s/ RONNY SIRIZZOTTI
Name:	Ronny Sirizzotti
Title:	Managing Director

Address for notices:

The Bank of Nova Scotia
40 Temperance St., 4th Floor
Toronto, Ontario, Canada M5H 0B4
Attention: [***]
Tel.: [***]
Email: [***]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Agent and Collateral Administrator

By:	/s/ RALPH J. CREASIA, JR.
Name:	Ralph J. Creasia, Jr.
Title:	Senior Vice President

Address for notices:

U.S. Bank Trust Company, National Association
Global Corporate Trust
One Federal Street, 3rd Floor
Boston, MA 02110
Attention: [***]
Email: [***], with a copy to [***]

U.S. BANK NATIONAL ASSOCIATION,
as Custodian

By:	/s/ RALPH J. CREASIA, JR.
Name:	Ralph J. Creasia, Jr.
Title:	Senior Vice President

Address for notices:

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, MA 02110
Attention: [***]
Email: [***], with a copy to [***]

U.S. BANK NATIONAL ASSOCIATION,
as Document Custodian

By:	/s/ KENNETH BRANDT
Name:	Kenneth Brandt
Title:	Vice President

Address for notices:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: [***]
Email: [***]

THE BANK OF NOVA SCOTIA,
as Revolving Lender

By:	/s/ EDWARD RA
Name:	Edward Ra
Title:	Managing Director

By:	/s/ RONNY SIRIZZOTTI
Name:	Ronny Sirizzotti
Title:	Managing Director

Address for notices:

The Bank of Nova Scotia,
40 Temperance St., 4th Floor
Toronto, Ontario, Canada M5H 0B4
Attention: [***]
Tel.: [***]
Email: [***];
[***]

With a copy to:

The Bank of Nova Scotia,
40 Temperance St., 4th Floor
Toronto, Ontario, Canada M5H 0B4
Attention: [***]
Tel.: [***]
Email: [***]

ARES STRATEGIC INCOME FUND,
as Parent and Servicer

By:	/s/ SCOTT C. LEM
Name:	Scott C. Lem
Title:	Chief Financial Officer and Treasurer

Address for notices:

2000 Avenue of Stars, 12th Floor
Los Angeles, CA 90067
Attention: [***]
Email: [***]

with a copy to:

245 Park Avenue, 44th Floor
New York, New York 10167
Attention: [***]
Email: [***]